As filed with the Securities and Exchange Commission on August 31, 1998
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      CORTLAND FIRST FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      New York                    6712                       16-1276885
  ---------------     ---------------------------        ------------------
  (State or other     (Primary Standard Industrial        (I.R.S. Employer
  jurisdiction of      Classification Code Number)       Identification No.)
  incorporation or
   organization)

                               -------------------

                                 65 Main Street
                            Cortland, New York 13045
                                 (607) 756-2831
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                                 David R. Alvord
                      President and Chief Executive Officer
                      Cortland First Financial Corporation
                                 65 Main Street
                            Cortland, New York 13045
                                 (607) 756-2831
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      It is requested that copies of notices and communications be sent to:

George J. Getman, Esq.         and   Edward J. Moses, Esq.
Bond, Schoeneck & King, LLP          Mackenzie Smith Lewis Michell & Hughes LLP
One Lincoln Center                   101 South Salina Street
Syracuse, New York 13202-1355        Syracuse, New York 13202
(315) 422-0121                       (315) 474-7571

                               -------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ] ______________________.

================================================================================




                                          CALCULATION OF REGISTRATION FEE

===================================================================================================================
Title of Each Class of     Proposed Maximum       Proposed Maximum
Securities to be           Amount to be           Offering Price per     Aggregate Offering     Amount of
Registered(1)              Registered(2)          Unit(2)                Price(2)               Registration Fee(2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $1.00 per share    1,805,754 Shares       $24.0625               $43,450,956.00         $12,818.03

===================================================================================================================

(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of Cortland First Financial Corporation, expected to be issued in exchange for up to 902,877 shares of common stock, par value $2.50 per share, of Oneida Valley Bancshares, Inc., upon consummation of the merger of Oneida Valley Bancshares, Inc. with and into Cortland First Financial Corporation, as described in this registration statement.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the bid and asked price ($48.125) for Oneida Valley Bancshares, Inc. common stock on August 27, 1998, as adjusted to reflect the maximum Exchange Ratio of 2.00.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              [CORTLAND LETTERHEAD]

                           _____________________, 1998

Dear Shareholder:

     We are pleased to enclose your Notice of Meeting and Proxy
Statement/Prospectus for the Special Meeting of Shareholders of Cortland First Financial Corporation ("Cortland First") to be held on _______________________, 1998, at 4:00 p.m., Eastern Time, at the office of Cortland First located at 65 Main Street, Cortland, New York.

     At the Special Meeting you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization, including a related Plan of Merger, pursuant to which Cortland First will merge with Oneida Valley Bancshares, Inc. ("Oneida Valley") under the name "Alliance Financial Corporation." Simultaneously with the merger or as soon as practicable thereafter, First National Bank of Cortland will merge with Oneida Valley National Bank, Oneida Valley's sole subsidiary, under the name "Alliance Bank, N.A."

     In addition to the merger, you will be asked to consider and vote upon a proposal to approve the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"). If approved, the Incentive Plan would provide Alliance Financial Corporation with the ability to attract and retain key executives, other employees and directors by offering such persons equity-based compensation opportunities, and to align the long term interests of these key personnel with those of Alliance Financial Corporation's shareholders.

     Upon consummation of the merger, each share of Cortland First common stock will automatically be converted into one share of common stock of Alliance Financial Corporation ("Alliance Common Stock"). Oneida Valley shareholders will receive between 1.75 and 2.00 shares (determined pursuant to the formula described in the Proxy Statement/Prospectus) of Alliance Common Stock for each share of Oneida Valley common stock held, and cash in lieu of any fractional share. Oneida Valley shareholders generally will not recognize gain or loss for federal income tax purposes to the extent Alliance Common Stock is received in the merger in exchange for Oneida Valley common stock, although the receipt of cash in lieu of fractional shares will be taxable. The Alliance Common Stock is expected to be traded on the Nasdaq National Market System under the symbol "____."

     Cortland First and Oneida Valley are similar in size, and this strategic merger-of-equals transaction will result in a regional community bank with approximately $450 million in total assets, a strong geographic market presence in central New York State and a wider range of products and services. Management believes the merger will also present opportunities for savings through achievement of various economies of scale. YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CORTLAND FIRST AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER, AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT AND A VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN.

     The enclosed Proxy Statement/Prospectus contains more detailed information concerning the Board's decision and the proposed merger. We urge you to consider it carefully. Because of the significance of these matters to our company, it is very important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of all outstanding shares of Cortland First's common stock is required for approval of the Agreement. As such, a failure to vote for approval of the Agreement would have the same effect as a vote against the Agreement. In addition, the affirmative vote of a majority of the shares represented at the Special Meeting is required for approval of the Incentive Plan.

     We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the Special Meeting in person, you may revoke your proxy at the meeting and vote in person.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the Agreement and approval of the Incentive Plan.

                                          Sincerely,

                                          David R. Alvord
                                          President and Chief Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON ________________, 1998

     Notice is hereby given that a Special Meeting (the "Special Meeting") of the Shareholders of Cortland First Financial Corporation ("Cortland First") will be held at the office of Cortland First located at 65 Main Street, Cortland, New York, on _________________, 1998 at 4:00 p.m. Eastern Time, for the following purposes:

     1. MERGER. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization among Cortland First, First National Bank of Cortland, Oneida Valley Bancshares, Inc. ("Oneida Valley"), a bank holding company organized under the laws of New York, and Oneida Valley National Bank, a wholly owned subsidiary of Oneida Valley, and a related Plan of Merger between Oneida Valley National Bank and First National Bank of Cortland (collectively, the "Agreement"), pursuant to which, among other things, (i) Cortland First will merge with Oneida Valley under the name "Alliance Financial Corporation;" (ii) each share of Cortland First's common stock, par value $1.6667 per share, outstanding at the time of the Merger (other than shares held by dissenting shareholders and as otherwise provided in the Agreement) will automatically be converted into one share of Alliance Financial Corporation common stock; and
(iii) each share of Oneida Valley's common stock, par value $2.50 per share, outstanding at the effective time of the Merger (other than shares held by dissenting shareholders and as otherwise provided in the Agreement) will be converted into at least 1.75 but not more than 2.00 shares (determined pursuant to the formula described in the Proxy Statement/Prospectus) of Alliance Financial Corporation common stock and cash in lieu of any fractional share;

     2. APPROVAL OF INCENTIVE PLAN. To consider and vote upon a proposal to approve the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"); and

     3. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting, provided that no proxies voted against the Merger or the Incentive Plan will be voted in favor of adjournment to solicit additional proxies in favor of the Merger or the Incentive Plan, respectively.

     Pursuant to Cortland First's Bylaws, the Board of Directors has set ___________, 1998 as the record date for the determination of the holders of Cortland First's common stock entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of at least two-thirds of the outstanding Cortland First common stock is required for approval of the Agreement, and the affirmative vote of a majority of the shares represented at the Special Meeting is required for approval of the Incentive Plan. Your vote is therefore important regardless of the number of shares you own. Each shareholder, even though he or she may plan to attend the Special Meeting, is urged to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the Special Meeting. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Special Meeting.

     If you have any questions or require assistance, please call David R. Alvord at (607) 756-2831.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    Donald S. Ames
                                    Corporate Secretary

                                    IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND "FOR" APPROVAL OF THE INCENTIVE PLAN.

                               [ONEIDA LETTERHEAD]
                           _____________________, 1998

Dear Shareholder:

     We are pleased to enclose your Notice of Meeting and Proxy
Statement/Prospectus for the Special Meeting of Shareholders of Oneida Valley Bancshares, Inc. ("Oneida Valley") to be held on _______________________, 1998, at 4:00 p.m., Eastern Time, at the office of Oneida Valley located at 160 Main Street, Oneida, New York.

     At the Special Meeting you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization, including a related Plan of Merger, pursuant to which Oneida Valley will merge with Cortland First Financial Corporation ("Cortland First") under the name "Alliance Financial Corporation." Simultaneously with the merger or as soon as practicable thereafter, Oneida Valley National Bank will merge with First National Bank of Cortland, Cortland First's sole subsidiary, under the name "Alliance Bank, N.A."

     In addition to the merger, you will be asked to consider and vote upon a proposal to approve the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"). If approved, the Incentive Plan would provide Alliance Financial Corporation with the ability to attract and retain key executives, other employees and directors by offering such persons equity-based compensation opportunities, and to align the long term interests of these key personnel with those of Alliance Financial Corporation's shareholders.

     Upon consummation of the merger, Oneida Valley shareholders will receive between 1.75 and 2.00 shares (determined pursuant to the formula described in the Proxy Statement/Prospectus) of common stock of Alliance Financial Corporation ("Alliance Common Stock") for each share of Oneida Valley common stock held, and cash in lieu of any fractional share. Oneida Valley shareholders generally will not recognize gain or loss for federal income tax purposes to the extent Alliance Common Stock is received in the merger in exchange for Oneida Valley common stock, although the receipt of cash in lieu of fractional shares will be taxable. Each share of Cortland First common stock will automatically be converted into one share of Alliance Common Stock. The Alliance Common Stock is expected to be traded on the Nasdaq National Market System under the symbol "____."

     Oneida Valley and Cortland First are similar in size, and this strategic merger-of-equals transaction will result in a regional community bank with approximately $450 million in total assets, a strong geographic market presence in central New York State and a wider range of products and services. Management believes the merger will also present opportunities for savings through achievement of various economies of scale. YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE PROPOSED MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ONEIDA VALLEY AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER, AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE AGREEMENT AND A VOTE "FOR" APPROVAL OF THE INCENTIVE PLAN.

     The enclosed Proxy Statement/Prospectus contains more detailed information concerning the Board's decision and the proposed merger. We urge you to consider it carefully. Because of the significance of these matters to our company, it is very important that your shares be represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of all outstanding shares of Oneida Valley's common stock is required for approval of the Agreement. As such, a failure to vote for approval of the Agreement would have the same effect as a vote against the Agreement. In addition, the affirmative vote of a majority of the shares represented at the Special Meeting is required for approval of the Incentive Plan.

     We urge you to take the time to consider this important matter and vote now. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the Special Meeting in person, you may revoke your proxy at the meeting and vote in person.

     On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR the Agreement and approval of the Incentive Plan.


                                            Sincerely,

 John C. Mott                               Robert H. Fearon, Jr.
 President                                  Chairman of the Board

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON ________________, 1998

     Notice is hereby given that a Special Meeting (the "Special Meeting") of the Shareholders of Oneida Valley Bancshares, Inc. ("Oneida Valley") will be held at the office of Oneida Valley located at 160 Main Street, Oneida, New York, on _________________, 1998 at 4:00 p.m. Eastern Time, for the following purposes:

     1. MERGER. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization among Oneida Valley, Oneida Valley National Bank, Cortland First Financial Corporation ("Cortland First"), a bank holding company organized under the laws of New York, and First National Bank of Cortland, a wholly owned subsidiary of Cortland First, and a related Plan of Merger between Oneida Valley National Bank and First National Bank of Cortland (collectively, the "Agreement"), pursuant to which, among other things, (i) Oneida Valley will merge with Cortland First under the name "Alliance Financial Corporation;" (ii) each share of Oneida Valley's common stock, par value $2.50 per share, outstanding at the effective time of the Merger (other than shares held by dissenting shareholders and as otherwise provided in the Agreement) will be converted into at least 1.75 but not more than 2.00 shares (determined pursuant to the formula described in the Proxy Statement/Prospectus) of Alliance Financial Corporation common stock and cash in lieu of any fractional share; and
(iii) each share of Cortland First's common stock, par value $1.6667 per share, outstanding at the time of the Merger (other than shares held by dissenting shareholders and as otherwise provided in the Agreement) will automatically be converted into one share of Alliance Financial Corporation common stock;

     2. APPROVAL OF INCENTIVE PLAN. To consider and vote upon a proposal to approve the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"); and

     3. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including proposals to adjourn the Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting, provided that no proxies voted against the Merger or the Incentive Plan will be voted in favor of adjournment to solicit additional proxies in favor of the Merger or the Incentive Plan, respectively.

     Pursuant to Oneida Valley's Bylaws, the Board of Directors has set ___________, 1998 as the record date for the determination of the holders of Oneida Valley's common stock entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of at least two-thirds of the outstanding Oneida Valley common stock is required for approval of the Agreement, and the affirmative vote of a majority of the shares represented at the Special Meeting is required for approval of the Incentive Plan. Your vote is therefore important regardless of the number of shares you own. Each shareholder, even though he or she may plan to attend the Special Meeting, is urged to sign, date and return the enclosed proxy without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to the Special Meeting. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her proxy and vote personally on each matter brought before the Special Meeting.

     If you have any questions or require assistance, please call John C. Mott at (315) 363-4500.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    David P. Kershaw
                                    Corporate Secretary


                                    IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND "FOR" APPROVAL OF THE INCENTIVE PLAN.

               PROSPECTUS OF CORTLAND FIRST FINANCIAL CORPORATION
            (TO BE RENAMED "ALLIANCE FINANCIAL CORPORATION" UPON THE
          EFFECTIVE DATE OF THE MERGER TO WHICH THIS DOCUMENT RELATES)

                            JOINT PROXY STATEMENT OF

                         ONEIDA VALLEY BANCSHARES, INC.
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD _____________, 1998

                                       AND

                      CORTLAND FIRST FINANCIAL CORPORATION
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD _____________, 1998

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is being furnished to shareholders of Cortland First Financial Corporation, a New York business corporation ("Cortland First"), and to shareholders of Oneida Valley Bancshares, Inc., a New York business corporation ("Oneida Valley"), in connection with the solicitation of proxies by the respective Boards of Directors of Cortland First and Oneida Valley for use at the Special Meeting of Shareholders of Cortland First (including any adjournment or postponement thereof, the "Cortland First Meeting") and the Special Meeting of Shareholders of Oneida Valley (including any adjournment or postponement thereof, the "Oneida Valley Meeting," and collectively with the Cortland First Meeting, the "Meetings"), to be held on _________________, 1998, and _________________, 1998, respectively, at the times and places set forth in the accompanying notice. It is anticipated that the mailing of this Proxy Statement/Prospectus and the enclosed proxy card will commence on or about ________________, 1998.

     The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus describe the formal business expected to be transacted at the Meetings. At the Cortland First and Oneida Valley Meetings, shareholders of Cortland First and Oneida Valley, respectively, will be asked to approve an Agreement and Plan of Reorganization and related Plan of Merger, each dated as of July 10, 1998 (collectively, the "Agreement"), providing for the merger (the "Merger") of Cortland First and Oneida Valley under the name "Alliance Financial Corporation." Simultaneously with the Merger or as soon as practicable thereafter, First National Bank of Cortland, a wholly owned subsidiary of Cortland First, and Oneida Valley National Bank, a wholly owned subsidiary of Oneida Valley, will merge (the "Bank Merger") under the name "Alliance Bank, N.A." pursuant to an Agreement and Plan of Merger dated as of July 10, 1998 (the "Bank Merger Agreement"). Upon the Effective Date (as defined in the Agreement), each share of common stock, par value $2.50 per share, of Oneida Valley ("Oneida Valley Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into at least 1.75 but not more than 2.00 shares (as determined pursuant to the formula described in this Proxy Statement/Prospectus, the "Exchange Ratio") of the common stock, par value $1.00 per share, of Alliance Financial Corporation ("Alliance Common Stock") and cash in lieu of any fractional share of Alliance Common Stock, and each share of common stock, par value $1.6667 per share, of Cortland First ("Cortland First Common Stock") issued and outstanding immediately prior to the Effective Date will continue to be a share of Alliance Common Stock. Based on the shares outstanding at September ___,

1998, upon consummation of the Merger the shareholders of Cortland First and Oneida Valley would hold approximately 55% and 45% of the outstanding shares of Alliance Financial Corporation, respectively, if the Exchange Ratio is 1.75, and approximately 52% and 48% of the outstanding shares of Alliance Financial Corporation, respectively, if the Exchange Ratio is 2.00. For a more complete description of the Agreement and the terms of the Merger, see "PROPOSAL I - APPROVAL OF MERGER."

     In addition, at the Cortland First and Oneida Valley Meetings, shareholders of Cortland First and Oneida Valley, respectively, will be asked to consider and vote upon a proposal to approve the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"). See "PROPOSAL II - APPROVAL OF LONG TERM INCENTIVE PLAN."

     The outstanding shares of Cortland First Common Stock and Oneida Valley Common Stock are not listed or traded on a recognized securities exchange and are inactively traded. The last reported sale prices of Cortland First and Oneida Valley Common Stock on September ___, 1998 were $______ and $_____ per share, respectively. The shares of Alliance Common Stock offered hereby are expected to be quoted on the National Association of Securities Dealers Automated Quotations National Market System (the "Nasdaq National Market"). See "INFORMATION WITH RESPECT TO CORTLAND FIRST -- Market Price and Dividends on Cortland First Common Stock" and "INFORMATION WITH RESPECT TO ONEIDA VALLEY-- Market Price and Dividends on Oneida Valley Common Stock" for additional information regarding the market for Cortland First and Oneida Valley Common Stock.

     Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of all regulatory approvals, consents or waivers required or mutually deemed necessary in connection with the Merger and the Bank Merger and the approval of the Agreement by the shareholders of each of Cortland First and Oneida Valley. Applications have been filed with the appropriate bank regulatory authorities for the required approvals, consents and waivers. Shareholder approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Oneida Valley Common Stock and at least two-thirds of the outstanding Cortland First Common Stock. Because the Agreement provides for certain amendments to Cortland First's Certificate of Incorporation, which will become the Certificate of Incorporation of Alliance Financial Corporation, approval of the Agreement will constitute approval of such amendments. See "PROPOSAL I - APPROVAL OF MERGER -- Representations and Warranties; Conditions to the Merger; Waiver; and -- Amendments to Certificate of Incorporation and Bylaws." Shareholder approval of the Incentive Plan requires the affirmative vote of a majority of the shares represented at the Cortland First Meeting and a majority of the shares represented at the Oneida Valley Meeting. See "PROPOSAL II -- APPROVAL OF LONG TERM INCENTIVE PLAN."

     This Proxy Statement/Prospectus also constitutes a prospectus of Alliance Financial Corporation for up to 1,805,754 shares of Alliance Common Stock issuable in connection with the Merger.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY OR ANY OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF ALLIANCE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

     All information contained in this Proxy Statement/Prospectus with respect to Cortland First and First National Bank of Cortland has been supplied by Cortland First, and all information with respect to Oneida Valley and Oneida Valley National Bank has been supplied by Oneida Valley.

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Cortland First or Oneida Valley or any of their respective subsidiaries, or in the information set forth herein, since the date of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not cover any resales of Alliance Common Stock received by shareholders who are affiliates of Cortland First or Oneida Valley, within the meaning of applicable securities laws, upon the consummation of the Merger, and no person is authorized to use this Proxy Statement/Prospectus in connection with any such resale.

     The date of this Proxy Statement/Prospectus is September ___, 1998.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION ..............................................................   1
AVAILABLE INFORMATION .....................................................   6
FORWARD-LOOKING STATEMENTS ................................................   7
SUMMARY ...................................................................   8
COMPARATIVE PER SHARE DATA ................................................  16
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA ..........................  17
THE MEETINGS ..............................................................  18
         Date, Time and Place .............................................  18
         Matters to be Considered at the Meetings .........................  18
         Record Dates; Stock Entitled to Vote; Quorum .....................  18
         Votes Required ...................................................  19
         Voting and Revocability of Proxies ...............................  20
         Voting Securities and Principal Holders Thereof ..................  21
         Section 16(a) Beneficial Ownership Reporting Compliance ..........  24
         Other Matters ....................................................  24
         Miscellaneous ....................................................  24
PROPOSAL I - APPROVAL OF MERGER ...........................................  25
         The Companies ....................................................  25
         Background of the Merger .........................................  26
         Reasons for the Merger and Recommendation of the Boards
           of Directors ...................................................  28
         Opinions of Financial Advisors ...................................  32
         Terms of the Merger/Exchange Ratio ...............................  40
         Surrender of Certificates ........................................  41
         Representations and Warranties; Conditions to the
           Merger; Waiver .................................................  41
         Regulatory Approvals .............................................  42
         Business Pending the Merger ......................................  43
         Effective Date of the Merger; Termination ........................  44
         Management and Operations After the Merger .......................  44
         Effect of the Merger on Employees and Management .................  50
         Amendments to Certificate of Incorporation and Bylaws ............  53
         Restated Certificate of Incorporation ............................  54
         Bylaws ...........................................................  55
         Certain Differences in Rights of Shareholders ....................  55
         Dissenters' Rights of Appraisal ..................................  62
         Federal Income Tax Consequences ..................................  64
         Resale of Alliance Common Stock ..................................  65
         Expenses .........................................................  66
         Accounting Treatment .............................................  66
         Stock Option Agreements ..........................................  67
PROPOSAL II -- APPROVAL OF LONG TERM INCENTIVE PLAN .......................  67
         General Features Of The Incentive Plan ...........................  68
         Federal Income Tax Consequences ..................................  70
         Grants Presently Contemplated ....................................  71


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                           TABLE OF CONTENTS (CONT'D)

                                                                            PAGE
                                                                            ----
         Vote Required For Approval ......................................   71
INFORMATION WITH RESPECT TO CORTLAND FIRST ...............................   71
         Description of Business .........................................   71
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations ...........................   73
         Management ......................................................   94
         Executive Compensation ..........................................   94
         Market Price And Dividends on Cortland First Common Stock .......   99
INFORMATION WITH RESPECT TO ONEIDA VALLEY ................................  100
         Description of Business .........................................  100
         Management's Discussion and Analysis of Financial
           Condition and Results of Operations ...........................  102
         Management ......................................................  122
         Executive Compensation ..........................................  122
         Market Price And Dividends on Oneida Valley Common Stock ........  125
DESCRIPTION OF CAPITAL STOCK .............................................  126
         Cortland First ..................................................  126
         Oneida Valley ...................................................  126
         Alliance Financial Corporation ..................................  127
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS ..............  128
EXPERTS ..................................................................  135
LEGAL MATTERS ............................................................  135
SHAREHOLDER PROPOSALS ....................................................  135
CORTLAND FIRST FINANCIAL CORPORATION AND SUBSIDIARY
  CONSOLIDATED FINANCIAL STATEMENTS ......................................  F-1
ONEIDA VALLEY BANCSHARES, INC. AND SUBSIDIARY
  CONSOLIDATED FINANCIAL STATEMENTS ......................................  F-23

                                                                        APPENDIX

CAPITAL FORMATION GROUP'S FAIRNESS OPINION ...............................    A
EMPIRE VALUATION'S FAIRNESS OPINION ......................................    B
DISSENTERS' RIGHTS OF APPRAISAL NYBCL SECTION 623 ........................    C
ALLIANCE FINANCIAL CORPORATION CERTIFICATE OF INCORPORATION ..............    D
ALLIANCE FINANCIAL CORPORATION BYLAWS ....................................    E

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                              AVAILABLE INFORMATION

     Cortland First is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, Cortland First files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Cortland First can be inspected and copied (upon payment of prescribed fees) at the Commission's public reference facilities located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the address of which is http://www.sec.gov.

     Cortland First has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Alliance Common Stock to be issued pursuant to, and as contemplated by, the Agreement (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied as set forth above.

     Statements contained in this Proxy Statement/Prospectus or any document incorporated by reference herein as to the contents of any contract or other document are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being hereby qualified in all respects by such reference.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

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                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains, or incorporates by reference other documents that contain, forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation upon consummation of the Merger, the Bank Merger and the other transactions contemplated by the Agreement, including statements relating to:
(a) cost savings and accretions to reported earnings that may be realized from the Merger; (b) impacts on revenues that may result from the Merger; and (c) restructuring charges that may be incurred in connection with the Merger. These forward-looking statements involve certain risks and uncertainties. For example, see "AVAILABLE INFORMATION," "COMPARATIVE PER SHARE DATA," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "PROPOSAL I -- APPROVAL OF MERGER," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) expected cost savings from the Merger cannot be fully realized or cannot be realized as quickly as anticipated; (2) Alliance Financial Corporation's planned expansion into the Syracuse market is not completed on schedule or on budget or the new branches do not attract the expected loan and deposit customers; (3) Alliance Financial Corporation is unable to attract and retain qualified personnel (including, without limitation, branch managers and loan and trust officers) sufficient to enable it to fulfill its strategic plan; (4) competitive pressure in the banking industry increases significantly; (5) costs or difficulties related to the integration of the businesses of Cortland First and Oneida Valley are greater than expected; (6) changes in the interest rate environment reduce margins; (7) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (8) changes occur in the regulatory environment; (9) changes occur in the business conditions and inflation; and
(10) changes occur in the securities markets. The forward-looking statements contained in this Proxy Statement/Prospectus or incorporated herein by reference speak only as of the date as of which such statements are made, and Cortland First, Oneida Valley and Alliance Financial Corporation assume no duty to update these forward-looking statements to reflect new, changing or unanticipated events or circumstances. PricewaterhouseCoopers LLP has not compiled, examined or performed any procedures with respect to any forward-looking statements, nor have they expressed any opinion or any form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the forward-looking statements.

                                       7
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                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Proxy Statement/Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying Appendices and the documents incorporated herein by reference, which shareholders are urged to read carefully.

THE COMPANIES

     Cortland First. Cortland First, a New York business corporation, is the holding company for First National Bank of Cortland, a national banking association chartered in 1869. At June 30, 1998, Cortland First and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $234 million, $206 million, and $25 million, respectively. First National Bank of Cortland is the sole subsidiary of Cortland First. The primary business of First National Bank of Cortland consists of offering individual, business and municipal customers a full range of loan and deposit products and trust and investment services from its network of community banking offices located in Cortland, McGraw, Cincinnatus, Marathon, Whitney Point, and Tully, New York.

     Cortland First is a public reporting company and files periodic reports, proxy statements and other information with the Securities and Exchange Commission. The principal executive offices of Cortland First are located at 65 Main Street, Cortland, New York 13045, and its telephone number is (607) 756-2831. For further information concerning Cortland First and First National Bank of Cortland, see "AVAILABLE INFORMATION" and "INFORMATION WITH RESPECT TO CORTLAND FIRST."

     Oneida Valley. Oneida Valley, a New York business corporation, is the holding company for Oneida Valley National Bank, a national banking association originally chartered in 1851. At June 30, 1998, Oneida Valley and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $234 million, $203 million, and $25 million, respectively. Oneida Valley National Bank is the sole subsidiary of Oneida Valley. The primary business of Oneida Valley National Bank consists of offering individual, business and municipal customers a full range of loan and deposit products and trust and investment services from its network of community banking offices located in Oneida, Sherrill, Canastota, Hamilton, and Manlius, New York.

     The principal executive offices of Oneida Valley are located at 160 Main Street, Oneida, New York 13421, and its telephone number is (315) 363-4500. For further information concerning Oneida Valley and Oneida Valley National Bank, see "INFORMATION WITH RESPECT TO ONEIDA VALLEY."

THE MEETINGS; RECORD DATES

     The Cortland First Meeting will be held on _____________, 1998, at 4:00 p.m. Eastern Time, at the office of Cortland First located at 65 Main Street, Cortland, New York. Only holders of record of Cortland First Common Stock at the close of business on ___________, 1998 (the "Cortland First Record Date") will be entitled to notice of, and to vote at, the Cortland First Meeting. At the Cortland First Record Date, 1,969,776 shares of Cortland First Common Stock were outstanding and entitled to vote.

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     The Oneida Valley Meeting will be held on _____________, 1998, at 4:00 p.m.
Eastern Time, at the office of Oneida Valley located at 160 Main Street, Oneida, New York. Only holders of record of Oneida Valley Common Stock at the close of business on ___________, 1998 (the "Oneida Valley Record Date") will be entitled to notice of, and to vote at, the Oneida Valley Meeting. At the Oneida Valley Record Date, 902,877 shares of Oneida Valley Common Stock were outstanding and entitled to vote.

MATTERS TO BE CONSIDERED AT THE MEETINGS

     The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus describe the formal business expected to be transacted at the Meetings. During the Meetings, shareholders will be asked to consider and vote upon approval of the Agreement and the Incentive Plan. Approval of the Agreement by Cortland First's and Oneida Valley's shareholders at the Meetings is a condition to and required for consummation of the Merger. The shareholders of Cortland First and Oneida Valley also may consider and vote upon such other matters as are properly brought before the respective Meetings, including proposals to adjourn a Special Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Special Meeting; provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger and no proxies voted against the Incentive Plan will be voted in favor of adjournment to solicit additional proxies in favor of the Incentive Plan.

     For additional information with respect to the Meetings and the voting rights of shareholders, see "THE MEETINGS."

VOTES REQUIRED

     Approval of the Agreement requires the affirmative vote of at least two-thirds of the outstanding Cortland First Common Stock and the affirmative vote of at least two-thirds of the outstanding Oneida Valley Common Stock. Because the Agreement provides for certain amendments to Cortland First's Certificate of Incorporation, which will become the Certificate of Incorporation of Alliance Financial Corporation, approval of the Agreement will constitute approval of such amendments. Approval of the Incentive Plan requires the affirmative vote of a majority of the shares represented at the Cortland First Meeting and the affirmative vote of a majority of the shares represented at the Oneida Valley Meeting.

     Directors and executive officers of Cortland First and affiliates of such persons had voting power with respect to 127,052 shares (excluding shares for which ownership is disclaimed) of Cortland First Common Stock, representing 6.45% of the Cortland First Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Cortland First Voting Agreements") with Oneida Valley, whereby each such person has agreed to vote all shares of Cortland First Common Stock that he or she is entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 127,052 shares of Cortland First Common Stock (representing 6.45% of the outstanding shares) will be voted in favor of the Agreement.

     Directors and executive officers of Oneida Valley and affiliates of such persons had voting power with respect to 83,325 shares (excluding shares for which ownership is disclaimed) of Oneida Valley Common Stock, representing 9.23% of the Oneida Valley Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Oneida Valley Voting Agreements") with Cortland First, whereby each such person has agreed to vote all shares of Oneida Valley Common Stock that he or she is

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entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 83,325 shares of Oneida Valley Common Stock (representing 9.23% of the outstanding shares) will be voted in favor of the Agreement.

THE PROPOSED MERGER

     The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, as well as the full text of the Agreement, which is incorporated herein by reference. The full text of the Agreement is available upon written request to David R. Alvord at Cortland First or John C. Mott at Oneida Valley, at the respective addresses set forth above. See "-- The Companies."

     In accordance with the terms of the Agreement, Oneida Valley will merge with and into Cortland First under the name of "Alliance Financial Corporation," whereupon the separate existence of Oneida Valley will cease. Simultaneously with the consummation of the Merger or as soon as practicable thereafter, First National Bank of Cortland will merge with and into Oneida Valley National Bank under the name of "Alliance Bank, N.A." under Oneida Valley National Bank's charter, whereupon the separate existence of First National Bank of Cortland will cease. On the Effective Date, each outstanding share of Oneida Valley Common Stock will be converted into at least 1.75 but not more than 2.00 shares (determined pursuant to the Agreement), of Alliance Common Stock and cash in lieu of any fractional share of Alliance Common Stock. From and after the Effective Date, each share of Cortland First Common Stock shall represent one share of Alliance Common Stock. See "PROPOSAL I -- APPROVAL OF MERGER -- Terms of the Merger/Exchange Ratio."

REASONS FOR THE MERGER AND RECOMMENDATION OF BOARDS OF DIRECTORS

     The Boards of Directors of Oneida Valley and Cortland First approved the terms of the Merger on the basis of a combination of the two companies rather than as an acquisition of one by the other. The terms of the Agreement were reached in arms-length negotiations and have been designed to provide Cortland First and Oneida Valley shareholders with a continuing investment in the combined entity. The Boards of Directors believe that the Merger will provide expanded product and service capabilities to the customers of First National Bank of Cortland and Oneida Valley National Bank, and will enable the combined entity to compete more effectively with other banks and financial institutions in the markets served by them. The Boards of Directors believe that the Merger will result in a stronger financial institution with increased opportunities to invest in technology and to expand into new geographic and product markets, as well as increased ability to attract and retain qualified management personnel and enhanced predictability in management succession. The Boards of Directors believe that the terms of the Merger are fair to their respective shareholders and, among other things, will afford their respective shareholders the opportunity to continue as equity participants in a larger independent community banking organization with a greater potential for growth. See "PROPOSAL I - APPROVAL OF MERGER --Reasons for the Merger and Recommendation of the Boards of Directors."

     THE BOARDS OF DIRECTORS OF CORTLAND FIRST AND ONEIDA VALLEY HAVE DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF CORTLAND FIRST'S AND ONEIDA VALLEY'S SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, THE BOARDS HAVE EACH UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND

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UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" APPROVAL OF
THE AGREEMENT AND "FOR" APPROVAL OF THE INCENTIVE PLAN.

OPINIONS OF FINANCIAL ADVISORS

     Cortland First retained Capital Formation Group of Rochester, L.P. ("Capital Formation Group") to provide a written opinion dated July 8, 1998 to Cortland First's Board of Directors that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Cortland First Common Stock. A copy of Capital Formation Group's written confirmation of that opinion as of the date hereof is attached hereto as Appendix A. Oneida Valley retained Empire Valuation Consultants, Inc. ("Empire Valuation") to provide a written opinion dated July 10, 1998 to Oneida Valley's Board of Directors that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Oneida Valley Common Stock. A copy of Empire Valuation's written confirmation of that opinion as of the date hereof is attached hereto as Appendix B. The copies of such opinions attached hereto should be read in their entirety with respect to the assumptions made, limitations on the review undertaken and other matters. See "PROPOSAL I -- APPROVAL OF MERGER -- Opinions of Financial Advisors" for information regarding, among other things, the selections of Capital Formation Group and Empire Valuation, their compensation for services rendered in connection with the Merger, and their rendering of such opinions.

EFFECTIVE TIME AND CLOSING DATE

     The Merger shall become effective at the time and on the date specified in the certificate of merger to be filed with the New York Department of State (the "Effective Date"). Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the Agreement by the requisite vote of Cortland First's and Oneida Valley's respective shareholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger is expected to occur in the fourth quarter of 1998.

CONDITIONS TO THE MERGER; WAIVER AND AMENDMENT; TERMINATION

     Consummation of the Merger is subject to satisfaction of a number of conditions, including the receipt of all regulatory approvals, consents or waivers required or mutually deemed necessary in connection with the Merger and the Bank Merger and the approval of the Agreement by the shareholders of each of Cortland First and Oneida Valley.

     Substantially all of the conditions to consummation of the Merger and the Bank Merger (except for required shareholder and regulatory approvals) may be waived at any time, by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time, by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by shareholders of Cortland First and/or Oneida Valley shall alter the Exchange Ratio. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSAL I -- APPROVAL OF MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Effective Date of the Merger; Termination."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Bond, Schoeneck & King, LLP, counsel to Cortland First, has delivered its opinion to Cortland First and Oneida Valley that the Merger will constitute a reorganization within the meaning of Section 368(a) of

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the Internal Revenue Code of 1986, as amended (the "Code"), provided the Merger is consummated in accordance with the Agreement and certain related agreements. Bond, Schoeneck & King, LLP has further opined that, for federal income tax purposes, no gain or loss will be recognized by the shareholders of Oneida Valley who exchange all of their Oneida Valley Common Stock solely for Alliance Common Stock pursuant to the Merger (except to the extent that cash is received in lieu of the issuance of fractional shares of Alliance Common Stock). Bond, Schoeneck & King, LLP's opinion is based on facts, representations and assumptions that were provided to Bond, Schoeneck & King, LLP by Cortland First and Oneida Valley and that are consistent with the state of facts that Cortland First and Oneida Valley believe will be existing as of the Effective Date.

     The foregoing is a summary of material federal income tax consequences of the Merger to shareholders of Oneida Valley. A more extensive summary is set forth under the heading "PROPOSAL I -- APPROVAL OF MERGER -- Federal Income Tax Consequences," which discusses additional federal income tax consequences of the Merger to Oneida Valley shareholders, including the federal income tax consequences of receiving cash in lieu of a fractional share interest in Alliance Common Stock. Shareholders should read in full the detailed description of the material regarding federal income tax consequences under that heading.

MANAGEMENT AFTER THE MERGER AND EFFECTS OF THE MERGER ON MANAGEMENT

     After the Merger, the Board of Directors of Alliance Financial Corporation will consist of 22 persons, 12 of whom currently constitute the full Board of Cortland First and 10 of whom currently constitute the full Board of Oneida Valley (or replacements named by Cortland First or Oneida Valley, respectively), and the Board of Directors of Alliance Bank, N.A. will consist of the same persons serving as directors of Alliance Financial Corporation. It is anticipated that David R. Alvord (Cortland First's current President and Chief Executive Officer) and John C. Mott (Oneida Valley's current President) will serve as Co-Chief Executive Officers of Alliance Financial Corporation and Alliance Bank, N.A., and as Co-Chairmen of the Board of Directors and of its executive committee. The management of Alliance Financial Corporation and Alliance Bank, N.A. will be drawn from the present management of Cortland First, First National Bank of Cortland, Oneida Valley and Oneida Valley National Bank, and from additional personnel hired to assist in the implementation of the combined companies' strategic plan. See "PROPOSAL I -- APPROVAL OF MERGER -- Management and Operations After the Merger."

     Messrs. Alvord and Mott will enter into employment agreements with Alliance Financial Corporation, and other executive officers of Cortland First and Oneida Valley may be employed by Alliance Financial Corporation. It is expected that Alliance Financial Corporation will, consistent with past practices, review the compensation levels of its executive officers, including Messrs. Alvord and Mott, following the Merger and make any appropriate adjustments, including increases, based on the executives' positions and responsibilities and a comparison of compensation levels for comparable executives at comparable institutions. Excluding compensation and benefits either previously earned but not yet paid or to be earned and paid in the future, no director or executive officer of Cortland First or Oneida Valley is expected to receive any substantial payment or other financial benefit as a result of the Merger.

     It is the intention of Cortland First and Oneida Valley to work together prior to the Effective Date to develop and design a severance plan or policy which would be effective after the Effective Date and which would be available for eligible employees of Alliance Financial Corporation or Alliance Bank, N.A. who are affected by the Merger. There can be no assurance that such a plan will be adopted, and no assurance as to

                                       12

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the specific benefits that may be available under the plan. The Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of officers and directors after the Merger.

     For additional information, see "PROPOSAL I -- APPROVAL OF MERGER -- Management and Operations After the Merger" and "-- Effect of the Merger on Employees and Management."

ACCOUNTING TREATMENT

     It is a condition to the consummation of the Merger that the Merger be accounted for as a pooling of interests and that Cortland First and Oneida Valley shall have received from their independent accountants a letter to the effect that the accountants are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests. See "PROPOSAL I -- APPROVAL OF MERGER -- Accounting Treatment."

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     From and after the Effective Date, Alliance Financial Corporation will operate under the Certificate of Incorporation of Cortland First, as amended and restated pursuant to the Agreement. The amendments to be made to Cortland First's Certificate of Incorporation are integral to the structure of the proposed Merger, and were negotiated by Oneida Valley and Cortland First and set forth in the Agreement. Shareholders are not being asked to vote separately on the content or provisions of Alliance Financial Corporation's Certificate of Incorporation taken as a whole, or on any individual amendment or provision. That approval or disapproval is subsumed within the shareholders' approval or disapproval of the Merger and the Agreement. None of the proposed charter amendments will be adopted if the Merger is disapproved by the shareholders of either Cortland First or Oneida Valley, or if the Merger is not consummated for any other reason. See "PROPOSAL I -- APPROVAL OF MERGER -- Amendments to Certificate of Incorporation and Bylaws."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Upon completion of the Merger, shareholders of Cortland First and Oneida Valley will be shareholders of Alliance Financial Corporation, and their rights as such will be governed by Cortland First's Certificate of Incorporation and Bylaws, as amended, which will be Alliance Financial Corporation's Certificate of Incorporation and Bylaws, as well as by New York law. The rights of shareholders of Alliance Financial Corporation will be different in certain respects from the rights of shareholders of Oneida Valley, and from the current rights of shareholders of Cortland First (before giving effect to the proposed amendments). See "PROPOSAL I -- APPROVAL OF MERGER -- Certain Differences in Rights of Shareholders."

SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Date, holders of Oneida Valley Common Stock will be notified in writing regarding the manner in which their share certificates will be exchanged for share certificates of Alliance Financial Corporation. Oneida Valley shareholders should not send in their certificates until so notified. See "PROPOSAL I -- APPROVAL OF MERGER -- Surrender of Certificates."

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     From and after the Effective Date, each share of Cortland First Common
Stock will automatically represent one share of Alliance Common Stock. Accordingly, holders of Cortland First Common Stock will not need to surrender or exchange their certificates.

STOCK OPTION AGREEMENTS

     Cortland First Stock Option Agreement. In connection with execution of the Agreement, Cortland First and Oneida Valley executed a Stock Option Agreement (the "Cortland First Stock Option Agreement") pursuant to which Cortland First granted Oneida Valley an option (the "Cortland First Option") to purchase up to 391,985 authorized but unissued shares of Cortland First Common Stock at a price of $28.50 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Cortland First Option is exercisable only upon the occurrence of certain events that could jeopardize consummation of the Merger. Oneida Valley may request that Cortland First repurchase the Cortland First Option together with any shares of Cortland First Common Stock purchased by Oneida Valley pursuant to the Cortland First Option, under certain circumstances and at a price set forth in the Cortland First Stock Option Agreement. See "PROPOSAL I -- APPROVAL OF MERGER -- Stock Option Agreements."

     Oneida Valley Stock Option Agreement. In connection with execution of the Agreement, Oneida Valley and Cortland First executed a Stock Option Agreement (the "Oneida Valley Stock Option Agreement") pursuant to which Oneida Valley granted Cortland First an option (the "Oneida Valley Option") to purchase up to 180,150 authorized but unissued shares of Oneida Valley Common Stock at a price of $52.50 per share, such number of shares and exercise price being subject to adjustment under certain circumstances. The Oneida Valley Option is exercisable only upon the occurrence of certain events that could jeopardize consummation of the Merger. Cortland First may request that Oneida Valley repurchase the Oneida Valley Option together with any shares of Oneida Valley Common Stock purchased by Cortland First pursuant to the Oneida Valley Option, under certain circumstances and at a price set forth in the Oneida Valley Stock Option Agreement. See "PROPOSAL I -- APPROVAL OF MERGER -- Stock Option Agreements."

MARKETS AND MARKET PRICES

     Oneida Valley Common Stock is not listed or traded on a recognized securities exchange and is inactively traded under the symbol "ONVB." Cortland First Common Stock is not listed or traded on a recognized securities exchange and is inactively traded under the symbol "CTLN." The parties expect that Alliance Financial Corporation will apply for shares of Alliance Common Stock to be listed on the Nasdaq National Market under the symbol "____."

     The following table sets forth the last reported sale prices per share of Cortland First Common Stock and Oneida Valley Common Stock on (i) July 10, the last business day preceding public announcement of the signing of the Agreement, and (ii) ___________, 1998, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus. The Exchange Ratio will be calculated based upon the price of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cortland First Common Stock over a period of time preceding the Effective Date, as described more fully under "PROPOSAL I -- APPROVAL OF MERGER -- Terms of the Merger/Exchange Ratio." No assurance can be given as to what the market price of Alliance Common Stock will be if and when the Merger is consummated.

                                         ONEIDA VALLEY     CORTLAND FIRST
                                         COMMON STOCK       COMMON STOCK
                                         ------------      --------------
                 July 10, 1998              $40.50             $29.50
                  ______, 1998


DISSENTERS' RIGHTS

     Under Section 910 of the New York Business Corporation Law (the "NYBCL"), holders of Cortland First Common Stock and holders of Oneida Valley Common Stock who, prior to the applicable vote of shareholders on the Merger, properly file with Cortland First or Oneida Valley, as the case may be, a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares. In order to exercise such rights, a shareholder must comply with certain procedural requirements set forth in Section 623 of the NYBCL, a description of which is provided in "PROPOSAL I -- APPROVAL OF MERGER -- Dissenters' Rights of Appraisal" and the full text of which is attached to this Proxy Statement/Prospectus as Appendix C. Such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 623 of the NYBCL on a timely basis may result in the loss of dissenters' rights. See "PROPOSAL I -- APPROVAL OF MERGER -- Dissenters' Rights of Appraisal."

--------------------------------------------------------------------------------

                           COMPARATIVE PER SHARE DATA

     The following table presents at the dates and for the periods indicated (i) historical consolidated per share data for Cortland First and Oneida Valley Common Stock, (ii) pro forma per share data for Alliance Financial Corporation and (iii) equivalent pro forma per share data for Oneida Valley Common Stock. Alliance Financial Corporation pro forma data represents the effect of the Merger on a share of Cortland First Common Stock. The Oneida Valley pro forma equivalent data represents Alliance Financial Corporation pro forma data before rounding, multiplied by 1.75 and 2.00 (pro forma Exchange Ratio), respectively, and thereby reflects the effect of the Merger on a share of Oneida Valley Common Stock. The information presented is based upon the historical financial statements of Cortland First and Oneida Valley appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."



                                                 ALLIANCE             ONEIDA
                             HISTORICAL        PRO FORMA (1)      PRO FORMA (1)
                         -----------------    --------------      --------------
                         CORTLAND   ONEIDA    1.75      2.00      1.75     2.00
                         --------   ------    ----      ----      ----     ----
NET INCOME PER SHARE
  Year ended:
   December 31, 1997     $1.31     $2.72     $1.42     $1.33     $2.49     $2.66
   December 31, 1996      1.41      2.63      1.45      1.37      2.54      2.74
   December 31, 1995      1.36      2.49      1.39      1.30      2.43      2.60

  Six months ended:
   June 30, 1998          0.57      1.18      0.62      0.58      1.09      1.16
   June 30, 1997          0.63      1.30      0.68      0.64      1.19      1.28


DIVIDEND PER SHARE
  Year ended:
   December 31, 1997      1.06      1.20      0.89      0.84      1.56      1.68
   December 31, 1996     0.497      1.14      0.57      0.53      1.00      1.06
   December 31, 1995     0.433      1.08      0.52      0.49      0.91      0.98

  Six months ended:
   June 30, 1998          0.28      0.50      0.28      0.27      0.49      0.54
   June 30, 1997          0.28      0.50      0.28      0.27      0.49      0.54


BOOK VALUE PER SHARE
   At December 31, 1997  12.70     27.33     13.76     12.94     24.08     25.88
   At June 30, 1998     $12.94    $28.04    $14.31    $13.45    $25.04    $26.90


------------

(1) Represents the effect on the reported amounts using an exchange ratio for Oneida Valley Common Stock of 1.75 and 2.00, respectively.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present selected historical and pro forma combined financial information for Cortland First, Oneida Valley and Alliance Financial Corporation which has been derived from audited consolidated financial statements of Cortland First and Oneida Valley through December 31, 1997 and unaudited financial statements for the periods ended June 30, 1997 and June 30, 1998. This summary should be read in connection with the financial statements, including the respective notes thereto, and other financial information appearing elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION."

     The data in the financial tables and statements in this Proxy Statement/Prospectus does not reflect possible adjustments for expenses related to the Merger, or any potential cost savings or revenue enhancements resulting from the Merger. Accordingly, the pro forma combined financial condition and results of operations of Alliance Financial Corporation as of the Effective Date and thereafter may be materially different from that reflected in the pro forma information below. See "AVAILABLE INFORMATION," "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" and "PROPOSAL I - APPROVAL OF MERGER -- Operations after the Merger."


                                            CORTLAND FIRST FINANCIAL CORPORATION
                                                      SELECTED FINANCIAL DATA

                                                                                                     Six months ended
                                                               Years ended December 31                   June 30,
                                          -------------------------------------------------------  -------------------
                                             1993       1994        1995        1996        1997      1997       1998
                                          --------    --------    --------    --------   --------  --------   --------
                                                                            (000'S Omitted)
 OPERATING RESULTS:

 Interest income                           $ 14,292    $ 14,314    $ 15,223    $ 15,632   $ 15,985  $  7,988   $  7,836
 Interest expense                             5,013       4,725       5,848       6,220      6,531     3,259      3,235
                                           --------    --------    --------    --------   --------  --------   --------
     Net interest income                      9,279       9,589       9,375       9,412      9,454     4,729      4,601
 Allowance for possible loan losses             300         300         300         283        390       180        125
                                           --------    --------    --------    --------   --------  --------   --------
     Net interest income after allowance
      for loan losses                         8,979       9,289       9,075       9,129      9,064     4,549      4,476
 Other operating income                       1,303       1,369       1,446       1,523      1,777       764        870
 Other operating expenses                     6,390       6,790       6,700       6,678      7,302     3,573      3,857
                                           --------    --------    --------    --------   --------  --------   --------
     Income before income taxes               3,892       3,868       3,821       3,974      3,539     1,740      1,489
 Applicable income taxes                      1,163       1,178       1,088       1,128        920       464        366
                                           --------    --------    --------    --------   --------  --------   --------
     Net income                            $  2,729    $  2,690    $  2,733    $  2,846   $  2,619  $  1,276   $  1,123
                                           ========    ========    ========    ========   ========  ========   ========
 Net income per share- basic               $   1.35    $   1.33    $   1.36    $   1.41   $   1.31  $   0.63   $   0.57
 Return on average assets (1)                  1.43%       1.37%       1.34%       1.32%      1.18%     1.40%      1.00%
 Return on average equity (1)                 14.70%      13.25%      12.38%      11.75%     10.38%    10.04%      8.94%
 Dividends declared per share              $   0.40    $ 0.4166    $  0.433    $  0.497   $   1.06  $   0.28   $   0.28

 BALANCE SHEET DATA:

 Loans                                     $105,699    $109,909    $112,204    $113,632   $113,172  $112,975   $114,995
 Allowance for loan losses                    1,080       1,226       1,176       1,271      1,240     1,222      1,268
 Investments                                 67,587      70,380      75,262      84,128     88,256    93,772     88,277
 Assets                                     198,759     188,683     203,860     219,072    219,369   225,273    233,566
 Deposits                                   167,302     176,967     178,446     191,838    192,210   197,432    205,956
 Stockholders' equity                        20,063      20,424      23,654      25,378     25,007    25,919     25,483
 Book value per share                          9.95       10.13       11.73       12.59      12.70     12.87      12.94
 Equity to total assets                       10.09%      10.82%      11.60%      11.58%     11.40%    11.51%     10.91%
 Trust Department assets (2)               $ 50,130    $ 49,872    $ 56,359    $ 61,924   $ 64,420  $ 65,659   $ 76,383

----------------

(1) For interim periods this percentage is annualized
(2) Calculated at book value


                                                       ONEIDA VALLEY BANCSHARES, INC.
                                                           SELECTED FINANCIAL DATA

                                                                                                SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31                  JUNE 30,
                                           --------------------------------------------------  ------------------
                                             1993       1994        1995     1996      1997      1997      1998
                                           --------  --------    --------  --------  --------  --------  --------
                                                                         (000'S Omitted)
 OPERATING RESULTS:

 Interest income                           $ 13,823  $ 13,825    $ 15,225  $ 15,384  $ 15,806  $  7,727  $  8,079
 Interest expense                             4,877     4,778       6,165     5,974     6,453     3,049     3,466
                                           --------  --------    --------  --------  --------  --------  --------
      Net interest income                     8,946     9,047       9,060     9,410     9,353     4,678     4,613
 Allowance for possible loan losses             360        40         175       350       235       150       198
                                           --------  --------    --------  --------  --------  --------  --------
      Net interest income after allowance
       for loan losses                        8,586     9,007       8,885     9,060     9,118     4,528     4,415
 Other operating income                       1,644     1,545       1,722     1,864     2,089       941     1,045
 Other operating expenses                     6,236     6,515       6,881     7,110     7,393     3,619     3,914
                                           --------  --------    --------  --------  --------  --------  --------
      Income before income taxes              3,994     4,037       3,726     3,814     3,814     1,850     1,546
 Applicable income taxes                      1,388     1,426       1,321     1,306     1,300       626       481
                                           --------  --------    --------  --------  --------  --------  --------
      Net income                           $  2,606  $  2,611    $  2,405  $  2,508  $  2,514  $  1,224  $  1,065
                                           ========  ========    ========  ========  ========  ========  ========
 Net income per share- basic               $   2.70  $   2.71    $   2.49  $   2.63  $   2.72  $   1.30  $   1.18
 Return on average assets (1)                  1.37%     1.34%       1.19%     1.20%     1.18%     1.18%     0.97%
 Return on average equity (1)                 12.83%    11.86%      10.58%    10.34%    10.13%     9.92%     8.81%
 Dividends declared per share              $   0.94  $   1.06    $   1.08  $   1.14  $   1.20  $   0.50  $   0.50

 BALANCE SHEET DATA:

 Loans                                     $105,809  $117,740    $121,777  $129,996  $137,606  $130,668  $141,427
 Allowance for loan losses                    1,578     1,610       1,691     1,754     1,717     1,814     1,644
 Investments                                 74,228    66,115      66,897    61,127    63,745    62,620    63,814
 Assets                                     194,900   200,904     208,948   209,238   217,499   215,827   233,749
 Deposits                                   170,458   176,188     181,930   180,750   185,717   187,974   203,234
 Stockholders' equity                        21,223    21,041      23,888    24,799    24,743    24,241    25,316
 Book value per share                         22.00     21.81       24.76     26.11     27.33     26.52     26.85
 Equity to total assets                       10.89%    10.47%      11.43%    11.85%    11.38%    11.23%    10.83%
 Trust Department assets (2)               $ 30,671  $ 35,555    $ 47,089  $ 63,909  $ 81,067  $ 72,079  $ 87,504

----------------
 (1) For interim periods this percentage is annualized.
 (2) Calculated at market value.


                                               ALLIANCE FINANCIAL CORPORATION
                                               SELECTED PROFORMA FINANCIAL DATA


                                                                                              SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31                  JUNE 30,
                                            --------------------------------------------      ----------------
                                            1993      1994      1995      1996      1997      1997      1998
                                            ----      ----      ----      ----      ----      ----      ------
           PRO FORMA                                                 (000'S Omitted)
 Interest income                          $ 28,115  $ 28,139  $ 30,448  $ 31,016  $ 31,791  $ 15,715  $ 15,915
 Interest expense                            9,890     9,503    12,013    12,194    12,984     6,308     6,701
                                          --------  --------  --------  --------  --------  --------  --------
      Net interest income                   18,225    18,636    18,435    18,822    18,807     9,407     9,214
 Allowance for possible loan losses            660       340       475       633       625       330       323
                                          --------  --------  --------  --------  --------  --------  --------
     Net interest income after allowance
      for loan losses                       17,565    18,296    17,960    18,189    18,182     9,077     8,891
 Other operating income                      2,947     2,914     3,168     3,387     3,866     1,705     1,915
 Other operating expenses                   12,626    13,305    13,581    13,788    14,695     7,192     7,771
                                          --------  --------  --------  --------  --------  --------  --------
      Income before income taxes             7,886     7,905     7,547     7,788     7,353     3,590     3,035
 Applicable income taxes                     2,551     2,604     2,409     2,434     2,220     1,090       847
                                          --------  --------  --------  --------  --------  --------  --------
      Net income                          $  5,335  $  5,301  $  5,138  $  5,354  $  5,133  $  2,500  $  2,188
                                          ========  ========  ========  ========  ========  ========  ========
 Net income per share-basic:
   at an exchange ratio of 1.75           $   1.44  $   1.43  $   1.39  $   1.45  $   1.42  $   0.68  $   0.62
   at an exchange ratio of 2.00           $   1.35  $   1.34  $   1.30  $   1.37  $   1.33  $   0.64  $   0.58
 Return on average assets (1)                 1.40%     1.36%     1.27%     1.26%     1.18%     1.16%     0.98%
 Return on average equity (1)                13.72%    12.53%    11.47%    11.04%    10.26%     9.94%     8.84%
 Dividends declared per share:
   at an exchange ratio of 1.75           $   0.46  $   0.50  $   0.52  $   0.57  $   0.89  $   0.28  $   0.28
   at an exchange ratio of 2.00           $   0.43  $   0.47  $   0.49  $   0.53  $   0.84  $   0.27  $   0.27






 BALANCE SHEET DATA:

 Loans                                    $211,508  $227,649  $233,981  $243,628  $250,778  $243,643  $254,787
 Allowance for loan losses                   2,658     2,836     2,867     3,025     2,957     3,036     2,912
 Investments                               141,815   136,495   142,159   145,255   152,001   156,392   152,091
 Assets                                    393,659   389,587   412,808   428,310   436,868   441,100   467,315
 Deposits                                  337,760   353,155   360,376   372,588   377,927   385,406   409,190
 Stockholders' equity                       41,286    41,465    47,542    50,177    49,750    50,160    50,799
 Book value per share:
   at an exchange ratio of 1.75              11.15     11.19     12.83     13.62     13.76     13.64     14.31
   at an exchange ratio of 2.00              10.46     10.51     12.03     12.79     12.94     12.81     13.45
 Equity to total assets                      20.98%    21.29%    23.03%    23.43%    22.78%    22.74%    21.74%
 Trust Department assets (2)              $ 80,801  $ 85,427  $103,448  $125,833  $145,487  $137,738  $163,887

-----------------

(1)  For interim periods this percentage is annualized

(2) See individual companies selected financial data for basis of presentation of assets.

                                  THE MEETINGS

DATE, TIME AND PLACE

     The Cortland First Meeting will be held at the office of Cortland First located at 65 Main Street, Cortland, New York on _____________, 1998, at 4:00 p.m. Eastern Time.

     The Oneida Valley Meeting will be held at the office of Oneida Valley located at 160 Main Street, Oneida, New York on _____________, 1998, at 4:00 p.m. Eastern Time.

MATTERS TO BE CONSIDERED AT THE MEETINGS

     Cortland First. At the Cortland First Meeting, the holders of Cortland First Common Stock will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement, (ii) the approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan, and (iii) such other matters as may properly be brought before the Cortland First Meeting.

     The Board of Directors of Cortland First has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement. The Board of Directors has also unanimously approved and recommends a vote FOR approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan.

     Oneida Valley. At the Oneida Valley Meeting, holders of Oneida Valley Common Stock will be asked to consider and vote upon (i) the approval and adoption of the Merger Agreement, (ii) the approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan, and (iii) such other matters as may properly be brought before the Oneida Valley Meeting.

     The Board of Directors of Oneida Valley has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement. The Board of Directors has also unanimously approved and recommends a vote FOR approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

     Cortland First. Only holders of record of Cortland First Common Stock on the Cortland First Record Date will be entitled to notice of, and to vote at, the Cortland First Meeting. On the Cortland First Record Date, 1,969,776 shares of Cortland First Common Stock were issued and outstanding and held by approximately 550 holders of record.

     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Cortland First Record Date must be represented in person or by proxy at the Cortland First Meeting in order for a quorum to be present for purposes of voting on approval of the Agreement, approval of the Incentive Plan and any other matters to be considered at the Cortland First Meeting.

     Oneida Valley. Only holders of record of Oneida Valley Common Stock on the Oneida Valley Record Date will be entitled to notice of, and to vote at, the Oneida Valley Meeting. On the Oneida Valley

Record Date, 902,877 shares of Oneida Valley Common Stock were issued and outstanding and held by approximately 430 holders of record.

     Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Oneida Valley Record Date must be represented in person or by proxy at the Oneida Valley Meeting in order for a quorum to be present for purposes of voting on approval of the Agreement, approval of the Incentive Plan and any other matters to be considered at the Oneida Valley Meeting.

VOTES REQUIRED

     Cortland First. The approval and adoption of the Merger Agreement will require the affirmative vote, in person or by proxy at the Cortland First Meeting, of holders of at least 66 2/3% of the outstanding Cortland First Common Stock. The approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan will require the affirmative vote of a majority of the votes cast in person or by proxy at the Cortland First Meeting.

     Each holder of shares of Cortland First Common Stock outstanding on the Cortland First Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Cortland First Meeting. Shareholders of Cortland First are not entitled to cumulate votes for any matter to be considered at the Cortland First Meeting.

     Directors and executive officers of Cortland First and affiliates of such persons had voting power with respect to 127,052 shares (excluding shares for which ownership is disclaimed) of Cortland First Common Stock, representing 6.45% of the Cortland First Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Cortland First Voting Agreements") with Oneida Valley, whereby each such person has agreed to vote all shares of Cortland First Common Stock that he or she is entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 127,052 shares of Cortland First Common Stock (representing 6.45% of the outstanding shares) will be voted in favor of the Agreement.

     Oneida Valley. The approval and adoption of the Merger Agreement will require the affirmative vote, in person or by proxy at the Oneida Valley Meeting, of holders of at least 66 2/3% of the outstanding Oneida Valley Common Stock. The approval of the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan will require the affirmative vote of a majority of the votes cast in person or by proxy at the Oneida Valley Meeting.

     Each holder of shares of Oneida Valley Common Stock outstanding on the Oneida Valley Record Date will be entitled to one vote for each share held of record on each matter to be considered at the Oneida Valley Meeting. Shareholders of Oneida Valley are not entitled to cumulate votes for any matter to be considered at the Oneida Valley Meeting.

     Directors and executive officers of Oneida Valley and affiliates of such persons had voting power with respect to 83,325 shares (excluding shares for which ownership is disclaimed) of Oneida Valley Common Stock, representing 9.23% of the Oneida Valley Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Oneida Valley Voting Agreements") with Cortland First, whereby each such person has agreed to vote all shares of Oneida Valley Common Stock that he or she is entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 83,325 shares of Oneida Valley Common Stock (representing 9.23% of the outstanding shares) will be voted in favor of the Agreement.

VOTING AND REVOCABILITY OF PROXIES

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies will be voted at the Meetings and all adjournments thereof.

     Proxies for the Cortland First Meeting. Proxies for the Cortland First Meeting may be revoked by written notice to David R. Alvord at the address set forth above, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Cortland First Meeting or by attending the Cortland First Meeting and voting in person. The presence of a shareholder at the Cortland First Meeting will not in itself revoke such shareholder's proxy.

     Proxies solicited by the Board of Directors of Cortland First will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND FOR APPROVAL OF THE INCENTIVE PLAN. The proxy confers discretionary authority on the persons named therein to vote with respect to any matters incident to the conduct of the Cortland First Meeting. If any business, other than approval of the Merger and approval of the Incentive Plan, is presented at the Cortland First Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Cortland First Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     Proxies for the Oneida Valley Meeting. Proxies for the Oneida Valley Meeting may be revoked by written notice to John C. Mott at the address set forth above, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Oneida Valley Meeting or by attending the Oneida Valley Meeting and voting in person. The presence of a shareholder at the Oneida Valley Meeting will not in itself revoke such shareholder's proxy.

     Proxies solicited by the Board of Directors of Oneida Valley will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND FOR APPROVAL OF THE INCENTIVE PLAN. The proxy confers discretionary authority on the persons named therein to vote with respect to any matters incident to the conduct of the Oneida Valley Meeting. If any business, other than approval of the Merger and approval of the Incentive Plan, is presented at the Oneida Valley Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Oneida Valley Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Cortland First. The securities entitled to vote at the Cortland First Meeting consist of Cortland First's common stock, par value $1.6667 per share. The following table sets forth information regarding the shares of Cortland First Common Stock beneficially owned as of _________________, 1998 by (i) each director and named executive officer of Cortland First and (ii) all directors and executive officers as a group. No person or group of persons are known by Cortland First to own beneficially more than 5% of the Cortland First Common Stock.


                                                                          PERCENT OF
                                                                         SHARES (7) OF
                                                             SHARES      CORTLAND FIRST
                                                           BENEFICIALLY   COMMON STOCK
NAME & ADDRESS* OF BENEFICIAL OWNER                          OWNED (1)    OUTSTANDING
-----------------------------------                        ------------  --------------
David R. Alvord                                                5,440           .28%

Donald S. Ames                                                74,400          3.78%

Mary Alice Bellardini                                            325           .02%

John H. Buck                                                   2,411           .12%

Robert M. Lovell                                               1,669 (2)       .08%

Harry D. Newcomb                                               5,672 (3)       .29%

Garrison A. Marsted                                           67,400 (4)      3.40%

Charles E. Shafer                                             11,146 (5)       .57%

Richard J. Shay                                                1,618           .08%

Charles H. Spaulding                                           3,277 (6)       .17%

David J. Taylor                                                4,500           .23%

Stuart E. Young                                                  651           .03%

All Directors and Officers as a Group (13 in Group)          178,831          9.08%


------------

* The address of each director and officer is c/o First National Bank of Cortland, Cortland, New York 13045.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Cortland First Common Stock if he or she has or shares voting or investment power with respect to such Cortland First Common Stock or has a right to acquire beneficial ownership at any time within 60 days from __________, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named beneficial owners exercise sole voting and investment power over the shares of the Cortland First Common Stock.

(2) Includes 430 shares owned by Mr. Lovell's daughter, pursuant to the Uniform Gift to Minors Act, as to which Mr. Lovell has sole voting and investment power.

(3) Includes 2,646 shares owned by Mr. Newcomb's wife, as to which Mr. Newcomb disclaims any beneficial ownership.

(4) Includes 1,200 shares owned by Mr. Marsted's wife, as to which Mr. Marsted disclaims any beneficial ownership, and 14,985 shares held by the Estate of Mary Ellen G. Marsted, for which Mr. Marsted serves as personal representative as to which Mr. Marsted disclaims any beneficial ownership. Also included are 24,815 shares held in various trusts for which Mr. Marsted serves as co-trustee and as to which Mr. Marsted disclaims any beneficial ownership.

(5) Includes 3,381 shares owned by Mr. Shafer's wife, as to which Mr. Shafer disclaims any beneficial ownership, and 900 shares owned by each of Mr. Shafer's two sons, as to which Mr. Shafer disclaims any beneficial ownership.

(6) Includes 2,952 shares owned by Mr. Spaulding's wife, as to which Mr. Spaulding disclaims any beneficial ownership.

(7) Based on 1,969,776 shares of Cortland First Common Stock outstanding on September ____, 1998.

     Oneida Valley. The securities entitled to vote at the Oneida Valley Meeting consist of Oneida Valley's common stock, par value $2.50 per share. The following table sets forth information regarding the shares of Oneida Valley Common Stock beneficially owned as of ____________, 1998 by (i) each director and named executive officer of Oneida Valley, (ii) all directors and officers as a group, and (iii) each person known by Oneida Valley to own beneficially more than 5% of the Oneida Valley Common Stock.


                                                                          PERCENT OF
                                                                         SHARES (8) OF
                                                             SHARES      ONEIDA VALLEY
                                                           BENEFICIALLY   COMMON STOCK
NAME & ADDRESS* OF BENEFICIAL OWNER                          OWNED (1)    OUTSTANDING
-----------------------------------                        ------------  --------------
John W. Bailey                                                  780             .09%

Donald H. Dew                                                   823             .09%

Peter M. Dunn                                                39,299            4.35%

Robert H. Fearon, Jr.                                        74,347 (2)        8.23%

David P. Kershaw                                              1,493 (3)         .17%




                                                                          PERCENT OF
                                                                         SHARES (8) OF
                                                             SHARES      ONEIDA VALLEY
                                                           BENEFICIALLY   COMMON STOCK
NAME & ADDRESS* OF BENEFICIAL OWNER                          OWNED (1)    OUTSTANDING
-----------------------------------                        ------------  --------------
Robert H. Kuiper                                               1,843 (4)       .20%

Samuel J. Lanzafame                                            2,958 (5)       .33%

John C. Mott                                                   2,500 (6)       .28%

Richard G. Smith                                               1,762 (7)       .20%

Edward M. Thoma                                                  484           .05%

All Directors and Officers as a Group (11 in Group)          126,289         13.99%


-----------------

* The address of each director and officer is c/o Oneida Valley National Bank, 160 Main Street, Oneida, New York, 13421.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Oneida Valley Common Stock if he or she has or shares voting or investment power with respect to such Oneida Valley Common Stock or has a right to acquire beneficial ownership at any time within 60 days from _______________, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named beneficial owners exercise sole voting and investment power over the shares of the Oneida Valley Common Stock.

(2) Includes 2,800 shares held by Mr. Fearon as co-trustee for a trust under the will of Robert H. Fearon, as to which Mr. Fearon disclaims beneficial ownership. Also included are 37,472 shares owned by Mr. Fearon's wife, as to which Mr. Fearon disclaims any beneficial ownership.

(3)  Includes 126 shares owned jointly with Mr. Kershaw's wife.

(4) Includes 394 shares owned by Mr. Kuiper's wife, as to which Mr. Kuiper disclaims any beneficial ownership.

(5) Includes 1,298 shares owned by Mr. Lanzafame's wife, as to which Mr. Lanzafame disclaims beneficial ownership and 1,000 shares owned by Mr. Lanzafame's children, as to which Mr. Lanzafame disclaims beneficial ownership.

(6)  Includes 300 shares owned jointly with Mr. Mott's wife.

(7)  Includes 300 shares owned jointly with Mr. Smith's wife.

(8) Based on 902,877 shares of Oneida Valley Common Stock outstanding on September ____, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated under the Exchange Act, Cortland First's officers and directors and all persons who own more than 10% of Cortland First's Common Stock ("Reporting Persons") are required to file reports detailing their ownership and changes of ownership in the Cortland First Common Stock and to furnish Cortland First with copies of all such ownership reports that are filed. Based solely on Cortland First's review of copies of such ownership reports which it has received in the past fiscal year or with respect to the past fiscal year, or written representations from the Reporting Persons that no annual report of changes in beneficial ownership were required, Cortland First believes that during fiscal year 1997 all Reporting Persons have complied with these reporting requirements.

     Oneida Valley's officers, directors and 10% shareholders are not currently subject to the above-referenced Exchange Act reporting requirements.

OTHER MATTERS

     The Oneida Valley and Cortland First Boards of Directors are not aware of any business to come before the Meetings other than those matters described in this Proxy Statement/Prospectus and matters incident to the conduct of the Meetings. However, if any other matters should properly come before either Meeting or any adjournments or postponements thereof, including any proper proposals to adjourn either Meeting to permit further solicitation of proxies by the Board of Directors in the event that there are not sufficient votes to approve any proposal at the time of the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors, provided that no proxies voted against the Merger will be voted in favor of adjournment to solicit additional proxies in favor of the Merger and no proxies voted against the Incentive Plan will be voted in favor of adjournment to solicit additional proxies in favor of the Incentive Plan.

MISCELLANEOUS

     The cost of soliciting proxies will be borne by Cortland First and Oneida Valley with respect to their respective shareholders, and Cortland First and Oneida Valley have agreed to share the expenses associated with the printing of this Proxy Statement/Prospectus. Cortland First and Oneida Valley will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Cortland First and Oneida Valley Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Cortland First and Oneida Valley may solicit proxies personally or by telegraph or telephone without additional compensation therefor. Cortland First and Oneida Valley do not intend to retain a proxy soliciting firm to assist in the solicitation of proxies. However, if Cortland First and Oneida Valley do retain a proxy soliciting firm, Cortland First and Oneida Valley will be responsible for costs relating to such engagement.

                         PROPOSAL I - APPROVAL OF MERGER

     This section of this Proxy Statement/Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference. The full text of the Agreement is available upon written request to David R. Alvord at Cortland First or John C. Mott at Oneida Valley, at the respective addresses set forth below.

THE COMPANIES

     Cortland First and First National Bank of Cortland. Cortland First is a New York corporation and is registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). At June 30, 1998, Cortland First, on a consolidated basis, had total assets of approximately $234 million, total deposits of approximately $206 million and shareholders' equity of approximately $25 million.

     Cortland First's sole subsidiary is First National Bank of Cortland. First National Bank of Cortland was chartered in 1869 and is a member of the Federal Reserve System. It operates its main office at 65 Main Street, Cortland, New York, and seven other branch offices in Cortland, Southern Onondaga and Northern Broome Counties. First National Bank of Cortland is a member of the Federal Home Loan Bank of New York (the "FHLBNY") and its deposits are insured up to the prescribed limits by the FDIC. First National Bank of Cortland is subject to comprehensive regulation, supervision and examination by the Office of the Comptroller of the Currency ("OCC"), the Federal Reserve Board and the FDIC.

     First National Bank of Cortland conducts a general commercial banking and trust business. It offers retail and wholesale banking services including demand, savings and time deposits, commercial, mortgage and installment loans, consumer banking and trust services. Services offered by its trust department include trust administration, investment management, and custody services.

     The executive offices of Cortland First and First National Bank of Cortland are located at 65 Main Street, Cortland, New York 13045. The telephone number is
(607) 756-2831. For additional information, see "INFORMATION WITH RESPECT TO CORTLAND FIRST -- Description of Business;" "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- Cortland First" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Additional information about Cortland First and First National Bank of Cortland also is included in the Cortland First documents filed with the Commission. See "AVAILABLE INFORMATION."

     Oneida Valley and Oneida Valley National Bank. Oneida Valley is a New York corporation and is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHCA. At June 30, 1998, Oneida Valley, on a consolidated basis, had total assets of approximately $234 million, total deposits of approximately $203 million and shareholders' equity of approximately $25 million.

     Oneida Valley's sole subsidiary is Oneida Valley National Bank. Oneida Valley National Bank was chartered in 1851 and is a member of the Federal Reserve System. It operates its main office at 160 Main Street, Oneida, New York, and seven other branch offices in Madison, Western Oneida and Eastern Onondaga Counties. Oneida Valley National Bank is a member of the FHLBNY and its deposits are insured up to the prescribed limits by the FDIC. Oneida Valley National Bank is subject to comprehensive regulation, supervision and examination by the OCC, the Federal Reserve Board and the FDIC.

     The executive offices of Oneida Valley and Oneida Valley National Bank are located at 160 Main Street, Oneida, New York 13421. The telephone number is
(315) 363-4500. For additional information, see "INFORMATION WITH RESPECT TO ONEIDA VALLEY -- Description of Business"; SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA -- Oneida Valley" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     Alliance Financial Corporation and Alliance Bank, N.A.. Alliance Financial Corporation will be a New York corporation and will result from a change in the name of Cortland First. Alliance Financial Corporation will own all of the capital stock of Alliance Bank, N.A. and will engage, through Alliance Bank, N.A., in the business of banking and banking related activities. Alliance Financial Corporation will maintain dual headquarters at the current executive offices of Cortland First and Oneida Valley.

     As of June 30, 1998, on a pro forma basis, Alliance Financial Corporation would have had total assets of approximately $467 million, total deposits of approximately $409 million and total shareholders' equity of approximately $51 million.

     Alliance Bank, N.A. will serve approximately 36,000 households which are currently served by First National Bank of Cortland and Oneida Valley National Bank through a network of full service branch offices located in Onondaga, Cortland, Madison, Oneida and Broome Counties in New York. In addition, the parties expect that following consummation of the Bank Merger, Alliance Bank, N.A. will open or acquire several branch locations in the Syracuse metropolitan area. The Bank Merger will expand the products and services that are currently offered individually by Oneida Valley National Bank and First National Bank of Cortland. Following the Bank Merger, all branch offices of Alliance Bank, N.A. will offer the full array of loan, deposit and other financial products and services of the combined entity.

     See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

BACKGROUND OF THE MERGER

     Cortland First and Oneida Valley have traditionally concentrated their business activities on providing community banking services in their respective market areas. Over the past several years, the environment for independent community banks in general, and specifically in the market areas served by Cortland First and Oneida Valley, has become increasingly competitive. The resulting pressures on both margins and loan growth have been compounded by the high cost of maintaining skilled staff while simultaneously introducing competitive technology and products.

     As a result of these factors, Cortland First and Oneida Valley both recognized the need to grow and diversify. Moreover, Cortland First and Oneida Valley each believed that providing an independently managed, service-focused, community banking alternative to the super-regional banking organizations remained an attractive, long-term strategy for building shareholder value. In the current environment, however, they also recognized that it would be difficult to rapidly expand their respective operations without substantial pressure on financial performance. Accordingly, they separately concluded that it would be in the best interests of their respective shareholders and other constituents to remain independent community banks and to seek competitive strength through strategic mergers that would provide opportunities for both cost consolidation as well as geographic and product expansion. While each had explored possible business combinations with other financial institutions in the past, these discussions had not resulted in any substantive agreements.

     David R. Alvord, Cortland First's President and Chief Executive Officer, and John C. Mott, Oneida Valley's President, have known each other for many years. In April 1998, Mr. Alvord and Mr. Mott met to discuss the possibility of a merger of Cortland First and Oneida Valley and their respective bank subsidiaries, and mutually agreed that it was worthy of further consideration. Accordingly, representatives of Cortland First and Oneida Valley and their financial, legal and accounting advisors met during early May 1998 to consider the financial basis upon which a "merger of equals" could be achieved. Based upon these meetings it appeared that the proposed merger could be of substantial potential future value to both companies' shareholders, and that an exchange ratio appropriate to such a "merger of equals" appeared to be feasible.

     On May 13, 1998, separate special meetings of the Cortland First and Oneida Valley Boards were held to evaluate the merits of a potential business combination. The directors were advised of the rationale for the proposed transaction, the proposed corporate structure for Alliance Financial Corporation, the transaction process and the relative exchange ratios. Both Boards authorized their respective managements to pursue further due diligence, to select and retain financial advisors to evaluate the fairness of the transaction from a financial point of view and, if appropriate, to continue efforts toward a definitive agreement. During late May and early June 1998, the parties' respective legal counsel, financial advisors and accountants met numerous times to discuss the specific details of a proposed transaction and merger agreement.

     On June 10, 1998, the Oneida Valley Board met to review an update of the proposed transaction, as presented by Capital Formation Group and Jamesson Associates (an independent banking industry consulting firm). The Oneida Valley directors were updated on the activities since the May 13, 1998 meeting, and were advised on the merger process, including the responsibilities of the outside directors, management and advisors, and an estimated timetable for the transaction. The importance of a viable strategic plan for Alliance Financial Corporation was stressed by management. The Cortland First Board had a similar presentation and held similar discussions at a meeting on June 22, 1998.

     On June 25, 1998, Capital Formation Group and Jamesson Associates gave the Oneida Valley Board a presentation of the proposed strategic plan for Alliance Financial Corporation. The plan incorporated revenue enhancement brought about by proposed expansion into the Syracuse metropolitan area, increased lending activity in the respective banks' current geographic markets and in Syracuse, increased fee revenue and other benefits afforded due to the larger size of the combined entity, cost savings associated with the proposed merger and scale of operations, and other possible strategies to aid in earnings improvement. The directors also discussed proposed exchange ratios for the transaction. The Cortland First Board had a similar presentation and held similar discussions at a meeting on June 30, 1998.

     In late June and early July, the parties' respective legal counsel, financial and other advisors continued negotiation of a definitive agreement for presentation to the Cortland First and Oneida Valley Boards, and on July 8, 1998, the Boards met separately to consider a proposed definitive merger agreement, as well as the financial and other proposed terms and conditions of the Merger (including the Exchange Ratio). At the Cortland First Board meeting, Capital Formation Group reviewed historical information relating to Cortland First and projected financial information with respect to Alliance Financial Corporation, and Capital Formation Group gave its opinion that the proposed

Exchange Ratio was fair to Cortland First's shareholders from a financial point of view. The Board reviewed the proposed structure of the Merger, the proposed terms of the Agreement, the proposed Stock Option Agreements and the proposed Cortland First and Oneida Valley Voting Agreements.

     After consideration and discussion of the proposed transaction and consultation with its management, financial advisors and legal counsel, Cortland First's Board of Directors concluded that the Merger would advance its business strategies and objectives, for the reasons described below. Accordingly, the Board approved the Merger, the Agreement and the Stock Option Agreements as in the best interests of Cortland First's shareholders and other constituencies, and directed that the Merger and the Agreement be submitted for approval by Cortland First's shareholders at the Cortland First Meeting.

     At the July 8, 1998 Oneida Valley Board meeting, Empire Valuation reviewed historical information relating to Oneida Valley and projected financial information with respect to Alliance Financial Corporation, and gave its opinion that the proposed Exchange Ratio was fair to Oneida Valley's shareholders from a financial point of view. The Board reviewed the proposed structure of the Merger, the proposed terms of the Agreement, the proposed Stock Option Agreements and the proposed Cortland First and Oneida Valley Voting Agreements. Following discussion, the Board adjourned the meeting to allow individual directors to further contemplate the transaction.

     On July 10, 1998, the Oneida Valley Board reconvened to vote on the Merger. After further discussion of the proposed transaction and consultation with its management, financial advisors and legal counsel, the Oneida Valley Board of Directors concluded that the merger would advance Oneida Valley's business strategies and objectives, for the reasons described below. Accordingly, the Board of Directors approved the Merger, the Agreement and the Stock Option Agreements as being in the best interests of Oneida Valley's shareholders and other constituencies, and directed that the Merger and the Agreement be submitted for approval by Oneida Valley's shareholders at the Oneida Valley Meeting.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARDS OF DIRECTORS

     Cortland First. In reaching the decision to approve the Merger, Cortland First's Board of Directors considered a number of factors, including the factors described under " -- Background of the Merger," as well as:

          (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Cortland First and Oneida Valley (see "-- Background of the Merger" and "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA");

          (ii) the ability to pursue new market opportunities in the Syracuse metropolitan area and Cortland First's existing geographic market, benefit from new products and product enhancements, and expand its business;

          (iii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality and serving the banking needs of their respective communities, and the companies' compatible management teams;

          (iv) the projected market capitalization and market position of the combined entity, the diversification of Cortland First's asset and deposit bases, the ability of the combined company to compete more effectively in the combined geographic market area of Oneida Valley and Cortland First, and the ability of the combined company to expand into the Syracuse metropolitan area through the opening or acquisition of branch locations (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS");

          (v) the expected financial effects of the proposed transactions, including the enhanced revenue anticipated to result from the Merger and the Bank Merger, the aggregate pre-tax cost savings (resulting from back office efficiencies, consolidations and other cost savings), which are estimated by management to be approximately $750,000, $1,000,000 and $1,000,000 in 1999, 2000 and 2001, respectively, and the effects of the Merger and the Bank Merger on the risk-based and leverage capital ratios of Alliance Financial Corporation and Alliance Bank, N.A. (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," and "-- Management and Operations After the Merger");

          (vi) the likely impact of the proposed Merger on the employees and customers of Cortland First and its subsidiaries, on the communities in which Cortland First presently conducts its business, and on Cortland First's other constituencies;

          (vii) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services (see "Background of the Merger");

          (viii) the Exchange Ratio in the Merger from a number of valuation perspectives, the relative ownership of Cortland First's shareholders in Alliance Financial Corporation, and related discussions with the Board's financial advisors;

          (ix) the July 8, 1998 opinion of Capital Formation Group that the Exchange Ratio is fair to Cortland First's shareholders from a financial point of view (see "-- Opinions of Financial Advisors");

          (x) the terms of the Agreement, including the proposed Board representation and management structure of the combined company (see "--Management and Operations After the Merger");

          (xi) the terms of the Stock Option Agreements (see "-- Stock Option Agreements");

          (xii) the regulatory and shareholder approvals required for the consummation of the Merger and the Bank Merger (see "-- Regulatory Approvals");

          (xiii) the treatment of the Merger as a pooling-of-interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences" and "-- Accounting Treatment");

          (xiv) the expenses relating to the Merger and certain costs of post-Merger integration of operations, expected to be approximately $600,000 to $1,000,000 on an after-tax basis (see "-- Management and Operations After the Merger");

           (xv) the fact that the Merger is expected to be accretive to Alliance Financial Corporation's earnings pre-tax during the first full year of operations, and the extent to which planned investments necessary to accomplish Alliance Financial Corporation's strategic plan may offset some or all of the expected accretive effects (see " -- Management and Operations After the Merger"); and

          (xvi) the likelihood that the Merger will result in increased liquidity and trading volumes for shares of Alliance Common Stock.

     IN LIGHT OF THE REASONS DESCRIBED ABOVE, CORTLAND FIRST'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF CORTLAND FIRST AND CORTLAND FIRST'S SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, CORTLAND FIRST'S BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

     The foregoing discussion of information and factors considered by Cortland First's Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to approve and recommend the Merger, Cortland First's Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     Oneida Valley. In reaching its decision to approve the Merger, Oneida Valley's Board of Directors considered a number of factors, including the factors described under "-- Background of the Merger," as well as:

          (i) the respective business, operations, asset quality, financial condition, earnings, strategic business plans, competitive positions and stock price performance of Cortland First and Oneida Valley (see "-- Background of the Merger" and "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA");

          (ii) the ability to pursue new market opportunities in the Syracuse metropolitan area and Oneida Valley's existing geographic market, benefit from new products and product enhancements, and expand its business;

          (iii) the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer satisfaction, efficiency and credit quality and serving the banking needs of their respective communities, and the companies' compatible management teams;

          (iv) the projected market capitalization and market position of the combined entity, the diversification of the companies' asset and deposit bases, the ability of the combined company to compete more effectively in the combined geographic market area of Oneida Valley and Cortland First, and the ability of the combined company to expand into the Syracuse metropolitan area through the opening or acquisition of branch locations (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS");

           (v) the expected financial effects of the proposed transactions, including the enhanced revenue anticipated to result from the Merger and the Bank Merger, the aggregate pre-tax cost savings (resulting from back office efficiencies, consolidations and other cost savings), which are estimated by management to be approximately $750,000, $1,000,000 and $1,000,000 in 1999, 2000 and 2001, respectively, and the effects of the Merger and the Bank Merger on the risk-based and leverage capital ratios of Alliance Financial Corporation and Alliance Bank, N.A. (see "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," and "-- Management and Operations After the Merger");

          (vi) the likely impact of the proposed Merger on the employees and customers of Oneida Valley and its subsidiaries, on the communities in which Oneida Valley presently conducts its business, and on Oneida Valley's other constituencies;

          (vii) the current and prospective economic, regulatory and competitive climate facing independent community banking organizations, including the consolidation currently underway in the banking industry and competition from larger institutions and from nonbank providers of financial services (see "Background of the Merger");

          (viii) the Exchange Ratio in the Merger from a number of valuation perspectives, the relative ownership of Oneida Valley's shareholders in Alliance Financial Corporation, and related discussions with the Board's financial advisors;

          (ix) the July 10, 1998 opinion of Empire Valuation that the Exchange Ratio is fair to Oneida Valley's shareholders from a financial point of view (see "-- Opinions of Financial Advisors");

          (x) the terms of the Agreement, including the proposed Board representation and management structure of the combined company (see "--Management and Operations After the Merger");

          (xi) the terms of the Stock Option Agreements (see "-- Stock Option Agreements");

          (xii) the regulatory and shareholder approvals required for the consummation of the Merger and the Bank Merger (see "-- Regulatory Approvals");

          (xiii) the treatment of the Merger as a pooling-of-interests for financial accounting purposes and as a tax-free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences" and "--Accounting Treatment");

          (xiv) the expenses relating to the Merger and certain costs of post-Merger integration of operations, expected to be approximately $600,000 to $1,000,000 on an after-tax basis (see "-- Management and Operations After the Merger");

          (xv) the fact that the Merger is expected to be accretive to Alliance Financial Corporation's earnings during the first full year of operations, and the extent to which planned investments necessary to accomplish Alliance Financial Corporation's strategic plan may offset some or all of the expected accretive effects (see "-- Management and Operations After the Merger"); and

          (xvi) the likelihood that the Merger will result in increased liquidity and trading volumes for shares of Alliance Common Stock.

     IN LIGHT OF THE REASONS DESCRIBED ABOVE, ONEIDA VALLEY'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF ONEIDA VALLEY AND ONEIDA VALLEY'S SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, ONEIDA VALLEY'S BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

     The foregoing discussion of information and factors considered by Oneida Valley's Board of Directors is not intended to be exhaustive but includes all material factors considered by the Board. In reaching its determination to approve and recommend the Merger, Oneida Valley's Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

OPINIONS OF FINANCIAL ADVISORS

     Capital Formation Group of Rochester, L.P. Cortland First engaged Capital Formation Group to act as its financial advisor in connection with the merger. Pursuant to the terms of the formal engagement signed on June 2, 1998, Capital Formation Group agreed to assist Cortland First in analyzing the proposed merger with Oneida Valley. Capital Formation Group is a privately owned investment banking and financial advisory company headquartered in Rochester, NY and is primarily engaged in providing merger and acquisition advice to corporations located or conducting their primary business activity in the Eastern Great Lakes Region. Capital Formation Group has continually provided such service to its clients since its inception in 1992. The principals of Capital Formation Group have completed, during the period since inception, approximately 60 merger and acquisition transactions in which it provided such services to its clients. Cortland First selected Capital Formation Group to assist its management and its Board in the structuring, pricing and negotiation of the proposed terms of the Merger, based upon Capital Formation Group's expertise. As part of its business, Capital Formation Group is engaged in the valuation of businesses and their securities in connection with such mergers and acquisitions, the facilitation of mergers and acquisitions through negotiations of terms and conditions, and the issuance of Fairness Opinions in connection with such transactions.

     As part of its engagement, representatives of Capital Formation Group attended the meeting of Cortland First's board held on July 8, 1998 at which the Board considered and approved the Merger. At the meeting, Capital Formation Group rendered written and oral opinions that, as of such date, the Exchange Ratio was fair to Cortland First and its shareholders from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Proxy Statement/Prospectus.

     The full text of Capital Formation Group's written opinion dated as of the date of the Proxy Statement/Prospectus is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. The descriptions of the opinions and analyses set forth herein are qualified in their entirety by reference to Appendix A. Cortland First shareholders are urged to read the attached opinion in its entirety for a description of procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Capital Formation Group in connection therewith.

     Capital Formation Group's opinions are directed to Cortland First's Board and address only the Exchange Ratio. They do not address the underlying business decision to proceed with the Merger and do not constitute a recommendation to any Cortland First shareholder as to how such shareholder should vote with respect to the Merger or any other matter related thereto.

     In connection with rendering its opinions, Capital Formation Group performed a variety of financial analyses. The following is a summary of analyses performed by Capital Formation Group, but does not purport to be a complete description of all the analyses underlying Capital Formation Group's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Capital Formation Group believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. In performing its analyses, Capital Formation Group made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Cortland First, Oneida Valley, and Capital Formation Group. Any estimates contained in Capital Formation Group's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Cortland First, Oneida Valley, nor Capital Formation Group assumes responsibility for their accuracy.

     The following is a summary of the analysis prepared by Capital Formation Group in connection with its opinion.

     Relative Contribution Analysis: Capital Formation Group analyzed the relative contributions of Cortland First and Oneida Valley in relation to the proportionate interest in Alliance Financial Corporation that will be held by shareholders of the respective companies following the Merger. Capital Formation Group estimated that the holders of Cortland First Common Stock would hold approximately 52.1% to 55.4% of the outstanding shares of Alliance Financial Corporation and the holders of Oneida Valley Common Stock would hold approximately 44.6% to 47.9% of the outstanding shares of Alliance Financial Corporation after the Merger.

     Capital Formation Group also analyzed the relative contributions of Cortland First and Oneida Valley to the net income, assets, and book value of equity of the combined entity for the twelve months ended March 31, 1998 and for the twelve months ended June 30, 1998. Based on the twelve months ended March 31, 1998, Cortland First's net income, assets and book value represent 51.2%, 49.6% and 50.2%, respectively, of the total of such amounts for the combined company. Based on the twelve months ended June 30, 1998, Cortland First's net income, assets and book value represent 50.9%, 50.0% and 50.2%, respectively, of the total such amounts for the combined company. Additionally, Capital Formation Group analyzed the market value of Cortland First and Oneida Valley, where the proportionate share of the combined total was approximately 62.5% for Cortland First and was approximately 37.5% for Oneida Valley as of June 8, 1998. As another measure of relative value, Capital Formation Group analyzed the value of both Cortland First and Oneida Valley through an adjusted net asset valuation exercise. The proportionate values for Cortland First and Oneida Valley were 49.5% and 50.5%, respectively.

     Given the possible range of the Exchange Ratio, the consideration to be paid to the Oneida Valley shareholders represents 44.6% to 47.9% of the total equity of the combined company after the Merger, on a pro forma basis.

     Comparable Company Analysis: Capital Formation Group reviewed and compared selected financial and operating data for Cortland First and Oneida Valley with those of a peer group of six selected bank holding companies located in New York (the "Comparable Group"). Capital Formation Group selected the Comparable Group companies on the basis of various factors, including primarily each company's concentration in the banking business and the maturity of its business. Capital Formation Group examined certain publicly available financial data of the Comparable Group, including market capitalization, assets, book value of equity and earnings. Capital Formation Group's analysis compared Cortland First and Oneida Valley with the Comparable Group in terms of return on assets and return on equity for the twelve months ended March 31, 1998 and June 30, 1998. Capital Formation Group analyzed the dividends paid by Cortland First and Oneida Valley relative to the Comparable Group for the period ended December 31, 1997 in terms of both dividend payout ratio and dividend yield.

     The analysis also compared price per share as a multiple of the latest twelve month earnings per share and as a multiple of book value per share for the periods ending March 31, 1998 and June 30, 1998. Although Cortland First and Oneida Valley were very similar on a comparable financial basis to each other, Cortland First compared favorably to the Comparable Group in terms of market price, while Oneida Valley's market price was below that of its theoretical price based on the market multiples of the Comparable Group.

     Stock Trading History: Capital Formation Group reviewed the history of the trading price of Cortland First Common Stock. Capital Formation Group noted that: Cortland First Common Stock, like Oneida Valley Common Stock, was relatively illiquid with a relatively limited trading market and that when it traded, the Cortland First Common Stock has traded with relatively wide bid/ask price spreads and low share volume.

     Pro Forma Merger Analysis: Capital Formation Group analyzed certain pro forma effects of the Merger on Cortland First's estimated assets, book value, revenues and net income for the twelve months ended March 31, 1998 and June 30, 1998. This analysis reflected no synergies for the combined companies. Based on both pro forma earnings per share and pro forma book value per share, this analysis showed accretion through all points of the flexible Exchange Ratio (2.00 shares-to-1.00 through 1.75 shares-to-1.00). Capital Formation Group also analyzed the effect of the Merger on Cortland First's ratios and balance sheet and believes it will not materially adversely affect Cortland First's financial flexibility.

     In arriving at the Capital Formation Group Opinions, Capital Formation Group performed certain financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of Capital Formation Group's analyses. Capital Formation Group believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the Capital Formation Group Opinions. In performing its analyses, Capital Formation Group made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cortland First and Oneida Valley. The trading values of the Cortland First Common Stock and the Oneida Valley Common Stock may be significantly more or less than the amounts set forth in Capital Formation Group's analysis. Actual trading values depend upon several factors, including events affecting financial institutions generally, general economic, market and interest rate conditions and other factors which generally influence the price of securities.

     No company used in the comparable company analysis summarized above is identical to Cortland First or Oneida Valley. Accordingly, any such analysis of the value of the proposed Merger involves complex considerations and judgements concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading value of the comparable companies.

     In connection with rendering its opinions, Capital Formation Group reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Cortland First Voting Agreements and the Oneida Valley Voting Agreements; (iii) the Stock Option Agreements; (iv) Cortland First's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to shareholders for the years ended December 31, 1995, 1996 and 1997, respectively;
(v) Oneida Valley's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to shareholders for the years ended December 31, 1995, 1996 and 1997, respectively; (vi) Oneida Valley's unaudited consolidated financial statements contained in its quarterly reports to shareholders for the quarters ended March 31 and June 30, 1998; (vii) Cortland First's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Reports on form 10-Q for the quarter ended March 31 and June 30, 1998; (viii) certain financial analyses, including estimates of future financial performance, of Cortland First prepared by and reviewed with management of Cortland First and the views of senior management of Cortland First regarding Cortland First's past and current business operations, results thereof, financial condition and future prospects; (ix) certain financial analyses, including estimates of future financial performance, of Oneida Valley regarding Oneida Valley's past and current business operation, results thereof, financial condition and future prospects; (x) estimated pro forma impacts of the Merger; (xi) the publicly reported historical price and trading activity of Cortland First Common Stock and Oneida Valley Common Stock, respectively, including comparison of certain financial and stock market information for Cortland First and Oneida Valley with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings and banking institution industries, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Capital Formation Group considered relevant.

     In connection with rendering the Capital Formation Group Fairness Opinion, Capital Formation Group confirmed the appropriateness of its reliance on the analyses used to render the July 8, 1998 opinion by performing procedures to update certain of such analyses and by reviewing assumptions upon which such analyses were based and factors considered therewith.

     In performing its reviews and analyses, Capital Formation Group assumed and relied upon, without independent verification, the accuracy and completeness of all financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Capital Formation Group does not assume any responsibility or liability therefor. Capital Formation Group did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Cortland First or Oneida Valley or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Cortland First and Oneida Valley). With respect to the information regarding potential future financial performance provided by each company's management, Capital Formation Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of Cortland First and Oneida Valley and that such performances will be achieved. Capital Formation Group also assumed that there has been no material change in Cortland First's or Oneida Valley's assets, financial condition, results of operations, business or prospects since June 30, 1998, the date of the last financial statements noted above, that Cortland First and Oneida Valley will remain as going concerns for all periods relevant to its analyses, that the Merger will accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

     The estimates of future financial performance furnished to Capital Formation Group and used by it in certain of its analyses were prepared by the senior management of Cortland First and Oneida Valley. Cortland First and Oneida Valley do not publicly disclose internal management projections of the type provided to Capital Formation Group in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. These estimates were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     Capital Formation Group has been retained by Cortland First's Board of Directors as an independent contractor to act as financial adviser with respect to the Merger. Capital Formation Group, as part of its business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, the facilitator of mergers and acquisitions through negotiations of terms and conditions, and the issuance of Fairness Opinions in connection with such transactions. As specialists in the securities of banking companies, Capital Formation Group has experience in, and knowledge of, the valuation of banking enterprises.

     Cortland First, Oneida Valley, Capital Formation Group and Jamesson Associates, an independent banking industry consulting firm (collectively the "Transaction Advisors"), have entered into an agreement signed June 2, 1998 relating to the services provided the Transaction Advisors. Cortland First and Oneida Valley paid the Transaction Advisors a non-refundable retainer fee of $50,000 upon execution of the agreement, $100,000 upon delivery of the Capital Formation Group Opinion and $50,000 on the date that this Proxy Statement/Prospectus was initially mailed to shareholders, and have agreed to pay the Transaction Advisors $145,000 on the Effective Date. Cortland First and Oneida Valley have also agreed to pay the Transaction Advisors $45,000 in connection with strategic planning advice with respect to the Merger to continue beyond the closing through December 31, 1998. Cortland First and Oneida Valley have also agreed to reimburse the Transaction Advisors for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

     Empire Valuation Consultants, Inc. Pursuant to an engagement letter dated as of June 10, 1998 (the "Empire Valuation Agreement"), Oneida Valley retained Empire Valuation as an independent financial advisor in connection with Oneida Valley's consideration of the proposed Agreement. In its regular course of business, Empire Valuation provides merger & acquisition and valuation serves to, and renders fairness opinions on behalf of, corporate clients, corporate trustees, attorneys, accountants, investors, financial institutions, the courts, and participants of employee benefit plans. Empire's consultants have prepared or managed the preparation of over 5,000 appraisals for a broad range of purposes, covering a broad range of industries, both domestic and overseas, and for corporate clients of all sizes. Empire's five principal and/or managing directors have cumulatively over 110 years of experience in investment banking and valuation experience. Empire's consultants have extensive experience in providing expert testimony; have and currently hold national and regional officer and leadership positions with the American Society of Appraisers; and have significant experience in the banking and financial industries.

     Pursuant to the terms of the Empire Valuation Agreement, Oneida Valley's Board of Directors asked Empire Valuation to render its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Oneida Valley Common Stock. At the July 8, 1998 meeting (at which Oneida Valley's Board reviewed the Agreement), and at the July 10 meeting (at which the Board approved the Agreement), Empire Valuation delivered to the Board its written opinion that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Oneida Valley Common Stock. Empire Valuation has also delivered to Oneida Valley's Board a written opinion dated as of the date of this Proxy Statement/Prospectus (the "Empire Valuation Fairness Opinion") which is substantially identical to its July 10, 1998 opinion.

     The full text of the Empire Valuation Fairness Opinion, which sets forth procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. The descriptions of the opinions set forth herein are qualified in their entirety by reference to Appendix B. Holders of shares of Oneida Valley Common Stock are urged to read the Empire Valuation Fairness Opinion in its entirety in connection with their consideration of the Merger.

     Empire Valuation's opinions were provided to Oneida Valley's Board of Directors for its information and are directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of Oneida Valley Common Stock. They do not address the underlying business decision of Oneida Valley to engage in the Merger or any other aspect of the Merger and do not constitute a recommendation to any holder of shares of Oneida Valley Common Stock as to how such shareholder should vote at the Oneida Valley Meeting with respect to the Agreement or any other matter related thereto.

     In connection with rendering its opinions, Empire Valuation performed a variety of financial analyses. The following is a summary of analyses performed by Empire Valuation, but does not purport to be a complete description of all the analyses underlying Empire Valuation's opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Empire Valuation believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinions. In performing its analyses, Empire Valuation made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Oneida Valley, Cortland First and Empire Valuation. Any estimates contained in Empire Valuation's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Oneida Valley, Cortland First nor Empire Valuation assumes responsibility for their accuracy.

     Empire Valuation performed a comparative review and analysis of Oneida Valley's and Cortland First's historical financial statements and operating performance. In particular, Empire Valuation analyzed the five year growth rates for each bank's total assets, total shareholders' equity and net income. Oneida Valley's five year compounded growth rate in total assets, total stockholders' equity and net income were 3.09%, 5.04% and 0.77%, respectively. Cortland First's five year compounded growth rate in total assets, total stockholders' equity and net income were 3.35%, 7.37% and 3.47%, respectively. In addition, Empire Valuation reviewed and analyzed Oneida Valley's and Cortland First's relative historical trading volumes, stock prices and aggregate market values. Utilizing the comparative balance sheets as of March 31, 1998, and the implied aggregate market capitalizations for each bank based upon the latest trades in early July 1998, Empire compared the relative contribution of Oneida Valley and Cortland First to Alliance Financial Corporation. Oneida Valley's relative percentage contribution of its total assets, total equity and net income as of, and for period ending, March 31, 1998, was 50.36%, 49.76%, and 48.75%, respectively. However, Oneida Valley's unadjusted market capital contribution based upon its and Cortland First's average trading prices in early July 1998 was about 37.36%. Given the possible range of the Exchange Ratio, the consideration to be paid to Oneida Valley's shareholders represent a relative pro forma market capital allocation between 47.89% and 44.58%.

     Empire Valuation also reviewed and compared selected financial, operating and market value data for Oneida Valley and Cortland First with those of a group of five selected bank holding companies located in Upstate New York ("peer group"). The peer group was selected based upon size and business similarities. Empire reviewed and compared reported March 31, 1998 financial data for the peer group with Oneida Valley and Cortland First including total assets, total equity (book value), trailing twelve months of earnings, recent trend in earnings, dividend payout ratios, return on equity and return on assets. Empire Valuation also reviewed the comparative selected market valuation multiples and the dividend yields for the peer group, Oneida Valley and Cortland First.

     In connection with rendering its opinions, Empire Valuation reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Cortland First Voting Agreements and the Oneida Valley Voting Agreements; (iii) the Stock Option Agreements; (iv) Oneida Valley's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to shareholders for the years ended December 31, 1995, 1996 and 1997, respectively; (v) Cortland First's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations as contained in its annual reports to shareholders for the years ended December 31, 1995, 1996 and 1997, respectively; (vi) Oneida Valley's unaudited consolidated financial statements contained in its quarterly reports to shareholders for the quarters ended March 31 and June 30, 1998; (vii) Cortland First's unaudited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998; (viii) certain financial analyses, including estimates of future financial performance, of Oneida Valley prepared by and reviewed with management of Oneida Valley and the views of senior management of Oneida Valley regarding Oneida Valley's past and current business operations, results thereof, financial condition and future prospects;
(ix) certain financial analyses, including estimates of future financial performance, of Cortland First prepared by and reviewed with management of Cortland First and the views of senior management of Cortland First regarding Cortland First's past and current business operations, results thereof, financial condition and future prospects; (x) estimated pro forma impacts of the Merger; (xi) the publicly reported historical price and trading activity for Oneida Valley Common Stock and Cortland First Common Stock, respectively, including a comparison of certain financial and stock market information for Oneida Valley and Cortland First with similar publicly available information for certain other companies the securities of which are publicly traded; (xii) the financial terms of recent business combinations in the savings and banking institution industries, to the extent publicly available; (xiii) the current market environment generally and the banking environment in particular; and (xiv) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Empire Valuation considered relevant.

     In connection with rendering the Empire Valuation Fairness Opinion, Empire Valuation confirmed the appropriateness of its reliance on the analyses used to render the July 10, 1998 opinion by performing procedures to update certain of such analyses and by reviewing assumptions upon which such analyses were based and factors considered in connection therewith.

     In performing its reviews and analyses, Empire Valuation assumed and relied upon, without independent verification, the accuracy and completeness of all financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Empire Valuation does not assume any responsibility or liability therefor. Empire Valuation did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Oneida Valley or Cortland First or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals (relying, where relevant, on the analyses and estimates of Oneida Valley and Cortland First). With respect to the information regarding potential future financial performance provided by each company's management, Empire Valuation assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Oneida Valley and Cortland First and that such performances will be achieved. Empire Valuation also assumed that there has been no material change in Oneida Valley's or Cortland First's assets, financial condition, results of operations, business or prospects since June 30, 1998, the date of the last financial statements noted above, that Oneida Valley and Cortland First will remain as going concerns for all periods relevant to its analyses, that the Merger will be accounted for as a pooling of interests and that the conditions precedent in the Agreement are not waived.

     The estimates of future financial performance furnished to Empire Valuation and used by it in certain of its analyses were prepared by the senior management of Oneida Valley and Cortland First. Oneida Valley and Cortland First do not publicly disclose internal management projections of the type provided to Empire Valuation in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. These estimates were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     Under the Empire Valuation Agreement, Oneida Valley has agreed to pay Empire Valuation a fee of $25,000 upon delivery of its fairness opinion. Oneida Valley has also agreed to reimburse Empire Valuation for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Empire Valuation and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the federal securities laws.

TERMS OF THE MERGER/EXCHANGE RATIO

     On the Effective Date, Oneida Valley will be merged with and into Cortland First, pursuant to the NYBCL, and the name of Cortland First will be changed to "Alliance Financial Corporation." It is also intended that on the Effective Date or as soon as practicable thereafter, First National Bank of Cortland will be merged with and into Oneida Valley National Bank, and the name of the resulting national bank will be "Alliance Bank, N.A."

     On the Effective Date, each share of Cortland First Common Stock outstanding before the Merger shall continue to be an outstanding share of Alliance Common Stock following the Merger. Each outstanding share of Oneida Valley Common Stock will be converted into Alliance Common Stock, at the Exchange Ratio of at least 1.75 but not more than 2.00 shares of Alliance Common Stock for each share of Oneida Valley Common Stock, determined by rounding the average closing bid price for Cortland First Common Stock for the 30 calendar days preceding the Effective Date to the nearest $0.125 (the "Exchange Price"), in order to determine the number of shares of Alliance Common Stock (the "Exchange Shares") to be received for each share of Oneida Valley Common Stock as presented in the following table:

         EXCHANGE PRICE                     EXCHANGE SHARES
         --------------                     ---------------
         $26.250 or less                         2.00
             26.375                              1.99
             26.500                              1.98
             26.625                              1.97
             26.750                              1.96
             26.875                              1.95
             27.000                              1.94
             27.125                              1.94
             27.250                              1.93
             27.375                              1.92
             27.500                              1.91
             27.625                              1.90
             27.750                              1.89
             27.875                              1.88
             28.000                              1.88
             28.125                              1.87
             28.250                              1.86
             28.375                              1.85
             28.500                              1.84
             28.625                              1.83
             28.750                              1.83
             28.875                              1.82
             29.000                              1.81
             29.125                              1.80
             29.250                              1.79
             29.375                              1.79
             29.500                              1.78
             29.625                              1.77
             29.750                              1.76
             29.875                              1.76
          30.00 or more                          1.75

SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Date, Alliance Financial Corporation or its stock transfer agent, acting in the capacity of exchange agent, will mail to all holders of Oneida Valley Common Stock a letter of transmittal, together with instructions for the exchange of their Oneida Valley Common Stock certificates for certificates representing Alliance Common Stock and a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing Oneida Valley Common Stock outstanding immediately after the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Alliance Common Stock into which such shares have been converted. If any certificate representing Oneida Valley Common Stock surrendered for exchange is to be issued in a name other than that in which a certificate for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of Alliance Financial Corporation or its agent that such taxes are not payable. ONEIDA VALLEY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The Agreement contains representations and warranties by Cortland First and Oneida Valley regarding, among other things, their capitalization, organization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Agreement and the Oneida Valley Stock Option Agreement and the Cortland First Stock Option Agreement, Cortland First's filings with the Commission, reliability of financial statements, taxes, employee benefit plans, undisclosed liabilities, the truth and accuracy of information prepared and provided by them in connection with the Merger, the absence of certain legal proceedings and other events, including material adverse changes in the parties' respective businesses, financial condition or results of operations and compliance with applicable laws and regulations. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The respective obligations of Cortland First, Oneida Valley, First National Bank of Cortland and Oneida Valley National Bank to consummate the Merger and the Bank Merger are subject to the satisfaction or waiver, at or prior to the Effective Date, of the following conditions: (i) the taking of all corporate action necessary to consummate the Merger and the Bank Merger; (ii) approval of the Agreement by the shareholders of Cortland First and Oneida Valley; (iii) receipt of regulatory approvals for the Merger and the Bank Merger without any condition which materially and adversely affects the anticipated benefits of the transactions; (iv) the receipt of the opinion described under "-- Federal Income Tax Consequences"; (v) qualification of the Merger for pooling of interests accounting treatment; (vi) the effectiveness of the Registration Statement under the Securities Act; (vii) the receipt of all necessary state securities or "Blue Sky" permits, authorizations or exemptions; (viii) the receipt of requisite third party consents; (ix) the absence of any order, decree or injunction enjoining or prohibiting the consummation of the Merger or the Bank Merger; (x) the continuing accuracy of the representations and warranties of each party in the Agreement; (xi) each party shall have complied with its covenants in the Agreement; (xii) delivery of customary closing documents; and (xiii) the absence of any material adverse change affecting the party subject to exceptions set forth in the Agreement.

     Shareholder approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding Oneida Valley Common Stock and at least two-thirds of the outstanding Cortland First Common Stock. Because the Agreement provides for certain amendments to Cortland First's Certificate of Incorporation, which will become the Certificate of Incorporation of Alliance Financial Corporation, approval of the Agreement will constitute approval of such amendments. See "-Amendments to Certificate of Incorporation."

     Directors and executive officers of Cortland First and affiliates of such persons had voting power with respect to 127,052 shares (excluding shares for which ownership is disclaimed) of Cortland First Common Stock, representing 6.45% of the Cortland First Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Cortland First Voting Agreements") with Oneida Valley, whereby each such person has agreed to vote all shares of Cortland First Common Stock that he or she is entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 127,052 shares of Cortland First Common Stock (representing 6.45% of the outstanding shares) will be voted in favor of the Agreement.

     Directors and executive officers of Oneida Valley and affiliates of such persons had voting power with respect to 83,325 shares (excluding shares for which ownership is disclaimed) of Oneida Valley Common Stock, representing 9.23% of the Oneida Valley Common Stock outstanding, as of __________, 1998. Such persons have entered into agreements ("Oneida Valley Voting Agreements") with Cortland First, whereby each such person has agreed to vote all shares of Oneida Valley Common Stock that he or she is entitled to vote in favor of the Agreement. Accordingly, in the aggregate, it is expected that at least 83,325 shares of Oneida Valley Common Stock (representing 9.23% of the outstanding shares) will be voted in favor of the Agreement.

     Except with respect to any required shareholder or regulatory approvals, substantially all of the conditions to consummation of the Merger and the Bank Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Cortland First's shareholders and/or Oneida Valley's shareholders shall alter the Exchange Ratio. Certain conditions to consummation of the Merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the Merger or any other transaction contemplated by the Agreement, and the receipt of all required "Blue Sky" permits or other authorizations.

REGULATORY APPROVALS

     General. Cortland First and Oneida Valley are not aware of any other governmental approvals or actions that are required for consummation of the Merger or the Bank Merger except as described below. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and would not be conditioned in a manner that would cause Cortland First or Oneida Valley to abandon the Merger and the Bank Merger. To the extent that the following information describes or refers to statutes and regulations, it is qualified in its entirety by reference to them.

     Merger. The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. Cortland First will file a written notice in lieu of application with the Federal Reserve Bank of New York pursuant to 12 C.F.R.
Section 225.14(a), acting under delegated authority under the Federal Reserve Board, requesting prior approval of the Merger.

     Bank Merger. The Bank Merger is subject to the approval of the OCC under
Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act") and under Section 215a of the National Bank Act. First National Bank of Cortland and Oneida Valley National Bank will jointly file an Interagency Bank Merger Act Application seeking OCC approval of the Bank Merger. The Bank Merger may not be consummated until the 30th day after such approval (or such shorter period as the OCC may prescribe with the concurrence of the United States Attorney General, but not less than 15 days), during which time the United States Department of Justice may challenge the Bank Merger on antitrust grounds.

BUSINESS PENDING THE MERGER

     Under the terms of the Agreement, each of Cortland First, First National Bank of Cortland, Oneida Valley and Oneida Valley National Bank generally is required to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as in past practice, and generally is prohibited from taking any action that would adversely affect the ability of the parties to consummate the Merger or the other transactions contemplated by the Agreement. In addition, each party generally may not, without the prior written consent of the other, or as otherwise provided in the Agreement, increase compensation or fringe benefits of directors or executive officers under any circumstances, or increase compensation or fringe benefits of other officers or employees beyond customary limits; declare or pay any dividends or other distributions on capital stock other than within certain specified limits; issue shares of capital stock or permit any treasury shares to become outstanding other than issuances pursuant to stock options authorized by the Agreement; issue, grant or authorize any stock options, except as otherwise agreed to; effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization or redeem, repurchase or otherwise acquire any shares of its capital stock; change its lending, investment, asset/liability management or other material banking policies in any material respect except as required by law; or take other actions, other than in the ordinary course of business, that might impact the financial condition or business of the entity.

     The Agreement provides that, after the date of the Agreement and prior to the Effective Date, each of the parties will coordinate with the other the declaration of any dividends with respect to Cortland First Common Stock or Oneida Valley Common Stock and the record dates and payment dates relating thereto, in order to ensure that holders of Cortland First Common Stock and Oneida Valley Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Cortland First Common Stock and/or Oneida Valley Common Stock and any shares of Alliance Common Stock any such holder receives in exchange therefor in the Merger.

     In addition, Cortland First, First National Bank of Cortland, Oneida Valley and Oneida Valley National Bank have also agreed that neither they nor any of their officers, directors, agents or affiliates will solicit or encourage any inquiries or proposals with respect to an acquisition, business combination or similar transaction involving, or any purchase of all or any substantial portion of the assets or equity securities of, Cortland First, First National Bank of Cortland, Oneida Valley or Oneida Valley National Bank; provided that if an unsolicited inquiry or proposal is received by either party and the directors of that party determine (in good faith after consultation with financial advisors and legal counsel) that their fiduciary duties require them to consider such inquiry or proposal, that party shall be free to deal with any such proposal or inquiry in any matter that is deemed by its directors as being in the best interests of that party's shareholders and that is not contrary to the terms of the Agreement or the applicable Stock Option Agreement. Each party has also agreed to notify the other party immediately if it receives any inquiries or proposals with respect to the foregoing types of transactions.

EFFECTIVE DATE OF THE MERGER; TERMINATION

     It is anticipated that the Merger, the Bank Merger and the other transactions contemplated by the Agreement will be consummated in the fourth quarter of 1998, following satisfaction or waiver of all conditions to closing.

     The Agreement may be terminated by any party, whether before or after shareholder approval: (i) in the event of a material breach by the other party of any covenant, agreement, representation or warranty in the Agreement or in the Bank Merger Agreement which has not been cured within the period allowed by the Agreement; (ii) on the Closing Date (as defined in the Agreement), if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled; (iii) if any application for any required regulatory approval has been denied, and the time for all appeals and requests for reconsideration of such denial has run; (iv) if the shareholders of Cortland First or Oneida Valley fail to approve the Agreement at the Meetings; or (v) in the event that the Merger is not consummated by March 31, 1999. The Agreement also may be terminated at any time by the mutual written consent of the parties.

     In the event of termination, the Agreement shall become null and void, except that certain provisions relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination, and any termination resulting from a material breach of a representation, warranty, covenant or agreement in the Agreement shall not relieve any breaching party from liability for any uncured willful breach of any such representation, warranty, covenant or agreement giving rise to such termination.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     The Board of Directors and management of Alliance Financial Corporation and Alliance Bank, N.A. will be drawn from Cortland First, Oneida Valley, First National Bank of Cortland and Oneida Valley National Bank. In addition, Alliance Financial Corporation and Alliance Bank, N.A. may hire new personnel as necessary to assist in the planned expansion into the Syracuse metropolitan area and implementation of other aspects of their strategic plan. Following is a discussion of the anticipated management and operations of Alliance Financial Corporation and Alliance Bank, N.A. after the Effective Date.

     Board of Directors of Alliance Financial Corporation. The Agreement provides that the Board of Directors of Alliance Financial Corporation following the Merger shall consist of the 22 persons who currently constitute the full Boards of Cortland First and Oneida Valley. Approval of the Agreement by the shareholders of Cortland First and Oneida Valley will be deemed to constitute the election of the respective designees of Cortland First and Oneida Valley as directors of Alliance Financial Corporation.

     The Board of Directors of Alliance Financial Corporation will be divided into three classes, with the terms of office of the classes ending in successive years. The terms of the directors of Alliance Financial

Corporation after the Effective Date have been allocated so that, as nearly as practicable, the terms of the same number of persons designated as directors by each party will expire in each applicable year.

     If, prior to the Effective Date of the Merger, any of the individuals named by Cortland First or Oneida Valley becomes unable or unwilling to serve as a director of Alliance Financial Corporation, or either Cortland First or Oneida Valley determines to replace the individual, the party that designated the individual may name a replacement to become a director of Alliance Financial Corporation following the Effective Date.

     Set forth below is a table showing each person currently named by Cortland First and Oneida Valley to serve on the Board of Directors of Alliance Financial Corporation following the Effective Date; his or her current position with Cortland First, First National Bank of Cortland, Oneida Valley or Oneida Valley National Bank, as the case may be; his or her current principal occupation, and the year in which his or her term of office is set to expire. As noted above, each of Cortland First's designees currently serves as a director of Cortland First and First National Bank of Cortland, and each of Oneida Valley's designees currently serves as a director of Oneida Valley and Oneida Valley National Bank.


                                                                                                DATE
                                              BUSINESS EXPERIENCE                              TERM TO
NAME AND AGE                                  AND DIRECTORSHIPS                                 EXPIRE
------------                                  -------------------                              --------
CORTLAND FIRST DESIGNEES
------------------------
David R. Alvord                  President, Chief Executive Officer  and Director                 1999
(59)                             of Cortland First; President, Chief Executive
                                 Officer and Director - First National Bank of
                                 Cortland.

Donald S. Ames                   Director of Cortland First and First National Bank               1999
(56)                             of Cortland; President - Cortland Laundry, Inc.,
                                 Cortland, New York (commercial laundry).

Mary Alice Bellardini            Director of Cortland First and First National Bank               2001
(65)                             of Cortland; Mayor - Village of Homer (4/87 to
                                 present); Director - Blue Cross and Blue Shield of
                                 Central New York, Inc. (health and hospitalization
                                 insurance) (1984 to 1994); Director - HMO-CNY,
                                 Inc. (health maintenance organization) (1995).

John H. Buck                     Director of Cortland First and First National Bank               2001
(53)                             of Cortland; President - Buck Environmental
                                 Laboratories, Inc. (testing facility for air,
                                 water, soil, and waste).

                                       45



                                                                                                DATE
                                              BUSINESS EXPERIENCE                              TERM TO
NAME AND AGE                                  AND DIRECTORSHIPS                                 EXPIRE
------------                                  -------------------                              --------
Robert M. Lovell                 Director of Cortland First and First National Bank               2000
(52)                             of Cortland; Consultant - Healthcare;  President -
                                 Cortland Memorial Hospital (4/86 to 6/96).

Harry D. Newcomb                 Director of Cortland First and First National Bank               2001
(70)                             of Cortland; President - Newcomb Motors, Inc.,
                                 Cortland, New York (automobile dealer).

Garrison A. Marsted              Director of Cortland First and First National Bank               1999
(58)                             of Cortland, Chairman of the Board, Treasurer and
                                 Principal Owner - Overhead Door Company of
                                 Cortland, Inc. (1997-Present); President, CEO,
                                 Treasurer and Principal Owner - Overhead Door
                                 Company, Inc. (1992-1997).

Charles E. Shafer                Director of Cortland First and First National Bank               2000
(49)                             of Cortland, Partner - Riehlman, Shafer & Shafer
                                 (attorneys at law).

Richard J. Shay                  Director of Cortland First and First National Bank               2000
(66)                             of Cortland; Administrative Law Judge; District
                                 Attorney - Cortland County, Cortland, New York
                                 (1/1/80 to 6/14/97).

Charles H. Spaulding             Director of Cortland First and First National Bank               2000
(50)                             of Cortland; President - George B. Bailey
                                 Agency, Inc., Cortland, New York (insurance
                                 agency).

David J. Taylor                  Director of Cortland First and First National Bank               1999
(55)                             of Cortland; President - Prosco Products, Inc.,
                                 Cortland, New York (manufacturer's
                                 representative/ distributor).

Stuart E. Young                  Director of Cortland First and First National Bank               2001
(48)                             of Cortland; Partner - Spruce-Eden Farms (dairy
                                 farm); President - Cortland Bulk Milk Producers
                                 Cooperative, Inc.

ONEIDA VALLEY DESIGNEES
-----------------------
John W. Bailey                   Director of Oneida Valley and Oneida Valley                      1999
(56)                             National Bank; CEO, Bailey & Haskell Assoc.

                                       46



                                                                                                 DATE
                                              BUSINESS EXPERIENCE                               TERM TO
NAME AND AGE                                  AND DIRECTORSHIPS                                 EXPIRE
------------                                  -------------------                              --------
Donald H. Dew                    Director of Oneida Valley and Oneida Valley                      2000
(46)                             National Bank; President & CEO, Diemolding Corp.

Peter M. Dunn                    Director of Oneida Valley and Oneida Valley                      1999
(61)                             National Bank; Attorney

Robert H. Fearon, Jr.            Chairman of the Board, Oneida Valley and Oneida                  2000
(71)                             Valley National Bank

David P. Kershaw                 Director of Oneida Valley and Oneida Valley                      1999
(49)                             National Bank; Executive Vice President, Oneida
                                 Valley National Bank

Robert H. Kuiper                 Director of Oneida Valley and Oneida Valley                      2000
(64)                             National Bank; Retired businessman; Member,
                                 Madison County Board of Supervisors

Samuel J. Lanzafame              Director of Oneida Valley and Oneida Valley                      2001
(47)                             National Bank; President, Central Locating
                                 Service, Ltd.

John C. Mott                     President & CEO, Oneida Valley National Bank;                    2001
(59)                             President of Oneida Valley; Director of Oneida
                                 Valley and Oneida Valley National Bank

Richard G. Smith                 Director of Oneida Valley and Oneida Valley                      2000
(54)                             National Bank; Administrator, Oneida Health Care
                                 Center

Edward W. Thoma                  Director of Oneida Valley and Oneida Valley                      2001
(53)                             National Bank; Sr. Vice President--Finance, Oneida
                                 Ltd.

     Additional information regarding each of the Cortland First Designees is included in the Annual Report on Form 10-K for Cortland First for the fiscal year ended December 31, 1997. See "AVAILABLE INFORMATION."

     The Agreement provides that it is the intention of the parties that David
R. Alvord and John C. Mott shall be elected Co-Chairmen of the Board and Co-Chairmen of the Executive Committee of the Board of Alliance Financial Corporation. In addition, the Board may designate Executive, Audit, Personnel, Nominating, Trust and other Committees pursuant to the Alliance Financial Corporation Bylaws. The Bylaws provide that the members of any such committees will be composed so as to include on each committee as nearly equal as possible numbers of directors who previously served with Cortland First and Oneida Valley, and that any chairs of such committees will be designated so that as nearly equal as possible numbers of directors who previously served with Cortland First and Oneida Valley will serve in such positions.

     Executive Management of Alliance Financial Corporation. The Agreement provides that from and after the Effective Date, David R. Alvord and John C. Mott shall serve as Co-Chief Executive Officers of Alliance Financial Corporation for the duration of their respective Employment Agreements. See "-- Effect of the Merger on Employees and Management." The management of Alliance Financial Corporation will be drawn from the present management of Cortland First and Oneida Valley, and from personnel hired to assist in the implementation of its strategic plan.

     Board of Directors and Management of Alliance Bank, N.A. The Agreement provides that the Board of Directors of Alliance Bank, N.A. shall consist of the 22 persons designated by Cortland First and Oneida Valley to serve on the Board of Directors of Alliance Financial Corporation. The Agreement provides for substitution of such designees in the same manner as for directors of Alliance Financial Corporation. See "-- Board of Directors of Alliance Financial Corporation." The Agreement provides that from and after the Effective Date, David R. Alvord and John C. Mott shall serve as Co-Chief Executive Officers of Alliance Bank, N.A. for the duration of their respective Employment Agreements. See "-- Effect of the Merger on Employees and Management." The management of Alliance Bank, N.A. will be drawn from the present management of First National Bank of Cortland and Oneida Valley National Bank, and from personnel hired to assist in the implementation of its strategic plan.

     Board and Committee Fees. It currently is anticipated that each member of the Board of Directors of Alliance Bank, N.A. will receive an annual retainer fee of $3,000, and fees of $400 for each meeting attended. It is anticipated that directors will not be separately compensated for regular meetings attended as directors of Alliance Financial Corporation. Directors serving on the following board committees will also receive per meeting fees for meetings attended as follows: Compensation Committee $200 per meeting; Trust Committee $150 per meeting; Audit and Compliance Committee $150 per meeting; Loan Committee $150 per meeting; and Business Development Committee $150 per meeting.

     Indemnification. Pursuant to the Agreement, Alliance Financial Corporation shall, from and after the Effective Date, indemnify, defend and hold harmless, each person who is, has been or becomes prior to the Effective Date, an officer or director of Cortland First or Oneida Valley or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, liabilities, costs, expenses (including attorney's fees and expenses in advance of the full disposition of any such claim to each Indemnified Party to the fullest extent permitted by applicable law upon receipt of any undertaking required by applicable law), judgments and amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation (each a "Claim"), based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such person is or was a director or officer of Cortland First or Oneida Valley or any of their subsidiaries, if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Date (including without limitation the Merger), regardless of whether such Claim is asserted or arises before or after the Effective Date to the fullest extent permitted under applicable law in effect as of the date of the Agreement or as amended prior to the Effective Date and under, respectively, Cortland First's and Oneida Valley's governing corporate documents. In addition, from and after the Effective Date, the Indemnified Parties who become directors or officers of Alliance Financial Corporation shall have indemnification rights on a prospective basis.

     The parties have also agreed, for a period of six years after the Effective Date, that Alliance Financial Corporation shall cause to be maintained the current directors' and officers' liability insurance policy of Oneida Valley for the benefit of the Oneida Valley directors and officers (provided that Alliance Financial Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events occurring prior to the Effective Date. Following consummation of the Merger, directors and officers of Alliance Financial Corporation will be covered by liability insurance maintained by Alliance Financial Corporation.

     Headquarters. The Agreement provides that, from and after the Effective Date, Alliance Financial Corporation shall maintain dual headquarters at the current headquarters of Cortland First and Oneida Valley, and the Bylaws of Alliance Financial Corporation will require an affirmative vote of two-thirds of the directors of Alliance Financial Corporation to change the location of the dual headquarters.

     Operations after the Merger. Following the Bank Merger, Alliance Bank, N.A. will continue to serve approximately 36,000 households through a network of full service branch offices located in Onondaga, Cortland, Madison, Oneida and Broome Counties in New York. The Bank Merger is expected to expand and enhance the products and services that are currently offered by Oneida Valley National Bank and First National Bank of Cortland. Following the Bank Merger, all full service branch offices of Alliance Bank, N.A. will offer the full array of loan, deposit and other financial products and services of the combined entity.

     As a result of the combined entity's higher capital levels, Alliance Bank, N.A.'s legal lending limit will be approximately twice that of either Oneida Valley National Bank or First National Bank of Cortland prior to the Bank Merger. The increased lending limit will permit Alliance Bank, N.A. to compete for larger lending relationships.

     It is not presently expected that Alliance Bank, N.A. will discontinue any products or services that are material to either Oneida Valley National Bank or First National Bank of Cortland. However, the combined institution will seek to integrate the two banks' respective products and services with a view towards creating a consistent product line with standardized rates, fees and service charges, subject to variations arising due to competition or other business or marketing considerations.

     Management expects to achieve cost savings and operating synergies subsequent to the Merger and the Bank Merger. The cost savings and operating synergies are expected to be derived principally from elimination of duplicative data processing, financial reporting and other operations functions. Aggregate pre-tax cost savings are estimated by management to approximate $750,000, $1,000,000 and $1,000,000 in 1999, 2000 and 2001, respectively. Because of the uncertainties inherent in merging two financial institutions, as well as potential changes in the regulatory environment and changes in economic conditions, no assurance can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

     In addition to expected cost savings and operating synergies, management believes that opportunities to increase revenue exist with the offering of more commercial and retail bank products to the respective predecessor banks' customers. These opportunities are expected to arise by virtue of Alliance Bank, N.A.'s entry into new geographic markets, offering new product lines and competing for larger lending relationships.

     Based upon projected cost savings, operating synergies and business expansions expected to be achieved subsequent to consummation of the Merger, management believes that the Merger will be accretive to earnings per share in both 1999 and 2000. There can be no assurance, however, that the investments and expenditures necessary to facilitate the contemplated expansions will not offset some or all of the expected accretive effects. In addition, Cortland First and Oneida Valley anticipate that Alliance Financial Corporation will incur approximately $600,000 to $1,000,000 (on an after-tax basis) in expenses relating to the Merger and certain costs of post-Merger integration of operations.

     See "AVAILABLE INFORMATION" and "FORWARD-LOOKING STATEMENTS."

EFFECT OF THE MERGER ON EMPLOYEES AND MANAGEMENT

     Employees. On the Effective Date, all employees of Cortland First, Oneida Valley and their respective subsidiaries on that date shall be employed by Alliance Financial Corporation and/or Alliance Bank, N.A. Because the two banks have little overlap in geographic market coverage and due to the planned addition of branches in the Syracuse metropolitan area, the parties believe that overall employment in Alliance Bank, N.A. will increase following the Merger and the Bank Merger in connection with the planned geographic expansions. In anticipation of the Merger, the parties have identified operational efficiencies that may be obtained through the consolidation of the entities in the Merger and the Bank Merger and, in that regard, some positions at each entity may be combined, eliminated and/or moved after consummation of the Merger and the Bank Merger. The parties expect, however, that attrition will account for the majority of job eliminations. The parties expect that Alliance Financial Corporation will realize cost savings with regard to employees and other matters in periods following the Effective Date. See "-- Management and Operations After the Merger" for information regarding certain related expenses expected to be incurred in connection with the Merger.

     Employee Benefit Plans. The Agreement provides that, after the Effective Date, all directors, officers and employees of Alliance Financial Corporation and its subsidiaries will be entitled to participate in compensation, benefit, welfare and related plans, programs or arrangements made available to similarly situated persons under the same terms and conditions, notwithstanding such individuals' prior affiliation with Cortland First or Oneida Valley, and that the parties will work together to develop, design and prepare for the implementation of such plans, programs or arrangements. The parties anticipate that such plans, programs and arrangements will provide that, for purposes of determining eligibility for and vesting of rights under such plans only (and not for pension benefit or other accrual purposes, except to the extent that an employee was covered by the applicable plan prior to the Effective Date and had accrued benefits thereunder), service with Oneida Valley, Oneida Valley National Bank, Cortland First or First National Bank of Cortland prior to the Effective Date shall be treated as service with an "employer" for purposes of such plans. The parties' ability to implement such plans, programs and arrangements is subject, however, to an evaluation of associated costs and other relevant factors. There can be no assurance as to the specific terms and conditions of any plans, programs and arrangements that may be adopted by Alliance Financial Corporation.

     Stock Option Plan. The Agreement provides that the parties will work together to develop and approve a stock based incentive compensation plan for key executives, employees and directors of Alliance Financial Corporation which shall include provisions for the issuance of incentive stock options, nonqualified stock options, restricted stock grants and similar features in order to provide a long term incentive to key executives, employees and directors, enhance the ability of Alliance Financial Corporation to attract and retain talented executives, employees and directors, and more closely align the interests of management with the interests of the shareholders. In this regard, the parties have proposed the Alliance

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


Financial Corporation 1998 Long Term Incentive Compensation Plan for approval by Cortland First and Oneida Valley shareholders at the Meetings. See "PROPOSAL II -- APPROVAL OF LONG TERM INCENTIVE COMPENSATION PLAN."

     Employment Agreements and Other Arrangements -- Cortland First. Cortland First has an employment agreement with David R. Alvord, its President and Chief Executive Officer. The agreement provides that if Cortland First were to engage in a merger, acquisition or other "change in control" to which Mr. Alvord did not consent, Mr. Alvord would be entitled to receive a severance payment equal to three times his then base salary plus the amount of any taxes or other charges that may be imposed on Mr. Alvord pursuant to the Internal Revenue Code as a result of any "excess parachute payments." However, in connection with the termination of his existing employment agreement and the execution of his planned new employment agreement described below, Mr. Alvord is expected to consent to the Merger pursuant to the terms of his existing agreement, so no payment will be made to Mr. Alvord under his existing agreement in connection with the Merger. See "INFORMATION WITH RESPECT TO CORTLAND FIRST -- Executive Compensation -- Employment Agreement."

     Upon the consummation of the Merger, Mr. Alvord's existing employment agreement with Cortland First will be terminated and replaced by a new employment agreement with Alliance Financial Corporation, which will become effective on the Effective Date. Under the new agreement, Mr. Alvord will be employed as Co-Chief Executive Officer (with John C. Mott, Oneida Valley's current President) of Alliance Financial Corporation for a period of three years. The agreement requires Mr. Alvord to devote his full business time and attention to the performance of his duties for an annual base salary of $175,000, subject to review and potential increase by the Alliance Financial Corporation Board of Directors on an annual basis. Mr. Alvord also will be eligible to participate in any and all incentive compensation, bonus, stock option or similar plans maintained by Alliance Financial Corporation, as well as any company-maintained employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs. The agreement provides that, anything to the contrary notwithstanding and except with respect to supplemental retirement benefits, Mr. Alvord will receive total annual cash compensation and fringe benefits at least equal to the greater of: (i) the highest total annual cash compensation and fringe benefits provided to Mr. Alvord by Cortland First with respect to any of the three calendar years preceding the Effective Date, or (ii) the highest total annual cash compensation and fringe benefits provided to Mr. Mott by Oneida Valley with respect to any of the three calendar years preceding the Effective Date.

     The agreement may be terminated by Alliance Financial Corporation with or without cause (as defined in the agreement). If Alliance Financial Corporation terminates Mr. Alvord's employment for reasons other than cause, it must give Mr. Alvord 60 days' prior written notice, and must pay Mr. Alvord, within 30 days after the date of termination, a lump sum equal to the unpaid compensation and benefits that Mr. Alvord would have received if he had remained employed under the terms of the agreement until the end of the three-year term of employment. Mr. Alvord may terminate the agreement at any time upon 60 days' prior written notice to Alliance Financial Corporation, in which case Mr. Alvord shall be entitled only to compensation and benefits he has earned or accrued through the date of termination.

     If Mr. Alvord's employment is terminated by Alliance Financial Corporation for any reason other than cause within 24 months following a change of control that occurs during the term of the agreement, Alliance Financial Corporation shall (i) within 60 days of termination, pay Mr. Alvord 2.99 times his average annual compensation during the five full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide Mr. Alvord with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to Mr. Alvord.

     Employment Agreement and Other Arrangements -- Oneida Valley. Oneida Valley does not currently have a written employment agreement with John C. Mott, its President. Oneida Valley National Bank does, however, have a change in control agreement with Mr. Mott. The agreement provides that if Oneida Valley National Bank were to engage in a merger, acquisition or other "change in control" to which Mr. Mott did not consent, the bank would thereafter be obligated to employ Mr. Mott for a term of three years or, if later, until he reaches age 65, at a compensation level not less than his then current base salary. In addition, if Mr. Mott chooses to terminate his employment following the occurrence of a "change in control," he would be entitled to receive a severance payment at the rate of his highest base salary paid at any time under the agreement plus any applicable bonus or incentive compensation, to be paid by Oneida Valley National Bank over the remaining unexpired term of the Agreement. In connection with the termination of his existing change in control agreement and the execution of his planned new employment agreement described below, Mr. Mott is expected to waive his right to payment under the existing agreement in connection with the Merger. See "INFORMATION WITH RESPECT TO ONEIDA VALLEY -- Executive Compensation -- Change in Control Agreement."

     Upon the consummation of the Merger, Mr. Mott's existing change in control agreement with Oneida Valley National Bank will be terminated and replaced by an employment agreement with Alliance Financial Corporation, which will become effective on the Effective Date. Under the agreement, Mr. Mott will be employed as Co-Chief Executive Officer (with David R. Alvord, Cortland First's President and Chief Executive Officer) of Alliance Financial Corporation for a period of three years. The agreement requires Mr. Mott to devote his full business time and attention to the performance of his duties for an annual base salary of $175,000, subject to review and potential increase by the Alliance Financial Corporation Board of Directors on an annual basis. Mr. Mott also will be eligible to participate in any and all incentive compensation, bonus, stock option or similar plans maintained by Alliance Financial Corporation, as well as any company-maintained employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs. The agreement provides that, anything to the contrary notwithstanding and except with respect to supplemental retirement benefits, Mr. Mott will receive total annual cash compensation and fringe benefits at least equal to the greater of: (i) the highest total annual cash compensation and fringe benefits provided to Mr. Mott by Oneida Valley with respect to any of the three calendar years preceding the Effective Date, or (ii) the highest total annual cash compensation and fringe benefits provided to Mr. Alvord by Cortland First with respect to any of the three calendar years preceding the Effective Date.

     The agreement may be terminated by Alliance Financial Corporation with or without cause (as defined in the agreement). If Alliance Financial Corporation terminates Mr. Mott's employment for reasons other than cause, it must give Mr. Mott 60 days' prior written notice, and must pay Mr. Mott, within 30 days after the date of termination, a lump sum equal to the unpaid compensation and benefits that Mr. Mott would have received if he had remained employed under the terms of the agreement until the end of the three-year term of employment. Mr. Mott may terminate the agreement at any time upon 60 days' prior written notice to Alliance Financial Corporation, in which case Mr. Mott shall be entitled only to compensation and benefits he has earned or accrued through the date of termination.

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


     If Mr. Mott's employment is terminated by Alliance Financial Corporation for any reason other than cause within 24 months following a change of control that occurs during the term of the agreement, Alliance Financial Corporation shall (i) within 60 days of termination, pay Mr. Mott 2.99 times his average annual compensation during the five full taxable years (or any shorter period of employment) that immediately precedes the year during which the change of control occurs; (ii) provide Mr. Mott with fringe benefits, or the cash equivalent of such benefits, to which he is entitled under the agreement for a period of 24 months following his termination; and (iii) treat as immediately vested and exercisable all forms of equity-based compensation, including unexpired stock options, previously granted to Mr. Mott.

     Severance Plan. It is the intention of the parties to provide for a severance plan or policy which would be effective after the Effective Date and which would be available for eligible employees of Alliance Financial Corporation or Alliance Bank, N.A. who are affected by the Merger and/or the Bank Merger. The parties have agreed to work together prior to the Effective Date to develop and design such a plan, taking into account the business and integration plan of Alliance Bank, N.A., the level of service and period of service of employees, the cost of such a plan, and other relevant factors. There can be no assurance that such a plan will be adopted, and no assurance as to the persons eligible to participate in, or the specific benefits that may be available under, the plan.

AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

     The information in this Proxy Statement/Prospectus concerning the terms of the Cortland First Certificate of Incorporation, and the proposed amendments thereto, is qualified in its entirety by reference to the full text of the proposed Certificate of Incorporation for Alliance Financial Corporation (the "Amended and Restated Certificate") and proposed Bylaws (the "Amended and Restated Bylaws") which are attached as Appendices D, and E, respectively. Shareholders are urged to read carefully the full text of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

     From and after the Effective Date, the Amended and Restated Certificate will constitute Alliance Financial Corporation's Certificate of Incorporation, and the Amended and Restated Bylaws will constitute Alliance Financial Corporation's Bylaws. The amendments to be made to Cortland First's Certificate of Incorporation and Bylaws are integral to the structure of the proposed Merger, and were negotiated by Oneida Valley and Cortland First and set forth in the Agreement. Shareholders are not being asked to vote separately on the content or provisions of Alliance Financial Corporation's Certificate of Incorporation taken as a whole, or on any individual charter amendment. That approval or disapproval is subsumed within the shareholders' approval or disapproval of the Merger and the Agreement. In this regard, the Merger must be approved by vote of at least two-thirds of the outstanding shares of Cortland First Common Stock and by vote of at least two-thirds of the outstanding shares of Oneida Valley Common Stock. None of the proposed charter amendments will be adopted if the Merger is disapproved by the shareholders of either Cortland First or Oneida Valley, or if the Merger is not consummated for any other reason.

     If approved as described above, (i) Cortland First's Certificate of Incorporation will be comprehensively revised, amended and restated to create the Amended and Restated Certificate, and (ii) Cortland First's Bylaws will be comprehensively revised, amended and restated to create the Amended and Restated Bylaws. The following summarizes the material provisions of the Amended and Restated Certificate and the Amended and Restated Bylaws.

RESTATED CERTIFICATE OF INCORPORATION

     Name. The name of Cortland First under the Amended and Restated Certificate will be changed to "Alliance Financial Corporation."

     Authorized Capital. The aggregate number of shares of authorized capital of Alliance Financial Corporation under the Amended and Restated Certificate will be 11,000,000 shares, 10,000,000 of which will be shares of common stock, $1.00 par value per share, and 1,000,000 of which will be "blank check" preferred stock, $25.00 par value.

     Board of Directors. The Amended and Restated Certificate of Incorporation provides that the management of the corporation will be vested in a Board of Directors consisting of not less than nine or more than 25 persons, as fixed by the Board of Directors from time to time. The Board of Directors will be divided into three classes, each class serving staggered three-year terms. Directors may only be removed without cause upon the affirmative vote of not less than 80% of the shares entitled to vote generally in the election of directors.
Shareholders will not be entitled to cumulate votes in elections of directors.

     Supermajority Voting Requirements for Fundamental Transactions. The Amended and Restated Certificate requires the affirmative vote of two-thirds of the entire Board of Directors to approve an extraordinary corporate transaction such as a merger, consolidation or sale of assets other than in the ordinary course of business. In addition, the Amended and Restated Certificate provides that a business combination with an "interested shareholder" shall require the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of common stock unless the transaction (i) has previously been approved by at least two-thirds of the Directors who are not affiliated or associated with the interested shareholder and (ii) meets certain fair price and operational continuity requirements set forth in the Amended and Restated Certificate, in which case the combination must be approved by two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of common stock. An "interested shareholder" is generally a person or entity who owns three percent or more of the total number of shares of Alliance Financial Corporation's common stock outstanding at any time within three years prior to the date in question. See "-- Certain Differences in Rights of Shareholders."

     Opposition of Tender or Other Offer. The Amended and Restated Certificate authorizes the Board of Directors, if it deems advisable, to oppose a tender or other offer based on certain enumerated factors (including the impact of the proposed transaction on constituencies other than the company's shareholders), and to take any lawful action to accomplish its purpose of opposing an offer if it deems such action to be advisable.

     Amendment. The Amended and Restated Certificate can generally be amended in the manner specified by New York law, except that provisions set forth in Articles 6,7,8,9,10, 11 and 12 (relating to the absence of preemptive rights, classification of directors, the number of directors, the Board's authority to oppose a tender or other offer, supermajority voting requirements for certain business combinations, limitation of director liability and amendment of the Certificate of Incorporation) cannot be amended unless the amendment is approved by the affirmative vote of shareholders entitled to cast at least 80% of all votes which all shareholders are then entitled to cast; provided, however, that this 80% voting requirement shall not apply (and any such amendment shall require only the shareholder vote specified by New York law) if such amendment shall have been approved by two thirds of the full Board of Directors, if all of such

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



Directors are persons who would be eligible to serve as "Continuing Directors." See "-- Certain Differences in Rights of Shareholders."

     Limitation of Liability. The Amended and Restated Certificate contains provisions, similar to those contained in the present certificates of incorporation of Cortland First and Oneida Valley, limiting the personal liability of directors to the maximum extent permissible by New York law.

BYLAWS

     Time, Date and Place of Annual Meeting. Under the Amended and Restated Bylaws the Board of Directors sets the time, date and place of the annual meeting of shareholders.

     Meeting Agenda. Matters to be placed on the agenda for consideration at an annual meeting of shareholders must be made by notice in writing to Alliance Financial Corporation not less than 45 days prior to the meeting, unless less than 60 days notice of the meeting is given by Alliance Financial Corporation in which case written notice must be given not less than 15 days following the date of mailing of notice of the meeting.

     Conduct of Shareholder Meetings. The Amended and Restated Bylaws give the Chairman of the meeting broad authority to conduct an orderly meeting of shareholders, including the power to temporarily adjourn or postpone a meeting.

     Shareholder Nominations for Director. Shareholders desiring to nominate a person for election as a director at an annual meeting of shareholders of Alliance Financial Corporation must submit a written notice to the company not less than 90 days nor more 120 days prior to the meeting. The notice must specify certain biographical information with respect to the proposed nominee and the nominating shareholder.

     Mandatory Retirement of Directors. Except for Robert H. Fearon, Jr. (the current Chairman of the Board of Directors of Oneida Valley), any person who has attained the age of 71 shall not be eligible for election as a member of the Board of Directors of Alliance Financial Corporation. Mr. Fearon is to be grandfathered and will retire at the annual meeting in the year 2000 (at which time he will be 72 years old).

     Indemnification. The Amended and Restated Bylaws contain provisions, similar to those contained in the present Bylaws of Cortland First and Oneida Valley, providing for the indemnification of directors, officers, employees, and agents of Alliance Financial Corporation to the maximum extent permissible by New York law.

     Amendment of Bylaws. The Amended and Restated Bylaws may be amended or repealed by the Board of Directors by a 66-2/3 % vote of directors then in office, subject to the ability of shareholders to amend the Bylaws by the affirmative vote of 66 2/3% of the total votes which all shareholders are entitled to cast.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, the Certificate of Incorporation and Bylaws of Cortland First will be comprehensively amended and restated, and shall thereafter serve as the Certificate of Incorporation and Bylaws of Alliance Financial Corporation. See "-- Amendments to Certificate of Incorporation and Bylaws"

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



above. Both Cortland First and Oneida Valley are New York corporations, and the holders of voting common stock of the respective corporations are subject to the same privileges and restrictions under the NYBCL, as will be the shareholders of Alliance Financial Corporation, but the shareholders of Cortland First, Oneida Valley and Alliance Financial Corporation are or will be subject to certain different corporate governance requirements under their respective Certificates of Incorporation and Bylaws.

     The following paragraphs briefly summarize material differences that will exist between the rights of shareholders of Oneida Valley, Cortland First and Alliance Financial Corporation. The description does not purport to be a complete statement of all the differences between the rights of shareholders of Cortland First, Oneida Valley and Alliance Financial Corporation, and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the NYBCL, the proposed Amended and Restated Certificate and Bylaws of Alliance Financial Corporation (which are included as Appendices D and E, respectively) and Cortland First's and Oneida Valley's existing Certificates of Incorporation and Bylaws.

     Authorized Common Stock. Under its Certificate of Incorporation, Cortland First is authorized to issue 3,000,000 shares of Cortland First Common Stock, par value $1.6667 per share, 1,969,776 shares of which were issued and outstanding as of ________, 1998. Oneida Valley is authorized by its Certificate of Incorporation to issue 2,000,000 shares of Oneida Valley Common Stock, par value $2.50 per share, 902,877 shares of which were issued and outstanding as of ________, 1998. Both Cortland First's and Oneida Valley's Boards of Directors may, subject to applicable law, authorize the issuance of additional common stock at such times, for such purposes and for such consideration as they may deem advisable without further shareholder approval. Under the Amended and Restated Certificate of Incorporation, Alliance Financial Corporation will be authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which up to 3,775,530 shares are expected to be outstanding or reserved for issuance upon consummation of the Merger, based on the Cortland First and Oneida Valley Common Stock outstanding or reserved for issuance at _________, 1998. Shares of authorized but unissued common stock may be issued by the Board of Directors without further shareholder approval (consistent with its fiduciary responsibilities), and could be used to deter future attempts to gain control of Alliance Financial Corporation.

     Issuance of Authorized Preferred Stock. Neither Cortland First nor Oneida Valley is presently authorized to issue shares of preferred stock under its Certificate of Incorporation. Under the Amended and Restated Certificate of Incorporation, Alliance Financial Corporation will be authorized to issue, without shareholder approval, up to 1,000,000 shares of "blank check" preferred stock, par value $25.00 per share. Shares of authorized but unissued preferred stock may be issued by the Board of Directors without further shareholder approval (consistent with its fiduciary responsibilities), and could be used to deter future attempts to gain control of Alliance Financial Corporation.

     Preemptive Rights. Holders of common stock in both Cortland First and Oneida Valley do not have preemptive rights for the purchase of additional shares of any class of stock and are not subject to any liability for further calls or assessments. The Certificate of Incorporation of Alliance Financial Corporation does not provide shareholders with any preemptive rights with respect to new issuances that may affect shareholders' voting or dividend rights.

     Amendment of Certificate of Incorporation. In general, Oneida Valley's Certificate of Incorporation can be amended, altered, changed or repealed, provided that any such amendment, alteration, change or repeal is approved first by a majority vote of the Board of Directors and then by the shareholders by the affirmative vote of a majority of the total votes eligible to be cast. However, certain provisions of Oneida Valley's Certificate of Incorporation, including those related to anti-takeover protections, may not be repealed or amended unless approved by the affirmative vote of holders of 75% of the outstanding voting stock thereof. Cortland First's Certificate of Incorporation can be amended, altered, changed or repealed, provided that any such amendment, alteration, change or repeal is approved first by a majority vote of the Board of Directors and then by the shareholders by the affirmative vote of a majority of the total votes eligible to be cast.

     The requirements for amending Alliance Financial Corporation's Certificate of Incorporation differ from that of Cortland First and Oneida Valley. Amending, altering or repealing Alliance Financial Corporation's Certificate of Incorporation will require the approval of a majority of the Board of Directors and, unless otherwise required by law or the Certificate of Incorporation, holders of a majority of Alliance Common Stock. Amending certain provisions of Alliance Financial Corporation's Certificate of Incorporation will require shareholder votes in excess of a majority. Specifically, provisions set forth in Articles 6, 7, 8, 9, 10, 11 and 12 (relating to the absence of preemptive rights, classification of directors, the number of directors, the board's authority to oppose a tender or other offer, supermajority voting requirements for certain business combinations, limitation of director liability and amendment of the Certificate of Incorporation) cannot be amended unless the amendment is approved by the affirmative vote of shareholders entitled to cast at least 80% of all votes which all shareholders are then entitled to cast; provided, however, that this 80% voting requirement shall not apply (and any such amendment shall require only the shareholder vote specified by New York law) if such amendment shall have been approved by two thirds the full Board of Directors, if all of such Directors are persons who would be eligible to serve as Alliance "continuing directors." See "-- Business Combinations/Fair Price Provisions."

     Amendment of Bylaws. Cortland First's and Oneida Valley's Bylaws may each be altered, amended or repealed, in whole or in part, by the affirmative vote of a majority of the Board of Directors present and voting at a duly constituted meeting at which a quorum is present, or by the shareholders by the affirmative vote of a majority of all of the votes present and voting (in person or by proxy) at a duly constituted meeting at which a quorum is present and held to consider such matter. Alliance Financial Corporation's Bylaws may be amended or repealed, in whole or in part, by a 66 2/3% vote of directors then in office or by the affirmative vote of 66 2/3% of the total votes which all shareholders are entitled to cast at a duly constituted meeting at which a quorum is present and held to consider such matter.

     Special Meetings of Shareholders. Cortland First's Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, the President, a majority of the Board of Directors or shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting. Oneida Valley's Bylaws provide that a special meeting of shareholders may be called by the President, a majority of the Board of Directors or shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast at such meeting. At an Oneida Valley special meeting no business other than that specified in the notice of meeting may be transacted. The Bylaws of Alliance Financial Corporation will provide that a special meeting of the shareholders may be called at any time by the Board of Directors, a Chief Executive Officer or either of the Co-CEO's, a President if there is no CEO or Co-CEO, or by the shareholders entitled to cast at least 25% of the votes which all shareholders are entitled to cast at the meeting. At a special meeting no business other than that specified in the notice of meeting may be transacted.

     Cumulative Voting. Oneida Valley's Certificate of Incorporation provides holders of Oneida Valley Common Stock with cumulative voting rights in the election of directors. This means that each shareholder

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


may cast a total number of votes for election of directors equal to the number of shares of Oneida Valley Common Stock owned by the shareholder multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for one or more of the directors on the slate, thus "weighting" his or her vote for certain directors. This may promote minority shareholder representation on the Board by allowing minority shareholders to focus their efforts on electing a smaller number of directors in situations where they would be unable to control a non-cumulative vote for an entire slate of directors because of their minority status. Owners of Cortland First Common Stock are not entitled to cumulative voting rights in the election of directors. The Amended and Restated Certificate will not provide cumulative voting rights for holders of Alliance Common Stock.

     The Board of Directors. Cortland First's Certificate of Incorporation and Bylaws provide that the Board of Directors shall consist of not less than five nor more than 15 directors, as fixed by the Board or the shareholders, and that the directors are to be divided into three classes as nearly equal in number as possible, each class serving staggered three-year terms with one class subject to election or reelection each year at the annual shareholders meeting. Pursuant to the NYBCL, Cortland First directors may be removed without cause by a majority of all of the votes present and voting (in person or by proxy) at a duly constituted meeting at which a quorum is present.

     Oneida Valley's Certificate of Incorporation and Bylaws provide that the Board of Directors shall consist of a not less than one director, as fixed by the Board or the shareholders, and that the directors are to be divided into three classes as nearly equal in number as possible, each class serving staggered three-year terms with one class subject to election or reelection each year at the annual shareholders meeting. Directors may be removed without cause upon the affirmative vote of a majority of the shares entitled to vote generally in the election of directors.

     The Certificate of Incorporation and Bylaws of Alliance Financial Corporation will provide that the Board will not consist of less than nine nor more than 25 directors. Cortland First and Oneida Valley have agreed that the Board of Alliance Financial Corporation will initially consist of the 22 persons who are currently serving as directors of the respective corporations, or such replacement directors as Cortland First (with respect to current Cortland First directors) or Oneida Valley (with respect to current Oneida Valley directors) may designate. The directors are to be divided into three classes as nearly equal in number as possible, each class serving staggered three-year terms with one class subject to election or reelection each year at the annual shareholders meeting. Directors may only be removed without cause upon the affirmative vote of not less than 80% of the shares entitled to vote generally in the election of directors. A classified board helps to assure continuity and stability of corporate leadership and policy by extending the time required to elect a majority of the directors to at least two successive annual meetings. This extension of time may also tend to discourage a hostile tender offer or takeover bid by making it more difficult for a majority of shareholders to change the composition of the Board of Directors.

     Vacancies on the Board of Directors. Cortland First's Bylaws provide that vacancies in the Board of Directors, including vacancies due to an increase in the number of directors, shall be filled by majority vote of the then remaining directors, regardless of whether the number of such remaining directors is sufficient to constitute a quorum. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than two members per year. Directors elected by the Board to fill vacancies generally become members of the class of directors in which the vacancy existed and hold office until their successors have been elected by the shareholders, who may make such election at the next annual

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


meeting of shareholders or at any special meeting called for that purpose (regardless of whether the term of office of such directors will expire at such meeting).

     Oneida Valley's Certificate of Incorporation provides that vacancies in the Board of Directors shall be filled by majority vote of the remaining directors in the class in which the vacancy occurs, or by majority vote of the directors in the other two classes if there is no remaining member of the class in which the vacancy occurs. Directors so elected hold office until the next meeting of shareholders at which election of directors is in the regular order of business and until their successors have been elected and qualified.

     The Bylaws of Alliance Financial Corporation will provide that vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by at least a two-thirds vote of the remaining members of the Board. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than three members per year. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same class of directors in which the vacancy existed and shall serve out the remaining unexpired term accordingly; but if the vacancy is due to an increase in the number of directors, the new director shall be designated as belonging in a specific class so as to maintain the three classes of directors as nearly equal in number as possible.

     Shareholder Nominations for Directors and Proposals for New Business. Cortland First's Bylaws set forth procedures to be followed by shareholders seeking to make nominations for directors. The Bylaws provide that nominations by shareholders of individuals for election to the Board of Directors shall be made by delivering written notice to the Secretary not less than 90 days before the annual meeting at which directors will be elected. Such notice must set forth certain background information about the persons to be nominated and the nominating shareholder. The presiding officer of the shareholders' meeting may disregard any nomination not made in accordance with these procedures and may instruct the vote tellers to disregard all votes cast for such nominee. Cortland First's Certificate of Incorporation and Bylaws do not set forth procedures to be followed by shareholders seeking to propose new business for consideration at an annual or special meeting of shareholders.

     Oneida Valley's Certificate of Incorporation and Bylaws do not set forth procedures to be followed by shareholders seeking (i) to propose new business for consideration at an annual or special meeting of shareholders or (ii) to make nominations for directors. Oneida Valley's Bylaws provide that at a special meeting of shareholders, no business other than that specified in the notice of meeting shall be transacted.

     The Bylaws of Alliance Financial Corporation will provide that a shareholder seeking to bring any business before an annual meeting of shareholders must give written notice to the Secretary at least 45 prior to the date of any such meeting; provided, however, that if less than 60 days' notice of the meeting is given to shareholders, such written notice must be received by Alliance Financial Corporation not later than the close of business on the 15th day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to proposals to be brought before an annual meeting must set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of the shareholder proposing such business; (iii) the class and number of shares of Alliance Financial Corporation which are beneficially owned by the shareholder; (iv) any material interest of the shareholder in such business; and (v) the same information required by clauses (i), (ii), (iii), and
(iv) with respect to any other shareholder that, to the knowledge of the shareholder proposing such business, supports such proposal.

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     In addition, the Bylaws of Alliance Financial Corporation will provide that a shareholder seeking to nominate a director for election at an annual meeting of shareholders must give written notice to the Secretary at least 90 but not more than 120 days prior to the date of any such meeting. Such notice must specify (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation and employment of each such nominee, (iii) the number of shares of Alliance Common Stock which are beneficially owned by each such nominee, (iv) the name and residence address of the nominating shareholder, (v) the number of shares of Alliance Common stock which are beneficially owned by the nominating shareholder, and (vi) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended. Nominations not made in accordance with this procedure may be disregarded by the presiding officer of the meeting in his/her discretion.

     Finally, the Bylaws of Alliance Financial Corporation will provide that at a special meeting of shareholders, no business other than that specified in the notice of meeting shall be transacted.

     Business Combinations/Fair Price Provisions. Both Oneida Valley and Cortland First are subject to provisions of the NYBCL governing "business combinations" with "interested shareholders," which provide that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years after such interested shareholder became an interested shareholder unless the business combination or the purchase of stock by the interested shareholder causing him to become such was approved in advance by the Board of Directors. Other business combinations with an interested shareholder are prohibited at any time unless certain requirements are met. Alliance Financial Corporation will also be subject to these provisions.

     In addition, Cortland First's Certificate of Incorporation contains a provision that requires that the affirmative vote of either (i) not less than 75% of the outstanding shares of all voting stock and not less than 66 2/3% of the entire Board of Directors, or (ii) not less than 66 2/3% of the outstanding shares of all voting stock and not less than 80% of the entire Board of Directors, is necessary to approve any merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of Cortland First. In addition, any such transaction must provide that the cash or fair market value of the consideration to be received per share by holders of Cortland First Common Stock is not less than the higher of (a) the highest per share price (with appropriate adjustments for recapitalizations, stock splits, stock dividends and like distributions) paid by a 5% shareholder (or an affiliate thereof) in the acquisition of any of its holdings of Cortland First Common Stock; or (b) the market value per share of the Cortland First Common Stock on the date that the transaction is publicly announced.

     Oneida Valley's Certificate of Incorporation contains a provision that neither Oneida Valley nor Oneida Valley National Bank shall be a party to a merger, consolidation, sale of all or substantially all of their respective assets or similar transaction with a "major stockholder" unless (i) the transaction is approved by Oneida Valley's Board of Directors prior to the date that the major stockholder becomes a major stockholder; (ii) the major stockholder seeks and obtains the unanimous approval of the Oneida Valley Board of Directors to become a major stockholder, and the transaction is approved by a majority of Oneida Valley "continuing directors;" (iii) the transaction is approved by at least 75% of the Oneida Valley continuing directors; or (iv) the transaction is approved by a vote of at least 75% of the Oneida Valley Common Stock and by at least 75% of the Oneida Valley Common Stock beneficially owned by shareholders other than the major stockholder. Moreover, during the time a major stockholder exists, a

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resolution to voluntarily dissolve Oneida Valley may only be adopted upon (x)
the vote of at least 75% of the Oneida Valley continuing directors; or (y) the vote of at least 75% percent of the outstanding Oneida Valley Common Stock and at least 75% percent of the outstanding Oneida Valley Common Stock beneficially owned by shareholders other than any major stockholder. For purposes of Oneida Valley's Certificate of Incorporation, a "major stockholder" is any person or entity which, together with its affiliates and associates, is the beneficial owner of 10% or more of the votes held by owners of the outstanding shares of the Oneida Valley Common Stock. An Oneida Valley "continuing director" is (a) a person who was a member of the Oneida Valley Board of Directors immediately prior to the time that any person or entity became a major stockholder, or (b) a person designated as a continuing director by a majority of the then continuing directors.

     The Amended and Restated Certificate requires the affirmative vote of two-thirds of the entire Alliance Financial Corporation Board of Directors to approve an extraordinary corporate transaction such as a merger, consolidation, share exchange, sale or transfer of assets, liquidation or dissolution, other than in the ordinary course of business. In addition, the Amended and Restated Certificate provides that a business combination with an "interested shareholder" shall require the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding Alliance Common Stock unless the transaction (i) has been approved by at least two-thirds of the Alliance "continuing directors," and (ii) meets certain fair price and operational continuity requirements set forth in the Amended and Restated Certificate, in which case the transaction must be approved by two-thirds of the vote entitled to be cast by the holders of all then outstanding shares of Alliance Common Stock. For purposes of the Amended and Restated Certificate, an "interested shareholder" is a person or entity (or affiliate or associate of such person or entity) who is (i) the beneficial owner of Alliance Common Stock representing three percent or more of the vote entitled to be cast by the holders of all outstanding shares of Alliance Common Stock, (ii) an affiliate or associate of Alliance Financial Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Alliance Common Stock representing three percent or more of the vote entitled to be cast by the holders of all then outstanding shares of Alliance Common Stock; or (iii) is an assignee of or otherwise has succeeded to any shares of Alliance Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction not involving a public offering within the meaning of the Securities Act. An Alliance "continuing director" is any member of the Alliance Financial Corporation Board of Directors who is not an affiliate, associate or representative of an interested shareholder and who was a member of the Board prior to the time that the interested shareholder became an interested shareholder, as well as any successor of an Alliance continuing director while such person is a member of the Board, who is not an affiliate, associate or representative of an interested shareholder and who is recommended or elected to succeed the Alliance continuing director by a majority of the then continuing directors.

     Consideration of Noneconomic Factors. Cortland First's Certificate of Incorporation provides that, in considering whether to oppose a tender or other offer for Cortland First's securities, the Board of Directors may consider any pertinent issues including, but not limited to: (i) whether the offer price is acceptable, based on historical and present operating results and the financial condition of Cortland First; (ii) whether a more favorable price could be obtained for the Cortland First's securities in the future; (iii) the impact of such transaction on employees, depositors and customers of Cortland First and its subsidiaries in the communities that they serve; (iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of Cortland First's stock; (v) the value of any securities offered in exchange


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for Cortland First's securities, based on an analysis of the worth of Cortland
First as compared to the entity whose securities are being offered; and (vi) any antitrust or other legal or regulatory issues raised by the offer. If the Board of Directors of Cortland First determines that an offer should be rejected, it is permitted to take any lawful action to accomplish its purpose of opposing or not recommending such offer or proposal, including but not limited to advising shareholders not to accept the offer; litigation against the offeror; filing complaints with governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from other entities or individuals.

     Oneida Valley's Certificate of Incorporation has no comparable provision. However, both Oneida Valley and Cortland First are governed by provisions of the NYBCL relating to the duty of directors. Under the NYBCL, directors are permitted to consider the effects of a corporation's actions on various constituencies which include employees, customers, creditors and communities in which the corporation does business.

     Alliance Financial Corporation's Certificate of Incorporation will have similar requirements to that of Cortland First.

DISSENTERS' RIGHTS OF APPRAISAL

     Sections 623 and 910 of the NYBCL provide that if the Merger is consummated, Cortland First and Oneida Valley shareholders who object to the Merger and who follow the procedures specified in Section 623 will have the right to receive cash payment of the fair value of their shares. A copy of
Section 623 of the NYBCL is attached to this Proxy Statement/Prospectus as Appendix C. THE EXPRESS PROCEDURES OF NEW YORK LAW MUST BE FOLLOWED PRECISELY; IF THEY ARE NOT, SHAREHOLDERS MAY LOSE THEIR RIGHT TO DISSENT. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. THERE CAN BE NO ASSURANCE THAT SHAREHOLDERS EXERCISING DISSENTERS' RIGHTS OF APPRAISAL WILL RECEIVE CONSIDERATION EQUAL TO OR GREATER THAN THE VALUE OF THE ALLIANCE COMMON STOCK TO BE OWNED BY THEM FOLLOWING CONSUMMATION OF THE MERGER.

     THE STATUTORY PROCEDURES OUTLINED BELOW ARE COMPLEX. SHAREHOLDERS WISHING TO EXERCISE THEIR DISSENTERS' RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     Any shareholder who is entitled to vote on the Merger will have the right to receive cash payment of the fair value of his or her shares and the other rights and benefits provided in Section 623 if such shareholder does not vote in favor of the Merger and (before the applicable vote of shareholders on the Merger) files with Cortland First (with respect to Cortland First shareholders) or Oneida Valley (with respect to Oneida Valley shareholders) written objection to the Merger, including in that written objection notice of his or her election to dissent, his or her name and residence address, the number of shares as to which he or she dissents, and a demand for payment of the fair value of such shares if the Merger is consummated. A vote against the Merger will not satisfy the requirement of filing a written objection. Failure to vote against the Merger will not waive a shareholder's right to payment if the shareholder has filed a written objection and has not voted in favor of the Merger. If a shareholder abstains from voting on the Merger, this will not waive dissenter's rights so long as the appropriate written objection to the Merger is properly and

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timely filed. All notices of election to dissent should be addressed to David R.
Alvord at Cortland First or to John C. Mott at Oneida Valley, at the applicable address set forth above under "--The Companies."

     If an executed proxy is received but no direction is indicated as to how such proxy is to be voted, the shares represented by such proxy will be voted in favor of the Merger. Accordingly, the submission of such an unmarked proxy, unless revoked prior to its being voted, will serve to waive dissenter's rights.

     Within ten days after the date the Merger is approved by the shareholders of Cortland First or Oneida Valley (as applicable), Cortland First or Oneida Valley (as applicable) will give written notice of such approval by registered mail to each shareholder who filed written objection, except for any shareholder who voted in favor of the Merger. A shareholder may not dissent as to fewer than all of his or her shares, held by him or her of record, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to fewer than all of said shares of such owner held of record by such nominee or fiduciary.

     Upon consummation of the Merger, a dissenting shareholder will cease to have any rights of a shareholder, except the right to be paid the fair value of his or her dissenting shares. A shareholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Alliance Financial Corporation, but in no case may such notice of election be withdrawn later than 60 days after the Effective Date (unless the company does not make a timely offer) without the consent of Alliance Financial Corporation. Within one month after the filing of the notice of election to dissent, a dissenting shareholder must submit the certificates representing his or her dissenting shares to Cortland First, Oneida Valley or Alliance Financial Corporation (as applicable), or its transfer agent, which shall note conspicuously on the certificates that such notice of election has been filed, and will then return the certificates to the shareholder. Any shareholder who fails to submit his or her certificates for such notation within 45 days from the date of filing such notice of election to dissent will lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

     Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after the Effective Date, whichever is later (but in no case later than 90 days after the date of the applicable Meeting), Alliance Financial Corporation must make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his or her dissenting shares at a specified price which the company considers to be the fair value and, if the Merger has been consummated, must accompany such offer by advance payment to each shareholder who has submitted his or her certificates of an amount equal to 80% of the amount of such offer. Such offer must be made at the same price per share to all the dissenting shareholders of Cortland First and at the same price per share to all the dissenting shareholders of Oneida Valley. If, within 30 days after the making of such offer, Alliance Financial Corporation and any dissenting shareholders agree on the price to be paid for dissenting shares, the balance of payment therefor must be made within 60 days after the making of such offer or the Effective Date, whichever is later, and upon surrender of the certificates representing such shares.

     If Alliance Financial Corporation fails to make such offer within the 15 day period described above, or if it makes the offer and any dissenting shareholder fails to agree within the period of 30 days thereafter upon the price to be paid for his or her shares, the company is required within 20 days after the expiration of whichever is the applicable of the two periods to institute a special proceeding in the Supreme Court of the State of New York, County of Cortland (with respect to Cortland First shareholders) or Madison (with respect to Oneida Valley shareholders), to determine the rights of dissenting shareholders and to fix the fair


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


value of their dissenting shares. If Alliance Financial Corporation fails to institute such proceeding within such 20 day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. If the dissenting shareholder does not institute such a proceeding within such 30 day period, his or her dissenter's rights are lost unless the court, for good cause shown, otherwise directs.

     During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the applicable Meeting, taking into consideration the nature of the Merger transaction giving rise to the shareholder's right to receive payment for his or her dissenting shares and other relevant factors. The court will also award interest on such amount to be paid from the Effective Date to the date of payment unless the court finds that a shareholder's refusal to accept an offer for payment was arbitrary, vexatious, or otherwise not in good faith. Each party to such proceeding will bear its own costs unless the court finds that such refusal by any shareholder was arbitrary, vexatious, or otherwise not in good faith, in which case Alliance Financial Corporation's costs will be assessed against such shareholder. The court, in its discretion, may also apportion or assess any part of the dissenting shareholder's costs against Alliance Financial Corporation if it finds that the fair value of the shares determined materially exceeds the amount which the company offered to pay, or that no offer or advance payment was made by the company, or that the company failed to institute such special proceeding, or that the actions of the company in complying with its obligations under Section 623 were arbitrary, vexatious, or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, Alliance Financial Corporation shall pay to each dissenting shareholder the amount found to be due him or her upon the shareholder's surrender of all certificates representing dissenting shares.

     The enforcement by a shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless such shareholder withdraws his or her notice of election as provided in Section 623 or the Merger is abandoned), except that such shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the Merger will be or is unlawful or fraudulent as to him or her.

FEDERAL INCOME TAX CONSEQUENCES

As of the date of this Proxy Statement/Prospectus, Bond, Schoeneck & King, LLP, counsel to Cortland First, has advised Cortland First and Oneida Valley, respectively, that, in its opinion:

     (i) no gain or loss will be recognized by Cortland First or Oneida Valley in the Merger;

     (ii) no gain or loss will be recognized by holders of shares of Oneida Valley Common Stock upon their receipt of Alliance Common Stock in exchange for their Oneida Valley Common Stock, except that shareholders who receive cash proceeds for fractional interests in Oneida Valley Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Oneida Valley Common Stock is held as a capital asset at the Effective Date;

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


    (iii) the tax basis of the shares of Alliance Common Stock (including fractional share interests) received by the shareholders of Oneida Valley will be the same as the tax basis of their Oneida Valley Common Stock exchanged therefor; and

     (iv) the holding period of Alliance Common Stock in the hands of the Oneida Valley shareholders will include the holding period of their Oneida Valley Common Stock exchanged therefor, provided such Oneida Valley Common Stock is held as a capital asset at the Effective Date.

     Consummation of the Merger is conditioned upon there being delivered to Cortland First and to Oneida Valley an opinion of Bond, Schoeneck & King, LLP, dated as of the Effective Date, similar in effect to the opinion described above. Under the Merger Agreement, the condition that Bond, Schoeneck & King, LLP deliver the opinion described above on the Effective Date can be waived by Cortland First and Oneida Valley. Neither Cortland First nor Oneida Valley presently intend to waive receipt of such opinion; however, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, Cortland First and Oneida Valley intend to resolicit proxies as required in accordance with the rules and regulations of the Commission.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH ONEIDA VALLEY SHAREHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

RESALE OF ALLIANCE COMMON STOCK

     The shares of Alliance Financial Corporation Common Stock issuable upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely by those shareholders not deemed to be "affiliates" of Cortland First or Oneida Valley and/or Alliance Financial Corporation as that term is defined under the Securities Act. The term "affiliate" generally means each person who, or is a member of a group that, controls, is controlled by or is under common control with the respective company, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Cortland First or Oneida Valley and/or Alliance Financial Corporation.

     Alliance Common Stock received and beneficially owned by those shareholders who are deemed to have been affiliates of Cortland First or Oneida Valley and/or are deemed to be affiliates of Alliance


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

Financial Corporation may be resold without registration as provided by Rule 145 or 144, respectively, or as otherwise permitted, under the Securities Act. Such affiliates may publicly resell Alliance Common Stock received by them in the Merger subject to certain limitations, principally as to the number of shares and the manner of sale. Such affiliates who do not become affiliates of Alliance Financial Corporation will be subject to these limitations for a period of one year following the Effective Date and thereafter generally may resell their shares without restriction. In addition, shares of Alliance Common Stock issued to affiliates of Cortland First or Oneida Valley in the Merger will not be transferable until financial results covering at least 30 days of post-Merger combined operations of Cortland First and Oneida Valley have been published, in order to satisfy certain requirements of the Commission applicable to transactions, such as the Merger, to be accounted for using pooling-of-interests accounting treatment.

     The Agreement provides that Cortland First and Oneida Valley each shall cooperate and use its best efforts to identify those persons who may be deemed to be affiliates of Cortland First or Oneida Valley under Rule 144 or 145 promulgated by the Commission under the Securities Act, and shall use its best efforts to cause each person so identified to deliver to Cortland First or Oneida Valley, no later than 30 days prior to the Effective Date, a written agreement providing that such person will not dispose of any Cortland First Common Stock, Oneida Valley Common Stock or Alliance Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. Receipt of such a written agreement shall not affect the restriction on transfer, as discussed in the preceding paragraph, which exists prior to the publication of certain post-Merger financial results. As of the date of this Proxy Statement/Prospectus, all directors of Cortland First and Oneida Valley have entered into written agreements to the effect described in this paragraph.

EXPENSES

     Except as described in the following paragraph, each party to the Agreement has agreed to bear and pay all costs and expenses incurred by it in connection with the transactions contemplated thereby, including fees and expenses of its own financial consultants, accountants and counsel, except that Cortland First and Oneida Valley each have agreed to bear and pay half of all printing costs relating to the Registration Statement and this Proxy Statement/Prospectus.

     In the event that the Merger is not consummated and the Agreement is terminated for any reason other than breach by either party, Cortland First and Oneida Valley have agreed to share equally the following fees and expenses incurred in connection with or related to the Merger or Bank Merger: (i) legal fees and expenses, (ii) accounting fees and expenses, and (iii) fees and expenses of Capital Formation Group, Jamesson Associates and Empire Valuation. In the event the Agreement is terminated due to a breach by either party of any material covenant or obligation between the parties, each party shall be free to pursue any and all legal remedies available at law or equity, including the recovery of costs, damages and expenses.

ACCOUNTING TREATMENT

     It is a condition precedent to Cortland First's and Oneida Valley's obligations to consummate the Merger that no event shall have occurred that will preclude the Merger from being accounted for as a "pooling-of-interests" and that the parties shall have received a letter from their independent accountants to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests.
See "--Representations and Warranties; Conditions to the Merger; Waiver."
Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Cortland


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

First and Oneida Valley will be combined and carried forward at their previously recorded amounts, and revenue and expenses of Cortland First and Oneida Valley will be combined at their historically recorded amounts. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Cortland First , Oneida Valley, First National Bank of Cortland and Oneida Valley National Bank have agreed that they will not take, cause or to the best of their respective abilities permit to be taken or caused, any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment.

STOCK OPTION AGREEMENTS

     The Cortland First Stock Option Agreement provides for the grant to Oneida Valley by Cortland First of an option to purchase up to 391,985 shares of Cortland First Common Stock at an exercise price of $28.50 per share upon the occurrence of certain events (each, a "Purchase Event"), provided, however, that, in the event Cortland First issues or agrees to issue any shares of Cortland First Common Stock (other than as permitted under the Agreement) at a price less than $28.50 per share (adjusted as described below), the exercise price shall be equal to such lesser price (the "Cortland First Option"). The Oneida Valley Stock Option Agreement provides for the grant to Cortland First by Oneida Valley of an option to purchase up to 180,150 shares of Oneida Valley Common Stock at an exercise price of $52.50 per share, upon the occurrence of a Purchase Event, provided, however, that in the event Oneida Valley issues or agrees to issue any shares of Oneida Valley Common Stock (other than as permitted under the Agreement) at a price less than $52.50 per share (adjusted as described below), the exercise price shall be equal to such lesser price (the "Oneida Valley Option").

     The purpose of the options is to increase the likelihood that the Merger will be consummated by making it more difficult and more expensive for a third party to acquire control of Cortland First or Oneida Valley. Accordingly, the options are exercisable only upon the occurrence of certain events that might jeopardize consummation of the Merger pursuant to the terms of the Agreement. Although the shares issuable upon exercise of the Cortland First Option and the Oneida Valley Option represent approximately 16.6% of the Cortland First Common Stock and Oneida Valley Common Stock, respectively, that would be outstanding after such exercise, Oneida Valley and Cortland First may not acquire more than 5% of the stock of Cortland First and Oneida Valley, respectively, pursuant to the exercise of the options or otherwise, without prior approval of the Federal Reserve Board.

               PROPOSAL II -- APPROVAL OF LONG TERM INCENTIVE PLAN

     The Cortland First and Oneida Valley Boards of Directors have approved the Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan (the "Incentive Plan"), subject to approval by the shareholders at the Cortland First Meeting and the Oneida Valley Meeting. The purpose of the Incentive Plan is to promote the interests of Alliance Financial Corporation by providing a comprehensive equity-based incentive compensation program designed to enable Alliance Financial Corporation to attract, retain, and reward key employees and directors through performance based incentives. To the extent that officers, directors and key employees have an equity interest in Alliance Financial Corporation, the interests of such persons will be more closely aligned with the interests of shareholders, and their compensation will bear, in part, a direct relationship to shareholder gains.

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     The Boards of Directors believe that adoption of the proposed Incentive
Plan is necessary if Alliance Financial Corporation is to be able to attract, retain, and motivate highly qualified and talented individuals. The following is a summary of the material provisions of the Incentive Plan. This summary is qualified in its entirety by reference to the specific provisions of the Incentive Plan, the full text of which is available upon written request to David R. Alvord at Cortland First or John C. Mott at Oneida Valley, at the applicable address set forth above under "PROPOSAL I--APPROVAL OF MERGER--The Companies."

GENERAL FEATURES OF THE INCENTIVE PLAN

     The Incentive Plan would empower Alliance Financial Corporation to award or grant, from time to time, to officers, other key employees and directors of Alliance Financial Corporation and Alliance Bank, N.A. (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code, (ii) Non-Qualified Stock Options, and (iii) Restricted Stock (further described below), and any combination of such awards. The Incentive Plan is designed to provide Alliance Financial Corporation with flexibility in the grant of equity-based incentive compensation to achieve the overall goals of the Plan. The term of the Incentive Plan is for ten years unless earlier terminated by the Board of Directors in accordance with the terms of the Plan.

     The Compensation Committee of Alliance Financial Corporation's Board of Directors will be responsible for making recommendations to the full Board regarding administration of the Incentive Plan. The Incentive Plan will be administered by the Board of Directors, which shall have the authority, acting upon recommendation of the Compensation Committee, to select participants from those persons eligible under the Incentive Plan, to establish the terms and conditions of any awards, to authorize awards under the Incentive Plan, and to interpret and construe any provision of the Plan.

     Officers, other key employees and directors of Alliance Financial Corporation or its subsidiaries shall be eligible to participate in the Incentive Plan. Participants, who may receive awards under the Incentive Plan, shall be selected by the Board based upon such factors as the employee's or director's past and potential contributions to the success, profitability, and growth of the company. Whether an award may be exercised after a participant's termination of employment or service on the Board shall be determined by the Board, subject to limits set forth below with respect to different types of awards under the Incentive Plan.

     Subject to adjustments noted below, 400,000 shares of Alliance Common Stock will be available for issuance over the 10 year term of the Incentive Plan, to be divided among the various components of the Incentive Plan in such manner as the Board shall determine. Shares of Alliance Common Stock issued under the Incentive Plan may be newly issued shares, treasury shares, or any combination thereof. Such maximum number of shares is subject to adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of Alliance Financial Corporation.

     No award granted under the Incentive Plan, and no right or interest therein, shall be assignable or transferable by a participant, except that Option rights may be transferred by will or the laws of descent and distribution. The Board of Directors may amend or terminate the Incentive Plan at any time, except that the Board of Directors may not, without approval by the shareholders, make any amendment that would (i) increase the number of available shares under the Plan, or (ii) change the definition of eligible persons under the Plan.

     Stock Options. Options designated as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code may be granted under the Incentive Plan to eligible employees. The exercise

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price of an Incentive Stock Option shall be at least 100% of the fair market value of Alliance Common Stock on the date of grant. Thus, an employee who is granted an Incentive Stock Option must pay a price per share upon exercising the option which is at least equal to the fair market price of a share at the time the option was granted. The number of shares of Alliance Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year shall not have a fair market value (determined at the date of grant) in excess of $100,000. Incentive Stock Options shall be exercisable for such period or periods not in excess of 10 years after the date of grant as shall be determined by the Board, except that no Incentive Stock Option shall be exercisable earlier than one year following the date the option is granted. Non-Qualified Stock Options may also be granted under the Incentive Plan to eligible employees and directors and will be exercisable for such period or periods and at such price as the Board shall determine as of the date the option is granted.

     The Board shall have the authority, in its discretion, to accelerate the time at which a stock option becomes exercisable, provided that no Incentive Stock Option shall be exercisable earlier than one year following the date the option is granted.

     Stock options shall be exercisable only upon the payment in full to Alliance Financial Corporation of the entire option exercise price (i) in cash,
(ii) by the transfer to the company of shares of Alliance Common Stock (at the fair market value thereof on the date of exercise), or (iii) by a combination of such methods of payment. Payment may not be made with stock issued by Alliance Financial Corporation upon exercise of an option under the Incentive Plan or other stock option plan unless the stock has been held for at least one year.

     Each grant of stock options shall be evidenced by an agreement between Alliance Financial Corporation and the optionee and shall contain such terms and provisions, consistent with the Incentive Plan, as the Board may approve.

     Restricted Stock. An award of Restricted Stock consists of a specified number of shares of Alliance Common Stock that are transferred to a participant and subject to forfeiture to Alliance Financial Corporation under such conditions and for such periods of time as the Board may determine. A participant may vote and receive dividends on the shares of Restricted Stock awarded, but may not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock during the forfeiture period. Certificates for Restricted Stock shall bear a legend specifying the restrictions and conditions which will cause forfeiture of the stock. The Board may also require that the Restricted Stock be held in escrow until all restrictions and events of forfeiture have lapsed.

     If a participant's employment or Board service terminates for any reason except death or disability prior to the expiration of the forfeiture period, all of the participant's Restricted Stock not already vested will be forfeited and surrendered to Alliance Financial Corporation. If a participant dies or terminates employment or Board service because of a disability prior to the expiration of the forfeiture period, the forfeiture period shall lapse on the date of death or date of disability, provided that such date is at least four years following the date of the award. Notwithstanding the foregoing, the Board shall have the authority to accelerate the time at which any or all restrictions applying to the Restricted Stock shall lapse.

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FEDERAL INCOME TAX CONSEQUENCES

     The anticipated federal income tax consequences relating to the different types of awards under the Incentive Plan are as described below.

     Upon Grant of Options. An optionee will not recognize any taxable income at the time a stock option is granted, and Alliance Financial Corporation will not be entitled to a federal income tax deduction at that time.

     Incentive Stock Options. No ordinary income will be recognized by the holder of an Incentive Stock Option at the time of exercise. The excess of the fair market value of the shares at the time of exercise over the aggregate option price will be an adjustment to alternative minimum taxable income for purposes of the federal "alternative minimum tax" at the date of exercise. If the optionee holds the shares for the greater of two years after the date the option was granted and one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long term capital gain or loss, as the case may be, and Alliance Financial Corporation will not be entitled to a federal income tax deduction. If the shares are disposed of in a sale, exchange or other "disqualifying disposition" within two years after the date of grant or within one year after the date of exercise, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price (the bargain purchase element), and Alliance Financial Corporation will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be recognized as capital gain to the holder. Alliance Financial Corporation will not be entitled to a federal income tax deduction for the capital gain amount.

     Non-Qualified Stock Options. Upon the exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the holder in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. Alliance Financial Corporation will be entitled to a corresponding federal income tax deduction. Upon any subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of the subsequent sale of the shares.

     Restricted Stock. Unless a participant makes the election described below, a participant receiving a grant of Restricted Stock will not recognize income, and Alliance Financial Corporation will not be allowed a deduction, at the time such shares of Restricted Stock are granted. While the restrictions on the shares are in effect, a participant will recognize ordinary income equal to the amount of any dividends received. When the restrictions on the shares are removed or lapse, the excess of fair market value of the shares over the amount paid, if any, by the participant for the shares will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Alliance Financial Corporation. Upon disposition of the shares, the gain or loss realized by the participant will be taxable as capital gain or loss. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by Alliance Financial Corporation will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid, if any, by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in such participant's income.

GRANTS PRESENTLY CONTEMPLATED

     The following table sets forth information regarding the initial grants that will be made under the Incentive Plan upon consummation of the Merger, if the Incentive Plan is approved by the shareholders.

                                                  NUMBER OF SHARES
NAME AND POSITION                                UNDERLYING OPTIONS
-----------------                                ------------------
David R. Alvord                                        50,000
Co-Chief Executive Officer

John C. Mott                                           50,000
Co-Chief Executive Officer

     Options granted to Messrs. Alvord and Mott will include both Incentive Stock Options and Non-Qualified Stock Options. All options granted will have an exercise price equal to the per share fair market value of Alliance Common Stock on the Effective Date, and will vest in equal installments on the first, second and third anniversaries of the Effective Date. Options will remain exercisable until three years after the optionee's separation from employment with Alliance Financial Corporation.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the votes cast in person or by proxy at the Cortland First Meeting and a majority of the votes cast in person or by proxy at the Oneida Valley Meeting is required for approval of the Incentive Plan.

THE BOARDS OF DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

                   INFORMATION WITH RESPECT TO CORTLAND FIRST

DESCRIPTION OF BUSINESS

     General. Cortland First is a one-bank holding company that was formed in 1986. Its only subsidiary and operating entity is First National Bank of Cortland. Chartered in 1869, First National Bank of Cortland is an independent commercial bank delivering financial services from branch locations in Cortland, Cortlandville (2), Marathon, McGraw, Cincinnatus, Tully and Whitney Point, New York.

     As a bank holding company, Cortland First is subject to supervision by the Federal Reserve system, is required to file an annual report with the Federal Reserve Board, and is subject to examination by that Board as well. First National Bank of Cortland is subject to supervision by the OCC as well as the FDIC. The administrative offices of Cortland First are located at 65 Main Street, Cortland, New York 13045. The telephone number is (607) 756-2831.

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

     Banking Services. First National Bank of Cortland provides a wide range of retail and commercial banking services for individual, business and municipal customers, including demand, savings and time deposits, commercial, mortgage and installment loans, consumer banking and trust services. Traditional deposit products include checking accounts, negotiable order of withdrawal (NOW) savings accounts, time deposits, and individual retirement accounts. Lending services include residential, farm, business loans, Small Business Administration loans, installment loans, home equity loans, biweekly mortgages, auto, and student loans. Trust services include investment management, retirement plans, insurance trusts, financial planning, estate planning, and custodial (agency) accounts. Other banking services include safe deposit boxes, travelers checks, money orders, wire transfers, collections, and foreign exchange. First National Bank of Cortland's approach is that of a community-oriented bank focusing on the development of long term customer relationships, personalized service, convenient locations and meeting the needs of individuals and businesses in its market area.

     Service Area and Competition. First National Bank of Cortland is an independent commercial bank committed to serving the financial needs of customers in its local communities. Currently, the bank conducts its banking operation primarily in Cortland, Southern Onondaga and Northern Broome Counties in the State of New York. The bank competes with other financial institutions in the area, many of which are branches of large institutions such as Marine Midland, Fleet, and Key Bank. Other organizations compete for deposits and loans as well, and include insurance companies, money market funds, federal credit unions, and other local independent banking operations.

     Employees. As of ___________, 199__, First National Bank of Cortland employs approximately 130 full time equivalent employees. The bank provides a variety of employee benefits and considers its relationship with its employees to be good.

     Properties. First National Bank of Cortland operates the following branch locations:

     NAME OF OFFICE            LOCATION                   DATE ESTABLISHED
     --------------            --------                   ----------------
     Home Office               65 Main Street             March, 1869
                               Cortland, NY

     Cincinnatus               2743 NYS Route 26          January, 1943
                               Cincinnatus, NY

     Groton Avenue             1125 Groton Avenue         June, 1987
                               Cortland, NY

     Marathon                  14 E. Main Street          August, 1957
                               Marathon, NY

     McGraw                    30 Main Street             May, 1967
                               McGraw, NY

     Tully                     Route 80 at I-81           January, 1989
                               Tully, NY

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

     Whitney Point             2950 NYS Route 11          April, 1994
                               Whitney Point, NY

     Wal-Mart                  872 NYS Route 13           March, 1997
                               Cortland, NY

     The Tully, Whitney Point, and Wal-Mart locations are leased. The other banking premises are owned.

     Legal Proceedings. First National Bank of Cortland is subject to various routine litigation incidental to its banking business. Management does not anticipate that the ultimate liability, if any, arising out of such litigation will have a material effect on Cortland First's or First National Bank of Cortland's business, financial condition or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion describes the major factors affecting Cortland First's results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements and the notes relating thereto appearing elsewhere in this Proxy Statement/Prospectus.

JUNE 30, 1998 COMPARED TO JUNE 30, 1997

     Effective January 1, 1998, Cortland First implemented Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." For Cortland First, comprehensive income is determined by adding unrealized investment holdings, gains or losses during the period to net income.

     Comparison of the Results of Operations. Net income was $556,000, or $.28 per share, for the second quarter of 1998, compared with $617,000, or $.31 per share, for the same period in 1997. Net interest income decreased by $64,000 when compared to the second quarter of 1997, and was partially offset by a decrease in the provision for loan losses of $55,000 when compared to the same quarter a year ago. Other operating income increased by $62,000 but was offset by an increase in other operating expenses of $172,000 compared to the second quarter of 1997.

     Net interest income is the difference between the yield earned on interest earning assets and rates paid on interest bearing deposits and borrowings. The relative amounts of interest earning assets, interest bearing deposits, and borrowings also impact net interest income levels. Net interest income was $2.3 million for the three months ended June 30, 1998, compared with $2.4 million for the same period in 1997. For the first six months of 1997, net interest income was $4.6 million, compared to $4.7 million in the first half of 1997. The decrease is due to lower than anticipated yields being earned on commercial loans and investments and decreases in outstanding consumer loans as a result of weak loan demand.

     The average costs of interest bearing liabilities for the first six months of 1998 were 3.77% and were comparable to 3.78% for the first half of 1997. The net interest margin for the first half of 1998 was 4.78%, down slightly from 4.86% for the same period in 1997.

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

     Other Operating Income and Expenses. Total other operating income was $431,000 in the second quarter of 1998, an increase of $62,000, or 16.8%, from the second quarter of 1997. Other operating income for the first half of 1998 was $870,000, up $106,000, or 13.9%, from the same period in the prior year. The increase is due primarily to increased service fees collected on demand and savings accounts which increased by $107,000 and increased ATM fees of $36,000. This was partially offset by loss of credit card interest income due to the sale of the credit card portfolio. Other operating expenses were $2.0 million for the three months ended June 30, 1998, compared to $1.8 million for the same period in 1997. This is an increase of $172,000, or 9.5%. For the first half of 1998 other operating expenses were $3.9 million, compared to $3.6 million for the same period a year ago. Salary and benefits increased by $185,000 for the first half of 1998 when compared to 1997. This is due primarily to staffing changes and normal merit increases to First National Bank of Cortland's employees, along with higher than expected insurance claims on the bank's self insured medical program. Also contributing to the increase are higher than expected expenses for the bank's post-retirement program, which increased by $19,000 compared to the same period a year ago. Loan origination and collection expense increased by $41,000 for the first half of 1998 compared to the same period in 1997. The increase is due primarily to increased mortgage originations and higher than expected collection costs on delinquent loans. Expenses related to Cortland First increased by $26,000 for the first half of 1998 compared to 1997, due primarily to consulting costs in anticipation of the Merger.

     Changes in Financial Condition. Consolidated assets of Cortland First were $233.6 million at June 30, 1998, a $14.2 million, or 6.5%, increase from December 31, 1997. Net loans receivable were $113.7 million at June 30, 1998, an increase of $1.8 million from December 31, 1997. Loan demand remains weak due primarily to economic conditions within First National Bank of Cortland's geographic area. Mortgage loans and commercial loans outstanding increased by $2.7 million and $2.6 million, respectively, since December 31,1997. This was partially offset by a decrease in consumer loans of $2.6 million. The bank plans to implement a new indirect lending program sometime late in the third quarter of 1998, through which it expects to receive consumer loan applications from bank-approved automobile dealers on behalf of their customers to finance their purchases. The loans will be subject to the bank's normal consumer loan underwriting standards.

     The reserve for loan losses was $1,268,000 at June 30, 1998. Loan loss provisions of $125,000 in the first half of 1998 were offset by net charge-offs totaling $97,000.This compares to loan loss provisions of $180,000 for the same period of 1997 being offset by net charge-offs of $229,000 for the first half of 1997. The lower provision in 1998 is a result of the bank's improved underwriting standards resulting in a lower loss experience factor. In management's opinion, the allowance for loan losses is adequate as of June 30, 1998. Nonperforming assets (nonaccrual loans and real estate owned) totaled $523,000, or .20% of total gross loans, at June 30, 1998. This is down from $581,000, or .24% of total gross loans, as of year end 1997.

     Total deposit liabilities were $206.0 million at June 30, 1998, an increase of $13.8 million, or $7.18%, from December 31, 1997 which totaled $192.2 million. The increase is due primarily to a $10.2 million increase in NOW accounts as a result of increased deposits by municipalities and Noninterest bearing demand deposits have grown by $3.3 million in the first half of 1998.

     Capital adequacy remained strong at the end of the second quarter. Stockholder's equity at June 30, 1998 was $25.5 million, or $12.94 per share, compared to $25 million, or $12.40 per share at December 31, 1997. Cortland First's capital leverage ratio was 11.20%, which compares favorably with 11.38% for the year ended December 31, 1997. Tier 1 and Total Risk-based capital ratios were 21.63% and 22.72%,

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


respectively. All of Cortland First's capital ratios are well above regulatory minimums to qualify as "well capitalized".

     Liquidity. Liquidity describes the ability of First National Bank of Cortland to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the bank's customers and to fund current and planned expenditures. The bank derives liquidity from increased customer deposits, the maturity distribution of the investment portfolio, loan repayments, and income from earning assets. The bank also maintains a line of credit with the FHLBNY which provides additional liquidity. Additionally, the bank's securities classified as available-for-sale, which totaled $85.9 million at June 30, 1998, were available for the management of liquidity and interest rate risk. At June 30, 1998, the ratio of net liquid assets to net deposits amounted to 30.47%, indicating a high level of liquidity. Management is not aware of any trends, demands, commitments, or uncertainties that are reasonably likely to result in material changes in liquidity.

     Risk Assessment. Risk is the potential that unexpected and unanticipated events may have an adverse impact on First National bank of Cortland's capital or earnings. The OCC has defined several categories of risk for supervisory purposes. The Asset and Liability Committee of the bank is responsible for assessing these risks. Management of the composition and maturity configurations of the earning assets and funding sources contributes to maintaining an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with liquidity, growth, and capital adequacy goals. A forward looking assessment regarding the impact of interest rate movement may have on net interest income is performed on a monthly basis. Based on current analysis, the bank believes that it is well positioned with minimal impact on income when subjected to a 200 basis point (2%) shock, the equivalent of an immediate increase or decrease of 2% in all interest rates on both assets and liabilities. Management believes its exposure in each of the risk categories is low.

DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

     Shareholders' Equity. Unrealized net gain on investment securities resulting from changes in the investment portfolio and general market conditions increased from $374,768 at year-end 1996 to $540,492 at year-end 1997.

     Due to the continued success of First National Bank of Cortland and its solid capital position, on May 28, 1997, the Board of Directors decided to offer an opportunity to all shareholders desiring to sell some or all of their Cortland First Common Stock by commencing a stock repurchase program. The result of this stock repurchase was the placement of 30,538 shares in treasury stock. Later in the year, Cortland First purchased an additional 18,000 shares and re-issued 2,314 shares to its transfer agent, American Stock Transfer & Trust Company, to satisfy the requirements of its dividend reinvestment plan.

     In 1997, Cortland First added approximately 20% of its net income to retained earnings, with the remainder being paid in the form of dividends to shareholders. An all-time high of $2,099,100 was paid in cash dividends in 1997 compared to $1,001,280 in 1996. Book value increased from $12.59 to $12.70 per share at year-end 1997. The ratio of capital to risk-weighted assets at December 31, 1997 continued to exceed the regulatory requirements for well-capitalized banks.

     Liquidity. Liquidity management involves the ability to meet cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient

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


funds will be available to meet their credit needs. First National Bank of Cortland was a net seller of federal funds in the amount of $4,888,000 on a daily average basis during fiscal 1997. The investment portfolio provides liquidity from maturing instruments on a regular basis -- During 1997 97.2% of the portfolio was available for sale and 75.9% matured in less than five years. The bank continues to have a credit facility with the FHLBNY. With a stable deposit base, the bank is not dependent on volatile deposits such as jumbo CDs. At year end, the ratio of net liquid assets to net deposits amounted to 32.89%, further indicating a high level of liquidity. The volatile liability ratio was 1.52%, well within company policy.

     Asset-Liability Management. Managing the asset and liability sensitivity position to achieve an acceptable balance of risk versus return is achieved through loans, investments, and retail deposits rather than reliance on swaps, futures, or off balance sheet derivative products. Based on forecasts of loan demand and funding sources, First National Bank of Cortland's Asset-Liability Committee will assess liability and loan pricing strategies, monitor earnings spread, asset/liability distributions and maturities in addition to liquidity and capital levels, review budget variances, and develop action plans based on the causes of these variances. Interest rate risk management provides a forward looking assessment of the impact that movement in rates may have on net interest income. When subjected to an immediate change in interest rates of 200 basis points, the impact on the net income of the bank is far below the targeted range of 10% for one year.

     Risk Assessment. Risk is the potential that unexpected and unanticipated events may have an adverse impact on First National Bank of Cortland's capital or earnings. The OCC has defined several categories of risk for supervisory purposes. The bank assesses and evaluates its exposure to these risk categories on a continuous basis. The bank believes that its exposure in each of the risk categories is low.

     Results of Operations. Net income per share decreased from $1.41 in 1996 to $1.31 in 1997, mainly due to the continuing decrease of net interest margins. Yield on earnings assets declined from 8.04% in 1996 to 8.00% in 1997, while cost of funds increased from 3.74% in 1996 to 3.78% in 1997. The net interest margin for the year 1997 was 4.87%, compared to 4.98% for 1996. Primarily due to the relatively stagnant economy of First National Bank of Cortland's trading area, loan demand continued to be soft in 1997.

     Salaries, wages, and employee benefit costs increased $284,118 due to the opening of the bank's Wal-Mart in-store branch, the hiring of a loan officer to expand its market area, and a large increase in its self-insured medical program in 1997. Expenses for advertising, communications, and supplies increased due to the production and promotion of a new telephone-banking product offering.

     A new computer, installed in November 1996, has resulted in increased computer and equipment expenses. Increased legal, audit, and outside services expenses were attributed to the employment of consultants and an increase in expenses of $22,024 for debit card processing. An $18,185 increase in education expense is also included, and payroll service fees increased $5,849. Non-interest income of $1,777,223 increased by $254,320, mainly due to investment securities gains of $114,757 in 1997 compared to losses of $23,907 in 1996, gross debit card income of $39,542, insurance commissions increase of $7,266, and ATM fee income of $12,136.

     The bank's provision for possible loan losses was increased by $107,000 in 1997 to keep its reserve at an acceptable level, after net charge offs for 1997 increased by $232,449. The adequacy of the allowance for loan losses is evaluated quarterly and is judged to be sufficient to absorb any inherent losses in the portfolio. The loan portfolio in 1997 continued to be of high quality when compared with industry peer groups.

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


     On a daily average basis, total deposits during 1997 amounted to $195,341,525, compared to $189,669,284 in 1996, an increase of $5,672,241 or 3%.
$2,520,000 of this increase came from certificates of deposit over $100,000; $1,368,000 from NOW and savings deposits; and the remainder in certificates of deposit less than $100,000.

     The bank's securities portfolio continues to be rated AAA or better with the exception of a very small non-rated portion consisting of local municipal bonds for which it maintains financial data. There are no derivatives or structured notes in the investment portfolio. The bank does not have a trading portfolio and does not anticipate having one in the future.

     At year-end 1997, the book value of the assets held in the bank's Trust Department amounted to $64,420,062 compared to $61,924,177 in 1996. Staffed by well-trained, highly competent people, this department offers a full spectrum of fiduciary services on a highly personalized basis. Trust assets are not part of the consolidated balance sheets.

     Year 2000. First National Bank of Cortland is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00." The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The bank has identified the systems which may be affected by the Year 2000 problem and assigned a risk factor to each system. Both internal and external resources are being utilized to correct or replace and test the systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. The bank has received confirmations from its primary processing vendors that plans are being developed to address processing of transactions in the Year 2000. Based on progress to date, it is not anticipated that Year 2000 compliance expenses will have a material impact on the bank's earnings or financial position.

     New Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." For Cortland First, comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires companies to disclose financial and descriptive information about their reportable business segments. Cortland First believes that it operates in only one segment, which is the banking segment. Therefore, disclosures required under this pronouncement will not affect Cortland First's financial statements.

DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

     Shareholders' Equity. At the Annual Meeting of Shareholders held on March 25, 1996, a proposal to amend Cortland First's Certificate of Incorporation to reduce the par value of the then authorized 3,000,000 shares of Cortland First Common Stock, both issued and unissued, from $5.00 per share to

$1.6667 per share, and to split each share of Cortland First Common Stock then issued into three shares of common stock at $1.6667 per share, was approved.

     During 1996, Cortland First continued to add approximately 65% of its net income to retained earnings with the remainder being paid in the form of dividends to shareholders. Cash dividends paid to shareholders in 1995 and 1996 were $873,600 and $1,001,280, respectively.

     Unrealized net gains on investment securities resulting from changes in the investment portfolio and general market conditions were reduced from $495,506 at year-end 1995 to $374,768 at year-end 1996. Changes in the unrealized gains/losses affect the capital ratios even though they are, in fact, not realized.

     Changes in the components of Cortland First's capital resulted in an increase in book value per share from $11.73 at year-end 1995 to $12.59 at year-end 1996. The ratio of capital to risk weighted assets continues to exceed the regulatory requirements for well-capitalized banks as indicated.

     Liquidity. First National Bank of Cortland was a net seller of federal funds in the amount of $9,049,000 on a daily average basis during 1996. The investment portfolio provides liquidity from maturing instruments on a regular basis - as of December 31, 1996, 97.2% was available for sale, and 70.6% matured in less than five years. The bank also enjoys a nearly $22 million credit facility with the FHLBNY. With a stable deposit base, the bank is not dependent on volatile deposits (certificates of deposit greater than $100,000, also known as jumbo CD's) which tend to be more market sensitive. Investments maturing in one year exceeded the total jumbo certificates of deposit at December 31, 1996, thereby providing adequate coverage for any reduction in funding from this source. At year-end 1996, the ratio of net liquid assets to net deposits amounted to 31.10%, further indicating a high level of liquidity.

     Asset-liability Management. Managing the asset and liability sensitivity position to achieve an acceptable balance of risk versus return is achieved through loans, investments, and retail deposits rather than reliance on swaps, futures, or off-balance-sheet derivative products. The Asset-Liability Committee of the bank manages the position in addition to its role in assessing interest rate risk. Interest rate risk management provides a forward looking assessment of the impact that movement in rates may have on net interest income. An analysis, performed monthly, indicates that the bank was positioned at December 31, 1996 so as to minimize the impact on income when rates are subjected to an immediate increase or decrease of 200 basis points in all interest rates on assets and liabilities.

     Results of Operations. Net income per share increased from $1.36 in 1995 to $1.41 in 1996. Several factors affected this 4.15% increase in net income. Salaries, wages, and employee benefit costs were reduced in 1996, due in large measure to reduced health benefit costs and implementation of the planned outsourcing of internal audit activities. The expense for advertising, communications, and supplies increased due to the production and promotion of new product offerings - principally the Anytime Banker(sm) Check Card and the Loan-By-Phone service. The new computer installed in November 1996 is responsible for increased computer and equipment expense between 1995 and 1996. An increase in audit, legal, and outside services expense was attributed to the employment of consultants to perform internal audit activities and to the cost of expansion of the ATM network. A decrease in FDIC insurance of $201,578 was part of the nationwide reduction in FDIC insurance costs for well-capitalized banks.

     First National Bank of Cortland planned the sale of certain securities in 1996 realizing a loss of $23,907; however, this was offset by increased yields on new investments which were expected to further enhance income in succeeding years.

     Net interest margins were impacted unfavorably in 1996 by general movements in the market. During the year the yield on earning assets declined more rapidly than the cost of funds, resulting in an overall reduction in the net interest margin of 25 basis points. The net interest margin for the year was 4.98%. Loan demand in the markets served by the bank continued to be soft in 1996 due principally to the continuing relatively soft economy of the area.

     The loan portfolio continues to be of high quality when compared with industry peer groups. The adequacy of the allowance for loan and lease losses is evaluated quarterly and is judged to be sufficient to absorb any inherent losses in the portfolio.

     Trust and Investment services provide substantial income to the bank and are considered important to further revenue growth. Income from this department increased 19.4% in 1996. Trust assets are not part of the consolidated balance sheets.

     On a daily average basis, total deposits during 1996 amounted to $189,669,284, compared to $179,981,471 in 1995, an increase of $9,687,813, or
5.4%. Much of the gain was in higher cost certificates of deposit.

     Investment quality remained high at year-end 1996, with 90% of the bank's securities portfolio rated AAA or better. Of the remaining 10%, 6% were rated A or better with the balance consisting of non-rated, local municipal bonds for which the bank maintains financial data. There were no derivatives or structured notes in the investment portfolio. The bank did not have a trading portfolio at year end 1996.

     In a continuing commitment to provide the technology necessary to compete in the marketplace, the bank's mainframe computer was upgraded in November 1996, allowing for expanded capacity. Among other benefits, this will allow the bank to begin the networking process to link its locations which will enhance its customer service capabilities. The new computer will also allow for more efficient processing of data and provide increased capacity for growth.

     Risk Assessment. Risk is the potential that unexpected and unanticipated events may have an adverse impact on First National Bank of Cortland's capital or earnings. The OCC has defined several categories of risk for supervisory purposes. Management assesses and evaluates its exposure to these risk categories.

     Credit risk: Credit risk arises from an obligor's potential failure to meet the terms of any loan or contract with the bank or otherwise fail to perform as agreed. The bank has determined that credit risk is low due to the quality of the loan and investment portfolio.

     Interest rate risk: Interest rate risk arises from the movement in market interest rates and the impact that such movement may have on the bank's capital and earnings. The most recent internal analysis indicates that net income would decrease by $322,000 if interest rates increase by 200 basis points, and increase by $154,000 if interest rates decrease by 200 basis points. The bank's risk-based capital would continue to be sufficient to be regarded as a well-capitalized bank in the scenario described above; therefore, the bank deems the risk exposure to be low.

     Liquidity risk: Liquidity risk arises from a bank's inability to meet its obligations when they become due, without incurring unacceptable losses. Liquidity risk is considered low.

     Transaction risk: Transaction risk arises from problems with service or product delivery. The bank's systems and procedures are deemed adequate to assess transaction risk as low.

     Compliance risk: Compliance risk arises from failure to comply with laws and regulations. Again, system and procedures combined with ongoing internal surveillance are deemed sufficient to assess the risk as low.

     Strategic risk: Strategic risk arises from adverse business decisions or improper implementation of those decisions. The bank's Board of Directors, President, and all Vice Presidents are involved in the strategic planning process. Managerial capacities and capabilities, and Board oversight are deemed adequate to mitigate strategic risk.

     Reputation risk: Reputation risk arises from serious negative public opinion. The bank exercises an abundance of caution and diligence in managing its affairs so as to minimize consequences of reputation risk.




OTHER FINANCIAL INFORMATION

         Distribution of Assets, Liabilities, and Shareholders' Equity. The following table sets forth the amounts of Cortland First's daily average assets, liabilities, and shareholders' equity for the period indicated, the amounts of the interest earned and interest paid thereon, the average interest rate earned for each type of earning asset, and the average rate paid for each type of interest bearing liability. Interest earned on non-accruing loans is included in the interest earned on loans only when collected. The average balances of non-accruing loans are included in the average balances of loans. Taxable equivalent adjustments have been made based on applicable marginal federal and state tax rates. Yields on investment securities are based on historical cost.


                                        1/97-12/97                           1/96-12/96                      1/95-12/95
                                      (IN THOUSANDS)                       (IN THOUSANDS)                  (IN THOUSANDS)

                                 AVERAGE                 YIELD/   AVERAGE                  YIELD/  AVERAGE                  YIELD/
                                 BALANCE    INTEREST      RATE    BALANCE     INTEREST      RATE   BALANCE    INTEREST       RATE
                                 -------    --------     -----    -------     --------     ------  -------    --------      ------
Interest Earning Assets
  Investment Securities
    Taxable                    $ 63,748     $ 4,108      6.44%   $ 56,999     $ 3,576      6.27%  $ 51,918     $ 3,291       6.34%
    Tax Exempt                   26,110       1,851      7.09%     23,864       1,671      7.00%    20,864       1,507       7.22%
                               --------     -------      ----    --------     -------     -----   --------     -------      -----
      Total Investment
       Securities                89,858       5,959      6.63%     80,863       5,247      6.49%    72,782       4,798       6.59%
Federal Funds Sold                4,980         269      5.40%      9,049         480      5.30%     7,830         456       5.83%
Loans
  Real Estate Mortgages          65,041       5,664      8.71%     63,742       5,685      8.92%    61,912       5,650       9.13%
  Commercial &
    Agricultural                 23,679       2,355      9.95%     22,891       2,245      9.81%    22,962       2,432      10.59%
  Consumer                       21,790       2,133      9.79%     22,637       2,292     10.13%    22,021       2,165       9.83%
  Municipal                       3,148         309      9.82%      3,383         360     10.64%     3,140         310       9.87%
                               --------     -------      ----    --------     -------     -----   --------     -------      -----
    Total Loans                 113,658      10,461      9.20%    112,653      10,582      9.39%   110,035      10,557       9.59%
    Total Int Earning
     Assets                     208,496      16,689      8.00%    202,565      16,309      8.05%   190,647      15,811       8.29%
                               --------     -------      ----    --------     -------     -----   --------     -------      -----
Non-Interest Earning Assets
  Non-Earning Assets             15,625                            14,476                           14,266
  Allowance for Loan
    Losses                       (1,215)                           (1,229)                          (1,212)
                               --------                           -------                          -------
    Total Assets                222,906                           215,812                          203,701
                               ========                           =======                          =======



Interest Bearing Liabilities
    Savings Rate Deposits        46,024       1,369      2.97%      45,858       1,381     3.01%     44,789       1,346      3.00%
    Market Rate Deposits        126,766       5,157      4.07%     120,611       4,839     4.01%    112,330       4,502      4.01%
                               --------     -------      ----     --------     -------    -----    --------     -------     -----
    Total Deposits              172,790       6,526      3.78%     166,469       6,220     3.74%    157,119       5,848      3.72%
  Borrowed Funds                     92           5      5.39%           0           0        0%          0           0         0%
                               --------     -------      ----     --------     -------    -----    --------     -------     -----
    Total Int Bearing
     Liabilities               172,882        6,531      3.78%     166,469       6,220     3.74%    157,119       5,848      3.72%
Non-Interest Bearing
     Liabilities                24,789                              25,125                           24,504
Shareholders' Equity            25,235                              24,218                           22,078
                              --------                            --------                         --------
                                50,024                              49,343                           46,582
    Total Liabilities
    and Shareholders'
      Equity                  $222,906                            $215,812                         $203,701
                              ========                            ========                         ========
Net Interest Income           $ 10,158                            $ 10,089                         $  9,963
                              ========                            ========                         ========
Net Yield on Interest
 Earning Assets                                          4.87%                             4.98%                             5.23%
                                                         ====                              ====                              ====

                                       82




Interest Rates and Interest Differential. The following table sets forth for the periods indicated a survey of the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Interest earned on non-accruing loans is included in the interest earned on loans only when collected, i.e., on the cash basis, but the average balances of such loans are included in the average balances of loans. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.


                                        1997 COMPARED TO 1996                   1996 COMPARED TO 1995
                                     INCREASE (DECREASE) DUE TO              INCREASE (DECREASE) DUE TO
                                    -----------------------------           ----------------------------
                                    RATE       VOLUME         NET           RATE         VOLUME      NET
                                    ----       ------         ---           ----         ------      ---
                                                   (IN THOUSANDS)                 (IN THOUSANDS)
INTEREST EARNING ASSETS:
  Investment Securities:
    Taxable                        $ 100         432           532         $  (81)         365        384
    Tax-Exempt                        15         108           123            (38)         143        105
                                   -----        ----         -----          -----         ----       ----
    Total Investment
          Securities                 115         540           655           (119)         508        389
  Federal Funds Sold                   8        (219)         (211)           (46)          69         23
  Loans:
    Real Estate
          Mortgages                 (132)        114           (18)          (138)         172         34
    Commercial & Agric.               33           78          111           (178)         (11)      (189)
    Consumer                         (67)        (84)         (151)            67           60        127
    Municipal                        (18)        (16)          (34)            23            2         25
                                   -----        ----         -----          -----         ----       ----
      Total Loans                   (184)         92           (92)          (226)         223         (3)
      Total Int Income               (61)        413           352           (391)         800        409
                                   -----        ----         -----          -----         ----       ----
INTEREST BEARING LIABILITIES:
  Deposits:
    Savings Rate                    $(17)       $  5          $(12)         $   4           31         35
    Market Rate                       68         250           318            (45)         383        338
                                   -----        ----         -----          -----         ----       ----
    Total Deposits                    51         255           306            (41)         414        373
    Borrowed Funds                     2           3             5              0            0          0
      Total Int Expense               53         258           311            (41)         414        373
                                   -----        ----         -----          -----         ----       ----
  Net Change in Net
         Interest Income           $(114)       $155         $  41          $(350)        $386       $ 36
                                   =====        ====         =====          =====         ====       ====

     Investment Portfolio. The following table sets forth the amortized cost of investments for the dates indicated:

                                                    December 31,
                                         ------------------------------------
                                           1997          1996           1995
                                         -------       -------        -------
                                                   (In Thousands)
HELD-TO-MATURITY PORTFOLIO:
U.S. Treasury Securities and
  Obligations of U.S. Government
  Corporations and Agencies              $   999       $     0        $     0
Obligations of States and
  Political Subdivisions                   1,435         2,377          3,306
                                         -------       -------        -------
                                         $ 2,434       $ 2,377        $ 3,306
                                         -------       -------        -------
AVAILABLE-FOR-SALE PORTFOLIO:
U.S. Treasury Securities and
  Obligations of U.S. Government
  Corporations and Agencies              $35,600       $41,852        $40,521
Obligations of States and
  Political Subdivisions                  27,684        24,567         19,702
Mortgage-backed Securities                20,771        13,888         10,441
Other Debt Securities                        865           819            461
                                         -------       -------        -------
                                         $84,920       $81,126        $71,125
                                         -------       -------        -------
                                         $87,354       $83,503        $74,431
                                         =======       =======        =======



     Investment Portfolio - Maturity Schedule. The following schedule sets forth the maturities of both available-for-sale and held-to-maturity securities at December 31, 1997. Amounts and weighted average yields of such securities are based on amortized cost for held-to-maturity securities and estimated fair value for available-for-sale securities. Yields of tax exempt securities have been computed on a tax equivalent basis using a marginal federal and state income tax rate. (Excludes Federal Reserve Bank and other stock of $865,175.)

                                                          REMAINING MATURITIES DECEMBER 31, 1997
                                                                      (IN THOUSANDS)

                                                   AFTER 1 YEAR        AFTER 5 YEARS
                             WITHIN                 TO 5 YEARS          TO 10 YEARS       AFTER 10 YEARS            TOTAL
                             1 YEAR              ----------------     ---------------    ----------------     ----------------
                             AMOUNT     YIELD    AMOUNT     YIELD     AMOUNT    YIELD    AMOUNT     YIELD     AMOUNT     YIELD
                             ------     -----    ------     -----     ------    -----    ------     -----     ------     -----
Held to Maturity Portfolio
U.S. Government Agencies     $    0     0.00%       999      6.85%         0     0.00%         0     0.00%        999     6.85%
Obligations of States and
  Political Subdivisions        100     6.08%       406      6.32%       930     7.17%         0     0.00%      1,436     6.85%
                             ------     ----     ------      ----     ------     ----      -----     ----      ------     ----
Total Held-To-Maturity          100     6.08%     1,405      6.70%       930     7.17%         0     0.00%      2,435     6.85%

Available for Sale
  Portfolio

U.S. Treasury Securities     $1,947     6.24%    16,184      6.28%         0     0.00%         0     0.00%     18,131     6.28%

U.S. Government Corporation
  and Agency Securities       3,394     5.82%     7,582      6.44%     5,043     6.81%     1,599     6.91%     17,618     6.47%

Obligations of States and
  Political Subdivisions      2,339     7.21%    14,315      6.93%     8,901     6.98%     2,720     7.28%     28,275

Mortgage Backed Securities      460     6.14%     7,519      6.84%     8,364     6.91%     4,589     7.02%     20,932     6.89%
                             ------     ----     ------      ----     ------     ----      -----     ----      ------     ----

Total Available-for-Sale     $8,140     6.33%    45,600      6.60%    22,308     6.91%     8,908     7.08%     84,956     6.71%

  GRAND TOTAL                $8,240     6.33%    47,005      6.60%    23,238     6.92%     8,908     7.08%     87,391     6.71%
                             ======     ====     ======      ====     ======     ====      =====     ====      ======     ====




At December 31, 1997, 99% of the state and municipal securities portfolio, based upon par value, was rated "A" or higher, and 81% "AA" or higher. Obligations of the State of New York and its political subdivisions constituted $20,219,917 par value, or 23% of the total securities portfolio at that date, with a market value of $21,088,408. With the exception of U.S. government and agencies, there were no securities of a single issuer which constituted more than 10% of shareholders equity as of December 31, 1997.

                                                        BALANCE SHEET GAP ANALYSIS
                                                            DECEMBER 31, 1997
                                                              (IN THOUSANDS)
                                                                                                                          Average
                                                                                               There-                     Interest
                               1998         1999         2000         2001        2002          after         Total         Rate
                              ------      -------      -------       -------      ------       -------       --------     --------
INTEREST-SENSITIVE ASSETS:
Total Securities             $12,998      $16,107      $16,892       $10,501      $6,474       $25,284      $ 88,256        6.76%
Short-Term Investments         1,100            0            0             0           0             0         1,100        5.68%

Total Loans                   41,092       15,833        9,321        26,799       1,846        18,282       113,173        9.07%
                              ------      -------      -------       -------      ------       -------      --------
  TOTAL INTEREST-
   SENSITIVE ASSETS          $55,190      $31,940      $26,213       $37,300      $8,320       $43,566      $202,529
                             =======      =======      =======       =======      ======       =======      ========
INTEREST-SENSITIVE
  LIABILITIES:
NOW Savings & Money
  Market Deposits             27,602       23,348       28,409             0           0        32,242        111,601       3.14%
Certificates of Deposit       41,926        8,143           93         5,609           0           330         56,101       5.06%
                              ------      -------      -------       -------      ------       -------       --------
  TOTAL INTEREST-
   SENSITIVE LIABILITIES     $69,528      $31,491      $28,502       $ 5,609      $    0       $32,572       $167,702
                             =======      =======      =======       =======      ======       =======       ========




     Loan Portfolio - Composition. The following table presents the composition by types of loans within First National Bank of Cortland's loan portfolio for the dates indicated:

                                                                December 31,
                                    ---------------------------------------------------------------------

Type of Loan                          1997           1996           1995            1994           1993
------------                        --------       --------       --------        --------       --------
                                                              (In Thousands)

Real Estate Loan                    $ 65,433       $ 64,739       $ 63,415        $ 63,127       $ 62,075

Commercial &
 Agricultural                         22,513         20,892         22,036          21,806         21,468

Installment                           22,384         25,612         24,646          23,306         18,557

Municipal & Other                      5,914          6,163          5,770           5,014          6,389
                                    --------       --------       --------        --------       --------
   Total                            $116,244       $117,406       $115,867        $113,253       $108,489
                                    ========       ========       ========        ========       ========




     Maturities and Sensitivities of Loans to Changes in Interest Rates. The loan portfolio maturity schedule shows the amount of loans outstanding as of December 31, 1997 according to the remaining scheduled payment of principal for the periods indicated. The amounts due after one year are classified according to the sensitivity to changes in the interest rates.


                             Remaining Maturity at December 31, 1997

                                  Within     After 1 yr. but              After
                                  1 Year      within 5 Yrs.              5 Years               Total
                                  ------      -------------              -------               -----

                                                          (In Thousands)

Real Estate Loans                $ 6,539         $17,487                 $41,407               $ 65,433
Commercial & Agricultural         18,556           2,922                   1,035                 22,513


Installment                        2,484          19,607                     293                 22,384
Municipal & Other                  1,643           2,553                   1,718                  5,914
                                 -------         -------                 -------               --------
    Total                        $29,222         $42,569                 $44,453               $116,244
Sensitivity of Loans Due
  After One Year to Changes
  in Interest Rates:                   Fixed Rate                Variable Rate                  Total
                                       ----------                -------------                  -----
                                                                 (In Thousands)
Due after 1 year but
  within 5 years                        $38,603                      $3,967                    $42,570
Due after 5 years                       $44,424                      $   29                    $44,453
                                        -------                      ------                    -------
                                        $83,027                      $3,996                    $87,023

     Gap analysis indicates the sensitivity to fluctuations in interest rates by providing information regarding maturity repricing and cash flows for both assets and liabilities. Cash and federal funds sold are assigned to immediate repricing since they represent overnight sales. Investment securities are scheduled according to the final maturity date in the case of fixed rate issues and by next repricing date for variable rate securities. Loans are assigned by final maturity for fixed rate loans with no scheduled amortizing payments, while loans with amortizing payments are scheduled according to amortized payback since this would represent a repricing opportunity on funds received as payments. Variable rate loans are assigned to the next repricing date. Demand loans are categorized as immediately repricable. Non-interest bearing deposits repricing within three months represent approximately 50% of commercial demand balances. The remaining interest bearing, savings, and money market accounts which represent core deposits are spread across the Gap buckets to yield a 3 1/2 year average maturity. Fixed rate certificates of deposit are assigned by final maturity date, while variable rates are assigned as of the next repricing date. Fixed assets, other assets, other liabilities, and equity are assigned to the over five year category since they represent stable, non-repricing components. Changes in interest rates affect a bank's earnings by changing its net interest income. As of December 31, 1997, the most recent interest rate risk model indicates that the bank's net interest income would decrease by $530,000 if interest rates increase by 200 basis points and increase by $381,000 if interest rates decline by 200 basis points.

                             Non-Performing Assets.

                                                  YEAR ENDED DECEMBER 31
                                           ------------------------------------
                                           1997    1996    1995    1994    1993
                                           ----    ----    ----    ----    ----
                                                      (IN THOUSANDS)
Non-Accruing Loans:
  Real estate mortgages ................   $121    $393    $128    $ 64    $436
  Commercial & Agricultural ............     41     121     106      52      22
  Consumer .............................     13       0      29       4       2
  Municipal ............................      0       0       0       0       0
                                           ----    ----    ----    ----    ----
   Total Non-Accruing Loans ............   $175    $514    $263    $120    $460
Loans past due 90 days or more
 and still accruing:
  Real Estate Mortgages ................   $ 63    $  0    $  3    $124    $  0
  Commercial & Agricultural ............     30       0       0       3       0
  Consumer .............................      7      63      17      31      24
  Municipal ............................      0       0       0       0       0
                                           ----    ----    ----    ----    ----
   Total past-due loans 90 days
    or more ............................   $100    $ 63    $ 20    $158    $ 24
Restructured loans .....................      0       0       0       0       0
Other Real Estate Owned ................    275       0     135       0       0
                                           ----    ----    ----    ----    ----
   Total Restructured and OREO .........   $275    $  0    $135    $  0    $  0
   Total Non-Performing Assets .........   $550    $577    $418    $278    $484
                                           ====    ====    ====    ====    ====
Percent of total net loans .............   0.49%   0.51%   0.37%   0.26%   0.46%
Income that would have been
  accrued at original
Contract rates on non-accruing
  loans ................................   $ 23    $ 29    $ 15    $  8    $ 44
Amount recognized as income ............      6      10       6       4       0
                                           ----    ----    ----    ----    ----
Interest income not accrued ............   $ 17    $ 19    $  9    $  4    $ 44
                                           ====    ====    ====    ====    ====

     Non-acruing Loans. First National Bank of Cortland does not accrue interest on certain non-performing loans. Non-accrual status is normally reserved for loans 90 days or more past due unless a loan is both well secured and in the process of collection.

     Potential Problem Loans. At December 31, 1997, First National Bank of Cortland had $1,190,000 in commercial and consumer loans for which payments are presently current, but the borrowers are currently experiencing financial difficulties. Those loans are subject to constant management attention and are reviewed weekly. The bank had no restructured loans as defined by FASB 114 in the portfolio. Loans which are current for which collection is doubtful are not normally placed in non-accrual status. Such loans are on a watch list to allow monitoring by management.

     Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included above, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, nor do they represent material credits about which management is aware of information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Loan Concentration. As of December 31, 1997, there are no concentrations of loans which amount to more than 10% of total loans other than those which have been separately disclosed, i.e., real estate, consumer, commercial, agricultural, and municipal. All loans granted are to entities within Cortland County and those immediately adjoining counties which are in the bank's local service area. The bank has no outside area loans in its portfolio.

                  Allocations of the Allowance for Loan Losses.

                                                                           Year Ended December 31,
                                                       1997                         1996                         1995
                                                    % of Loans                   % of Loans                   % of Loans
                                                Amount       to Total        Amount       to Total        Amount       to Total
                                                ------       --------        ------       --------        ------       --------
                                                                                    (In Thousands)
Real Estate Mortgage                            $  276            57%        $  254            55%        $  240            57%
Commercial, Municipal
  & Agricultural                                $  453            24%        $  493            23%           498            22%
Consumer                                           511            19%           524            22%           438            21%
                                                ------        ------         ------        ------         ------        ------
                  Total Allocation              $1,240           100%        $1,271           100%        $1,176           100%
                                                ======        ======         ======        ======         ======        ======

                                                                           Year Ended December 31,
                                                       1994                         1993
                                                    % of Loans                   % of Loans
                                                Amount       to Total        Amount       to Total
                                                ------       --------        ------       --------
                                                                                    (In Thousands)
Real Estate Mortgage                            $  341            58%         $  270           59%
Commercial, Municipal
  & Agricultural                                $  467            24%         $  292           23%
Consumer                                           418            18%            518           18%
                                                ------        ------          ------       ------
                  Total Allocation              $1,226           100%         $1,080          100%
                                                ======        ======          ======       ======

     Allowance for Possible Loan Losses. The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operating expenses and reduced by net charge-offs. The adequacy of the allowance is based on management evaluation of the last three years historical loss experience, specific allocations for losses detailed in the loan loss review, and an additional allocation based on the total outstandings in the loan portfolio. Additional factors considered in the evaluation include the levels and trends in delinquencies and non-accruals, underwriting guidelines and collection procedures, the experience and ability of the lending staff, and current economic conditions within First National Bank of Cortland's lending area. The bank has a diverse customer base with no known significant concentrations of credit that would affect the allowance.

     As of December 31, 1997 and 1996, the bank had no impaired loans for which significant specific valuation allowances were recorded.

     Summary of Loan Loss Experience. The following table summarizes First National Bank of Cortland's loan loss experience for the five years ended December 31, 1993, 1994, 1995, 1996 and 1997.

                                                                                 Year Ended December 31,
                                                         1997             1996             1995             1994            1993
                                                       --------         --------         --------         --------         --------
                                                                                     (In Thousands)
Loans, Net of unearned income
  at end of period                                     $113,172         $113,632         $112,204         $109,909         $105,699

Average amount of net loans                            $113,658         $112,652         $110,035         $106,708         $102,133
Balance of allowance for possible
    loan losses at beginning of period                 $  1,271         $  1,176         $  1,226         $  1,080         $  1,025
  Additions:
   Provisions for losses                                    390              283              300              300              300
  Deductions:
  Charge offs:
    Real estate mortgages                                    57                0               10                0               25
    Commercial and agricultural                              76               79              209              126               75
    Consumer loans                                          345              183              194              119              205
    Municipal loans                                           0                0                0                0                0
                                                       --------         --------         --------         --------         --------
      Total charge offs                                $    478         $    262         $    413         $    245         $    305
  Recoveries:
    Real estate mortgages                                     0                0                0                0                0
    Commercial and agricultural                               0               12               21               10               19
    Consumer loans                                           57               62               42               81               41
    Municipal loans                                           0                0                0                0                0
      Total recoveries                                 $     57         $     74         $     63         $     91         $     60

Net charge offs                                        $    421         $    188         $    350         $    154         $    245
                                                       --------         --------         --------         --------         --------

Allowance for possible loan losses-
  end of period                                        $  1,240         $  1,271         $  1,176         $  1,226         $  1,080
                                                       ========         ========         ========         ========         ========
Ratio of net charge offs to
  average loans                                            0.37%            0.17%            0.32%            0.14%            0.24%

Ratio of reserve for loan losses to
  loans outstanding at end of period                       1.10%            1.12%            1.05%            1.12%            1.02%
Ratio of provisions for losses
  to net charge offs                                      92.64%          150.53%           85.71%          194.80%          121.95%

Deposits. The table below presents daily average amounts and rates of deposits by type for the years ended December 31, 1997, 1996, and 1995.

                                                    1997                           1996                             1995
                                           Amount          Rate            Amount           Rate           Amount          Rate
                                          --------      -----------       --------      -----------       --------      -----------
                                              (In Thousands)                  (In Thousands)                  (In Thousands)
Savings Deposits                          $ 44,977             2.98%      $ 44,750             3.02%      $ 43,677             3.00%
Money Market Savings                        36,445             4.51         36,302             4.36         36,898             4.63
Time Open                                    1,048             2.74          1,108             2.76          1,113             2.99
Interest Bearing Checking                   32,237             1.75         31,095             1.75         31,795             1.75
Time Deposits                               58,083             5.08         53,214             5.09         43,636             5.13
                                          --------      -----------       --------      -----------       --------      -----------
    Total Interest Bearing                $172,790             3.78%      $166,469             3.74%      $157,119             3.72%

Demand Deposits                             22,551                          23,200                          22,862
                                          --------                        --------                        --------

    Total Deposits                        $195,341                        $189,669                        $179,981
                                          ========                        ========                        ========

     Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997, are summarized as follows:

                                                                Amount
                                                                ------
                                                            (In Thousands)

              3 months or less                                 $ 6,146
              Over 3 through 6 months                            2,662
              Over 6 through 12 months                           1,315
              Over 12 months                                     2,129
                                                               -------
                         Total                                 $12,252
                                                               =======

     Non-interest bearing deposits disclosed represent all demand deposits which are non-interest bearing. These deposits are held by individuals, partnerships, corporations, and municipalities. There are no significant deposits from Trust activities.

     Return on Equity and Assets. The following table shows operating and capital ratios for the last two years.

                                                     Year Ended December 31,
                                                 1997         1996         1995
                                                 ----         ----         ----
Return on Assets
  Net Income/Average Total Assets                1.18%        1.32%        1.34%
Return on Equity
  Net Income/Average Shareholder Equity         10.38%       11.75%       12.38%
Dividend Payout Ratio
  Cash Dividends Declared/Net Income            80.14%       35.18%       31.97%
Capital Ratio
  Average Shareholder Equity/
  Average Total Assets                          11.32%       11.17%       10.84%


Management

Executive Compensation

     The following table sets forth information concerning compensation paid by Cortland First to the Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                Long Term
                                                                                              Compensation
                                                               Annual Compensation               Payouts
                                                          ------------------------------      -------------     All Other
                                                                                                  LTIP        Compensation
Name and Principal Position                 Year          Salary ($)         Bonus($)(1)      Payouts($)(2)      ($)(3)
---------------------------                 ----          ----------         -----------      -------------      ------
David R. Alvord                             1997           165,000            16,500              --              93,084
President &                                 1996           153,000            16,830              --              77,247
Chief Executive Officer                     1995           150,000            15,000            20,000           105,220

(1)  Paid to Mr. Alvord under the one year Executive Incentive Compensation
     Plan.

(2)  Paid to Mr. Alvord under the three year  Executive  Incentive  Compensation
     Plan.

(3) Includes the following amounts for Mr. Alvord for 1997: $8,000 for the 1997 contribution to the Employee Salary Savings Plan - 401K; $6,400 for the 1997 contribution to the pension plan; $74,484 for the 1997 contribution to his Excess Benefit Plan; and $4,200 for Director meeting fees during 1997.

Board Compensation Committee
Report on Executive Compensation

     First National Bank of Cortland's Compensation Committee meets semi-annually to conduct a comprehensive performance review of all officers and to recommend the annual base remuneration for the bank's officers to the Board of Directors. The Committee considers each officer's performance as measured against that individual's job description.

     In recommending the base annual salary for the chief executive officer, the Committee considers overall asset quality, earnings, capital adequacy, peer group and industry comparisons, general economic trends and total return to Cortland First's shareholders. The Committee believes that Mr. Alvord has performed exceptionally well in each of the above measurable categories, and that Cortland First's (and the bank's) success is due, in large part, to his efforts. Mr. Alvord does not participate in the determination of his annual compensation.

     The Committee meets separately to consider award payments under First National Bank of Cortland's Executive Incentive Compensation Plan. Under this plan, certain designated officers are considered for annual and three year incentive payments based on prior goals established by the Board of Directors for return on assets. See "-- Executive Incentive Compensation Plan."

     The Compensation Committee is appointed by the President and is approved by the Board of Directors. Its members presently consist of:

                                 Donald S. Ames
                                 David J. Taylor
                                Harry D. Newcomb
                                  John H. Buck
                                Stuart E. Young


Stock Performance Graph

     The  following   graph   compares   cumulative   total  returns   (assuming
reinvestment of dividends) on the Cortland First Common Stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the National Association of Securities Dealers Automated Quote System (NASDAQ) bank stocks for the five-year period ended December 31, 1997.


                   [GRAPHIC PRESENTATION OF PERFORMANCE GRAPH]


                                 1992            1993            1994            1995          1996           1997
                                 ----            ----            ----            ----          ----           ----
NASDAQ Banks                      100             114            114             169            223           377
S&P 500                           100             110            111             153            189           252
CFFC                              100             168            248             250            298           408

Employment Agreement

     Effective January 1, 1994, Cortland First and First National Bank of Cortland entered into an agreement with Mr. Alvord providing for his continued services through December 31, 2000, at a minimum base salary of $133,000 per year. The agreement provides that it may be terminated by Mr. Alvord at any time during the first six months following a "Change in Control" of Cortland First or First National Bank of Cortland. A Change in Control is defined as (i) the sale, exchange or other disposition by either Cortland First or First National Bank of Cortland of all or substantially all of its assets either to a single purchaser or to a group of affiliated purchasers in one transaction or a series of related transactions pursuant to a common plan; (ii) the sale, exchange or other disposition in one transaction or in a series of related transactions pursuant to a common plan by either Cortland First or First National Bank of Cortland of at least 25% of its issued and outstanding shares; or (iii) the merger, consolidation or other combination of either Cortland First or First National Bank of Cortland, where the existing shareholders receive less than 51% of the outstanding voting stock of the new or continuing entity. In the event of such a termination, Mr. Alvord would be entitled to receive an amount equal to three
(3) times his then base salary, plus the amount of any taxes or other charges which may be imposed upon Mr. Alvord pursuant to the Internal Revenue Code as a result of any "excess parachute payments." In connection with the termination of his existing employment agreement and the execution of his planned new employment agreement upon consummation of the Merger, Mr. Alvord is expected to consent to the Merger pursuant to the terms of his existing agreement, so that no payment will be made to Mr. Alvord under his existing agreement in connection with the Merger. See "PROPOSAL I --APPROVAL OF MERGER -- Effect of the Merger on Employees and Management."

Pension Benefits

     First National Bank of Cortland has a non-contributory defined contribution plan, in which an employee is eligible to participate upon attaining age 21 and completion of 12 months consecutive service during which the employee worked 1,000 or more hours of service. The bank's contribution is determined according to a formula based on years of service. The bank's contribution to the Plan in 1997 and 1996 totaled $123,273 and $109,295, respectively. Contributions to the plan in 1997 were $6,400 for Mr. Alvord.

Excess Benefit Plan

     Effective January 1, 1991, the Board of Directors of First National Bank of Cortland approved the adoption of an Excess Benefit Plan for Mr. Alvord (the "Excess Plan"). Its purpose is to provide Mr. Alvord with supplemental retirement benefits in addition to those benefits provided pursuant to the bank's pension plan. Under Mr. Alvord's employment agreement with Alliance Financial Corporation, Mr. Alvord will receive supplemental retirement benefits on terms at least equivalent to those set forth in the Excess Plan.

     Under the terms of the Excess Plan, Mr. Alvord is entitled to receive, upon retirement at age 65, an amount equal to 80% of his then Average Base Compensation increased by the amount of the Accumulated Fund expressed as a straight life annuity and reduced by the sum of: (a) the annual benefit to be provided Mr. Alvord pursuant to the bank's pension plan expressed as a straight life annuity; (b) the annual benefit to be provided from the vested portion of the bank's contributions to Mr. Alvord's account balance in the bank's 401-K Plan as if such balance were to be paid in the straight life annuity; and (c) an amount equal to Mr. Alvord's primary social security benefit expressed in the form of a straight life annuity. The Accumulated Fund is the amount that would have been contributed to the bank's pension plan on Mr. Alvord's behalf, but for the limitation imposed by Section 401(a)(4) of the Internal Revenue Code. The

Accumulated Fund is deemed to have earned interest each year at the same rate of return actually earned for such year by the bank's pension plan.

     Under the original terms of the Excess Plan, the amount of the benefit to be paid to Mr. Alvord was to be reduced in the event he retired before age 65. The amount of the reduction was based on a fraction, the numerator of which was the number of years remaining until Mr. Alvord reaches age 65, and the denominator of which was the total number of years of service Mr. Alvord would have had if he had continued to work until such age. In addition, certain actuarial reductions were to be applied to reflect the early commencement of payments. Effective January 1, 1994, the Excess Plan was amended to provide that no reduction will be made, whether to reflect remaining years of service to age 65 or to reflect the early commencement of payments, in the event such retirement is the result of Mr. Alvord's retirement on or after the expiration of his Employment Agreement (presently December 31, 2000), Mr. Alvord's disability, a termination of Mr. Alvord's employment by the bank without cause, the occurrence of an event which gives Mr. Alvord the right to terminate his employment under the Employment Agreement (e.g., a Change in Control or a material reduction in Mr. Alvord's authority), or Mr. Alvord's death. If Mr. Alvord retires before age 60, no benefits are payable under the Excess Plan unless such retirement is the result of a Change in Control, a material reduction in Mr. Alvord's authority, Mr. Alvord's disability, or a termination by the bank of Mr. Alvord's employment without cause.

     For purposes of the Excess Plan, the term "Change in Control" means a sale by Cortland First or First National Bank of Cortland of all or substantially all of its assets, or any individual or entity acquiring at least 25% of those securities of First National Bank of Cortland entitled to vote for the election of directors. "Average Base Compensation" is generally defined as Mr. Alvord's average salary for the 36 month period immediately preceding his retirement, including any elective contributions to the 401-K Plan and annual bonus, but excluding any bonuses paid pursuant to the bank's Executive Incentive Compensation Plan and the value of any employee benefits paid on Mr. Alvord's behalf.

     In order to fund its liability under the Excess Plan, effective January 1, 1995, First National Bank of Cortland established the "First National Bank of Cortland Excess Benefit Trust for the Benefit of David R. Alvord." Each year the bank contributes such amount to the Trust so that the balance of the Trust will equal the actuarial value of the estimated benefit payable to Mr. Alvord pursuant to the Excess Plan. The initial contribution to the Trust was $118,000. The contribution for 1997 was $74,484.

Employee 401K Savings Plan

     First National Bank of Cortland has an Employee Salary Savings Plan - 401K. The bank's contributions to the 401K Plan are made according to a schedule of matching employee contributions and are made as accrued. The bank's contributions to the Plan for 1997 and 1996 were $106,309 and $98,072, respectively. Contributions to the plan in 1997 were $8,000 for Mr. Alvord.

Executive Incentive Compensation Plan

     In 1987, the Board of Directors of First National Bank of Cortland approved the adoption of an Executive Incentive Compensation Plan (the "Plan"). Its purpose is to enhance the bank's performance and to further its long-term objectives by providing certain key employees with financial incentives. The Plan was implemented beginning in calendar year 1989.

     Under the terms of the Plan, at the beginning of each year the Board of Directors establishes target performance goals for the bank for both the current year and for the next three years. If, in the opinion of the Board, the one year goal is met, eligible employees could be entitled to receive such awards as are determined by the Board of Directors. The annual award fund for distribution to plan participants may not exceed 15% of participating base payroll, exclusive of any overtime pay, bonuses or fringe benefits. Similarly, if the three year goal is met, participants could be entitled to an additional award payment as determined by the Board of Directors. Such award fund may not exceed 15% of the average base salaries during the three year performance period.

     Participation in the Plan is designed to include First National Bank of Cortland's President, Chief Executive Officer, Function Managers, and those other employees who, in the opinion of the Board, contribute significantly to the profitability of the bank. Plan awards are paid either in cash at the end of the applicable one year or three year performance period or, at the election of the participating employee, may be deferred until a later specified date.

     A total of $65,530 was accrued for the year 1997 in connection with the one year goal for all executive officers as a group. Of this amount, a total of $16,500 was earned by Mr. Alvord. The total accrual in connection with the Plan for both the one and three year goals was $108,990 for 1996 and $60,030 for 1995.

Transactions with Management

     First National Bank of Cortland has had, and expects to have in the future, banking transactions in the ordinary course of business with many of its directors, officers and their associates. The maximum aggregate extensions of credit to directors and executive officers and their related interests since the beginning of 1997 was $4,181,378 or 15.69% of the bank's total equity capital. As of December 31, 1997, such indebtedness totaled $2,578,836 or 9.85% of the bank's equity capital. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management, do not involve more than a normal risk of collectibility or present other unfavorable features.

Board of Directors Fees

     The Directors of Cortland First receive no compensation for serving in such capacity. Each Director of Cortland First is also a Director of First National Bank of Cortland. For the year 1997, members of the bank's Board of Directors were compensated at the rate of $350.00 per meeting attended; members of the Board's Executive Committee were compensated $100.00 per committee meeting attended; and members of the Board's Compensation Committee were compensated $200.00 per meeting attended. For the year 1998, members of the bank's Board of Directors are being compensated at the rate of $350.00 per meeting attended; members of the Executive Committee, other than Mr. Alvord, are being compensated $100.00 per meeting attended; and members of the Compensation Committee are being compensated $200.00 per meeting attended. In addition, beginning in 1997, Directors' compensation was increased by $1,000, in the form of an annual retainer fee. This retainer fee does not apply to Mr. Alvord.

Deferred Compensation Agreement

     Effective December 31, 1991, First National Bank of Cortland adopted a Deferred Compensation Agreement with its Directors. The purpose of the Agreement is to provide Directors with the option to defer the receipt of all or a portion of their director's fees. The election must be made on or before December 31st of the year preceding the year in which the fees are to be paid. Once made, the election will remain in effect until revoked by the individual Director. All amounts deferred pursuant to the Agreement will be credited with interest each month at the rate being paid on one (1) year U.S. Treasury Notes as of January 1st of the particular year.

     Upon a Director no longer being a member of the bank's Board, all amounts deferred by the Director plus any earnings thereon shall be paid, at the Director's election, over a period of ten years or in a lump sum. A Director may elect to defer commencement of any installment payments for up to five years following his or her termination as a member of the Board.

     During 1997, three Directors participated in the deferred compensation arrangement. These Directors deferred a total of $20,700 in director's fees.

Market Price And Dividends on Cortland First Common Stock

     Cortland First Common Stock is not listed or traded on a recognized securities exchange and is inactively traded. On _______ 1998, there were approximately 550 record holders of Cortland First Common Stock and 1,969,776 shares of Cortland First Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by Cortland First on the Cortland First Common Stock and the range of high and low sales prices of the Cortland First Common Stock during the two most recent fiscal years and through _________, 1998. The range of sale prices are based on high bid and low bid prices for the quarter.


                                                              Price
                            Cash Dividends           ----------------------
                              Per Share              High               Low
                              ---------              ----               ---
1996
First Quarter                   $.117               $17.00             $16.85
Second Quarter                   .12                 19.00              18.00
Third Quarter                    .12                 19.00             18.875
Fourth Quarter                   .14                 19.75              19.00

1997
First Quarter                    $.14               $20.00             $20.00
Second Quarter                   .14                 21.50              21.25

                                                              Price
                            Cash Dividends           ----------------------
                              Per Share              High               Low
                              ---------              ----               ---
Third Quarter                   .14                 22.50              22.25
Fourth Quarter                  .64                 26.00              22.25
1998
First Quarter                   $.14               $33.00             $29.50
Second Quarter                   .14                32.00              29.50

Third Quarter (through
_______, 1998)

     On July 10, 1998, the last business day preceding public announcement of the Merger, the last sale price for Cortland First Common Stock was $29.50. On ___________, 1998, the last sale price for Cortland First Common Stock was $_____.


                    INFORMATION WITH RESPECT TO ONEIDA VALLEY

Description of Business

     General. Oneida Valley is a one-bank holding company that was formed in 1984. Its only subsidiary and operating entity is Oneida Valley National Bank. Originally chartered in 1851, Oneida Valley National Bank is an independent commercial bank delivering financial services from branch locations in Oneida
(4), Canastota, Hamilton (2), Manlius and Sherrill, New York.

     As a bank holding company, Oneida Valley is subject to supervision by the Federal Reserve system, is required to file an annual report with the Federal Reserve Board, and is subject to examination by that Board as well. Oneida Valley National Bank is subject to supervision by the OCC as well as the FDIC. The administrative offices of Oneida Valley are located at 160 Main Street, Oneida, New York 13421. The telephone number is (315) 363-4500.

     Banking Services. Oneida Valley National Bank provides a wide range of retail and commercial banking services for individual, business and municipal customers, including demand, savings and time deposits, commercial, mortgage and installment loans, consumer banking and trust services. Traditional deposit products include checking accounts, negotiable order of withdrawal (NOW) savings accounts, time deposits, and individual retirement accounts. Lending services include residential, farm, business loans, Small Business Administration loans, installment loans, home equity loans, biweekly mortgages, auto, and student loans. Trust services include investment management, retirement plans, insurance trusts, financial planning, estate planning, and custodial (agency) accounts. Other banking services include safe deposit boxes, travelers checks, money orders, wire transfers, collections, and foreign exchange. The bank's approach is that of a community-oriented bank focusing on the development of long term customer relationships, personalized service, convenient locations and meeting the needs of individuals and businesses in its market area.

     Service Area and Competition. Oneida Valley National Bank is an independent commercial bank committed to serving the financial needs of customers in its local communities. Currently, the bank conducts its banking operations primarily in Madison, Western Oneida and Eastern Onondaga Counties in the State of New York. The bank competes with other financial institutions in the area, many of which are branches of large institutions such as M&T Bank, Chase Bank, and Key
Bank. Other organizations compete for deposits and loans as well include insurance companies, money market funds, federal credit unions, and other local independent banking operations.

     Employees. As of June 30, 1998, Oneida Valley National Bank employs approximately 130 full time equivalent employees. The bank provides a variety of employee benefits and considers its relationship with its employees to be good.

     Properties. Oneida Valley National Bank operates the following branch locations:

Name of Office            Location                          Date Established
--------------            --------                          ----------------

Main Office               160 Main Street                   December, 1851
                          Oneida, NY

North Main Street         North Main Street                 September, 1966
                          Oneida, NY

TOPS Plaza                Rte. 5 and Rte 46                 November, 1988
                          Oneida, NY

Wal-Mart                  1294 Lenox Ave.                   July, 1996
                          Oneida, NY

Canastota                 Stroud Street and Rte. 5          December, 1974
                          Canastota, NY

Hamilton                  1 Madison Street                  December, 1949
                          Hamilton, NY

Hamilton Drive-In         38-40 Utica Street                January, 1976
                          Hamilton, NY

Manlius                   201 Fayette Street                October, 1994
                          Manlius, NY

Sherrill                  628 Sherrill Road                 April, 1954
                          Sherrill, NY

     The Wal-Mart location is leased. The bank owns the building in which the TOPS Plaza branch is located, but leases the land pursuant to a long term lease. The other banking premises are owned.

     Legal Proceedings. Oneida Valley National Bank is subject to various routine litigation incidental to its banking business. Management does not anticipate that the ultimate liability, if any, arising out of such litigation will have a material effect on Oneida Valley's or Oneida Valley National Bank's business, financial condition or results of operations.

Management's Discussion and Analysis of Financial
Condition and Results of Operations

     The following discussion describes the major factors affecting Oneida Valley's results of operations and financial condition. These comments should be read in conjunction with the consolidated financial statements and the notes relating thereto appearing elsewhere in this Proxy Statement/Prospectus.

Results of Operations

     Net income for 1997 was $2.514 million, or $2.72 per share, compared to $2.508 million, or $2.63 per share, in 1996. 1996's net income increased 4.3% over the 1995 total of $2.405 million, with earnings per share up 14 cents from $2.49. The modest growth in 1997's net income reflects Oneida Valley National Bank's ability to offset a shrinking net interest margin by increasing its non-interest income while, at the same time, maintaining and controlling operating expenses. A competitive marketplace offered little opportunity to increase asset yields which pushed the cost of retaining deposits higher. In the second quarter of 1997, the bank introduced tiered-rates on money market savings, Certificates of Deposit, and on all municipal deposit accounts to improve its competitive market position and grow its depositor base.

                          Selected Performance Measures

     Return on average assets, return on average equity, dividend payout and equity to asset ratios for the years indicated are as follows:

                                                     1997              1996             1995
                                                     ----              ----             ----
Percentage of net income to
  average total assets                                1.18%             1.20%            1.19%

Percentage of net income to
  average shareholders equity                        10.13%            10.34%           10.58%

Percentage of dividends declared
  to net income                                      43.75%            43.22%           43.33%

Percentage of average shareholders'
  equity to average total assets                     11.38%            11.85%           11.43%



     Net Interest Income. Net interest income is the Oneida Valley National Bank's principal source of operating income for payment of overhead and providing for possible loan losses. It is the amount that interest and fees on loans, investments and other earning assets exceeds the cost of deposits and other interest-bearing liabilities.

     Net interest income on a tax equivalent basis declined $59,000, to $9.657 million in 1997. The bank's lack of growth in net interest income resulted from its inability to grow asset yields necessary to offset the increases in the bank's cost of interest bearing liabilities. In contrast, tax equivalent net interest income increased in 1996 by $370,000, primarily the result of a decline in the cost of interest-bearing liabilities.

     Loans represented the majority of the bank's interest earning assets and increased in 1997 to 66.6% of average earning assets. Although average loans increased $5.998 million in 1997, yields declined 2 basis points to 9.02%. An increase in commercial loan yields of 17 basis points helped offset declines in mortgage loan yields of 11 basis points and consumer loan yields of 20 basis points. Compared to 1996, interest income on loans was up $518,000 in 1997. Average loans were 64.5% of average earning assets in 1996, increasing $6.346 million compared to 1995. Average loan yields declined 16 basis points primarily due to the decline in the real estate mortgage loan portfolio in 1996. Interest income on loans was up $380,000 in 1996.

     Average investments declined by $3.451 million in 1997, and as a result, tax equivalent income from investments was $121,000 less than 1996. In comparison, average investment securities declined $633,000 in 1996 with tax equivalent interest income down $166,000 compared to 1995. Tax equivalent interest income for 1997 at $16.110 million was $421,000 more than 1996, and the 1997 tax equivalent yield on average earning assets was 8.10%, 10 basis points above 1996. Average earnings assets for 1997 were $198.835 million, up $2.839 million compared to 1996, and represented 93.6% of total average assets in 1997. Average earning assets in 1996 were 94.0% of total assets.

     During 1997, average interest-bearing liabilities increased by $3.231 million to $157.828 million. The cost of interest-bearing liabilities increased 23 basis points from 3.86% in 1996, to 4.09% in 1997. The bank's interest expense, which is a function of the volume of, and rates paid for, interest bearing liabilities, increased $480,000, or 8% in 1997. The increase was primarily a result of volume increases in time deposits and higher rates paid on both time and money market savings deposit accounts. In contrast, interest expense declined $192,000, or 3.1% in 1996 as lower rates paid on savings and time deposits reduced the cost of interest-bearing liabilities by 20 basis points. Average interest-bearing liabilities increased $2.717 million, or 1.8% in 1996.

     The bank's net interest margin (federal tax equivalent net interest income divided by average earning assets) declined 10 basis points, from 4.96% in 1996, to 4.86% in 1997.

     The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and yield information is adjusted for items exempt from federal income taxes and assumes a 34% tax rate. Non-accrual loans have been included in the average loan balances. Securities are shown at average amortized cost.

                    Average Balances And Net Interest Income

                                                                                Year Ended December 31,
                                          ==========================================================================================
                                                         1997                           1996                           1995
                                          ==========================================================================================
(000's omitted except yields and rates)                             Avg.                           Avg.                        Avg.
                                                                  Yield/                          Yield/                      Yield/
                                             Avg.       Amt. of    Rate        Avg.    Amt. of    Rate       Avg.    Amt. of   Rate
                                           Balance     Interest    Paid      Balance   Interest   Paid     Balance   Interest  Paid
Assets:
Interest-earning assets:
   Federal Funds Sold                     $  4,167    $    225     5.40%    $  3,875   $   201    5.19%   $  4,090   $   237   5.78%
   Taxable investment securities            53,685       3,332     6.21%      56,737     3,421    6.03%     58,720     3,634   6.19%
   Nontaxable investment securities          8,624         611     7.08%       9,023       643    7.12%      7,673       596   7.77%
   Loans (net of unearned discount)        132,359      11,942     9.02%     126,361    11,424    9.04%    120,015    11,044   9.20%
                                          --------    --------     ----     --------   -------    ----    --------   -------   ----
      Total interest-earning assets        198,835      16,110     8.10%     195,996    15,689    8.00%    190,498    15,511   8.14%
Noninterest earning assets:
   Other Assets                             15,466                            14,566                        14,414
   Less: Allowance for loan losses          (1,765)                           (1,734)                       (1,691)
Net unrealized gains/(losses)
   on available for-sale portfolio            (152)                             (298)                       (1,025)
                                          --------                          --------                      --------
      Total                               $212,384                          $208,530                      $202,196
                                          ========                          ========                      ========

Liabilities and Shareholders' Equity:
Interest Bearing Liabilities:
   Demand deposits                        $ 22,256    $    472     2.12%    $ 21,411   $   399    1.86%   $ 20,787   $   409   1.97%
   Savings deposits                         58,619       1,817     3.10%      61,152     1,748    2.86%     62,995     2,011   3.19%
   Time deposits                            75,579       4,089     5.41%      71,085     3,784    5.32%     66,098     3,632   5.50%
   Short-term borrowings                     1,374          75     5.48%         949        42    4.43%      2,000       113   5.65%
                                          --------    --------     ----     --------   -------    ----    --------   -------   ----
      Total interest bearing
          liabilities                      157,828       6,453     4.09%     154,597     5,973    3.86%    151,880     6,165   4.06%
Noninterest bearing liabilities:
   Demand deposits                          27,087                            27,079                        25,518
   Other liabilities                         2,645                             2,570                         2,073
   Shareholders' equity                     24,824                            24,284                        22,725
                                          --------                          --------                      --------
      Total                               $212,384                          $208,530                      $202,196
                                          ========                          ========                      ========

Net interest earnings (FTE)                 $9,657                            $9,716                        $9,346
Net yield on interest-earning assets                               4.86%                          4.96%                        4.91%

     The following table sets forth the dollar volume of increase (decrease) in interest income and interest expense resulting from changes in the volume of earning assets and interest-bearing liabilities, and from changes in rates. Volume changes are computed by multiplying the volume difference by the prior year's rate. Rate changes are computed by multiplying the rate difference by the prior year's balance. The change in interest due to both rate and volume have been allocated equally between the volume and rate variances.

                                                                              Volume And Rate Variances
                                                             ---------------------------------------------------------------
                                                                  1997 Compared to 1996         1996 Compared to 1995
                                                             ---------------------------------------------------------------
                                                                 Increase (Decrease) Due       Increase (Decrease) Due
                                                                    to Change in (1)               to Change in (1)
(000's omitted)                                              Volume     Rate    Net Change   Volume      Rate     Net Change
                                                             ------     ----    ----------   ------      ----     ----------
Interest earned on:
Federal funds sold and time deposits in other banks          $  15      $   9      $  24      ($ 12)     ($ 23)    ($  35)
Taxable investment securities                                 (187)        99        (88)      (121)       (92)      (213)
Nontaxable investment securities                               (28)        (4)       (32)       100        (53)        47
Loans (net of unearned discount(s))                            542        (25)       517        581       (202)       379
                                                             -----      -----      -----      -----      -----      -----
Total interest earning assets                                $ 342      $  79      $ 421      $ 548      ($370)     $ 178
                                                             =====      =====      =====      =====      =====      =====

Interest paid on:
Interest bearing demand deposits                             $  16      $  56      $  72      $  12      ($ 22)    ($  10)
Savings deposits                                               (76)       144         68        (56)      (207)      (263)
Time deposits                                                  240         65        305        273       (121)       152
Short-term borrowings                                           22         13         35        (53)       (18)       (71)
                                                             -----      -----      -----      -----      -----      -----
Total interest bearing liabilities                           $ 202      $ 278      $ 480      $ 176      ($368)    ($ 192)
                                                             =====      =====      =====      =====      =====      =====

Net interest earnings (FTE)                                  $ 140      ($199)    ($  59)     $ 372      ($  2)     $ 370


     Non-interest Income. Non-interest income for 1997 was $2.089 million, which was up 12.1%, or $225,000, compared to 1996. Non-interest income increased 8.2%, or $142,000 in 1996. Oneida Valley National Bank's non-interest income is composed of recurring fees from normal banking operations, Trust and Data Processing Department fees, and net gains/losses from sales of investment securities. Income from service charges on deposits at $861,000, up 8.6% from the prior year, following a 5.3% increase in 1996, was the principal source of the bank's non-interest income. Trust Department income increased 18%, or $53,000, to $353,000, compared to a 20%, or $49,000 increase in 1996, and service fee income from Data Processing Department contracts totaled $244,000 in

1997, an increase of 2.1%, following an 18.3% increase in 1996. Significant contributions to the bank's non-interest income were derived from electronic banking services, the sale of mortgages and associated servicing fees, and dividends received from the bank's credit insurance programs.

     The following table sets forth certain information on non-interest income for the years indicated.

                               Non-Interest Income

 Years ended December 31,
(000's omitted)                                      1997       1996       1995
                                                    ------     ------     ------

Trust Department Income                             $  353     $  300     $  251
Service Charges on Deposit Accounts                    861        793        753
Data Processing Services                               244        239        202
Other Operating Income                                 631        532        516
                                                    ------     ------     ------
   Total operating (non-interest) income            $2,089     $1,864     $1,722
                                                    ======     ======     ======


     Non-interest Expense. Operating expense in 1997 increased $283,000, or 4.0%, to $7.393 million, compared to a $229,000, or 3.3% increase in 1996. Salaries and associated benefit expenses were up $227,000, or 5.6%, compared to a 5.8% increase in 1996, and represented the majority of the increase. The first full year's operation at Oneida Valley National Bank's Wal-Mart Office, and the associated staff expense, contributed to the increase. Occupancy expense, which increased $41,000, or 7.5%, was principally the result of the new lease expense at the Wal-Mart location, with other occupancy costs equal to 1996. Equipment expense declined $92,000, or 14.8%, in contrast to a $25,000 increase in 1996, as the bank achieved savings in 1997 service contracts.

     Other operating expenses were up $81,000, or 4.3%, in 1997 compared to a 9.4% increase in 1996, due to increases in professional consulting fees, telephone expense resulting from an upgrade in the bank's phone system, and education expense as the bank commenced its bank-wide sales, service, and leadership training program.

                              Non-Interest Expense

Years ended December 31,
(000's omitted)                                      1997       1996       1995
                                                    ------     ------     ------
Salaries and Employee Benefits                      $4,297     $4,070     $3,848
Net Occupancy Expense                                  585        544        523
Equipment Expense                                      528        620        595
FDIC Insurance                                          28          2        202
Other Operating Expense                              1,955      1,874      1,713
                                                    ------     ------     ------
   Total operating (non-interest) expense           $7,393     $7,110     $6,881
                                                    ======     ======     ======

Analysis of Financial Condition

     Investment Securities. Oneida Valley National Bank's investment portfolio is designed to meet the bank's liquidity needs when loans expand or deposits contract while, at the same time, generating a favorable return on low-risk, high quality investments.

     Investment securities increased $2.618 million in the 12 months ending December 31, 1997, to a total of $63.745 million, compared to a decline of $5.770 million in 1996. During 1997 the yield curve flattened as the Federal Funds Rate remained at 5.50% for the last nine months of the year. Interest rates on U.S. Government securities with maturities of one to 30 years declined significantly. The yield on 30-year U.S. Treasury Bonds at year-end was 5.93%, compared to 6.64% at year-end 1996. Among the strategies employed by the bank during 1997 was the purchase of U.S. Agency collateralized mortgage obligations with an average life of four to five years.

     The bank's portfolio continued to retain its short-term character with a year-end average maturity of three years and four months, compared to three years and five months at year-end 1996. The average tax equivalent yield of the portfolio increased 15 basis points, from 6.18% in 1996, to 6.33% in 1997. The portfolio yield declined 20 basis points in 1996. The composition of the portfolio as of December 31, 1997 consisted of U.S. Treasury and Agency Securities representing 31% of the total, mortgage-backed securities at 49%, tax-exempt investments at 14%, and other securities representing 6% of the total. 90% of the bank's investment securities are rated AA or better. As of December 31, 1997, 59% of the portfolio was classified as available-for-sale with the remaining 41% held-to maturity, compared to 55% and 45% respectively at December 31, 1996.

     The following table sets forth the amortized cost and market value for the bank's held to maturity investment securities portfolio:

                                                                                    Years ended December 31,
                                                           =========================================================================
                                                                     1997                     1996                      1995
                                                           =========================================================================
(000's omitted)                                            Amortized                 Amortized                Amortized
                                                           Cost/Book      Market     Cost/Book     Market     Cost/Book       Market
                                                             Value        Value        Value        Value        Value        Value
U.S. Treasury securities and obligations of                 $ 9,029      $ 9,072      $10,074      $10,068      $11,661      $11,757
U.S. government corporations and
agencies

Mortgage-backed securities                                    6,070        6,104        6,296        6,279        7,618        7,628

Obligations of states and political                           8,386        8,576        8,983        9,092        8,980        9,105
subdivisions

Other securities                                              2,516        2,538        1,947        1,935        2,503        2,511
                                                            -------      -------      -------      -------      -------      -------
TOTAL                                                       $26,001      $26,290      $27,300      $27,374      $30,762      $31,001
                                                            =======      =======      =======      =======      =======      =======

     The following table sets forth the amortized cost and market value for the bank's available-for-sale investment portfolio:

                                                                                     Years ended December 31,
                                                         ===========================================================================
                                                           1997                       1996                       1995
                                                         ===========================================================================
(000's omitted)                                          Amortized      Market       Amortized      Market     Amortized     Market
                                                         Cost/Book      Value        Cost/Book      Value      Cost/Book      Value
                                                           Value                       Value                     Value
U.S. Treasury securities and obligations of               $10,934      $10,944        $9,660        $9,648      $10,114      $10,102
U.S. government corporations and
agencies
Mortgage-backed securities                                 24,693       24,775        22,737        22,612       25,092       24,951
Obligations of states and political                           446          446             0             0            0            0
subdivisions
Other securities                                            1,571        1,579         1,563         1,567        1,082        1,082
                                                          -------      -------       -------       -------      -------      -------
TOTAL                                                     $37,644      $37,744       $33,960       $33,827      $36,288      $36,135
                                                          =======      =======       =======       =======      =======      =======
Net unrealized gains/(losses) on
available-for-sale portfolio                                 $100                      ($133)                     ($153)
                                                          -------                    -------                    -------

Total Carrying Value                                      $63,745                    $61,127                    $66,897
                                                          =======                    =======                    =======

     The following table sets forth as of December 31, 1997, the maturities of investment securities and the weighted-average yields of such securities, which have been calculated on the basis of the cost, weighted for scheduled maturity of each security, and adjusted to a fully tax-equivalent basis.

                                                                              At December 31, 1997
                                          ==========================================================================================
                                          Amount Maturing    Amount Maturing      Amount Maturing     Amount Maturing          Total
                                          Within One Year     After One Year     After Five Years     After Ten Years      Cost Book
                                                  or Less    but Within Five     Within Ten Years                              Value
(000's omitted)                                                        Years
                                          ==========================================================================================
Held-To-Maturity Portfolio
U.S. Treasury and other U.S. Government
agencies                                             $995             $8,034                  $0                  $0         $9,029
Mortgage-backed securities                            200              5,001                 869                   0          6,070
States and political subdivisions                     753              5,325               2,173                 135          8,386
Other                                                 600              1,677                 239                   0          2,516
                                                  -------            -------             -------             -------        -------
Total held-to-maturity portfolio value             $2,548            $20,037              $3,281                $135        $26,001
                                                  =======            =======             =======             =======        =======
Weighted average yield at year end (1)               6.30%              6.54%               7.19%               7.63%          6.61%


Available-for-Sale Portfolio

U.S. Treasury and other U.S. Government
agencies                                             $2,996          $5,786          $2,152              $0         $10,934

Mortgage-backed securities                            4,748          14,783           3,474           1,688          24,693

States and political subdivisions                         0               0             360              86             446

Other                                                 1,071             500               0               0           1,571
                                                    -------         -------         -------         -------         -------
Total available-for-sale portfolio value
                                                     $8,815         $21,069          $5,986          $1,774         $37,644
                                                    =======         =======         =======         =======         =======
Weighted average yield at year end (1)
                                                       5.92%           6.28%           6.94%           5.86%           6.28%

(1) Weighted average yields on the tax-exempt obligations have been computed on a fully tax equivalent basis assuming a marginal federal tax rate of 34%. These yields are an arithmetic computation of accrued income divided by average balance; they may differ from the yield to maturity which considers time value of money.

     Loans. The following table sets forth the composition of Oneida Valley National Bank's loan portfolio at the dates indicated.

                          Composition of Loan Portfolio

                                                                          Years ended December 31,
                                          ========================================================================================
                                                   1997                            1996                            1995
                                          ========================================================================================
                                                                         (Dollars in Thousands)

                                            Amount        Percent          Amount       Percent          Amount            Percent
                                            ------        -------          ------       -------          ------            -------
Commercial, Financial, Agricultural         $35,985         26.5%          $29,976         23.4%          $25,843           21.5%
Real Estate Mortgage                         64,844         47.7%           66,178         51.6%           64,934           54.1%
Consumer                                     36,792         27.1%           33,877         26.4%           31,069           25.9%
                                          ---------        -----         ---------        -----         ---------          -----
Gross Loans                                 137,621        101.3%          130,031        101.4%          121,846          101.5%
Less:
  Unearned Discount                             (15)        (0.0%)             (35)        (0.0%)             (69)          (0.1%)
  Allowance for Loan Losses                  (1,717)        (1.3%)          (1,754)        (1.4%)          (1,691)          (1.4%)
                                          ---------        -----         ---------        -----         ---------          -----
Net Loans                                  $135,889        100.0%         $128,242        100.0%         $120,086          100.0%
                                          =========        =====         =========        =====         =========          =====

                                                             Years ended December 31,
                                          =================================================================
                                                       1994                           1993
                                          =================================================================
                                               Amount         Percent         Amount          Percent
                                               ------         -------         ------          -------
Commercial, Financial, Agricultural            $24,680         21.3%          $19,517           18.7%
Real Estate Mortgage                            65,503         56.4%           64,347           61.7%
Consumer                                        27,710         23.8%           22,273           21.4%
                                             ---------        -----         ---------          -----
Gross Loans                                    117,893        101.5%          106,137          101.8%
Less:
  Unearned Discount                               (153)        (0.1%)            (328)          (0.3%)
  Allowance for Loan Losses                     (1,610)        (1.4%)          (1,578)          (1.5%)
                                             ---------        -----         ---------          -----
Net Loans                                     $116,130        100.0%         $104,231          100.0%
                                             =========        =====         =========          =====


     The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. Loans are internally generated and lending activity is primarily confined to Madison, Eastern Onondaga, and Western Oneida counties. The bank does not engage in highly leveraged transactions or foreign lending activities. On December 31, 1997 gross loans were $137.621 million, increasing $7.590 million, or 5.8%, during the year. This marks the fifth consecutive year of loan portfolio growth during which period the bank has placed emphasis on its commercial and consumer business lines while reducing the emphasis on its residential mortgages.

     The majority of the bank's loans continue to be residential mortgage loans on its customers' primary residences. Residential mortgage loans declined $1.334 million, or 2% during 1997. The mortgage portfolio consists of 75% fixed-rate loans, and 25% with rates that adjust on an annual basis. The bank originated $13 million in mortgage loans during 1997, selling $3.1 million in the secondary market. As of December 31, 1997, the bank was servicing mortgage loans sold in the secondary market with balances of $7.637 million.

     Consumer loans, including home equity and revolving credit loans, increased by 8.6%, or $2.915 million, to $36.792 million. The bank experienced strong demand during the spring and summer for both automobile and fixed rate home equity loans.

     Loans in the commercial category, as well as commercial real estate mortgages, consist primarily of short-term and/or floating rate loans made to small and medium-sized companies. Commercial loans in 1997 increased $6.009 million, or 20%. Commercial loans include short-term notes to local municipalities of $6.0 million, or 16.9% of commercial loans, while 25.3%, or $9.1 million, are secured by commercial real estate. The commercial loan portfolio reported no loan concentrations in any one industry or to any one borrower.

     The following table shows the amount of loans outstanding as of December 31, 1997, which, based on remaining scheduled payments of principal, are due in the periods indicated.

                                                      ==============================================================================
                                                                                    At December 31, 1997
                                                      ==============================================================================
                                                                            Maturing After
(000's omitted)                                       Maturing in One       One but Within       Maturing After           Total Book
                                                         Year or Less           Five Years           Five Years                Value
                                                      ==============================================================================
Commercial, Financial, Agricultural                           $16,945               $9,993               $9,047              $35,985

Real Estate Mortgage fixed rate                                 3,551               14,219               31,183               48,953

Real Estate Mortgage variable rate                                959                4,396               10,536               15,891

Consumer, net of unearned discount                              8,610               22,109                6,058               36,777
                                                             --------             --------             --------             --------

   Total loans of net unearned discount                       $30,065              $50,717              $56,824             $137,606
                                                             ========             ========             ========             ========


     The following table sets forth the sensitivity of the loan amounts due after one year to changes in interest rates:

                                                   At December 31, 1997
                                               -------------------------------
(000's omitted)                                Fixed Rate        Variable Rate

Due after one year, but within five years      $37,007           $13,710
Due after five years                           $37,934           $18,890

     Nonperforming Assets. The following table represents information concerning the aggregate amount of nonperforming assets:

                                                        ======================================================
                                                                       Years ended December 31,
                                                        ======================================================
                                                        1997        1996         1995       1994        1993
                                                        ----        ----         ----       ----        ----

                                                                      (Dollars in Thousands)
Loans accounted for on a nonaccrual basis                $293        $305        $319        $424        $450

Accruing loans which are contractually past due 90
days or more as to principal or interest payments       1,104         534         369          74         228
                                                       ------      ------      ------      ------      ------

   Total nonperforming loans and assets                $1,397        $839        $688        $498        $678
                                                       ======      ======      ======      ======      ======

Ratio of allowance for loan losses to period-end
nonperforming loans                                    122.91%     209.06%     245.78%     323.29%     232.74%

Ratio of nonperforming assets to period-end total
loans and other real estate owned                        1.03%       0.65%       0.57%       0.43%       0.65%

     Nonperforming loans, defined as nonaccruing loans plus loans 90 days or more past due, increased substantially during the fourth quarter of 1997. Nonperforming loans as of December 31, 1997 totaled $1.397 million, or 1.03% of total loans, compared to 0.65% on December 31, 1996, and an average of 0.59% for the first three quarters of 1997. A small number of large balance residential real estate mortgage and commercial real estate mortgage loans reached 90 days past due during the fourth quarter of 1997. The loans have all been reviewed by management and are considered well-secured, in the process of collection, or the real estate is pending the customer's sales, with minimal loss potential. These loans represent 75% of total nonperforming loans. The ratio of nonperforming loans to total is expected to return to 1996 levels during 1998.

     Oneida Valley National Bank's policy is to place a loan on nonaccrual status and recognize income on a cash basis when it is more than 90 days past due, unless in the opinion of management, the loan is well secured and in the process of collection. The impact of interest not recognized on nonaccrual loans was immaterial.

     Provision and Allowance for Loan Losses. Management determines the allowance for loan losses based on a number of factors including reviewing and evaluating Oneida Valley National Bank's loan portfolio in order to identify potential problem loans, concentrations of credit, and risk factors connected to the portfolio, as well as current local and national economic conditions. The allowance for loan losses represents management's estimate of an amount that is adequate to provide for potential losses inherent in the loan portfolio. Loans are charged against the allowance for loan losses, in accordance with the bank's loan policy, when they are determined by management to be uncollectible. Recoveries on loans previously charged-off are credited to the allowance for loan losses when they are received. When management determines that the allowance for loan losses is less than adequate to provide for potential losses, a direct charge is made to operating income.

     Over the past five years, the bank's average rate of net charge-offs to total loans of 0.15% compared very favorably with its peers. 1997 net charge-offs of $272,000 were slightly above the five year average of 0.20% of total loans. Consumer loan charge-offs represented 80% of net charge-offs with a large number due to bankruptcies, reflecting the national trend. Loan losses in the residential mortgage and commercial portfolios remained very low.

     A loan is considered impaired, based on current information and events, if it is probable that the bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on fair value of the collateral. The total of impaired loans as of December 31, 1997 was insignificant.

     Criticized loans, those loans identified by the bank as having some level of credit weakness or potential for loss, are continually evaluated by the bank's Independent Loan Review System, and have declined during the year from 2.07% to 1.71% of total loans. The ratio has declined over the last three years and, in management's opinion, reflects a low-risk loan portfolio.

     The following table summarizes loan balances at the end of each period indicated and the daily average amount of loans. Also summarized are changes in the allowance for possible losses arising from loans charged off and recoveries on loans previously charged off and additions to the allowance which have been charged to expenses.

                         Summary of Loan Loss Allowance

                                                                  ================================================================
                                                                                      Years ended December 31,
                                                                  ================================================================

                                                                    1997          1996          1995          1994          1993
                                                                  --------      --------      --------      --------      --------
                                                                                         (Dollars in Thousands)
Amount of loans outstanding at end of period (Gross Loans)        $137,621      $130,013      $121,846      $117,893      $106,137
                                                                  ========      ========      ========      ========      ========
Daily average amount of loans (net of unearned discounts)          132,359       126,361       120,015       109,678       107,094
                                                                  ========      ========      ========      ========      ========
Balance of allowance for possible loan losses at beginning of
period                                                              $1,754        $1,691        $1,610        $1,578        $1,465
                                                                  --------      --------      --------      --------      --------
Loans charged off:
   Commercial, financial, and agricultural                              72           139             4             4            26
   Real Estate Mortgage                                                  0             0             0             0             0
   Consumer                                                            257           202           146            85           326
                                                                  --------      --------      --------      --------      --------
      Total loans charged off                                          329           341           150            89           352
                                                                  --------      --------      --------      --------      --------

Recoveries of loans previously charged off:
   Commercial, financial, and agricultural                              17            24            25            29            57
   Real estate mortgage                                                  0             0             0             0             0
   Consumer                                                             40            30            31            52            48
                                                                  --------      --------      --------      --------      --------
      Total recoveries                                                  57            54            56            81           105
                                                                  --------      --------      --------      --------      --------
Net loans charged off                                                 $272          $287           $94            $8          $247
Additions to allowance charged to expense                              235           350           175            40           360
                                                                                                                          --------
Balance at end of period                                            $1,717        $1,754        $1,691        $1,610        $1,578
                                                                  ========      ========      ========      ========      ========
Ratio of allowance for loan losses to period end loans                1.25%         1.35%         1.39%         1.37%         1.49%
Ratio of net charge offs to average loans outstanding                 0.21%         0.23%         0.08%         0.01%         0.23%


     The allowance for possible loan losses has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the dates indicated.

                   Allocation of the Allowance for Loan Losses

                                                                   Years ended December 31,
                                ========================================================================================
                                   1997                          1996                            1995
                                ========================================================================================
                                   Amt. of     Percent of       Amt. of      Percent of         Amt. of      Percent of
                                 Allowance      Loans in       Allowance      Loans in         Allowance      Loans in
                                                  Each                          Each                            Each
(000's omitted)                                Category to                   Category to                     Category to
                                               Total Loans                   Total Loans                     Total Loans
                                ========================================================================================
Commercial,                       $412           26.2%            $303           23.0%            $292           21.2%
financial, &
agricultural

Real estate mortgage               348           47.1%             355           50.9%             363           53.3%

Consumer                           395           26.7%             325           26.1%             286           25.5%

Unallocated                        562            N/A              771            N/A              750            N/A
                                ------          -----           ------          -----           ------          -----
Total                           $1,717          100.0%          $1,754          100.0%          $1,691          100.0%
                                ======          =====           ======          =====           ======          =====

                                   1994                         1993
                                =======================================================

                                   Amt. of     Percent of       Amt. of    Percent of
                                 Allowance      Loans in       Allowance    Loans in
                                                  Each                        Each
(000's omitted)                                Category to                 Category to
                                               Total Loans                 Total Loans
                                =======================================================
Commercial,                          $202         20.9%         $496         18.4%
financial, &
agricultural

Real estate mortgage                  298         55.6%          364         60.6%

Consumer                              192         23.5%          182         21.0%

Unallocated                           918          N/A           536          N/A
                                   ------       ------        ------       ------
Total                              $1,610        100.0%       $1,578        100.0%
                                   ======       ======        ======       ======



     Deposits. Oneida Valley National Bank's deposit accounts represent its primary source of funds. The deposit base is comprised of demand deposits, savings and money market accounts, and other time deposits which are provided by individuals, businesses, and local governments within the communities served. The bank continuously monitors market pricing, competitors' rates, and internal interest rate spreads to maintain and promote growth and profitability.

     Average deposits for 1997 increased $2.813 million, or 1.6%, to $183.541 million, compared to a 3.0% increase in 1996. Compared to December 31, 1996, deposits as of December 31, 1997 of $185.717 million were up $4.967 million. The bank's deposit mix has been relatively stable over three years, with changes in 1997 reflecting approximately 2% of total deposits shifting from savings to time deposits as customers looked to lock in the higher time deposit rates. Time deposits in excess of $100,000, which are more volatile and sensitive to interest rates, totaled $27.259 million at year-end, or 34.9% of time deposits and 14.7% of total deposits, compared to 36.1% and 14.8%, respectively, at year end 1996. The ownership of these larger balance time deposits by individuals and businesses increased dramatically in 1997. In the past, these deposits were primarily owned by municipalities; however, as of December 31, 1997, 64.3% were owned by individuals and businesses. The bank's total municipal deposits of
$25.678 million on December 31, 1997, compared to total deposits, declined to 13.8% compared to 15.1% on December 31, 1996, and 19.3% on December 31, 1995. During 1997, the bank frequently reduced its bid rate on high-cost, large-balance municipal certificates of deposit when its liquidity position was strong, which resulted in the lower municipal deposit total. The reduction in municipal deposits was more than offset by an increase in more diversified consumer and business deposits, which were up $6.556 million.

     The average daily amount of deposits, the average rate paid, and the percentage of deposits on each of the following deposit categories is summarized below for the years indicated.

                                         1997                           1996                          1995
                                      ==============================================================================================
                                          Avg.      Avg.    Percent of  Avg.       Avg.   Percent of   Avg.       Avg.    Percent of
(000's omitted)                         Balance  Rate Paid   Deposits  Balance  Rate Paid  Deposits   Balance  Rate Paid   Deposits
                                      ==============================================================================================
Noninterest-bearing demand deposits     $27,087     0.00%    14.76%    $27,079     0.00%    14.98%    $25,518      0.00%    14.55%
Interest-bearing demand deposits         22,256     2.12%    12.13%     21,411     1.86%    11.85%     20,786      1.97%    11.85%
Regular savings accounts                 38,801     2.73%    21.14%     40,150     2.81%    22.22%     41,384      3.05%    23.59%
Money Market savings                     19,818     3.82%    10.80%     21,002     2.96%    11.62%     21,610      3.47%    12.32%
Time deposits                            75,579     5.41%    41.18%     71,085     5.32%    39.33%     66,098      5.50%    37.68%
                                       --------   ------    ------    --------   ------    ------    --------    ------    ------
Total average daily amount of domestic
deposits                               $183,541     3.47%   100.00%   $180,727     3.28%   100.00%   $175,398      3.45%   100.00%
                                       ========   ======    ======    ========   ======    ======    ========    ======    ======

     The following table indicates the amount of the bank's certificates of deposit of $100,000 or more by time remaining until maturity as of the dates indicated.

                                                            At December 31,
                                                       -------------------------
(000's omitted)                                         1997              1996
                                                       -------           -------
Less than three months                                 $13,908           $19,774
Three months to six months                               5,916             1,938
Six months to one year                                   4,753             2,432
Over one year                                            2,682             2,676
                                                       -------           -------
Total                                                  $27,259           $26,820
                                                       =======           =======

     Capital. Shareholders' equity, as reported on the Consolidated Statement of Condition as of December 31, 1997, was $24.743 million, $56,000 less than the December 31, 1996 total. The December 31, 1997 shareholders' equity reflects the addition of retained earnings in the amount of $1.414 million and the net after-tax effect of unrealized gains on available-for-sale investment securities in the amount of $154,000 as required by FAS 115. Total shareholders' equity was reduced by $1.624 million when Oneida Valley repurchased 44,461 shares of its own stock in 1997. The shares are being held at cost as treasury stock.

     The bank continued to be extremely well-capitalized as indicated by the following ratios:

                                                      1997     1996
                                                      ----     ----
                   Capital to average assets          11.3     11.9
                   Risk-based capital                 20.9     22.7

     Footnote 17 in the Notes to Oneida Valley's Consolidated Financial Statements appearing elsewhere in this Proxy Statement/Prospectus compares Oneida Valley's capital ratios to regulatory guidelines.

     During 1997, Oneida Valley declared cash dividends of $1.20 per share, compared to $1.14 per share in 1996, and $1.08 per share in 1995.

     Liquidity. Liquidity is the ability of Oneida Valley National Bank to generate and maintain sufficient cash flows to fund its operations and to meet customers' loan demands or deposit withdrawals. It is the bank's goal to raise cash when needed, at the most reasonable cost, with a minimum of loss. Management carefully monitors its liquidity position and seeks to maintain adequate liquidity to meet its needs. The bank meets its liquidity needs by balancing levels of cash flow from the sale or maturity of available-for-sale investment securities, and loan amortizing payments and maturities, as well as with the availability of dependable borrowing sources which can be accessed when needed. Lines of credit with the bank's primary correspondent and the FHLBNY as of year-end were $13.1 million, with advances against such lines in the amount of $1.9 million. All internal liquidity measures used by the bank were in excess of its established policy levels as of December 31, 1997.

     Market Risk. Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. Oneida Valley National Bank's market risk arises principally from interest rate risk in its lending, deposit and borrowing activities. Other types of market risks do not arise in the normal course of the bank's business activities. Management actively monitors and manages its interest rate risk exposure. Although the bank manages other risks, such as credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be its most significant market risk and could potentially have the largest material effect on the bank's financial condition and results of operations. The bank's profitability is affected by fluctuations in interest rates. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings. A sudden and substantial change in interest rates may adversely impact the bank's earnings to the extent that the interest rates on interest-earning assets and interest-bearing liabilities do not change at the same speed, to the same extent, or on the same basis.

     The bank monitors the impact of changes in interest rates on its net interest income using a computer simulation model. The model measures the change in net interest income which results when market interest rates change. As of December 31, 1997, an instantaneous 200 basis point increase in market interest rates was estimated to have a negative impact of 3.8% on net interest income over the next twelve-month period, while a 200 basis point decrease in market interest rates was estimated to have a positive impact of 4.1% on the bank's net interest income.

The potential change in net interest income resulting from this analysis falls within the bank's interest rate risk policy guidelines.

     Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit rate changes, and should not be relied upon as indicative of actual results.

     The following table shows the bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market risk sensitive instruments are generally defined as on- and off-balance sheet derivatives and other financial instruments.

           Expected Maturity/Principal Repayments at December 31, 1997

                                   =================================================================================================
                                    1998       1999       2000       2001       2002   Thereafter     Total     Average
                                                                                                                Interest    Fair
(000's Omitted)                                                                                                   Rate      Value
                                   =================================================================================================
Rate Sensitive Assets
Loans                              $39,809    $23,717    $13,044   $11,206     $7,486    $42,345     $137,606      8.99%   $139,184
Investments                         17,385     13,143     14,677     4,975      4,697      8,867       63,745      6.20%     64,034
Federal Funds                            0          0          0         0          0          0            0      0.00%          0
                                   -------    -------    -------   -------    -------    -------     --------              --------
Total Rate Sensitive Assets        $57,194    $36,860    $27,721   $16,181    $12,183    $51,212     $201,351              $203,218
                                   =======    =======    =======   =======    =======    =======     ========              ========

Rate Sensitive Liabilities
Savings, Money Market, and NOW     $16,098     $    0     $    0    $    0     $    0    $62,906      $79,004      2.94%    $79,004
Accounts
Time Deposits                       61,150      9,060      6,559       825        470          0       78,064      5.53%     78,166
Short Term Borrowings                4,008          0          0         0          0          0        4,008      5.85%      4,008
                                   -------    -------    -------   -------    -------    -------     --------              --------
Total Rate Sensitive Liabilities   $81,256     $9,060     $6,559      $825       $470    $62,906     $161,076              $161,178
                                   =======    =======    =======   =======    =======    =======     ========              ========

     Expected maturities are contractual maturities adjusted for prepayments of principal. The bank uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayment of principal. The prepayment experience reflected herein is based on the bank's historical experience. The actual maturities and run-off loans could vary substantially if future prepayments differ from the bank's historical experience. For liabilities, Savings, Money Market, and NOW Accounts of individuals, partnerships and corporations are considered to be 90% core (maturing in over five years), with 10% assumed to mature in one year. Savings, Money Market and NOW Accounts of municipalities are considered 50% core (maturing in over five years), with 50% assumed to mature in one year.

     Other Information. The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Oneida Valley National Bank's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Left unresolved, the year 2000 issue could result in a system failure or miscalculations causing disruptions of operations including, but not limited to, a temporary inability to process transactions, calculate interest, or engage in similar normal business activities.

     In early 1997, the bank formed a year 2000 committee to address the issues surrounding the problem. The committee has developed a year 2000 project plan to identify, correct, test, and implement solutions to ensure that the bank's systems are ready to process in the year 2000 and beyond.

     During 1997, the bank completed its assessment phase and has identified its computer software systems that will require modification or replacement. The committee has determined that the required changes are minimal, and that the implementation of such changes will resolve the bank's year 2000 computer system issues. Testing and implementation of solutions will continue through 1998 with a plan goal to be fully tested by December 31, 1998. The bank will utilize both internal and external resources to program, replace, and test the software for year 2000 modifications.

     The bank has also communicated with its third party data processing and payment system providers, as well as it significant suppliers and large customers, to determine the bank's exposure should any of these parties fail to resolve their own year 2000 issues. During 1998, the committee will evaluate the risk from these third parties and establish action plans to reduce or eliminate the risk. In some cases, the bank will be relying on third party information which may be inaccurate and unverifiable. There can be no assurance that such parties (including, without limitation, federal and state governments and agencies) will be able to solve their own year 2000 problems, and no assurance that such problems will not have a material adverse effect on the bank's business, financial condition and results of operations.

     The costs of the project, and the date on which the bank plans to complete the year 2000 modifications, are based on management's best estimates and assumptions including the continued availability of third party services, their modification plans, and other factors. To date, the cost of the project has been minimal, and the bank expects the total cost of completing the project to have no material effect on the bank's earnings or financial condition.

New Accounting Pronouncements

     Reporting Comprehensive Income. On June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" effective 1998. This statement will require Oneida Valley to report comprehensive income. For Oneida Valley, comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income. This statement was implemented in the first quarter of 1998.

     Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of and Enterprise and Related Information." This statement requires companies to disclose financial and descriptive information about its reportable business segments. Management believes that Oneida Valley operates only one segment, which is the banking segment. Therefore, disclosure required under this pronouncement will not affect the financial statements of the company.

Results of Operations and Financial Condition
For the Quarter Ending June 30, 1998

Results of Operations

     Oneida Valley had net income of $547,000 and $1.065 million for the second quarter and the six months ending June 30, 1998, respectively, down 8.4% and 13.0% compared to the same 1997 periods. The declines in net income for the 1998 periods are attributable to a declining net interest margin, increases in Oneida Valley National

Bank's provision for loan loss expense, and increased operating expenses which have been partially offset by increases in non-interest income.

     Net Interest Income. Net interest income on a tax equivalent basis totaled $2.444 million for the three months ended June 30, 1998 compared to $2.410 million for the quarter ending June 30, 1997. The increase of approximately $34,000, or a minimal 1.4%, is the result of a decline in Oneida Valley National Bank's net interest margin to 4.69% from 4.95%, which offset a $13.173 million increase in average interest-earning assets. The quarterly changes in net interest income were similar to the changes and trends for the six months ending June 30, 1998 and 1997. Net interest income on a tax equivalent basis for the six months ending June 30, 1998 in the amount of $4.796 million, was $38,000 less than the same period ending June 30, 1997, and was the result of a 32 basis point decline in the net interest margin from 4.98% to 4.66% which offset the $11.833 million increase in average earning assets.

     Tax equivalent interest income totaled $4.204 million for the quarter ended June 30, 1998, as compared to $3.996 million for the quarter ended June 30, 1997, an increase of $208,000 or 5.2%. The increase in average interest-earning assets offset a reduction in the yield on average interest-earning assets which declined to 8.07% from 8.21%

     Interest income on loans totaled $3.113 million and $2.944 million for the three months ended June 30, 1998 and 1997 respectively. The $169,000, or 5.7%, increase resulted primarily from an $11.337 million increase in the average balance of loans outstanding which offset a decline in the yield on average loans to 8.94% from 9.19%. The increase in average loans was the result of an $8.724 million increase in commercial loans and a $2.030 million increase in consumer installment loans. The decrease in the yield on average loans was attributable to the lower yields on residential mortgage loans which declined from 8.42% to 8.20% due to significant refinances at lower market interest rates. Competitive pressures reduced yields on commercial loans from 10.39% to 9.68% and consumer installment loans from 9.93% to 9.81%. In general, market interest rates were significantly lower than the same period in 1997.

     Interest income on investment securities increased $16,000 for the three months ended June 30, 1998 to $997,000, from $981,000 for the same period in 1997. The increase resulted from an increase in the average balance of investment securities of $806,000, as well as an increase in the average yield to 6.42% from 6.40% for the quarters ended June 30, 1998 and 1997 respectively.

     Interest expense for the quarter ended June 30, 1998 increased by $174,000, or 11.0%, to $1.760 million compared to the same quarter for 1997. The increase in interest expense for the period was the result of an increase in the average balances of Certificates of Deposit over $100,000, which increased from $25.821 million on June 30, 1997 to $32.503 million on June 30, 1998, along with an increase in the rate paid on those deposits from 5.64% to 5.71%. The combination of the increase in balances and rate paid resulted in an increase of $99,000 in interest expense. Increases in rates paid on Municipal Now and Municipal Money Market savings accounts resulted in an increase of $39,000 in interest expense. The increase in rates paid resulted in growth in the average municipal deposit balances of $2.608 million, or 18.1%.

     Non-interest Income. Non-interest income increased approximately $50,000, or 11.3%, to $492,000 for the three months ended June 30, 1998, and was up $104,000, or 11.0%, to $1.045 million for the first six months of 1998. Significant increases in the six month figures were the result of Trust Department income up $32,000, or 21.8%, gains on the sales of mortgage loans and the associated servicing fee income which was up $22,000, along with steady growth in loan fees, service charges on deposits, and data processing contract fees.

     Non-interest Expense. Non-interest expense increased $142,000, or 7.8%, to $1.959 million for the three months ended June 30, 1998, and was up $295,000, or a similar 8.1%, to $3.914 million for the first six months of 1998. The six month increase stemmed primarily from a $114,000, or 5.3%, increase in salaries and employee benefits, a $53,000, or 19.8%, increase in occupancy expenses, and a $136,000, or 17.0%, increase in other expenses. The increase in salaries and employee benefits is partially due to a $38,000, or 31.2%, increase in hospitalization expense. The increase in occupancy expense is due to the fact that 1997 property taxes were paid in the forth quarter of 1996 and 1998 property taxes of $32,000 were paid in the first quarter of 1998. The increase in other expenses were primarily due to an increase of $19,000 in professional consulting fees connected with strategic planning, an increase of $18,000 in training and education costs, a $14,000 increase in mortgage recording taxes, a new telephone system which increased other expenses by $11,000, and other real estate expenses and losses which were $27,000 above the previous year.

     Income Taxes. Income tax expense decreased approximately $71,000 for the quarter ended June 30, 1998 and $145,000 for the first six months of 1998 compared to the comparable 1997 periods. This decrease was directly attributed to a decline in the bank's pretax income.

Analysis of Financial Condition

     Assets. Total assets increased $16.250 million, or 7.5%, to $233.749 million at June 30, 1998 from $217.499 million at December 31, 1997. For the three months ended June 30, 1998, loans increased $2.226 million, or 1.6%, to $141.436 million from $139.210 million at March 31, 1998. The second quarter increase followed an increase of $1.589 million, or 1.2%, in the first quarter of 1998. Emphasis on commercial lending resulted in loan growth in both the Oneida and Manlius markets with commercial loans increasing $4.375 million during the first six months. Consumer loans declined $292,000 during the first half of 1998 as Oneida Valley National Bank tightened its underwriting standards in the consumer portfolio to improve credit quality. The residential mortgage loan portfolio remained flat during the first six months as the bank increased sales of such mortgage loans to the secondary market. The bank sold mortgage loans totaling $4.064 million in the six months ending June 30, 1998 compared to $874,000 for the comparable 1997 period.

     Investment securities in the amount of $63.814 million as of June 30, 1998 were nearly equal to the December 31, 1997 balance of $63.745 million. Maturing investment securities were reinvested in the portfolio during the first half of 1998 as increases in deposits funded loan growth. Federal Funds sold at June 30, 1998 of $13.900 million compared to a $900,000 Federal Funds purchased position at December 31, 1997. The Federal Funds were available to cover time deposits maturing within 30 days. There was little change in the composition or average life of the investment portfolio during the first half of 1998.

     Provision and Allowance for Loan Losses. The balance in the Allowance for Loan Losses account declined $7,000 during the quarter from $1.651 million on March 31, 1998 to $1.644 million on June 30, 1998. Net charge-offs for the quarter ended June 30, 1998 of $106,000 were $71,000 over the $35,000 total for the quarter ended June 30, 1997. For the six months ending June 30, 1998, net charge-offs of $271,000 were $182,000 above the comparable period in 1997. Over 90% of the 1998 charge-offs were consumer loans, with a significant percentage due to personal bankruptcies. Commercial and residential loan losses continued to be insignificant. During the six months ending June 30, 1998, the provision expense of $198,000 was $48,000, or 32%, above the expense for the comparable 1997 period. The ratio of the Allowance for Loan Losses to total loans was 1.16% as of June 30, 1998. With additional and more aggressive collection efforts in the second quarter, non-performing loans as a percentage of total loans declined to 0.74% on June 30, 1998 compared to 1.01% on December 31, 1997, and the delinquency rate improved to 1.71% compared to 3.10% for the same periods.

     Deposits. Total deposits increased $17.517 million to $203.234 million at June 30, 1998 from $185.717 million at December 31, 1997. A large percentage of the increase in deposits is reflected in Now and Money Market Savings accounts. Municipal Now accounts as of June 30, 1998 increased $4.811 million compared to December 31, 1997. Average balances over the first six months of 1998 do not reflect the same growth rate and indicate that the balances are short-term. IPC accounts in both the Now and Money Market categories have increased $4.479 million in the six months ending June 30, 1998 and have exhibited steady growth during 1998. Certificates of Deposit in excess of $100,000 as of June 30, 1998 are $8.363 million greater than year end 1997, with the majority of the increase in short-term maturities owned by local municipalities.

     Capital. Stockholders' equity as of June 30, 1998 was $25.316 million, $573,000 more than the December 31, 1997 total. The June 30, 1998 stockholders' equity reflects the addition of retained earnings in the amount of $613,000 and an increase in the net-after-tax effect of unrealized gains on available-for-sale investment securities in the amount of $46,000.

     Liquidity. Oneida Valley National Bank meets its liquidity needs by balancing levels of cash flow from the sale or maturity of available-for-sale investment securities, and loan amortizing payments and maturities, as well as with the availability of dependable borrowing sources which can be accessed when needed. As of June 30, 1998, the bank has borrowed $1 million against its $13.1 million line of credit with the FHLBNY and has a Federal Funds sold position of $13.9 million. These balances, along with scheduled cash flows, provide sufficient liquidity to meet expected maturities of Certificates of Deposits and other deposit withdrawals, as well as loan demand.

     Market Risk. Oneida Valley National Bank's market risk arises principally from interest rate risk in its lending, deposit, and borrowing activities. Management actively monitors and manages its interest rate risk exposure using a computer simulation model which measures the impact of changes in interest rates in its interest income. As of June 30, 1998, an instantaneous 200 basis point increase in market interest rates was estimated to have a positive impact of 6.4% on net interest income over the next twelve month period, while a 200 basis point decrease in market interest rates was estimated to have a negative impact of 5.1% on the bank's net interest income. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit rate and mix changes, and should not be relied upon as indicative of actual results.

Year 2000 Disclosure

     The State of Readiness. Oneida Valley National Bank has been evaluating its Year 2000 readiness through the utilization of a six-phase approach since early 1997. The process is overseen by a management committee chaired by the bank's Senior Vice President who reports monthly progress to the Board of Directors.

     The Awareness and Organization phase, which included creating a Year 2000 committee and explaining the problem to the Board of Directors and Senior Management, was completed on December 31, 1997. The Inventory and Assessment phase, which identified all equipment, software, and related venders that could have a potential adverse effect on the bank's service or operations, was completed on March 31, 1998. The Analysis and Recommendation phase has been completed as of June 30, 1998. In this phase, the bank completed an analysis of all data obtained in the Assessment phase and created a prioritized list of systems to be validated and tested. The prioritization resulted in ten systems which the bank considered critical to its continued operations. The two most critical systems relate to the operation of the bank's data processing facilities which utilize Unisys Computer Systems and Information Technology, Inc. software systems. This phase also involved communications with all vendors who provide systems that may cause the bank a Year 2000 problem, a tracking system to monitor responses, and vendor responses indicating the state of their systems' or equipments' Year 2000 compliance.

     The Customer Notification and Awareness phase is considered approximately 70% complete. The bank has provided all of its customers information regarding the Year 2000 potential problems. By September 30, 1998, it is expected that bank officers will have completed personal contacts. The bank will then make assessments of Year 2000 risk in connection with credit extensions to its larger commercial customers to determine if the loan portfolio quality will be adversely affected. By the same date, the bank's largest deposit customers will have been surveyed in an effort to determine if the Year 2000 issues present any liquidity problems to the bank. Upon completion of these assessments and surveys, action plans will be developed to manage these risks to reasonable levels.

     The Validation and Testing phase, as of June 30, 1998, is considered 80% complete. The bank has been able to test both its information technology systems and non-information technology systems without significant added cost utilizing both its primary and backup data processing centers. Testing for all mission critical systems is expected to be completed by December 31, 1998.

     The Implementation phase, which places into service all of the systems and equipment necessary to reduce the Year 2000 risk to a minimum, is considered 80% complete as of June 30, 1998. Implementation is expected to be 95% complete by December 31, 1998 with only low-risk systems to be modified in early 1999.

     Year 2000 Costs. As of June 30, 1998, the bank estimates that it has expensed $10,000 in connection with testing and software purchases. Based on management's best estimates, additional costs for remediation that are expected to be expensed over 1998 and 1999 are $20,000. In addition to these costs, the bank will be capitalizing $40,000 over three years in connection with the purchase of software that had not been previously budgeted. The bank has accelerated the purchase of six replacement ATM machines which had been previously scheduled for purchase in 1999 and 2000. The purchase and installation will now take place in 1998 and the equipment will be capitalized over five years. The bank expects the total costs of completing the project to have no material affect on the results of operations and financial condition, although actual results may differ pending the completion of the Validation, Testing and Implementation phases.

     Risk Assessment and Contingency Plans. As of June 30, 1998, the bank believes that the progress that it has made to date, along with the expected completion of mission critical systems testing by year end, will result in the bank being well prepared to meet the Year 2000. The reliance on third party information, however, which may be inaccurate and unverifiable, such as the continuation of a reliable power source, will require contingency planning. The bank has established contingency plans for its mission critical systems as of June 30, 1998 and will evaluate the implementation of such plans during the first quarter of 1999.

New Accounting Pronouncements

     Effective January 1, 1998, Oneida Valley adopted statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." This pronouncement requires Oneida Valley to report the effects of unrealized investment holding gains or losses on comprehensive income. Oneida Valley's comprehensive income for the period ending March 31, 1998 includes unrealized investment holding.

Management

Executive Compensation

     The following table sets forth information concerning compensation paid by Oneida Valley to the Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                 Annual Compensation
                                                 -------------------

                                                                                   Other Annual                All Other
Name and Principal Position          Year     Salary ($)      Bonus($)          Compensation ($) (1)      Compensation ($) (2)
---------------------------          ----     ----------      --------          --------------------      --------------------
John C. Mott                         1997       139,125        49,765                 7,350                     32,633
President &                          1996       132,500        47,751                 7,000                     11,653
Chief Executive Officer              1995       125,000        41,738                 6,300                     12,799

David P. Kershaw                     1997        89,000        26,458                 7,350                      5,226
Executive Vice President             1996        85,000        24,665                 7,000                      6,487
                                     1995        77,500        22,011                 6,300                      7,039

(1) For 1997, represents director fees earned by Messrs. Mott and Kershaw for service on the Oneida Valley National Bank Board of Directors.

(2) Includes the following amounts for Mr. Mott for 1997: $2,242 contribution to the Pension Plan; $5,191 matching contribution to the 401K Plan; $23,000 expense associated with Mr. Mott's Supplemental Retirement Plan; and $2,200 in premiums on a life insurance policy owned by Mr. Mott. Includes the following amounts for Mr. Kershaw for 1997: $1,434 contribution to the Pension Plan; $3,160 matching contribution to the 401K Plan; and $632 in premiums on a life insurance policy owned by Mr. Kershaw.

Board Compensation Committee
Report on Executive Compensation

     Oneida Valley National Bank's Compensation Committee meets annually to conduct a comprehensive performance review of all officers and to recommend the annual base remuneration for the bank's officers to the Board of Directors. The Committee considers each officer's performance as measured against that individual's job description.

     In recommending the base annual salary for the chief executive officer, the Committee considers overall asset quality, earnings, capital adequacy, peer group and industry comparisons, general economic trends and total return to Oneida Valley's shareholders. The Committee believes that Mr. Mott has performed exceptionally well in each of the above measurable categories, and that Oneida Valley's (and Oneida Valley National Bank's) success is due, in large part, to his efforts. Mr. Mott does not participate in the determination of his annual compensation.

     The Compensation Committee is appointed by the President and is approved by the Board of Directors. Its members presently consist of:

                                 John W. Bailey
                                  Donald H. Dew
                              Robert H. Fearon, Jr.
                               Samuel J. Lanzafame
                                Richard G. Smith
                                 Edward W. Thoma

Change in Control Agreement

     Oneida Valley National Bank has a change in control agreement with Mr. Mott. The agreement provides that if Oneida Valley National Bank were to engage in a merger, acquisition or other "change in control" to which Mr. Mott did not consent, the bank would thereafter be obligated to employ Mr. Mott for a term of three years or, if later, until he reaches age 65, at a compensation level not less than his then current base salary. In addition, if Mr. Mott chooses to terminate his employment following the occurrence of a "change in control," he would be entitled to receive a severance payment at the rate of his highest base salary paid at any time under the agreement plus any applicable bonus or incentive compensation, to be paid by Oneida Valley National Bank over the remaining unexpired term of the Agreement. In connection with the termination of his existing change in control agreement and the execution of his planned new employment agreement upon consummation of the Merger, Mr. Mott is expected to waive his right to payment under the existing agreement in connection with the Merger. See "PROPOSAL I -- APPROVAL OF MERGER -- Effect of the Merger on Employees and Management."

Pension Benefits

     Oneida Valley National Bank is a member of the New York State Bankers Retirement System, and thereby makes available to eligible employees a qualified non-contributory defined benefit pension plan. All bank employees who have completed 1,000 hours of service and who are 21 years of age or older are eligible to participate in the pension plan. Benefits under the plan are computed based upon the average annual compensation for the highest consecutive five years during the employee's creditable service. For purposes of calculating the benefit, an employee may not be credited with more than 40 years of service.

     The following table sets forth the estimated annual benefits under the pension plan. Messrs. Mott and Kershaw have been credited with 7 and 28 years of service, respectively, under the plan.

                               PENSION PLAN TABLE

                                                    Years of Creditable Service
                        =======================================================================================
    Annual
    Average
 Compensation              15                  20                  25                  30                  35
                        =======================================================================================
    $50,000             $11,250             $15,000             $18,750             $22,500             $26,250
     75,000              16,875              22,500              28,125              33,750              39,375
    100,000              22,500              30,000              37,500              45,000              52,500
    125,000              28,125              37,500              46,875              56,250              65,625
    150,000              33,750              45,000              56,250              67,500              78,750
    175,000              36,000              48,000              60,000              72,000              84,000
    200,000              36,000              48,000              60,000              72,000              84,000


For 1997, the Internal Revenue Code limits the total compensation that may be taken into account in calculating benefits to $160,000.

Supplemental Retirement Benefits

     Mr. Mott is covered by two separate arrangements that will provide supplemental retirement income to Mr. Mott. Under the first arrangement, entered into in 1991, Mr. Mott is entitled to receive annual payments of $10,000 for ten years following his retirement upon or after attaining age 65. Under the second arrangement, effective as of September 1, 1997, Mr. Mott is entitled to receive a monthly benefit (following retirement at or after age 62) generally equal to the difference between (i) 55% of Mr. Mott's monthly base salary, and (ii) the sum of monthly retirement benefits Mr. Mott is entitled to receive from Oneida Valley, Social Security, and his prior employment with Merchants National Bank. The benefit payable under the 1997 arrangement may be paid in various straight life annuity or joint and survivor annuity forms. The annual expense associated with Mr. Mott's supplemental retirement benefit is approximately $23,000 per year. Under Mr. Mott's new employment agreement with Alliance Financial Corporation, he will receive supplemental retirement benefits on terms that are at least equivalent to the terms of the 1991 and 1997 arrangements.

Transactions with Management

     Oneida Valley National Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with many of its directors, officers and their associates. All extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of the management, do not involve more than a normal risk of collectibility or present other unfavorable features.

     Oneida Valley National Bank has a consulting agreement with Robert H. Fearon, Jr., pursuant to which Mr. Fearon has agreed to provide consulting services to the bank through 1999. Mr. Fearon received compensation in the amount of $6,000 for services rendered pursuant to the consulting agreement in 1997, and is scheduled to receive compensation of $6,000 per year for services to be rendered under the agreement in 1998 and 1999.

     The law firm of Dunn, Vindigni & Bruno, of which Director Peter M. Dunn is a principal, provided legal services to Oneida Valley National Bank in 1997. The amount received by Dunn, Vindigni & Bruno for such services was less than 5% of the gross revenues of the law firm for its last fiscal year.

Board of Directors Fees

     The directors of Oneida Valley receive no compensation for serving in such capacity. Each director of Oneida Valley is also a director of Oneida Valley National Bank. Members of the bank's Board of Directors receive an annual retainer of $2,800.00, plus $350.00 per meeting attended. Members of Board committees receive $150.00 per committee meeting attended.

     Oneida Valley has a Deferred Compensation Plan which provides Directors with the option to defer receipt of all or a portion of their director's fees. Amounts deferred under the Plan shall be credited to a reserve account and deemed to be invested in Oneida Valley Common Stock based on the book value of the stock for the year ending preceding the date of the deferral.

     Upon the date selected by a participating Director to commence receiving deferred payments, the reserve account value shall be determined based on the increase or decrease in the book value of Oneida Valley Common Stock as of the preceding year end, provided that in no event will the Director's payments be less than the amounts actually deferred by the Director.

Market Price And Dividends on Oneida Valley Common Stock

     Oneida Valley Common Stock is not listed or traded on a recognized securities exchange and is inactively traded. On _______ 1998, there were approximately 430 record holders of Oneida Valley Common Stock and 902,877 shares of Oneida Valley Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by Oneida Valley on the Oneida Valley Common Stock and the range of high and low sales prices of the Oneida Valley Common Stock during the two most recent fiscal years and through _________, 1998. The range of sale prices are based on
___________________________.


                                                                Price
                               Cash Dividends          ----------------------
                                 Per Share             High               Low
                                 ---------             ----               ---
1996
First Quarter                       $.22              $36.50             $35.00
Second Quarter                       .22               36.00              34.75
Third Quarter                        .25               34.00              31.50
Fourth Quarter                       .45               34.00              30.00

1997
First Quarter                       $.25              $35.00             $32.38
Second Quarter                       .25               37.00              33.13
Third Quarter                        .25               38.00              34.25
Fourth Quarter                       .45               39.00              36.75

1998
First Quarter                       $.25              $43.00             $37.00
Second Quarter                       .25               40.50              37.00
Third Quarter (through
__________, 1998)

     On July 10, 1998, the last business day preceding public announcement of the Merger, the last sale price for Oneida Valley Common Stock was $40.50. On ___________, 1998, the last sale price for Oneida Valley Common Stock was $_____.


                          DESCRIPTION OF CAPITAL STOCK

Cortland First

     Cortland First's authorized capital stock consists of 3,000,000 shares of Common Stock, par value $1.6667 per share. As of _____________, 1998, there were 1,969,776 shares of Cortland First Common Stock issued and outstanding held of record, with approximately 550 shareholders of record.

     Holders of Cortland First Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the company. The holders of Cortland First Common Stock are entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, the holders of Cortland First Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Cortland First Common Stock has no preemptive, redemption or conversion rights. The outstanding shares of Cortland First Common Stock are fully paid and nonassessable.

     Cortland First has adopted a Dividend Reinvestment Plan that allows shareholders to receive Cortland First Common Stock in lieu of cash dividends, subject to the terms and limitations of the Plan. The Dividend Reinvestment Plan is administered by American Stock Transfer & Trust Company.

Oneida Valley

     Oneida Valley's authorized capital stock consists of 2,000,000 shares of Common Stock, par value $2.50 per share. As of ____________, 1998, there were 902,877 shares of Oneida Valley Common Stock issued and outstanding held of record, with approximately 430 shareholders of record.

     Holders of Oneida Valley Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the company, and have cumulative voting rights with respect to the election of directors. The holders of Oneida Valley Common Stock are entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, the holders of Oneida Valley Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Oneida Valley Common Stock has no preemptive, redemption or conversion rights. The outstanding shares of Oneida Valley Common Stock are fully paid and nonassessable.

Alliance Financial Corporation

     The authorized capital stock of Alliance Financial Corporation will be 11,000,000 shares of capital stock, 10,000,000 of which shall be common shares, par value $1.00 per share, and 1,000,000 of which will be preferred shares, par value $25.00 per share. Upon consummation of the Merger, there will be approximately 3,549,811 shares of Alliance Common Stock outstanding assuming an Exchange Ratio of 1.75 and 3,775,530 shares assuming an Exchange Ratio of 2.00, held by approximately 980 record owners. There will be no shares of preferred stock outstanding upon consummation of the Merger.

     Holders of Alliance Common Stock will be entitled to one vote per share on all matters to be voted upon by the shareholders of the company, and will not have cumulative voting rights with respect to the election of directors. The holders of Alliance Common Stock will be entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company, the holders of Alliance Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities. Holders of Alliance Common Stock will have no preemptive, redemption or conversion rights. The shares of Alliance Common Stock, when issued in the manner described in this Proxy Statement/Prospectus, will be fully paid and nonassessable.

     Alliance Common Stock is expected to be listed on the Nasdaq National Market under the symbol "____". Alliance Financial Corporation will pay dividends at a rate to be determined by its Board of Directors. There can be no assurance that the dividend policy of Alliance Financial Corporation will continue that of either Cortland First or Oneida Valley. The declaration and payment of dividends by Alliance Financial Corporation will depend upon business conditions, operating results of Alliance Financial Corporation and Alliance Bank, N.A., capital and reserve requirements and the consideration by the Board of Directors of other relevant factors. It is anticipated that the annual dividends paid to shareholders of Alliance Financial Corporation will be roughly equivalent to the annual historical dividends received by the shareholders prior to the Merger. See "COMPARATIVE PER SHARE DATA."

     Shares of the preferred stock of Alliance Financial Corporation may be issued from time to time in one or more series for any proper corporate purpose without further action by the shareholders. The designation, number, preferences and other rights and limitations or restrictions of the preferred stock of each series (other than as fixed by the Amended and Restated Certificate) may be fixed by the Board of Directors and stated or expressed in resolutions adopted by the Board providing for the original issuance of preferred stock of each series.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements present the condensed financial position of Cortland First and Oneida Valley as of June 30, 1998 assuming that the Merger had occurred as of June 30, 1998 and giving effect to the Merger by combining the results of operations of Cortland First and Oneida Valley for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. Pro forma earnings per common share and weighted average common shares are based on an assumed Exchange Ratio ranging from 1.75 to 2.00.

     The unaudited pro forma condensed combined financial statements were prepared giving effect to the Merger on the pooling-of-interests accounting method. For a description of the pooling-of-interests accounting method with respect to the Merger and the related effects on the historical financial statements of Cortland First and Oneida Valley, see "PROPOSAL I - APPROVAL OF MERGER -- Accounting Treatment." All adjustments necessary to arrive at a fair presentation of the combined financial condition and results of operations of Cortland First and Oneida Valley, in the opinion of the managements of the respective companies, have been included and are of a normal recurring nature. The data in the financial tables and statements in this Proxy Statement/Prospectus do not reflect possible adjustments for expenses related to the Merger (see "PROPOSAL I -- APPROVAL OF MERGER--Management and Operations After the Merger"), or any potential cost savings or revenue enhancements resulting from the Merger. Accordingly, the financial condition and results of operations of Alliance Financial Corporation as of the Effective Date and thereafter may be materially different from that reflected in the pro forma information below. See "AVAILABLE INFORMATION," "COMPARATIVE PER SHARE DATA," "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "PROPOSAL I - APPROVAL OF MERGER -- Management and Operations after the Merger."

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Cortland First and Oneida Valley appearing elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These statements are not necessarily indicative of the combined financial position and results of operations that would have occurred if the Merger had been consummated on December 31, 1997 or at the beginning of the periods or that may be attained in the future.

                      HISTORIAL AND PRO FORMA BALANCE SHEET

                                                                     At June 30, 1998
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Assets
Cash and cash equivalents                                  $24,071        $21,978        $46,049
Investment securities                                       88,277         63,814       $152,091
Total loans                                                114,995        141,427       $256,422
Allowance for possible loan losses                          (1,268)        (1,644)       ($2,912)
                                                         ---------      ---------      ---------
Net loans                                                  113,727        139,783       $253,510
                                                         ---------      ---------      ---------
Bank premises and equipment                                  3,345          5,096         $8,441
Other assets                                                 4,146          3,078         $7,224
                                                         ---------      ---------      ---------
          Total assets                                    $233,566       $233,749       $467,315
                                                         =========      =========      =========
          Liabilities and Shareholders' Equity
Deposits                                                  $205,956       $203,234       $409,190
Short term borrowings                                            0          2,068         $2,068
Other liabilities                                            2,127          3,131         $5,258
                                                         ---------      ---------      ---------
          Total liabilities                                208,083        208,433        416,516
                                                         ---------      ---------      ---------
Common stock and surplus                                     6,720          4,824        $11,544
Undivided profits                                           19,383         22,616        $41,999
Other comprehensive income                                     446            112           $558
Treasury stock                                              (1,066)        (2,236)       ($3,302)
                                                         ---------      ---------      ---------
          Total shareholders' equity                        25,483         25,316         50,799
                                                         =========      =========      =========
          Total liabilities and shareholders' equity      $233,566       $233,749       $467,315
                                                         =========      =========      =========

                 HISTORIAL AND PRO FORMA STATEMENT OF OPERATIONS

                                                           For the year ended December 31, 1997
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Interest income:
     Interest and fees on loans                             10,360         11,845         22,205
     Interest on investment securities                       5,356          3,736          9,092
     Interest on federal funds sold                            269            225            494
                                                         ---------      ---------      ---------
Total interest income                                       15,985         15,806         31,791
                                                         ---------      ---------      ---------
Interest expense:
     Interest on deposits                                    6,526          6,378         12,904
     Interest on short-term borrowings                           5             75             80
                                                         ---------      ---------      ---------
Total interest expense                                       6,531          6,453         12,984
                                                         ---------      ---------      ---------
Net interest income                                          9,454          9,353         18,807
Provision for possible loan losses                             390            235            625
                                                         ---------      ---------      ---------
Net interest income after provision for loan
     losses                                                  9,064          9,118         18,182
                                                         ---------      ---------      ---------
Other income:
     Trust department services                                 422            353            775
     Service charges on deposit accounts                       689            861          1,550
     Investment securities gains/losses                        115              0            115
     Other operating income                                    551            875          1,426
                                                         ---------      ---------      ---------
Total other income                                           1,777          2,089          3,866
                                                         ---------      ---------      ---------
Total operating income                                      10,841         11,207         22,048
                                                         ---------      ---------      ---------
Other expenses:
     Salaries, wages and employee benefits                   3,909          4,297          8,206
     Supplies, advertising and communications
     expense                                                   689            678          1,367
     Occupancy expense of bank premises                        513            585          1,098
     Computer and equipment expense                            786            528          1,314
     Legal, audit and outside services                       1,083            774          1,857
     Other operating expenses                                  322            531            853
                                                         ---------      ---------      ---------
Total other expenses                                         7,302          7,393         14,695
                                                         ---------      ---------      ---------
Income before income taxes                                   3,539          3,814          7,353
Provision for income taxes                                     920          1,300          2,220
                                                         ---------      ---------      ---------
Net income                                                  $2,619         $2,514         $5,133
                                                         =========      =========      =========
Net income per share - Basic and Diluted:
     Historical                                              $1.31          $2.72
                                                         =========      =========
     Proforma at an exchange rate of 1.75 shares                                           $1.42
                                                                                       =========
     Pro forma at an exchange rate of 2 shares                                             $1.33
                                                                                       =========

                 HISTORIAL AND PRO FORMA STATEMENT OF OPERATIONS

                                                           For the year ended December 31, 1996
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Interest income:
     Interest and fees on loans                             10,453         11,338         21,791
     Interest on investment securities                       4,700          3,845          8,545
     Interest on federal funds sold                            479            201            680
                                                         ---------      ---------      ---------
Total interest income                                       15,632         15,384         31,016
                                                         ---------      ---------      ---------
Interest expense:
     Interest on deposits                                    6,220          5,932         12,152
     Interest on short-term borrowings                           0             42             42
                                                         ---------      ---------      ---------
Total interest expense                                       6,220          5,974         12,194
                                                         ---------      ---------      ---------
Net interest income                                          9,412          9,410         18,822
Provision for possible loan losses                             283            350            633
                                                         ---------      ---------      ---------
Net interest income after provision for loan
     losses                                                  9,129          9,060         18,189
                                                         ---------      ---------      ---------
Other income:
     Trust department services                                 440            300            740
     Service charges on deposit accounts                       641            793          1,434
     Investment securities gains/losses                        (23)            (4)           (27)
     Other operating income                                    465            775          1,240
                                                         ---------      ---------      ---------
Total other income                                           1,523          1,864          3,387
                                                         ---------      ---------      ---------
Total operating income                                      10,652         10,924         21,576
                                                         ---------      ---------      ---------
Other expenses:
     Salaries, wages and employee benefits                   3,625          4,070          7,695
     Supplies, advertising and communications
     expense                                                   600            662          1,262
     Occupancy expense of bank premises                        503            544          1,047
     Computer and equipment expense                            598            620          1,218
     Legal, audit and outside services                         967            667          1,634
     Other operating expenses                                  385            547            932
                                                         ---------      ---------      ---------
Total other expenses                                         6,678          7,110         13,788
                                                         ---------      ---------      ---------
Income before income taxes                                   3,974          3,814          7,788
Provision for income taxes                                   1,128          1,306          2,434
                                                         ---------      ---------      ---------
Net income                                                  $2,846         $2,508         $5,354
                                                         =========      =========      =========
Net income per share - Basic and Diluted:
     Historical                                              $1.41          $2.63
                                                         =========      =========
     Proforma at an exchange rate of 1.75 shares                                           $1.45
                                                                                       =========
     Pro forma at an exchange rate of 2 shares                                             $1.37
                                                                                       =========

                 HISTORIAL AND PRO FORMA STATEMENT OF OPERATIONS


                                                           For the year ended December 31, 1995
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Interest income:
     Interest and fees on loans                             10,456         10,961         21,417
     Interest on investment securities                       4,311          4,028          8,339
     Interest on federal funds sold                            456            236            692
                                                         ---------      ---------      ---------
Total interest income                                       15,223         15,225         30,448
                                                         ---------      ---------      ---------
Interest expense:
     Interest on deposits                                    5,847          6,051         11,898
     Interest on short-term borrowings                           0            114            114
                                                         ---------      ---------      ---------
Total interest expense                                       5,847          6,165         12,012
                                                         ---------      ---------      ---------
Net interest income                                          9,376          9,060         18,436
Provision for possible loan losses                             300            175            475
                                                         ---------      ---------      ---------
Net interest income after provision for loan
     losses                                                  9,076          8,885         17,961
                                                         ---------      ---------      ---------
Other income:
     Trust department services                                 369            251            620
     Service charges on deposit accounts                       612            753          1,365
     Investment securities gains/losses                          0              6              6
     Other operating income                                    465            712          1,177
                                                         ---------      ---------      ---------
Total other income                                           1,446          1,722          3,168
                                                         ---------      ---------      ---------
Total operating income                                      10,522         10,607         21,129
                                                         ---------      ---------      ---------
Other expenses:
     Salaries, wages and employee benefits                   3,695          3,848          7,543
     Supplies, advertising and communications
     expense                                                   567            629          1,196
     Occupancy expense of bank premises                        523            523          1,046
     Computer and equipment expense                            547            595          1,142
     Legal, audit and outside services                         867            672          1,539
     Other operating expenses                                  501            614          1,115
                                                         ---------      ---------      ---------
Total other expenses                                         6,700          6,881         13,581
                                                         ---------      ---------      ---------
Income before income taxes                                   3,822          3,726          7,548
Provision for income taxes                                   1,089          1,321          2,410
                                                         ---------      ---------      ---------
Net income                                                  $2,733         $2,405         $5,138
                                                         =========      =========      =========
Net income per share - Basic and Diluted:
     Historical                                              $1.36          $2.49
                                                         =========      =========
     Proforma at an exchange rate of 1.75 shares                                           $1.39
                                                                                       =========
     Pro forma at an exchange rate of 2 shares                                             $1.30
                                                                                       =========

                 HISTORIAL AND PRO FORMA STATEMENT OF OPERATIONS

                                                          For the six months ended June 30, 1998
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Interest income:
     Interest and fees on loans                              5,148          6,067         11,215
     Interest on investment securities                       2,497          1,870          4,367
     Interest on federal funds sold                            191            142            333
                                                         ---------      ---------      ---------
Total interest income                                        7,836          8,079         15,915
                                                         ---------      ---------      ---------
Interest expense:
     Interest on deposits                                    3,235          3,407          6,642
     Interest on short-term borrowings                           0             59             59
                                                         ---------      ---------      ---------
Total interest expense                                       3,235          3,466          6,701
                                                         ---------      ---------      ---------
Net interest income                                          4,601          4,613          9,214
Provision for possible loan losses                             125            198            323
                                                         ---------      ---------      ---------
Net interest income after provision for loan
     losses                                                  4,476          4,415          8,891
                                                         ---------      ---------      ---------
Other income:
     Trust department services                                 198            179            377
     Service charges on deposit accounts                       406            428            834
     Investment securities gains/losses                          0             (9)            (9)
     Other operating income                                    266            447            713
                                                         ---------      ---------      ---------
Total other income                                             870          1,045          1,915
                                                         ---------      ---------      ---------
Total operating income                                       5,346          5,460         10,806
                                                         ---------      ---------      ---------
Other expenses:
     Salaries, wages and employee benefits                   2,148          2,283          4,431
     Supplies, advertising and communications
     expense                                                   324            345            669
     Occupancy expense of bank premises                        267            321            588
     Computer and equipment expense                            397            264            661
     Legal, audit and outside services                         358            422            780
     Other operating expenses                                  363            279            642
                                                         ---------      ---------      ---------
Total other expenses                                         3,857          3,914          7,771
                                                         ---------      ---------      ---------
Income before income taxes                                   1,489          1,546          3,035
Provision for income taxes                                     366            481            847
                                                         ---------      ---------      ---------
Net income                                                  $1,123         $1,065         $2,188
                                                         =========      =========      =========
Net income per share - Basic and Diluted:
     Historical                                              $0.57          $1.18
                                                         =========      =========
     Proforma at an exchange rate of 1.75 shares                                           $0.62
                                                                                       =========
     Pro forma at an exchange rate of 2 shares                                             $0.58
                                                                                       =========

                 HISTORIAL AND PRO FORMA STATEMENT OF OPERATIONS


                                                          For the six months ended June 30, 1997
                                                         ---------------------------------------
                                                                Historical
                                                         ------------------------      Pro Forma
                                                         Cortland        Oneida         Combined
                                                         ---------      ---------      ---------
Interest income:
     Interest and fees on loans                              5,119          5,773         10,892
     Interest on investment securities                       2,687          1,847          4,534
     Interest on federal funds sold                            182            107            289
                                                         ---------      ---------      ---------
Total interest income                                        7,988          7,727         15,715
                                                         ---------      ---------      ---------
Interest expense:
     Interest on deposits                                    3,259          3,029          6,288
     Interest on short-term borrowings                           0             20             20
                                                         ---------      ---------      ---------
Total interest expense                                       3,259          3,049          6,308
                                                         ---------      ---------      ---------
Net interest income                                          4,729          4,678          9,407
Provision for possible loan losses                             180            150            330
                                                         ---------      ---------      ---------
Net interest income after provision for loan
     losses                                                  4,549          4,528          9,077
                                                         ---------      ---------      ---------
Other income:
     Trust department services                                 196            147            343
     Service charges on deposit accounts                       316            412            728
     Investment securities gains/losses                          0              0              0
     Other operating income                                    252            382            634
                                                         ---------      ---------      ---------
Total other income                                             764            941          1,705
                                                         ---------      ---------      ---------
Total operating income                                       5,313          5,469         10,782
                                                         ---------      ---------      ---------
Other expenses:
     Salaries, wages and employee benefits                   1,963          2,169          4,132
     Supplies, advertising and communications
     expense                                                   277            327            604
     Occupancy expense of bank premises                        261            268            529
     Computer and equipment expense                            378            248            626
     Legal, audit and outside services                         407            358            765
     Other operating expenses                                  287            249            536
                                                         ---------      ---------      ---------
Total other expenses                                         3,573          3,619          7,192
                                                         ---------      ---------      ---------
Income before income taxes                                   1,740          1,850          3,590
Provision for income taxes                                     464            626          1,090
                                                         ---------      ---------      ---------
Net income                                                  $1,276         $1,224         $2,500
                                                         =========      =========      =========
Net income per share - Basic and Diluted:
     Historical                                              $0.63          $1.30
                                                         =========      =========
     Proforma at an exchange rate of 1.75 shares                                           $0.68
                                                                                       =========
     Pro forma at an exchange rate of 2 shares                                             $0.64
                                                                                       =========

                                     EXPERTS

     The consolidated financial statements of Cortland First and Oneida Valley as of December 31, 1997 and 1996 and for each of the three years in the period then ended, appearing elsewhere herein, have been included in reliance upon the report of PricewaterhouseCoopers LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the Alliance Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Cortland First by the law firm of Bond, Schoeneck & King, LLP, counsel to Cortland First.

                              SHAREHOLDER PROPOSALS

     The 1999 Annual Meeting of Shareholders of Alliance Financial Corporation (or, if the Merger is not yet consummated, the 1999 Annual Meeting of Shareholders of Cortland First Financial Corporation) will be held on or about _______, 1999. In order to be eligible for inclusion in the proxy materials of Alliance Financial Corporation or Cortland First Financial Corporation (as applicable) for the 1999 Annual Meeting of Shareholders, shareholder proposals to take action at such meeting must be received at _____________________________________________ by no later than ___________,
1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

               CORTLAND FIRST FINANCIAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996


CONSOLIDATED BALANCE SHEETS

                                                                  Dec. 31, 1997    Dec. 31, 1996
                                                                  -------------    -------------
ASSETS
Cash and due from banks                                           $  10,139,317    $  10,499,851
Federal funds sold                                                    1,100,000        4,900,000
Total Cash and Cash Equivalents                                      11,239,317       15,399,851

Held to maturity investment securities                                2,434,774        2,377,788
Available-for-sale investment securities                             85,821,482       81,750,581
Total Investment Securities                                          88,256,256       84,128,369
 (fair value - $88,300,955 for 1997
  and $84,141,362 for 1996)

Commercial and agricultural loans                                    22,512,710       20,892,312
Real estate loans                                                    65,433,326       64,738,861
Installment loans                                                    22,384,182       25,611,633
Other loans                                                           5,914,449        6,163,608
Total Loans                                                         116,244,667      117,406,414

Less: Unearned income                                                 3,072,275        3,774,128
Less: Allowance for possible
  loan losses                                                         1,240,188        1,270,798
Net Loans                                                           111,932,204      112,361,488
Bank premises, furniture
  and equipment                                                       3,762,590        3,640,316
Accrued interest receivable                                           1,538,492        1,588,702
Other real estate owned                                                 275,342             --
Other assets                                                          2,364,725        1,953,552
Total Assets                                                      $ 219,368,926    $ 219,072,278

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits                                     $  24,508,501    $  22,802,077
Interest bearing deposits                                           167,701,131      169,035,872
Total Deposits                                                      192,209,632      191,837,949

Accrued interest, taxes and
  other liabilities                                                   1,270,590        1,021,505
Accrued postretirement benefits                                         881,988          835,029
Total Liabilities                                                   194,362,210      193,694,483

Shareholders' equity: Common stock - par value $1.6667 a share;
  3,000,000 shares authorized;
  2,016,000 shares issued;
  1,969,776 and 2,016,000 shares
  outstanding for 1997 and 1996,
  respectively                                                        3,360,067        3,360,067
Surplus                                                               3,360,000        3,360,000
Undivided profits                                                    18,811,853       18,282,960
Unrealized net gain on investment
  securities                                                            540,492          374,768
Treasury stock, at cost; 46,224 shares                               (1,065,696)            --
Total Shareholders' Equity                                           25,006,716       25,377,795
Total Liabilities and
  Shareholders' Equity                                            $ 219,368,926    $ 219,072,278

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME:
INTEREST INCOME                      Dec. 31, 1997  Dec. 31, 1996  Dec. 31, 1995
                                     -------------  -------------  -------------
Interest and fees on loans           $ 10,360,436   $ 10,453,073    $ 10,456,163
Interest on investment securities:
  U.S. Treasury                         1,597,296      1,728,913       1,731,430
  U.S. Government Agencies              2,329,926      1,679,912       1,457,322
  State and political
    subdivisions                        1,371,383      1,255,577       1,108,042
  Other                                    56,714         35,642          14,361
Interest on federal
  funds sold                              268,903        479,227         456,177
Total Interest Income                  15,984,658     15,632,344      15,223,495

INTEREST EXPENSE
Interest on deposits                    6,525,980      6,220,102       5,847,933
Interest on short-term
  borrowings                                4,973           --              --
Total Interest Expense                  6,530,953      6,220,102       5,847,933

Net Interest Income                     9,453,705      9,412,242       9,375,562

Provision for possible
  loan losses                             390,000        283,000         300,000
Net Interest Income After
  Provision For Loan Losses             9,063,705      9,129,242       9,075,562

OTHER INCOME
Trust department services                 422,196        440,260         368,716
Service charges on deposit
  accounts                                689,334        641,484         612,448
Investment securities
  gains/(losses)                          114,757        (23,907)           --
Other operating income                    550,936        465,066         464,946

Total Other Income                      1,777,223      1,522,903       1,446,110
Total Operating Income                 10,840,928     10,652,145      10,521,672

OTHER EXPENSES
Salaries, wages and
  employee benefits                     3,908,687      3,624,569       3,694,682
Supplies, advertising and
communications expense                    689,175        600,344         567,019
Occupancy expense of bank
  premises                                512,988        503,282         522,673
Computer and equipment
  expense                                 786,414        597,640         547,230
Legal, audit and outside
  services                              1,082,788        967,309         867,075
Other operating expense                   321,762        385,039         501,525

Total Other Expenses                    7,301,814      6,678,183       6,700,204
Income Before Income Taxes              3,539,114      3,973,962       3,821,468
Provision for income taxes                919,798      1,127,800       1,088,600
Net Income                           $  2,619,316   $  2,846,162    $  2,732,868
Net Income Per Common
  Share - Basic                      $       1.31   $       1.41    $       1.36


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS:
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES
               Year ended: Dec. 31,      1997           1996            1995
                                         ----           ----            ----
Net income                         $  2,619,316   $  2,846,162    $  2,732,868
Adjustments to reconcile net
income to net cash provided by
operating activities:
  Provision for loan losses             390,000        283,000         300,000
  Provision for depreciation            591,039        445,511         383,486
  (Benefit) Provision for
    deferred income taxes               (19,492)       (89,805)         15,198
  Amortization of investment
    security premiums
    (discounts), net                    283,490        380,592         391,207
  Realized investment security
    (gains) losses                     (114,758)        23,907            --
  Loss (gain) on disposal of
    bank equipment                        9,921         17,800            --
  Loss (gain) on disposal of
    other real estate                      --           57,006            --
  (Increase) decrease in
    interest receivable                  50,210        112,406          10,128
  (Increase) decrease in
    other assets                       (391,681)        50,321        (293,608)
  Increase (decrease) in
    interest payable                     (9,642)         7,999          37,301
  Increase (decrease) in other
    liabilities                         194,776        173,088          19,205
Net Cash Provided by
  Operating Activities             $  3,603,179   $  4,307,987    $  3,595,785

INVESTING ACTIVITIES
Proceeds from maturities of
  investment securities,
  available-for-sale               $ 15,598,817   $ 17,544,275    $ 13,159,859
Proceeds from maturities of
  investment securities,
  held-to-maturity                    1,587,289      6,633,032       7,250,998
Proceeds from sales of
  investment securities              13,393,289        975,390            --
Purchase of investment securities,
  available-for-sale                (33,060,342)   (29,897,388)    (20,254,059)
Purchase of investment securities,
  held-to-maturity                   (1,539,037)    (4,731,598)     (3,119,163)
Net increase in loans                  (236,059)    (1,616,123)     (2,645,378)
Purchases of premises and
  equipment                            (773,745)      (639,757)       (483,664)
Proceeds from disposition of
  other real estate                        --           78,395            --
Proceeds from disposition of
  bank equipment                         50,511           --              --
Net Cash Used by Investing
Activities                           (4,979,277)   (11,653,774)     (6,091,407)

FINANCING ACTIVITIES
           Year ended: Dec. 31,        1997           1996            1995
                                       ----           ----            ----
Net increase (decrease) in
  demand deposits, NOW accounts
  and savings accounts                 (741,873)     8,142,380      (8,042,267)
Net increase (decrease) in
  certificates of deposit             1,113,556      5,250,017       9,520,416
Treasury stock purchased             (1,119,057)          --              --
Treasury stock sold                      62,038           --              --
Cash dividends                       (2,099,100)    (1,001,280)       (873,600)
Net Cash Provided (Used)
  by Financing Activities            (2,784,436)    12,391,117         604,549
Increase (Decrease) in Cash
  and Cash Equivalents               (4,160,534)     5,045,330      (1,891,073)
Cash and Cash Equivalents at
  Beginning of Year                  15,399,851     10,354,521      12,245,594
Cash and Cash Equivalents
  at End of Year                     11,239,317     15,399,851      10,354,521
Supplemental Disclosures of
  Cash Flow Information:
Cash paid during the year for:
  Interest on deposits and
    short-term borrowings             6,540,595      6,212,103       5,810,632
  Income taxes                          933,749      1,083,086       1,260,503
Non-cash investing activity:
  Change in unrealized gain/
  (losses) on available-for-sale
  securities                            276,634       (205,635)      2,311,005
  Transfer to other real estate
  owned                                 275,342           --              --


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY:
                                                                            Unrealized
                                                                            Investment
For the years ended                Common                   Undivided       Securities     Treasury
Dec. 31, 1997, 1996, 1995           Stock       Surplus      Profits       Gains/(Losses)   Stock               Total
-------------------------           -----       -------      -------       --------------   -----               -----
Balance at January 1, 1995        $3,360,000   $3,360,000  $14,578,877     $ (875,320)                     $20,423,557
Net income for the year                                      2,732,868                                       2,732,868
Change in unrealized net
  gain/(loss) on investment
  securities                                                                1,370,826                        1,370,826
  Cash dividends, $.4333 per share*                           (873,600)                                       (873,600)
    2,016,000 shares**
Balance at December 31,1995        3,360,000    3,360,000   16,438,145        495,506                     23,653,651

Net income for the year                                      2,846,162                                       2,846,162
Change par value to $1.6667               67                       (67)
Change in unrealized net
  gain/(loss) on investment
  securities                                                                 (120,738)                        (120,738)
Cash dividends, $.4966 per share*                           (1,001,280)                                     (1,001,280)
  2,016,000 shares**
Balance at December 31,1996        3,360,067    3,360,000   18,282,960        374,768                       25,377,795

Net income for the year                                      2,619,316                                       2,619,316
Change in unrealized net
  gain/(loss) on investment
  securities                                                                  165,724                          165,724
Treasury stock purchased                                                                   $(1,119,057)     (1,119,057)
Treasury stock sold                                              8,667                          53,361          62,038
Cash dividends, $1.06 per share                             (2,099,100)                                     (2,099,100)
  1,994,240 shares**
Balance at December 31,1997       $3,360,067   $3,360,000  $18,811,853       $540,492      $(1,065,696)    $25,006,716


*    Restated to reflect 3-for-1 stock split 3/96.
**   Weighted number of shares outstanding during the year.

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended Dec. 31, 1997, 1996, 1995

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Cortland First Financial Corporation (the Company) is a one-bank holding company whose only subsidiary and operating entity, First National Bank of Cortland (the Bank), delivers commercial banking services from eight branches in Cortland, Onondaga, and Broome counties.

Principles of Consolidation: The accompanying financial statements include the accounts of Cortland First Financial Corporation (the Company) and its wholly-owned subsidiary, First National Bank of Cortland (the Bank). Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Accounting For Postretirement Benefits: The Bank provides postretirement medical and life insurance plans that cover substantially all of its employees. The plans are non-contributory; however, retiree contributions may be required if certain age and length of service criteria are not met.

The following sets forth the plan's funded status reconciled with the amounts reported in the Company's statement of financial position at December 31, for the combined medical and life insurance plans:

Accumulated postretirement benefit obligation (APBO):

                                    1997            1996
                                    ----            ----
Retirees                          $302,683        $317,024
Fully eligible active plan
  participants                     173,755         109,686
Other active plan participants     368,409         416,015
Total APBO                         844,847         842,725
Plan assets at fair value              --              --
Unrecognized net loss/gain          37,141          (7,696)
Accrued postretirement benefit
  obligation                      $881,988        $835,029

Net periodic postretirement
  benefit cost included the
  following components:             1997            1996              1995
                                    ----            ----              ----
Service cost                      $ 31,728        $ 35,638          $ 31,778
Interest cost                       57,273          56,187            53,314
Net periodic postretirement
  benefit cost                    $ 89,001        $ 91,825          $ 85,092

A 9.5% annual rate of increase in the per capita costs of covered health care benefits was assumed for December 31, 1997, gradually decreasing to 5.0% by the year 2022. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $126,811 and increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by $15,029. A discount rate of 7.25% was used to determine the accumulated postretirement benefit obligation.

Fair Value of Financial Instruments: Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair value.

Investment securities: Fair values for investment securities are based on quoted market prices or dealer quotes.

Loans: Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

Deposits: The fair values disclosed for non-interest bearing accounts and accounts with no stated maturity are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

Short-term borrowings: These funds reprice daily and, therefore, current book value was used as an estimate of fair value.

Off-balance sheet instruments: Off-balance sheet financial instruments consist of standby letters of credit, with fair value based on fees currently charged to enter into agreements with similar terms and credit quality.

The net approximate carrying amounts and fair values of financial instruments are as follows:

                                                      (In Thousands)
                                   Dec. 31, 1997      Dec. 31, 1997       Dec. 31, 1996    Dec. 31, 1996
Financial Assets:                  Carrying Amount     Fair Value        Carrying Amount     Fair Value
                                   ---------------     ----------        ---------------     ----------
Cash and cash equivalents            $ 11,239            $ 11,239          $ 15,400            $ 15,400
Investment securities                  88,256              88,301            84,128              84,141
Loans                                 113,172               ----            113,632               ----
 Allowances for loan losses            (1,240)              ----             (1,271)              ----
Net Loans                             111,932             112,791           112,361             111,070
Total Financial Assets               $211,427            $212,331          $211,889            $210,611

Financial Liabilities:
Deposits                             $192,210            $181,365          $191,838            $187,665
Total Financial Liabilities          $192,210            $181,365          $191,838            $187,665

The fair value of off-balance sheet financial instruments, principally standby letters of credit, is not significant.

Trust Assets: Property (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying balance sheets, since such items are not assets of the Bank.

Investment Securities: The Bank classifies its investments in debt securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those for which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Debt securities not classified as held-to-maturity are classified as available-for-sale and reported at fair value, with net unrealized gains and losses reflected as a separate component of shareholders' equity, net of the applicable income tax effect. None of the Bank's investment securities are classified as trading securities.

Purchases and sales of investment securities are recorded as of settlement date; gains and losses on the sale of securities are based on identification of specific securities. Premiums and discounts on securities are amortized and accreted into income using the interest method over the period of maturity.

Fees on Loans: Loan origination fees and certain direct loan origination costs are deferred and the net amount is amortized as a yield adjustment. The Bank is generally amortizing these amounts over the contractual life of the related loans. However, for fixed-rate mortgage loans that are generally made for a 20-year term, the Bank has anticipated prepayments and used an estimated life of
7.5 years.

Interest on Loans: Unearned income on certain installment loans is taken into income on the actuarial method. Interest on all other loans is based upon the principal amount outstanding. Interest on loans is accrued except when in management's opinion the collectibility of principal or interest is doubtful, at which time the accrual of interest on the loan is discontinued.

Allowance for Possible Loan Losses: The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operating expenses and reduced by net charge-offs. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, as well as prevailing economic conditions. Substantially all of the Bank's borrowers are concentrated within Cortland and adjacent counties.

Bank Premises, Furniture and Equipment: Bank premises, furniture and equipment are stated at cost less accumulated depreciation. Annual provisions for depreciation are computed by the straight-line or declining balance methods over the estimated useful lives of the assets. Repairs and maintenance are charged to expenses as incurred, whereas capital additions and betterments are capitalized.

Other Real Estate: Other real estate is comprised of property acquired through foreclosure and is carried at the lower of the recorded investment in the loan or fair value less estimated disposal costs.

Income Taxes: Income tax expense consists of currently payable and deferred income taxes which are based upon temporary differences between financial accounting and tax bases of assets and liabilities as measured by tax rates which are anticipated to be in effect when these differences are reversed. The deferred tax provision is the result of the net change in the deferred tax assets and liabilities.

Reclassification: Certain amounts from 1996 and 1995 have been reclassified to conform to the current year presentation.

Retirement Benefits: The Bank has a defined contribution pension plan, administered by its Trust Department, for all eligible employees. Contributions to the plan are determined based upon percentages of compensation for eligible employees and are funded as accrued. Pension expense for 1997, 1996, and 1995 was $123,273, $109,295, and $128,129, respectively.

     The Bank also has a defined contribution 401(k) savings plan, administered by its Trust Department, for all eligible employees. Contributions to the plan are determined by the Board of Directors, at its discretion, and are funded as accrued. Up to certain limitations, employees may also contribute to this plan. Expense under this plan was $106,309 in 1997, $98,072 in 1996, and $94,752 in 1995.

     The Bank maintains a supplemental retirement plan for its President and Chief Executive Officer. The Bank has segregated assets, which are managed by its Trust Department, to fund the estimated benefit liability upon retirement. Plan expense of $74,484, $59,547, and $80,213 was recognized for the years ended December 31, 1997, 1996, and 1995, respectively.

Stock Split: During March 1996, the Company effected a three-for-one stock split through the issuance of two additional shares of $1.6667 par value common stock for every share then outstanding.

Per-Share Amounts: Earnings per share are computed on the basis of weighted average shares outstanding, retroactively adjusted for the stock split (1,994,240 for 1997, and 2,016,000 for 1996 and 1995). Cash dividends per share are based on declared rates. The Bank adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," in 1997, which had no effect on quarterly or annual earnings per share as previously reported.

INVESTMENT SECURITIES

The amortized cost and approximate fair value of investment securities at December 31, 1997 and 1996 are as follows:

                                          Amortized       Gross Unreal-       Gross Unreal-      Estimated
                                          Cost            ized Gains          ized Losses        Fair Value
                                          ----            ----------          -----------        ----------
Held-to-Maturity Portfolio - 1997
U.S. Treasury securities and
  obligations of U.S. government
  corporation and agencies                $   999,335      $    5,351          $      ---         $ 1,004,686
Obligations of states and
  political subdivisions                    1,435,439          39,477                 129           1,474,787
Totals                                    $ 2,434,774      $   44,828          $      129         $ 2,479,473

Available-for-Sale Portfolio - 1997
U.S. Treasury securities and
  obligations of U.S. government
  corporation and agencies                $35,599,563      $  201,663          $   51,205         $35,750,021
Obligations of states and
  political subdivisions                   27,683,436         613,682              22,602          28,274,516
Other debt securities                         865,175           ----                ----              865,175
Mortgage-backed securities                 20,771,132         194,886              34,248          20,931,770
Totals                                     84,919,306       1,010,231             108,055          85,821,482
Grand total                               $87,354,080      $1,055,059          $  108,184         $88,300,955

Held-to-Maturity Portfolio - 1996
Obligations of states and
  political subdivisions                  $ 2,377,788      $   13,818          $      825         $ 2,390,781
Totals                                    $ 2,377,788      $   13,818          $      825         $ 2,390,781

Available-for-Sale Portfolio - 1996
U.S. Treasury securities and
  obligations of U.S. government
  corporation and agencies                $41,851,768      $  311,468          $   75,560         $42,087,676
Obligations of states and
  political subdivisions                   24,566,311         439,691              94,234          24,911,768
Other debt securities                         819,475           ----                ----              819,475
Mortgage-backed securities                 13,887,486         124,796              80,620          13,931,662
Totals                                     81,125,040         875,955             250,414          81,750,581
Grand total                               $83,502,828      $  889,773          $  251,239         $84,141,362

At December 31, 1997, securities having a book value of $42,797,610 were pledged to collaterize public fund deposits as required by law. The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown in the following section. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                 Held-to-Maturity Portfolio                Available-for-Sale Portfolio
                            Amortized Cost  Estimated Fair Value    Amortized Cost   Estimated Fair Value
                            --------------  --------------------   --------------    --------------------
Due in one year               $    99,813          $    99,880          $ 8,115,141          $ 8,139,812
Due after one year
  through five years            1,405,344            1,414,818           45,116,750           45,600,779
Due after five years
  through ten years               929,617              964,775           22,022,496           22,308,269
Due after ten years                  --                   --              9,664,919            9,772,622
Total                         $ 2,434,774          $ 2,479,473          $84,919,306          $85,821,482

ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the loan loss allowance during the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                 1997             1996              1995
                                 ----             ----              ----
Balance at January 1          $ 1,270,798     $ 1,175,959       $ 1,225,737
Provision for the year            390,000         283,000           300,000
Recoveries on loans                57,124          73,363            63,140
Subtotal                        1,717,922       1,532,322         1,588,877
Less: Loans charged off           477,734         261,524           412,918
Balance at December 31        $ 1,240,188     $ 1,270,798       $ 1,175,959


As of December 31, 1997 and 1996, the Bank had no impaired loans for which significant specific valuation allowances were recorded.

BANK PREMISES, FURNITURE AND EQUIPMENT

Bank premises, furniture and equipment are comprised of the following:

                                     1997            1996
                                     ----            ----
Land                              $  527,409     $  506,975
Bank premises                      3,758,466      3,446,314
Furniture and equipment            3,648,482      3,290,199
Subtotal                           7,934,357      7,243,488
Less: Accumulated depreciation     4,171,767      3,603,172
Total                             $3,762,590     $3,640,316

COMMITMENTS, CONTINGENT LIABILITIES AND RESTRICTIONS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit which involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated balance sheet. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk:

                                           Contract Amount
                                         1997            1996
                                         ----            ----
Commitments to extend credit          $18,254,740     $17,169,306
Standby letters of credit             $ 1,424,140     $ 1,003,814

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions.

     The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon the extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

     Principal operating leases are for bank premises. At December 31, 1997, aggregate future minimum lease payments under non-cancelable operating leases with initial or remaining terms equal to or exceeding one year consist of the following: 1998 - $69,620; 1999 - $46,000; 2000- $46,000; 2001 - $46,000; 2002 -
$31,000; and $7,000 thereafter. Total rental expense amounted to $68,120 in 1997; $51,620 in 1996, and $51,620 in 1995.

     The Bank is subject to legal limitation on the amount of dividends that can be paid to the Company. Dividends are limited to retained net profits, as defined. At December 31, 1997, approximately $4,200,000 was available for the declaration of dividends by the Bank.

INCOME TAXES

The income tax provision for 1997, 1996, and 1995 is summarized as follows:

                                       1997             1996          1995
                                       ----             ----          ----
Currently payable                 $   939,290     $ 1,217,605    $ 1,073,402
Deferred (credit)                     (19,492)        (89,805)        15,198
Total                             $   919,798     $ 1,127,800    $ 1,088,600

The provision for income taxes includes the following:

                                        1997             1996          1995
                                        ----             ----          ----
Federal income tax                 $   671,170     $   837,100    $    798,900
New York State
franchise tax                          248,628         290,700         289,700
Total                              $   919,798     $ 1,127,800    $  1,088,600

The components of deferred income taxes at December 31, 1997 and 1996 are as follows:

                                          1997             1996
                                          ----             ----
Assets:
  Allowance for possible loan losses   $ 244,760      $  257,024
  Postretirement benefits                353,590         334,751
  Deferred compensation                  218,722         163,566
  Other                                    8,688          29,734
Total Assets                           $ 825,760      $  785,075

Liabilities:
Investment securities                  $ 361,682      $  250,773
  Accretion                               67,911          55,952
Total Liabilities                      $ 429,593      $  306,725

A reconciliation between the statutory federal income tax rate and the effective income tax rate for 1997, 1996, and 1995 is as follows:

                                          1997        1996        1995
                                          ----        ----        ----
Statutory federal income tax rate         34.0%       34.0%        34.0%
State franchise tax, net of
  federal tax benefit                      4.6         4.8          5.0
Tax exempt income                        (12.7)      (11.7)       (10.1)
Other, net                                  .1         1.3          (.4)
Total                                     26.0%       28.4%        28.5%

RELATED PARTY TRANSACTIONS

Directors and executive officers of the Bank and their affiliated companies were customers of, and had other transactions with, the Bank in the ordinary course of business during 1997. It is the Bank's policy that all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Loan transactions with related parties are summarized as follows:

Balance at December 31, 1996           $  4,182,612
New loans and advances                      358,455
Loan payments                            (1,962,231)
Balance at December 31, 1997           $  2,578,836

LINES OF CREDIT

At December 31, 1997, the Bank had available lines of credit totaling $21,906,900 which were unused.

REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) and Tier 1 capital (as defined in the regulations)to risk-weighted assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the Bank believes it is well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

                                                                                   To Be Well Capitalized
                                                           For Capital             Under Prompt Corrective
                                            Actual       Adequacy  Purposes         Action  Provisions
                            Amount          Ratio        Amount      Ratio         Amount           Ratio
                            ------          -----        ------      -----         ------           -----
As of December 31, 1997
Total Capital (to Risk-
  Weighted Assets)         $25,706,412       21.02%   $ 9,425,931      >=8.0%    $11,782,414       >=10.0%
Tier 1 Capital (to Risk-
  Weighted Assets)          24,466,224       20.77%     4,712,966      >=4.0%      7,069,448       >= 6.0%
Tier 1 Capital (to
  Average Assets)           24,466,224       11.11%     8,810,187      >=4.0%     11,012,733       >= 5.0%

As of December 31, 1996
Total Capital (to Risk-
  Weighted Assets)         $26,273,825       23.98%   $ 8,765,774      >=8.0%    $10,957,217       >=10.0%
Tier 1 Capital (to Risk-
  Weighted Assets)          25,003,027       22.82%     4,382,887      >=4.0%      6,574,330       >= 6.0%
Tier 1 Capital (to
  Average Assets)           25,003,027       11.46%     8,724,279      >=4.0%     10,905,250       >= 5.0%

PARENT COMPANY FINANCIAL INFORMATION

Condensed   financial   statement   information  of  Cortland  First   Financial
Corporation is as follows:

Balance Sheet                  Dec. 31, 1997    Dec. 31, 1996
                               -------------    -------------
Assets
Investment in subsidiary bank   $ 24,939,766    $ 25,375,097
Cash                                  41,950           2,698
Other assets                          25,000            --
Total Assets                    $ 25,006,716    $ 25,377,795

Shareholders' Equity
Common Stock                    $  3,360,067    $  3,360,067
Surplus                            3,360,000       3,360,000
Undivided profits                 18,811,853      18,282,960
Unrealized net gains on
  investment securities              540,492         374,768
Treasury stock                    (1,065,696)           --
Total Shareholders' Equity      $ 25,006,716    $ 25,377,795


Statement of Income Year ended
                                    Dec. 31, 1997  Dec. 31, 1996   Dec. 31, 1995
                                    -------------  -------------   -------------
Dividend income from
  subsidiary bank                    $ 3,276,205    $ 1,071,280    $   903,600
Operating expenses                       (55,834)       (68,745)       (32,530)
                                       3,220,371      1,002,535        871,070
Equity in undistributed
income of subsidiary                    (601,055)     1,843,627      1,861,798
Net Income                           $ 2,619,316    $ 2,846,162    $ 2,732,868

Statement of Cash Flows Year Ended
                                     Dec. 31, 1997  Dec. 31, 1996  Dec. 31, 1995
                                     -------------  -------------  -------------
Operating Activities:
Net Income                           $ 2,619,316    $ 2,846,162    $ 2,732,868
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
Equity in undistributed
 net income of
 subsidiary                             (601,055)    (1,843,627)    (1,861,798)
Increase in other assets                 (25,000)          --             --
Net Cash Provided by
 Operating Activities                  3,195,371      1,002,535        871,070

Financing Activities:
Treasury stock purchased              (1,119,057)          --             --
Cash dividends paid                   (2,099,100)    (1,001,280)      (873,600)
Treasury stock sold                       62,038           --             --
Net Cash Used by
 Financing Activities                 (3,156,119)    (1,001,280)      (873,600)
Increase (Decrease) in
  Cash and Cash
  Equivalents                             39,252          1,255         (2,530)

Cash and Cash Equivalents
  at Beginning of year                     2,698          1,443          3,973
Cash and Cash Equivalents
  at End of Year                     $    41,950    $     2,698          1,443

REPORT OF INDEPENDENT AUDITORS
Board of Directors and Shareholders
Cortland First Financial Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Cortland First Financial Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cortland First Financial Corporation and Subsidiary at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND, LLP
Syracuse, New York
January 16, 1998

                      CORTLAND FIRST FINANCIAL CORPORATION
                      Condensed Consolidated Balance Sheets
                                 (000's Omitted)

                                                                    December 31,
                                                      June 30, 1998    1997
                                                       (Unaudited)    (Note)
ASSETS
     Cash and Due From Banks                            $  12,771    $  10,139
     Federal Funds Sold                                    11,300        1,100
                                                        ---------    ---------
       Total Cash and Cash Equivalents                     24,071       11,239
     Investment Securities
       Held to Maturity                                     2,408        2,435
       Available for Sale                                  85,869       85,821
                                                        ---------    ---------
         Total Investment Securities
       (Fair Value 88,316 & 88,301, respectively)          88,277       88,256
     Loans (Net of Unearned Discount of
       (2,663 & 3,072)                                    114,995      113,173
     Allowance for Possible Loan Losses                    (1,268)      (1,240)
                                                        ---------    ---------
     Net Loans                                            113,727      111,933

     Bank Premises, Furniture, and Equipment                3,345        3,516
     Other Real Estate                                        275          275
     Other Assets                                           3,871        4,150
                                                        ---------    ---------
       TOTAL ASSETS                                     $ 233,566    $ 219,369
                                                        =========    =========

LIABILITIES
     Non-Interest Bearing Deposits                      $  27,639       24,509
     Interest Bearing Deposits                            178,317      167,701
                                                        ---------    ---------
           Total Deposits                                 205,956      192,210
     Accrued Int, Taxes, & Other Liabilities                1,199        1,271
     Accrued Post-Retirement Benefits                         928          882
                                                        ---------    ---------

       TOTAL LIABILITIES                                  208,083      194,363

SHAREHOLDERS' EQUITY
     Common Stock (par value $1.6667)
       2,016,000 shares issued;
       1,969,776 shares outstanding                         3,360        3,360
     Surplus                                                3,360        3,360
     Undivided Profits                                     19,383       18,812
     Accumulated other comprehensive income                   446          540
     Treasury Stock, at cost; 46,224 shares                (1,066)      (1,066)
                                                        ---------    ---------

       TOTAL SHAREHOLDERS' EQUITY                          25,483       25,006

       TOTAL LIABILITIES & SHAREHOLDERS' EQUITY         $ 233,566    $ 219,369
                                                        =========    =========

The accompanying notes are an integral part of the financial statements.

                                       CORTLAND FIRST FINANCIAL CORPORATION
                                    Condensed Consolidated Statements of Income
                                                  (000's Omitted)
                                                    (Unaudited)

                                            Three Months Ended          Six Months Ended
                                                  June 30,                  June 30,
                                             1998         1997         1998         1997
Interest Income:
   Interest & fees on loans            $    2,630   $    2,578   $    5,148   $    5,119
   Interest on investment securities        1,220        1,412        2,497        2,687
   Interest on Federal Funds sold             100           78          191          182
                                       ----------   ----------   ----------   ----------

         TOTAL INTEREST INCOME         $    3,950   $    4,068   $    7,836   $    7,988

Interest Expense:
   Interest on deposits                     1,621        1,675        3,235        3,259
                                       ----------   ----------   ----------   ----------

         NET INTEREST INCOME           $    2,329   $    2,393   $    4,601   $    4,729

Provision for loan losses                      50          105          125          180
                                       ----------   ----------   ----------   ----------

         INTEREST INCOME AFTER PROV
            FOR LOSSES                 $    2,279   $    2,288   $    4,476   $    4,549

Other Income                                  431          369          870          764
                                       ----------   ----------   ----------   ----------

         TOTAL OPERATING INCOME        $    2,710   $    2,657   $    5,346   $    5,313

Non-interest expenses                       1,974        1,802        3,857        3,573
                                       ----------   ----------   ----------   ----------

         INCOME BEFORE INC TAXES       $      736   $      855   $    1,489   $    1,740

Income Taxes                                  180          238          366          464
                                       ----------   ----------   ----------   ----------

         NET INCOME                    $      556   $      617   $    1,123   $    1,276
                                       ==========   ==========   ==========   ==========

Net Income per Common Share            $      .28   $      .31   $      .57   $      .63
                                       ==========   ==========   ==========   ==========
Weighted average shares
  outstanding                           1,969,776    2,016,000    1,969,776    2,016,000

The accompanying notes are an integral part of the financial statements.

                      CORTLAND FIRST FINANCIAL CORPORATION

           Consolidated Statements of Changes in Stockholders' Equity
                                 (000's Omitted)
                                   (Unaudited)

                                                                                     Accumulated
                                                                                        Other
Six Months Ended                             Common                      Undivided   Comprehensive                      Treasury
June 30, 1998 and 1997                       Stock        Surplus         Profits       Income          Stock            Total
----------------------                      -------        -------        -------       -------       ----------        -------
Balance at December 31, 1996                $ 3,360        $ 3,360        $18,283       $   375             --          $25,378

  Net Income                                                                1,276                                         1,276

  Cash Dividend Declared                                                     (564)                                         (564)

  Net Unrealized Gains on
    Securities                                                                             (171)                           (171)
                                            -------        -------        -------       -------       ----------        -------

Balance at June 30, 1997                    $ 3,360        $ 3,360        $18,995       $   204             --          $25,919
                                            =======        =======        =======       =======       ==========        =======


Balance at December 31, 1997                $ 3,360        $ 3,360        $18,812       $   540       $   (1,066)       $25,006

  Net Income                                                                1,123                                         1,123

  Cash Dividend Declared                                                     (552)                                         (552)

  Net Unrealized Gains on
    Securities                                                                              (94)                            (94)
                                            -------        -------        -------       -------       ----------        -------

Balance at June 30, 1998                    $ 3,360        $ 3,360        $19,383       $   446       $   (1,066)       $25,483
                                            =======        =======        =======       =======       ==========        =======

The accompanying notes are an integral part of the financial statements.

                      CORTLAND FIRST FINANCIAL CORPORATION

                 Consolidated Statements of Comprehensive Income
                                 (000's Omitted)
                                   (Unaudited)


                                    Three Months Ended       Six Months Ended
                                         June 30,                 June 30,
                                    1998         1997        1998         1997

Net Income                        $   556      $   617     $ 1,123      $ 1,276

Other Comprehensive Income
  net of taxes:  Unrealized net
  gain (loss) on securities           (95)         378         (94)        (171)
                                  -------      -------     -------      -------

Comprehensive Income              $   461      $   995     $ 1,029      $ 1,105
                                  =======      =======     =======      =======

The accompanying notes are an integral part of the financial statements.

                      CORTLAND FIRST FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flow
                                 (000's OMITTED)
                                   (Unaudited)

                                                                      Six Months Ended June 30,
                                                                         1998          1997
OPERATING ACTIVITIES
         Net Income                                                    $  1,123      $  1,267
Adjustments to reconcile net income to net cash provided
   by operating activities:
         Provision for loan losses                                          125           180
         Provision for depreciation                                         218           222
         Provision (Benefit) for deferred income taxes                       64           (64)
         Amortization of investment security premiums, net                  114           153
         Decrease in interest receivable                                    (69)         (107)
         Decrease (Increase) in other assets                                347          (159)
         Decrease in interest payable                                        (1)           (8)
         (Decrease) Increase in other liabilities                           (24)          187
         Loss on disposal of fixed assets                                    --             3
                                                                       --------      --------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES               1,897         1,683

INVESTING ACTIVITIES
         Proceeds from maturities of investment securities               14,813        10,570
         Purchase of investment securities                              (15,106)      (20,652)
         Net (increase) decrease in loans                                (1,919)          429
         Purchase of premises and equipment, net                            (47)         (449)
                                                                       --------      --------
                  NET CASH USED BY INVESTING ACTIVITIES                  (2,259)      (10,102)

FINANCING ACTIVITIES
         Net increase in demand deposits, NOW & savings                  14,409         4,143
         Net (decrease) increase of certificates of deposits               (663)        1,451
         Cash dividends                                                    (552)         (564)
                                                                       --------      --------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES              13,194         5,030
                  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       12,832        (3,389)

         Cash and cash equivalents at beginning of year                  11,239        15,400
                                                                       --------      --------
                  CASH AND CASH EQUIVALENTS AT END OF PERIOD           $ 24,071      $ 12,011
                                                                       ========      ========

Supplemental disclosures of cash flow information:

Cash paid during the period for:
                  Interest on deposits and short term borrowings       $  3,236      $  3,267
                  Income taxes                                              325           514

Non Cash Investing Activities:
         Change in net unrealized losses on investment securities          (158)         (285)

The accompanying notes are an integral part of the financial statements.

CORTLAND FIRST FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. The foregoing financial statements are unaudited; however, in the opinion of Management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial statements have been included. A summary of the Corporation's significant accounting policies is set forth in Note 1 to the Consolidated Financial Statements in the Corporation's Annual Report to Shareholders on Form 10-K, for the year ended December 31, 1997. The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date.

B. On July 13, 1998 the Company announced that they had agreed to merge with Oneida Valley Bancshares, Inc. to create an independent bank holding company named Alliance Financial Corporation to serve the community banking market of Central New York State. The Bank and Oneida Valley National Bank will also merge, taking the name Alliance Bank, N.A. The merger is expected to close in the fourth quarter of 1998, subject to the approval of the shareholders of both companies, as well as regulatory approvals. The combined market will cover the Central New York region and will allow the new company to offer its customers enhanced products and services through its 16 branches located in Cortland, Broome, Madison, Onondaga, and Oneida Counties.

C. Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." This pronouncement requires the Bank to report the effects of unrealized investment holding gains or losses on comprehensive income.

D. In June of 1998, the Financial Accounting Standards Account Board (FASB) issued FAS No. 133. This statement requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal year beginning after June 30, 1999. Since the Company does not have any derivative instruments or hedges, management believes there will be no effect on the Company.

E.   Investment Securities

                                                     June 30, 1998
                                                    (000's Omitted)
                                         Available for Sale     Held to Maturity
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies                   $32,669              $   999
Obligations of State & Political
  subdivisions                                 29,810                1,409
Other debt securities                           3,961                    0
Mortgage backed securities                     19,429                    0
                                              -------              -------
         TOTAL INVESTMENT SECURITIES          $85,869              $ 2,408
                                              =======              =======

                                                  December 31, 1997
                                                   (000's Omitted)
                                        Available for Sale     Held to Maturity
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies                   $35,750              $   999
Obligations of State & Political
  subdivisions                                 28,274                1,436
Other debt securities                             865                    0
Mortgage backed securities                     20,932                    0
                                              -------              -------
         TOTAL INVESTMENT SECURITIES          $85,821              $ 2,435
                                              =======              =======

F.   Allowance for Possible Loan Loss

                                             June 30, 1998     June 30, 1997
                                                      (000's Omitted)
Balance at January 1                             $ 1,240         $ 1,271
Provision for the period                             125             180
Recoveries on loans                                   37              43
                                                 -------         -------
  Sub Total                                        1,402           1,494
Less loans charged off                              (134)           (272)
                                                 -------         -------
Balance at June 30,                              $ 1,268         $ 1,222
                                                 =======         =======

     The appropriateness of the allowance for loan losses is determined by quarterly detailed review of the loan portfolio.

1997 CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

                  ONEIDA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CONDITION
                           December 31, 1997 and 1996
                             (Thousands of Dollars)


                                                            1997         1996
ASSETS
Cash and cash equivalents
  Cash and due from banks                                   $9,750      $10,956
  Federal funds sold                                             0        1,800
                                                         -----------------------
Total cash and cash equivalents                              9,750       12,756
Investment securities                                       63,745       61,127
Loans                                                      137,621      130,031
  Less: Allowance for possible loan losses                   1,717        1,754
  Less: Unearned income                                         15           35
                                                         -----------------------
     Net loans                                             135,889      128,242
Bank premises and equipment                                  5,192        4,607
Other assets                                                 2,923        2,506
                                                         -----------------------
     TOTAL ASSETS                                         $217,499     $209,238
                                                         =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-Interest Bearing                                   $28,649      $30,048
    Interest Bearing                                       157,068      150,702
                                                         -----------------------
    Total deposits                                         185,717      180,750
  Short-term borrowings                                      4,008          839
  Accrued taxes and other liabilities                        3,031        2,850
                                                         -----------------------
    Total liabilities                                      192,756      184,439
                                                         -----------------------
Stockholders' equity
  Common stock, par value $2.50 per share;
  2,000,000 shares authorized, 964,740 issued                2,412        2,412
Surplus                                                      2,412        2,412
Undivided profits                                           22,003       20,589
Unrealized holding gain (loss) on securities, net               66          (88)
Treasury stock, at cost: 59,461 and 15,000 shares           (2,150)        (526)
                                                         -----------------------
Total stockholders' equity                                  24,743       24,799
                                                         -----------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $217,499     $209,238
                                                         =======================


The accompanying notes are an integral part of the consolidated financial statements.

1997 CONSOLIDATED FINANCIAL STATEMENTS AND NOTES (Con't)

                         ONEIDA VALLEY BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996, and 1995
                             (Thousands of Dollars)

                                                         1997        1996     1995
INTEREST INCOME
Interest and fees on loans                               $11,845   $11,338   $10,961
Interest and dividends on investment securities:
   U.S. government agency obligations                      2,960     3,059     3,221
   State and municipal obligations                           403       424       394
   Other                                                     373       362       413
Interest on federal funds sold and balances with banks       225       201       236
                                                        ----------------------------
   Total interest income                                  15,806    15,384    15,225
                                                        ----------------------------
INTEREST EXPENSE Interest on deposits:
   Regular savings, NOW, money market                      2,288     2,148     2,419
   Time deposits                                           4,090     3,784     3,632
Interest on short term borrowings                             75        42       114
                                                        ----------------------------
   Total interest expense                                  6,453     5,974     6,165
                                                        ----------------------------
   Net interest income                                     9,353     9,410     9,060

PROVISION FOR POSSIBLE LOAN LOSSES                           235       350       175
                                                        ----------------------------
   Net interest income after provision for possible
   loan losses                                             9,118     9,060     8,885
                                                        ----------------------------
OTHER OPERATING INCOME
Trust Department income                                      353       300       251
Service charges on deposit accounts                          861       793       753
Computer service                                             244       239       202
Other                                                        631       532       516
                                                        ----------------------------
   Total other operating income                            2,089     1,864     1,722
                                                        ----------------------------
OTHER OPERATING EXPENSE
Salaries and employee benefits                             4,297     4,070     3,848
Net occupancy expense of bank premises                       585       544       523
Furniture and equipment expense                              528       620       595
Printing stationery and supplies                             192       212       208
FDIC insurance expense                                        28         2       202
Other                                                      1,763     1,662     1,505
                                                        ----------------------------
   Total other operating expense                           7,393     7,110     6,881
                                                        ----------------------------
   Income before income taxes                              3,814     3,814     3,726
APPLICABLE INCOME TAXES                                    1,300     1,306     1,321
                                                        ----------------------------
   NET INCOME                                             $2,514    $2,508    $2,405
                                                        ============================
BASIC EARNINGS PER COMMON SHARE                            $2.72     $2.63     $2.49


The accompanying notes are an integral part of the consolidated financial statements.

1997 CONSOLIDATED FINANCIAL STATEMENTS AND NOTES (Con't)

                         ONEIDA VALLEY BANCSHARES, INC.
                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996, and 1995
                             (Thousands of Dollars)


                                                                               Unrealized holding    Treasury
                                            Common    Surplus    Undivided       Gain (loss) on      Stock At    Total
                                            Stock                 Profits        Securities, net      Cost
                                          -----------------------------------------------------------------------------
Balance at December 31, 1994                $2,412     $2,412      $17,802            ($1,585)                 $21,041
  Net income - 1995                                                  2,405                                       2,405
  Dividends ($1.08 per share)                                       (1,042)                                     (1,042)
  Changes in unrealized holding
  gain (loss) on securities, net                                                        1,484                    1,484
                                          -----------------------------------------------------------------------------
Balance at December 31, 1995                $2,412     $2,412      $19,165              ($101)                 $23,888

  Net income - 1996                                                  2,508                                       2,508
  Dividends ($1.14 per share)                                       (1,084)                                     (1,084)
  Changes in unrealized holding
  gain on securities, net                                                                  13                       13
  Treasury stock transactions
    15,000 shares                                                                                    (526)        (526)
                                          -----------------------------------------------------------------------------
Balance at December 31, 1996                $2,412     $2,412      $20,589               ($88)      ($526)     $24,799

  Net income - 1997                                                  2,514                                       2,514
  Dividends ($1.20 per share)                                       (1,100)                                     (1,100)
  Changes in unrealized holding
  gain on securities, net                                                                 154                      154
  Treasury stock transactions
    44,461 shares                                                                                  (1,624)      (1,624)
                                          -----------------------------------------------------------------------------
Balance at December 31, 1997                $2,412     $2,412      $22,003                $66     ($2,150)     $24,743
                                          =============================================================================


The accompanying notes are an integral part of the consolidated financial statements.

1997 CONSOLIDATED FINANCIAL STATEMENTS AND NOTES (Con't)

                         ONEIDA VALLEY BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996, and 1995
                             (Thousands of Dollars)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               1997              1996              1995
Cash flows from operating activities:
Net income                                                                    $2,514            $2,508            $2,405
Adjustments  to reconcile  net income to net cash
 provided  by operating activities:
 Depreciation                                                                    468               460               505
 Provision for possible loan losses                                              235               350               175
 Provision for deferred taxes                                                    (50)                9                57
 Loss on sale of securities                                                        0                 4                (6)
 Amortization of bond premium, net                                                32                (3)               23
Changes in other assets and liabilities:                                        (245)              452               (86)
                                                                           ----------------------------------------------
Net cash provided by operating activities                                      2,954             3,780             3,073
                                                                           ----------------------------------------------
Cash flows from investing activities:
 Proceeds from investment activities                                          18,705            13,692            16,593
 Purchase of investment securities                                           (21,122)           (7,905)          (15,170)
 Net increase in loans                                                        (7,882)           (8,506)           (4,131)
 Capital expenditures                                                         (1,053)             (736)             (334)
                                                                           ----------------------------------------------
Net cash used in investing activities                                        (11,352)           (3,455)           (3,042)
                                                                           ----------------------------------------------
Cash flows from financing activities:
 Net (decrease) increase in demand deposits                                   (1,399)              688             3,054
 Net increase (decrease) in Regular savings, NOW, Money Market                 2,613            (4,877)          (10,204)
 Net increase in Certificates of deposit                                       3,753             3,009            12,892
 Net increase (decrease) in short term borrowings                              3,169               314              (581)
 Purchases of treasury stock                                                  (1,624)             (526)                0
 Dividends paid                                                               (1,120)           (1,062)           (1,042)
                                                                           ----------------------------------------------
Net cash provided by (used in) financing activities                            5,392            (2,454)            4,119
                                                                           ----------------------------------------------
Net (decrease) increase in cash and cash equivalents                          (3,006)           (2,129)            4,150
Cash and cash equivalents at beginning of year                                12,756            14,885            10,735
                                                                           ----------------------------------------------
Cash and cash equivalents at end of year                                      $9,750           $12,756           $14,885
                                                                           ==============================================
Supplemental  disclosures  of cash flow  information:
  Cash paid during the year for:
  Interest                                                                    $6,333            $6,306            $6,050
  Income taxes                                                                $1,330            $1,229            $1,226
  Non-cash investing activity:
   Unrealized gains on investment securities, net                               $233               $20            $2,248
  Non-cash financing activity:
   Dividends declared and unpaid                                                $407              $427              $405

Included in proceeds from investment securities is $10,106, $9,931, and $7,678 of proceeds resulting from maturities and principal payments of securities designated as held to maturity for 1997, 1996, and 1995, respectively. Investment securities purchased includes $3,481, $3,223, and $11,512 for purchases of held-to-maturity securities for 1997, 1996, and 1995, respectively.


The accompanying notes are an integral part of the consolidated financial statements.

                  ONEIDA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Thousands of Dollars)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations

     Oneida Valley Bancshares, Inc. (the Company) is a one-bank holding company whose only subsidiary and operating entity, Oneida Valley National Bank (the Bank), delivers commercial banking services from nine branches in Madison, Oneida, and Onondaga counties.

     Basis of Presentation

     The consolidated financial statements of the Oneida Valley Bancshares, Inc. and subsidiary, The Oneida Valley National Bank, conform to generally accepted accounting principles and general banking practices prescribed by the Comptroller of the Currency. The following is a summary of the more significant policies.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary after elimination of inter-company accounts and transactions.

     Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values of Financial Instruments

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments and in determining the unrealized holding gain or loss on securities:

     Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and short term instruments approximate those assets' fair values.

     Investment Securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for all other loans is estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates its fair value.

     Deposit Liabilities: The fair values disclosed for non-interest bearing accounts, and accounts with no stated maturity date, are by definition equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

     Short-term borrowings: The carrying amounts of short-term borrowings approximate their fair values.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Investment Securities

     The Company classifies investment securities as held-to-maturity or available-for-sale. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Investment securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair value, with net unrealized holding gains and losses reflected as a separate component of stockholders' equity, net of the applicable income tax effect. None of the Company's investment securities have been classified as trading securities.

     Gains and losses on investment securities are based on the specific identification method.

     Loans

     Loans are reported at their principal outstanding balance net of charge-offs and unearned income. Interest income is generally recognized when income is earned using the interest method. Loan origination fees and certain loan origination costs are deferred and the net amounts are amortized as adjustments of the loans' yields.

     Allowance for Credit Losses

     The adequacy for the allowance for possible loan losses is periodically evaluated by the Company in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Company's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rats and the condition of the national and local economies are also considered.

     A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principle or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on fair value of the collateral.

     Income Recognition on Impaired and Nonaccrual Loans

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity of payment of principal or interest for a period of more than 90 days unless they are well secured and are in the process of collection. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding.

     Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation computed principally using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to operating expenses as incurred. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired and any resulting gain or loss is included in the determination of income.

     Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (Accounting for Income Taxes). FAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Earnings Per Share

     Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding throughout each year (925,930, 952,919, and 964,740 for 1997, 1996, and 1995, respectively).

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" in 1997, which had no affect on quarterly or annual earnings as previously reported.

     Retirement Benefit Plans

     The Company has contributory and non-contributory benefit plans covering substantially all employees. The majority of the employees are covered by a defined benefit plan, with benefits based upon an employee's years of service and average final salary.

     Additionally, the Company provides certain medical and life insurance postretirement benefits.

     New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Accounting Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" effective 1998. This statement will require the Company to report comprehensive income. Comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement requires companies to disclose financial and descriptive information about its reportable business segments. Management believes the Company only operates in one segment, which is the banking segment. Therefore, disclosures required under this pronouncement will not affect the financial statements of the Company.

2.   INVESTMENT SECURITIES

     As discussed in Note 1, the amortized cost and approximate fair value of investment securities at December 31, 1997, and 1996 are as follows:

                                                 Amortized         Gross           Gross        Estimated      Carrying
                                                   Cost          Unrealized     Unrealized      Fair Value       Value
                       1997                                        Gains          Losses
                                                 ----------------------------------------------------------------------
     AVAILABLE FOR SALE
     U.S. Treasury and other U.S.
       government agencies                        $10,934             $26            $16         $10,944        $10,944
     Mortgage-backed securities                    24,693             193            111          24,775         24,775
     States and political subdivisions                446               0              0             446            446
     Other securities                               1,571               8              0           1,579          1,579
                                                 ----------------------------------------------------------------------
          Total                                    37,644             227            127          37,744         37,744
                                                 ----------------------------------------------------------------------
     HELD TO MATURITY
     U.S. Treasury and other U.S.
       government agencies                          9,029              53             10           9,072          9,029
     Mortgage-backed securities                     6,070              53             19           6,104          6,070
     States and political subdivisions              8,386             190              0           8,576          8,386
     Other securities                               2,516              25              3           2,538          2,516
                                                 ----------------------------------------------------------------------
          Total                                    26,001             321             32          26,290         26,001
                                                 ----------------------------------------------------------------------
     Total investment securities                  $63,645            $548           $159         $64,034        $63,745
                                                 ======================================================================
                       1996
     AVAILABLE FOR SALE
     U.S. Treasury and other U.S.
       government agencies                         $9,660             $26            $38          $9,648         $9,648
     Mortgage-backed securities                    22,737             132            275          22,612         22,612
     Other securities                               1,563               4              0           1,567          1,567
                                                 ----------------------------------------------------------------------
          Total                                    33,960             162            295          33,827         33,827
                                                 ----------------------------------------------------------------------
     HELD TO MATURITY
     U.S. Treasury and other U.S.
       government agencies                         10,074              31             37          10,068         10,074
     Mortgage-backed securities                     6,296              52             69           6,279          6,296
     States and political subdivisions              8,983             135             26           9,092          8,983
     Other securities                               1,947               3             15           1,935          1,947
                                                 ----------------------------------------------------------------------
          Total                                    27,300             221            147          27,374         27,300
                                                 ----------------------------------------------------------------------
     Total investment securities                  $61,260            $383           $442         $61,201        $61,127
                                                 ======================================================================

     The carrying value and estimated market value of debt securities at December 31, 1997, by contractual maturity are shown below. The maturities of mortgage-backed securities are based on the average life of the security. All other expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Available for sale                  Held to maturity

                                                 Amortized        Estimated         Amortized       Estimated
                                                    Cost          Fair Value           Cost         Fair Value
     Due in one year or less                        $8,815           $8,810            $2,548           $2,554
     Due after one year through five years          21,069           21,151            20,037           20,237
     Due after five years through ten years          5,986            6,063             3,281            3,364
     Due after ten years                             1,774            1,720               135              135
                                                --------------------------------------------------------------
          Total investment securities              $37,644          $37,744           $26,001          $26,290
                                                 --------------------------------------------------------------

     At December 31, 1997, and 1996, investment securities carried at $47,544 and $47,616, respectively, were pledged as collateral for certain deposits and other purposes as required or permitted by law. Included in States and political subdivisions at December 31, 1997 and 1996 are $1,397 and $357, respectively, of securities of New York State and its agencies.

3.   LOANS

     Major classifications of loans at December 31, are as follows:


                                                      1997               1996

     Commercial, financial and agricultural          $35,985           $29,976
     Real estate mortgage fixed rate                  48,953            50,167
     Real estate mortgage variable rate               15,891            16,011
     Consumer                                         35,668            32,713
     Credit card                                       1,124             1,164
                                                    --------------------------
     Total                                           137,621           130,031
                                                    --------------------------
     Less: Allowance for possible loan losses          1,717            1,754
     Less: Unearned income                                15              35
                                                    --------------------------
        Net loans                                   $135,889         $128,242
                                                    ==========================

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid balances of mortgage loans serviced for others was $7,637 and $4,700 at December 31, 1997 and 1996, respectively.

     PAST DUE AND NONACCRUAL LOANS

     Loans past due 90 days or more and nonaccrual loans consisted of the following at December 31:


                                                        1997          1996
     Loans past due 90 days or more

     Commercial, financial and agricultural            $479          $150
     Real estate mortgage                               419           216
     Consumer                                           200           157
     Credit card                                          6            11
                                                     --------------------
       Total                                          1,104           534
                                                     --------------------

     Nonaccrual loans

     Commercial, financial and agricultural             137           102
     Real estate mortgage                               119           136
     Consumer                                            37            67
     Credit card                                          0             0
                                                     --------------------
       Total                                            293           305
                                                     --------------------
          Total past due and nonaccrual loans        $1,397          $839
                                                     ====================

4.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Changes in the Allowance for Possible Loan Losses for the years ended December 31 are presented in the following summary:

                                                1997        1996         1995
                                             ----------------------------------
      Balance at beginning of year            $1,754       $1,691       $1,610
      Recoveries credited                         57           54           56
      Provision for possible loan losses         235          350          175
      Loans charged-off                         (329)        (341)        (150)
                                             ----------------------------------
         Balance at end of year                1,717        1,754        1,691
                                             ==================================

     For the years ended December 31, 1997, and 1996, the average recorded investment in impaired loans did not exceed $500 and $250, respectively. None of these loans had a specific valuation allowance recorded. The Company recognized no interest income on impaired loans during 1997 and 1996.

5.   LOANS TO RELATED PARTIES

     At December 31, the subsidiary Bank had loans to directors and executive officers of the Company and its subsidiary, and to entities in which they owned or controlled 10% or more of the voting stock as follows:


                                               1997    1996
                                             ---------------

     Balance at beginning of year              $829     $935
     New loans and advances                     259       72
     Loan payments                             (264)    (178)
                                             ---------------
         Balance at end of year                $824     $829
                                             ===============

6.   BANK PREMISES

     Bank premises and equipment at December 31, consist of the following:


                                                   1997          1996
                                                ----------------------

     Land                                          $386           $386
     Premises                                     4,802          4,558
     Equipment                                    4,602          3,793
                                                ----------------------
                                                  9,790          8,737
     Less: Accumulated depreciation               4,598          4,130
                                                ----------------------
        Balance at end of year                   $5,192         $4,607
                                                ======================

     Depreciation expense was $468 and $460 for 1997 and 1996.

7.   DEPOSITS

     The carrying amounts of deposits consisted of the following at December 31:

                                                  1997              1996

     Non-interest bearing checking              $28,649           $30,048
     Interest bearing checking                   22,108            19,638
     Savings accounts                            35,947            39,558
     Money market accounts                       20,949            17,195
     Time certificates of deposit                78,064            74,311
                                              ---------------------------
        Total deposits                         $185,717          $180,750
                                              ===========================

     The following table indicates the maturities of the Company's time deposits at December 31:

                                                  1997              1996

     Due in one year                            $61,150           $52,508
     Due in two years                             9,060            13,824
     Due in three years                           6,559             4,422
     Due in four years                              825             2,675
     Due in five years or more                      470               882
                                               --------------------------
                                                $78,064           $74,311
                                               ==========================

     Total time deposits in excess of $100 thousand as of December 31, 1997 and 1996 were $27,259 and $26,820, respectively.

8.   BORROWINGS

     The following is a summary of borrowings at December 31:

                                                                          1997                               1996
                                                             Amount    Rate     Original       Amount      Rate   Original
                                                                                 Term                               Term
     Short-term borrowings:
     Treasury Tax and Loan                                   $1,108    5.20%      Demand           $839    6.00%   Demand
     Federal Home Loan Bank advances                          1,000    5.87%    Six months           0
     Securities sold under repurchase agreements              1,000    5.88%     One year            0
     Federal funds purchased                                    900    6.63%     Overnight           0
                                                         ----------                         ----------
                                                             $4,008                               $839
                                                         ==========                         ==========

     Information related to short-term borrowings at December 31 is as follows:

                                                             1997     1996
     Maximum outstanding at any month end                   $4,008   $1,307
     Average amount outstanding during the year             $1,377     $951
     Average interest rate during the year                   5.47%    4.42%

     Average amounts outstanding and average interest rates are computed using monthly averages.

     At December 31, 1997 and 1996, the Bank had available a line of credit with the Federal Home Loan Bank of New York of $10,600 and $10,000, respectively, $1,900 and $0 of which was outstanding as of December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, the Bank also had available a $2,500 line of credit with another financial institution which was unused.

9.   INCOME TAXES

     The provision for income taxes for the years ended December 31 is comprised of the following:

                                                        1997      1996       1995
                                                      ----------------------------
     Current portion:
       Federal                                          $1,011    $1,019      $967
       State                                               278       278       297
                                                      ----------------------------
     Total current                                       1,289     1,297     1,264
     Deferred portion                                       11         9        57
                                                      ----------------------------
     Total consolidated provision for income taxes      $1,300    $1,306    $1,321
                                                      ============================

     A reconciliation of the statutory rate to the effective income tax rate for the years ended December 31 is as follows:

                                                    1997       1996       1995
                                                   ----------------------------
     Statutory federal income tax rate
     Variances from statutory rate:                  34%        34%        34%
       State income tax
         net of federal tax benefit                   5          5          5
       Tax exempt income                             (5)        (4)        (4)
                                                   ----------------------------
         Effective tax rate                          34%        35%        35%
                                                   ============================

     Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                               Deferred tax
                                                            Assets (liabilities)

                                                               1997      1996
                                                            -------------------

     Allowance for possible loan losses                        $491       $503
     Benefit plans                                              360        317
     Accretion                                                  (30)       (38)
     Depreciation                                              (162)      (154)
     Unrealized (gain) loss on securities, net                  (34)        45
     Other, net                                                  15         17
                                                            -------------------
     Total deferred taxes net, included in other assets        $640       $690
                                                            ===================

10.  RETIREMENT PLANS

     The Company, through its Bank subsidiary, is a participant in the New York State Bankers Retirement System. Substantially, all full-time employees who meet minimum service requirements are covered.

     The following table sets forth the plan's funded status and amounts recognized in the Company's Statement of Financial Condition at December 31:

                                                                                         1997             1996
                                                                                    -----------------------------
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including
         vested benefits of $3,229 and $3,084                                           ($3,244)         ($3,101)
                                                                                    -----------------------------
     Projected benefit obligation for service
       rendered to date                                                                 ($4,090)         ($4,169)
     Plan assets at fair value, primarily listed
       stocks and U.S. bonds                                                               6,167            5,127
                                                                                    -----------------------------
     Excess of plan assets over
       projected plan benefit obligation                                                   2,077              958
     Unrecognized net loss from past experience
       different from that assumed and effects of
       changes in assumptions                                                            (1,140)             (22)
     Prior service cost not yet recognized in net
       periodic pension cost, being recognized over
       18 years                                                                             (70)             (78)
     Unrecognized net asset at January 1,
       being recognized over 18 years                                                      (304)            (348)
                                                                                    -----------------------------
     Prepaid pension cost included in other assets                                          $563             $510
                                                                                    ==============================
     Net pension cost included the following components:                  1997              1996             1995
                                                                        -----------------------------------------
       Service cost-benefits earned during the period                     $236              $228             $199
       Interest cost on projected benefit obligation                       325               308              286
       Actual return on plan assets                                      (426)             (393)            (343)
       Net amortization and deferral                                      (82)              (53)             (38)
                                                                        -----------------------------------------
     Net periodic pension expense                                          $53               $90             $104
                                                                        =========================================

     The weighted-average discount rate and rate of increase in future compensation levels used in 1997 and 1996 in determining the actuarial present value of the projected benefit obligation were 8.0%, and 4.0% in 1997, and 8.0% and 5.0% in 1996. The expected long-term rate of return on assets was 8.5% for 1997 and 1996.

     The actuarial present value of accumulated plan benefits represents the liability of the pension plan at the plan year-end. Net assets available for benefits includes funds anticipated to be necessary to provide for future increases in earnings between the plan year-end and the normal retirement date of participants. The plan is funded on the expected level of benefits at retirement, whereas the present value is only a snapshot at a point in time.

     The Company has a deferred profit sharing/401(k) plan. Contributions to the deferred profit sharing plan are determined semi-annually by the Board of Directors. Contributions by the Company to the 401(k) and profit sharing trust, including payments directly to employees, were $317 and $343 in 1997 and 1996, respectively.

11.  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides post-retirement medical and life insurance benefit plans covering substantially all employees. Medical benefits are provided to retirees and their dependents and supplements coverage provided by Medicare. The life insurance plan is non-contributory and is provided in a fixed amount based on the level of compensation at retirement. The Company pays health premiums for retirees based on a fixed percentage up to a predetermined level.

     The following table sets forth the status of the Company's post-retirement plans, which are unfunded, at December 31:

     Accumulated Post-retirement Benefit Obligation (APBO):

                                                                                            1997             1996
                                                                                      ---------------------------
     Retirees                                                                               $551             $495
     Active plan participants fully eligible                                                  30               63
     Other active plan participants not yet fully eligible                                   342              336
                                                                                      ---------------------------
       Total APBO                                                                            923              894
     Unrecognized prior service cost                                                         121              135
     Unrecognized net loss                                                                  (68)             (53)
                                                                                      ---------------------------
     Accrued post-retirement benefit obligation                                             $976             $976
                                                                                      ===========================
     Net periodic post-retirement benefit cost
     included the following components:                                   1997              1996             1995
                                                                         ----------------------------------------
     Service cost-benefits attributed to service during
     the period                                                            $23               $22              $24
     Amortization of unrecognized prior service
     cost (11.8 years)                                                    (14)              (14)             (14)
     Interest cost on accumulated post-retirement
     benefit obligation                                                     62                63               58
                                                                         ----------------------------------------
     Net post-retirement benefit cost                                      $71               $71              $68
                                                                         ========================================

     A 9.5% annual rate of increase in the per capita costs of covered health care benefits was assumed for 1997, gradually decreasing to 5.5% by the year 2005. Increasing the assumed health care cost trend rates by one percentage point would not have a significant impact on the accumulated post-retirement benefit obligation or the aggregate service and interest cost components of the net periodic post-retirement benefit for 1997. A discount rate of 7.0% and 7.5% for 1997 and 1996 was used to determine the accumulated post-retirement benefit obligation.

12.  DIVIDENDS

     The primary source of cash to pay dividends to the Company's shareholders is through dividends from its banking subsidiary. Banking regulations limit the amount of dividends that a bank may pay to its parent company. At December 31, 1997, additional dividends totaling $4,199 could have been paid without prior regulatory approval. There were no loans or advances from the subsidiary Bank to the Company as of December 31, 1997.

13.  COMMITMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist primarily of commitments to extend credit which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of condition. The contract amount of those commitments to extend credit reflects the extent of involvement the Company has in this particular class of financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of the instrument. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                        Contract Amount
     Financial instruments whose contract           1997               1996
     amounts represent credit risk:               -------------------------
       Commitments to extend credit                $19,597           $17,012

     The  fair  value  of  these   commitments   to  extend  credit  is  not
     significantly different than the contract amount.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The Company  evaluates each customer's  creditworthiness  on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include residential real estate and income-producing commercial properties.

     The Company is required to maintain a reserve balance, as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 1997 was $1,281 of which $600 was required to be on deposit with the Federal Reserve Bank of New York. The remaining $681 was represented by cash on hand.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table summarizes the fair value of the Company's financial instruments:

                                                 1997            1997             1996            1996
                                             CARRYING            FAIR         CARRYING            FAIR
                                                VALUE           VALUE            VALUE           VALUE
     Financial assets
     Cash and cash equivalents                 $9,750          $9,750          $12,756         $12,756
     Investment securities                     63,745          64,034           61,127          61,201
     Loans                                    137,606         139,184          129,996         129,650
     Allowance for loan losses                 (1,717)                          (1,754)
                                            ----------------------------------------------------------
     Net loans                                135,889         139,184          128,242         129,650
                                            ----------------------------------------------------------
     Total financial assets                  $209,384        $212,968         $202,125        $203,607
                                            ==========================================================

     Financial liabilities
     Deposits                                $185,717        $185,820         $180,750        $180,902
     Short term borrowings                      4,008           4,008              839             839
                                            ----------------------------------------------------------
     Total financial liabilities             $189,725        $189,828         $181,589        $181,741
                                            ==========================================================

     Please refer to the appropriate footnotes that contain the related disclosures for the above financial instruments.

15.  OTHER OPERATING EXPENSE

     Other expense at December 31 includes:

                                             1997           1996           1995
                                            -----------------------------------
     Outside services                        $685           $529           $518
     Advertising and marketing                214            211            193
     Office supplies                          192            212            208
     Postage and shipping                     133            139            135
     FDIC insurance                            28              2            202
     Other                                    731            783            659
                                           ------------------------------------
     Total other operating expense         $1,983         $1,876         $1,915
                                           ====================================

16.  DISCLOSURES REQUIRED BY THE OFFICE OF THE
     COMPTROLLER OF THE CURRENCY

     This annual report includes all of the information required by the Office of the Comptroller of the Currency for the annual disclosure statement required of national banks. The Office of the Comptroller of the Currency has not verified or confirmed the accuracy of the data presented.

17.  CAPITAL

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all the requirements to which it is subject.

     As of September 30, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized", the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                    To Be Well-
                                                                          For Capital             Capitalized Under
                                                 Actual                    Adequacy              Prompt Corrective
                                                                           Purposes              Action Provisions
     (Thousands of dollars)                Amount       Ratio         Amount        Ratio       Amount        Ratio
     As of December 31, 1997
     Total Capital
       (to Risk Weighted Assets)           26,245        20.9%       10,037          8.0%       12,546        10.0%
     Tier 1 Capital
       (to Risk Weighted Assets)           24,677        19.7%        5,018          4.0%        7,527         6.0%
     Tier 1 Capital
       (to Average Assets)                 24,677        11.3%        8,721          4.0%       10,901         5.0%

     As of December 31, 1996
     Total Capital
       (to Risk Weighted Assets)           26,348        22.7%        9,285          8.0%       11,606        10.0%
     Tier 1 Capital
       (to Risk Weighted Assets)           24,887        21.4%        4,643          4.0%        6,964         6.0%
     Tier 1 Capital
       (to Average Assets)                 24,887        11.9%        8,341          4.0%       10,427         5.0%

18.  PARENT COMPANY FINANCIAL INFORMATION

     CONDENSED FINANCIAL STATEMENT INFORMATION OF
     ONEIDA VALLEY BANCSHARES, INC. IS AS FOLLOWS:

     BALANCE SHEET
                                                                    1997            1996
     ASSETS
        Cash and due from banks                                       $6              $6
        Investment in subsidiary, at equity                       24,710          24,765
        Dividend receivable from subsidiary                          407             427
        Other assets                                                  27              28
                                                                ------------------------
          TOTAL ASSETS                                           $25,150         $25,226
                                                                ========================

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
        Dividends payable                                           $407            $427
                                                                ------------------------
          TOTAL LIABILITIES                                         $407            $427
                                                                ------------------------
     Stockholders' equity:
        Common stock, $2.50 par value;
        2,000,000 shares authorized,
        964,740 shares issued                                      2,412           2,412
        Surplus                                                    2,412           2,412
        Retained earnings                                         22,003          20,589
        Unrealized holding gain (loss) on securities, net             66            (88)
        Treasury stock                                           (2,150)           (526)
                                                                ------------------------
          TOTAL STOCKHOLDERS' EQUITY                             $24,743         $24,799
                                                                ------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $25,150         $25,226
                                                                ========================

     STATEMENT OF INCOME
     Years ended December 31, 1997, 1996, and 1995

                                                                     1997      1996       1995
                                                                   -----------------------------
     Revenue:
       Dividends from The Oneida Valley National Bank               $2,724     $1,612     $1,042
       Other dividends                                                   2          2          2
                                                                   -----------------------------
         Total revenue                                               2,726      1,614      1,044
                                                                   -----------------------------

     Expenses:
       Other expense                                                     2          2          2
                                                                   -----------------------------
         Total other expenses                                            2          2          2
                                                                   -----------------------------
         Income before equity in undistributed                       2,724      1,612      1,042
         income of subsidiary
     Equity in undistributed net income of                            (210)       896      1,363
     subsidiary bank
                                                                   -----------------------------
         NET INCOME                                                 $2,514     $2,508     $2,405
                                                                   =============================

     STATEMENT OF CASH FLOWS
     Years ended December 31, 1997, 1996, and 1995

                                                                      1997     1996       1995
                                                                   -----------------------------
     Cash flows from operating activities:
     Net income                                                     $2,514     $2,508     $2,405
     Adjustments to reconcile net income to
       net cash provided by operating activities:
       Equity in undistributed (earnings) losses of subsidiaries       210       (896)    (1,363)

     Net cash provided by operating activities                       2,724      1,612      1,042
                                                                   -----------------------------
     Cash flows from financing activities:
       Purchases of treasury stock                                  (1,624)      (526)         0
       Dividends paid                                               (1,100)    (1,084)    (1,042)
                                                                   -----------------------------
     Net cash provided by (used in) financing activities            (2,724)    (1,610)    (1,042)

     Net (decrease) increase in cash and cash equivalents                0          2          0
     Cash and cash equivalents at beginning of year                      6          4          4
                                                                   -----------------------------
     Cash and cash equivalents at end of year                           $6         $6         $4
                                                                   =============================

                  ONEIDA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CONDITION
           June 30, 1998 and December 31, 1997 (Thousands of Dollars)
                                    Unaudited

                                                       June 30, 1998  December 31,1997
ASSETS

Cash and cash equivalents
    Cash and due from banks                              $   8,078          $   9,750
    Federal funds sold                                      13,900                  0
                                                         ----------------------------
Total cash and cash equivalents                             21,978              9,750
Investment securities                                       63,814             63,745
Loans                                                      141,436            137,621
  Less: Allowance for possible loan losses                   1,644              1,717
  Less: Unearned income                                          9                 15
                                                         ----------------------------
      Net loans                                            139,783            135,889
Bank premises and equipment                                  5,096              5,192
Other assets                                                 3,078              2,923
                                                         ----------------------------
      TOTAL ASSETS                                       $ 233,749          $ 217,499
                                                         ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interset bearing                                 $  28,164          $  28,649
    Interest bearing                                       175,070            157,068
                                                         ----------------------------
    Total deposits                                         203,234            185,717
  Short-term borrowings                                      2,068              4,008
  Accrued taxes and other liabilities                        3,131              3,031
                                                         ----------------------------
    Total liabilities                                      208,433            192,756
                                                         ----------------------------

Stockholders' equity
  Common stock, par value $2.50 per share;
    2,000,000 shares authorized, 964,740 issued              2,412              2,412
  Surplus                                                    2,412              2,412
  Undivided profits                                         22,616             22,003
  Accumulated other comprehensive income                       112                 66
  Treasury stock, at cost: 61,863 and 59,461 shares        (2,236)            (2,150)
                                                         ----------------------------
Total stockholders' equity                                  25,316             24,743
                                                         ----------------------------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                                  $ 233,749          $ 217,499
                                                         ============================

The accompanying notes are an integral part of the financial statements.

                         ONEIDA VALLEY BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                               Three Months Ended               Six Months Ended
                                                                                     June 30                        June 30
                                                                              1998             1997            1998             1997
INTEREST INCOME
Interest and fees on loans                                                  $3,074           $2,924          $6,067           $5,773
Interest and dividends on investment securities:
     U.S. government and agency obligations                                    750             $749           1,515            1,501
     State and municipal obligations                                           114              103             219              208
     Other                                                                      73               76             136              138
Interest on federal funds sold and balances with banks                          94               71             142              107
                                                                     ---------------------------------------------------------------
     Total interest income                                                   4,105            3,923           8,079            7,727
                                                                     ---------------------------------------------------------------

INTEREST EXPENSE Interest on deposits:
     Regular savings, NOW, money market                                        604              582           1,194             1094
     Time deposits                                                           1,134              994           2,213             1935
  Interest on short term borrowings                                             23               11              59               20
                                                                     ---------------------------------------------------------------
     Total interest expense                                                  1,761            1,587           3,466            3,049
                                                                     ---------------------------------------------------------------
     Net interest income                                                     2,344            2,336           4,613            4,678
PROVISION FOR POSSIBLE
 LOAN LOSSES                                                                    99               62             198              150
                                                                     ---------------------------------------------------------------
     Net interest income after provision
       for possible loan losses                                              2,245            2,274           4,415            4,528
                                                                     ---------------------------------------------------------------
OTHER OPERATING INCOME
  Trust Department income                                                       86               57             179              147
  Service charges on deposit accounts                                          217              210             429              412
  Computer service                                                              57               58             124              118
  Other                                                                        135              117             322              264
  Investment security losses                                                    (3)               0              (9)               0
                                                                     ---------------------------------------------------------------
     Total other operating income                                              492              442           1,045              941
                                                                     ---------------------------------------------------------------
OTHER OPERATING EXPENSE
  Salaries and employee benefits                                             1,137            1,082           2,283             2169
  Net occupancy expense of bank premises                                       144              134             321              268
  Furniture and equipment expense                                              139              127             264              248
  Printing stationary and supplies                                              51               38              92               93
  FDIC insurance expense                                                         6                6              15               38
  Other                                                                        482              430             939              803
                                                                     ---------------------------------------------------------------
     Total other operating expense                                           1,959            1,817           3,914            3,619
                                                                     ---------------------------------------------------------------
     Income before income taxes                                                778              899           1,546            1,850
APPLICABLE INCOME TAXES                                                        231              302             481              626
                                                                     ---------------------------------------------------------------
     NET INCOME                                                               $547             $597          $1,065           $1,224
                                                                     ===============================================================

BASIC EARNINGS PER COMMON SHARE
  Weighted average shares outstanding                                      903,272          949,740         904,509          949,740
                                                                     ---------------------------------------------------------------

 Net Income per share                                                        $0.61            $0.64           $1.18            $1.30
                                                                     ===============================================================

The accompanying notes are an integral part of the consolidated financial statements.

                         ONEIDA VALLEY BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Thousands of Dollars)
                                   (Unaudited)

                                                                                      Three Months Ended          Six Months Ended
                                                                                           June 30                    June 30
                                                                                     1998          1997          1998          1997
Net income before comprehensive income                                               $547          $597        $1,065        $1,224
Other comprehensive income  net of taxes:
  Unrealized net gains on securities:
   Unrealized net holdings gains arising during period                                 14          $159            37           (10)
   Reclassification adjustment for losses included in net income                        5             0             9             0
                                                                    ---------------------------------------------------------------
Comprehensive income                                                                 $566          $756        $1,111        $1,214
                                                                    ===============================================================

The accompanying notes are an integral part of the consolidated financial statements.

                         ONEIDA VALLEY BANCSHARES, INC.
                       CONSOLIDATED STATEMENTS OF CHANGES
                             IN STOCKHOLDERS' EQUITY
                     Six Months Ended June 30, 1997 and 1998
                             (Thousands of Dollars)
                                    Unaudited

                                                                                            Accumulated    Treasury
                                                 Common                      Undivided     Comprehensive    Stock
                                                 Stock          Surplus       Profits         Income       At Cost        Total
                                     -------------------------------------------------------------------------------------------
Balance at December 31, 1997                     $2,412         $2,412        $22,003           $66       ($2,150)       $24,743
     Net income                                                                 1,065                                      1,065
     Dividends ($.50 per share)                                                  (452)                                      (452)
     Changes in unrealized holding
     gain on securities, net                                                                     46                           46
     Treasury stock transactions
          2,402 shares                                                                                        (86)           (86)
                                     -------------------------------------------------------------------------------------------
Balance at June 30,1998                          $2,412         $2,412        $22,616          $112       ($2,236)       $25,316
                                     ===========================================================================================

                         ONEIDA VALLEY BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 1998 and 1997
                             (Thousands of Dollars)

                                            (unaudited)
                                                                                        June 30      June 30
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          1998         1997
Cash flows from operating activities:
Net income                                                                               $1,065      $1,224
Adjustments to reconcile net income to
   net cash provided by operating activities:
  Depreciation                                                                              232         226
  Provision for possible loan losses                                                        198         150
  Loss on sale of securities                                                                  9           0
  Amortization of bond premium, net                                                          29          11
Changes in other assets and liabilities:                                                    102        (348)
                                                                                       --------------------
Net cash provided by operating activities                                                 1,635       1,263
                                                                                       --------------------
Cash flows from investing activities:
  Proceeds from investment securities                                                    17,042       6,949
  Purchase of investment securities                                                     (17,079)     (8,469)
  Net increase in loans                                                                  (4,092)       (761)
  Capital expenditures                                                                     (136)       (769)
                                                                                       --------------------
Net cash used in investing activities                                                    (4,265)     (3,050)
                                                                                       --------------------
Cash flows from financing activities:

  Net decrease in demand deposits                                                          (485)     (2,073)
  Net increase in Regular savings, NOW, Money Market                                     10,041      10,353
  Net increase (decrease) in Certificates of deposit                                      7,961      (1,056)
  Net (decrease) increase in short term borrowings                                       (1,940)        224
  Purchase of treasury stock                                                                (86)     (1,306)
  Dividends paid                                                                           (633)       (664)
                                                                                       --------------------
Net cash provided by financing activities                                                14,858       5,478
                                                                                       --------------------

Net increase in cash and cash equivalents                                                12,228       3,691
Cash and cash equivalents at beginning of year                                            9,750      12,756
                                                                                       --------------------
Cash and cash equivalents at end of year                                                $21,978     $16,447
                                                                                       ====================
Supplemental disclosures of cash flow information:

Cash paid during the year for:
  Interest                                                                               $3,343      $2,987
  Income taxes                                                                             $614        $657
  Non-cash investing activity:
   Unrealized gains (losses) on investment securities, net                                  $70        ($15)
Non- cash financing activity:
  Dividends declared and unpaid                                                            $226        $229

Included in proceeds from investment securities is $2,626 and $5,239 of proceeds resulting from maturities and principal payments of securities designated as held-to-maturity for 1998 and 1997, respectively. Investment securities purchased includes $703, and $2,214 for purchases of held-to-maturity securities for 1998, and 1997, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

                  ONEIDA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Thousands of Dollars)

Basis of Presentation

The foregoing consolidated financial statements are unaudited; however, in the opinion of Management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial statements have been included. A summary of the Bank's significant accounting policies is set forth in note 1 to the Financial Statements in the Bank's Annual Report to Shareholders for the year ended December 31, 1997. The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date.

New Accounting Pronouncements

Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." This pronouncement requires the Bank to report the effects of unrealized investment holding gains or losses on comprehensive income.

In June of 1998 the Financial  Accounting Standards Board (FASB) issued SFAS No.
133. This statement requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for fiscal quarters of fiscal years beginning after June 30, 1999. Since the Company does not have any derivative instruments or hedges, management believes there will be no effect on the Company.

On July 13,1998 the Company announced that they had agreed to merge with Cortland First Financial Corporation to create an independent bank holding company named Alliance Financial Corporation. The combined company would serve the community banking market of Central New York State. The Bank and First National Bank of Cortland will also merge, taking the name Alliance Bank, N.A. The merger is expected to close in the fourth quarter of 1998, subject to the approval of the shareholders of both companies, as well as regulatory approvals. The combined Company's market area will cover the Central New York region and will allow the new company to offer its customers enhanced products and services through its sixteen branches located in Cortland, Broome, Madison, Oneida, and Onondaga counties.

                                   APPENDIX A

                   CAPITAL FORMATION GROUP OF ROCHESTER, L.P.
                                FAIRNESS OPINION





_______________, 1998


Board of Directors
Cortland First Financial Corporation
65 Main Street
Cortland, NY  13045

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration offered to the shareholders of Oneida Valley
Bancshares, Inc. ("OVB") by Cortland First Financial Corporation ("CFF"), pursuant to the Agreement and Plan of Reorganization between CFF and OVB as proposed at the CFF Board of Directors meeting held on July 8, 1998 (the "Agreement"). Capitalized terms defined in the Agreement and used herein, shall have the same meaning as set forth in the Agreement unless otherwise stated specifically herein.

As more specifically set forth in the Agreement, the OVB shareholders will exchange their shares in OVB for shares in CFF on the Effective Date of the Merger. The Exchange Ratio will be set on the Effective Date based upon the recent average closing bid price for CFF common shares. The Exchange Ratio will be not less than 1.75 CFF shares for each OVB share, at or above $30 per share of CFF, nor more than 2.00 shares of CFF for each OVB share, at or below $26.25 per share of CFF. Between $26.25 and $30.00 per share of CFF, the Exchange Ratio will be set to provide approximately $52.50 of CFF stock per share of OVB.

Capital Formation Group of Rochester, L.P. ("CFG") has acted as financial advisor to the Board of Directors of CFF and to the Board of Directors of OVB in connection with the Merger and will receive a fee for its services. In addition, CFG has been retained to provide advice to the Continuing Corporation regarding its strategic plan and implementation of certain strategies. CFG will receive additional fees for its services under such retainer agreement. CFF has retained an affiliate of one of CFG's limited partners as a consultant with respect to the transaction covered by the Agreement.

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the related agreements and contracts to be executed by the parties to the Merger ("Related Agreements");
(iii) certain business and historical financial information relating to OVB and CFF; (iv) certain financial forecasts and other data provided to us by OVB and CFF relating to the business and prospects of OVB, CFF and the Continuing Corporation; (v) valuation analyses prepared by management of OVB, CFF or consultants retained by OVB and CFF; (vi) reports of consultants related to the condition of the loan and investment portfolios of OVB and CFF and the adequacy of loan loss reserves; (vii) publicly available financial and stock market data with respect to certain other companies we believe to be generally comparable to OVB, CFF and the Continuing Corporation; (viii) the financial terms of certain recent business combinations and other transactions in the banking industry we believe to be comparable in certain respects; and (ix) current market and financial conditions. We also held discussions with the management of OVB and CFF regarding the past and current business operations, financial condition and future prospects of OVB, CFF and the Continuing Corporation. We also considered such other matters and made such other financial analyses and investigations as we deemed appropriate.

In preparing our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information publicly available or provided to us by or on behalf of OVB or CFF and upon the representations, warranties, and covenants contained in the Agreement. We have not been engaged to, nor have we assumed any responsibility to independently verify such information, including financial information, nor have we made any independent evaluation or appraisal of any of the assets or liabilities of OVB or CFF, Further, our opinion is based upon economic, monetary and market conditions existing on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration offered by CFF to the shareholders of OVB and does not address CFF's underlying business decision to effect the Merger.

This opinion is provided solely for reliance upon by CFF's Board of Directors and may not be reproduced, summarized, transmitted to any other person or otherwise utilized by CFF or any of its affiliates without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that the consideration offered by CFF to the shareholders of OVB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of CFF.

Very truly yours,

CAPITAL FORMATION GROUP OF ROCHESTER, L.P.



David H. Waterman
Executive Managing Director

                                   APPENDIX B

               EMPIRE VALUATION CONSULTANTS, INC. FAIRNESS OPINION




__________, 1998

Board of Directors of Oneida Valley Bancshares, Inc.
160 Main Street
Oneida, New York 13421

Dear Sirs:

You, the Board of Directors of Oneida Valley Bancshares, Inc. ("OVB"), a New York Corporation, have asked Empire Valuation Consultants, Inc. ("Empire") to render a financial opinion as to whether the Exchange Ratio and other terms (the "Consideration") of the proposed merger with Cortland First Financial Corporation ("CFFC"), a New York State corporation, is fair to the shareholders of OVB from a financial point of view. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as set forth in the Merger Agreement unless otherwise specifically define herein.

Merger Description

Under the terms of the proposed Agreement and Plan of Reorganization Between Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. ("Merger Agreement"), dated July 1998, OVB will merge into CFFC under the name Alliance Financial Corporation ("Alliance"). The intent of both Boards, as stated in the Merger Agreement, is that the combination shall be a merger of equals. The issued and outstanding common stock of OVB shareholders shall be converted into and exchanged for shares of common stock of Alliance and the issued and outstanding common shares of CFFC shall continue to be issued and outstanding shares of capital stock of Alliance.

The proposed Exchange Ratio ("Consideration") for the OVB shareholders is to be compiled from the average closing bid price1 of CFFC's common stock as published by the Nasdaq Automatic Quotation System for the 30 calendar days preceding the effective date of the merger ("Exchange Price"). If the Exchange Price is $26.25 or lower, OVB shareholders will receive 2.00 Exchange Shares of Alliance for each issued and outstanding OVB common share. If the Exchange Price is $30.00 or higher, OVB shareholders will receive 1.75


----------
1 The average price will be rounded to the nearest $0.125 to determine the Exchange Price. For example $27.58 will be rounded to $27.625 and $27.60 will be rounded to $27.50.

Board of Directors of Oneida Valley Bancshares, Inc.
August 21, 1998
Page B-2


Exchange Shares of Alliance. For Exchange Prices falling between $26.25 and $30.00, the Exchange Ratio will be based off of an OVB equivalent price of $52.50.

Qualification of Empire Valuation Consultants, Inc.

Empire in its regular course of business provides merger & acquisition and valuation serves to, and renders fairness opinions on behalf of, corporate clients, corporate trustees, attorneys, accountants, investors, financial institutions, the courts, and participants of employees benefit plans. Empire's consultants have prepared or managed the preparation of over 5,000 appraisals for a broad range of purposes, covering a broad range of industries, both domestic and overseas, and for corporate clients of all sizes. Empire's five principal and/or managing directors have cumulatively over 110 years of experience in investment banking and valuation experience. Empire's consultants have extensive experience in providing expert testimony; have and currently hold national and regional officer and leadership positions with the American Society of Appraisers; and have significant experience in the banking and financial industries.

Due Diligence Review Process

In conducting our investigation and analysis, we have considered such financial and other factors as we deemed appropriate under the circumstances. In this connection, we have, among other things, done the following:

Regarding Oneida Valley Bancshares, Inc.:

     (1) Reviewed OVB's annual financial statements for the years ending December 31, 1993 through 1997;

     (2) Reviewed, OVB's quarterly financial statements for the periods ending March 31, 1995 through June 30, 1998;

     (3) Reviewed call reports for Oneida Valley National Bank ("OVNB") for the years ending December 31, 1993 through 1997 and for the quarters ending September 30, 1996 through March 31, 1998;

     (4) Reviewed the "peer group" comparative financial ratio analysis of OVNB for 1997 and 1996;

Board of Directors of Oneida Valley Bancshares, Inc.
August 21, 1998
Page B-3


     (5) Reviewed OVB's Strategic Plan 1998 - 2000 and its revised Base Line assumptions in the Strategic Plan developed for the merger; its corporate articles of association, Bylaws and Board minutes; and various other financial analysis work papers;

     (6) Visited OVB's corporate office and held discussions with management and its financial advisors concerning the past, current, and planned operations, financial condition, and business prospects of OVB; and

     (7) Reviewed the report, and associated work papers, prepared by Jamesson Associates titled OVNB Due Diligence: Financial Factors and Investment Portfolio; and

     (8) Analyzed OVB's current stock prices, historical stock prices, trading volumes and liquidity.

Regarding Cortland First Financial Corporation:

     (1) Reviewed CFFC's annual financial statements for the years ending December 31, 1993 through 1997;

     (2) Reviewed various Securities and Exchange Commission filings between December 1996 and August 1998;

     (3) Reviewed call reports for First National Bank of Cortland ("FNBC") for the years ending December 31, 1993 through 1997 and for the quarters ending September 30, 1996 through March 31, 1998;

     (4) Reviewed the "peer group" comparative financial ratio analysis of FNBC for 1997 and 1996;

     (5) Reviewed CFFC's Strategic Plan 1998 - 2000 and its revised Base Line assumptions in the Strategic Plan developed for the merger and various other financial analysis work papers;

     (6) Reviewed the report, and associated work papers, prepared by Jamesson Associates titled CFFC Due Diligence: Financial Factors and Investment Portfolio; and

     (7) Analyzed CFFC's current stock prices, historical stock prices, trading volumes and liquidity.

Board of Directors of Oneida Valley Bancshares, Inc.
August 21, 1998
Page B-4


Regarding the Merger:

     (1)  Reviewed  and  discussed  the  Agreement  and  Plan of  Reorganization
          Between Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. with OVB's and CFFC's management and their legal and financial representatives;

     (2) Reviewed the Proposed Agreement to Merge between Oneida Valley National Bank and First National Bank of Cortland;

     (3) Reviewed the Plan of Merger of Oneida Valley Bancshares, Inc. with and into Cortland First Financial Corporation;

     (4)  Reviewed  the  draft   Certificate  of  Incorporation  and  Bylaws  of
          Alliance, a New York Corporation;

     (5) Reviewed the "Discussion Draft" Employment Agreements between Alliance and John C. Mott and David R. Alvord;

     (6) Reviewed the proposed July 13, 1998 press release announcing the Merger Agreement;

     (7) Reviewed and analyzed the Exchange Ratios and pricing of the Merger Agreement relative to OVB's shareholders;

     (8) Reviewed and discussed the Strategic Plan with OVB's and CFFC's management together with the banks' financial and legal advisors;

     (9) Reviewed the draft mutual cross option agreements between OVB and CFFC and a draft copy of the lock-up agreements for the officers and directors;

     (10) Considered the implied valuation multiples for OVB and CFFC using the stated exchange Consideration in the Merger Agreement and using the banks' historical financial data;

     (11) Prepared a comparative analysis of OVB's and CFFC's selected valuation multiples and performance ratios with a group of five NYS bank holding companies;

     (12) Reviewed the implied valuation multiples for OVB and CFFC relative to valuation multiples reported for 1997 and 1998 for commercial banks around the country;

Board of Directors of Oneida Valley Bancshares, Inc.
August 21, 1998
Page B-5


     (13) Considered such other information,  financial studies, and analyses as
          we  deemed  relevant,  and  performed  such  analyses,   studies,  and
          investigations as we deemed appropriate.

Underlying Assumptions

In rendering this opinion, Empire has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information obtained by us from both OVB and CFFC and from their financial and legal advisors, as well as from public sources. We have assumed that the representations of OVB's and CFFC's management and financial advisors regarding the operational benefits of the merger to both banks were made in good faith and that they represent reasonable assumptions.

The following opinion is intended solely for the use of OVB's Board of Directors and its management. Empire has given permission to OVB's Board of Directors to disclose this letter in a joint proxy/prospectus statement to be filed publicly with CFFC; however, it is understood and agreed that no other person other than OVB, its officers and its Directors shall be allowed to use or rely upon this opinion. Also, Empire reserves the right to review and approve the joint proxy/prospectus statement prior to its filing.

Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Consideration as of the date hereof, from a financial point of view. Empire has agreed to re-issue this opinion in connection with its review and approval of the joint proxy/prospectus statement. Empire's re-issued fairness opinion will incorporate any additional pertinent information discovered in the ongoing due diligence between the date of this letter and the date of the re-issued fairness opinion, which shall occur within five (5) days of the mailing of the joint proxy/prospectus statement.

We make no representations with respect to the business decision to enter the Merger Agreement, or any other terms of the Merger Agreement. We are expressing no opinion as to the control value of OVB or CFFC as of the date of this letter or as of the date of its re-issuance.

We understand that in considering the Merger Agreement, the Board of Directors of OVB will consider a wide range of financial and nonfinancial factors, many of which may be beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgement in reviewing the Merger Agreement.

Board of Directors of Oneida Valley Bancshares, Inc.
August 21, 1998
Page B-6


Fairness Opinion

Based upon the foregoing, and in reliance thereon, it is our opinion, as financial advisors to OVB's Board of Directors, that the Consideration in the Merger Agreement is fair to OVB's shareholders, from a financial viewpoint.

Respectfully submitted,

EMPIRE VALUATION CONSULTANTS, INC.


By:______________________________
Terence L. Griswold, ASA
   Principal

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                                   APPENDIX C

                  NEW YORK BUSINESS CORPORATION LAW SECTION 623

ss. 623.  Procedure to enforce shareholder's right to receive payment for shares

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but

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in no case later than sixty days from the date of  consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of

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his  certificates.  If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or
information  statement,   which  included  financial  statements,   pursuant  to
Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

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          (3) All dissenting  shareholders,  excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary,

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     vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph

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(e),  and  except  that  this  section  shall  not  exclude  the  right  of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).



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                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ALLIANCE FINANCIAL CORPORATION

               (Under Section 807 of the Business Corporation Law)

     ARTICLE 1. Name. The name of the corporation is Alliance Financial Corporation (the "Corporation").

     ARTICLE 2. Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided in this Certificate, the purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided, however, that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     ARTICLE 3. Office. The Corporation shall maintain an office in Cortland County, State of New York, and in such other locations within or without the State of New York as the Board of Directors may determine.

     ARTICLE 4. Number of Shares.

          (a) The aggregate number of shares which the Corporation shall have authority to issue is: Eleven Million (11,000,000) shares, of which Ten Million (10,000,000) shares shall be Common Stock with a par value of One Dollar ($1.00) per share, and One Million (1,000,000) shares shall be Preferred Stock with a par value of Twenty-Five Dollars ($25.00) per share.

          (b) (1) The Preferred Stock may be issued from time to time in one or more series for any proper corporate purpose without further action by the shareholders. The designation, number, preferences and other rights and limitations or restrictions of the Preferred Stock of each series (other than such as are stated and expressed

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                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION


     herein) shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the initial issue of Preferred Stock of such series. Such resolution or resolutions shall (i) fix the designation of such series, (ii) fix the number of shares of stock which shall constitute the initial issue of such series, (iii) fix the dividend rights of holders of stock of such series, including the dividend rate or rates thereon, the time or times at which such dividends shall be paid or payable, whether such dividends shall be cumulative, and if so, on what terms, (iv) fix the terms on which stock of such series may be redeemed, including amounts payable upon redemption if the shares of such series are to be redeemable, (v) fix the rights of the holders of stock of such series upon dissolution, liquidation and distribution of assets or winding up of the affairs of the Corporation,
     (vi) fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of stock of such series, (vii) fix the terms upon which the stock of such series may be converted into or exchanged for stock of any other class or classes or of any one or more series of Preferred Stock, if the shares of such series are to be convertible or exchangeable, (viii) fix the voting rights, if any, of the stock of such series, and (ix) fix such other powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions of such preferences and/or rights desired to be so fixed.

          (2) Except to the extent otherwise provided in the resolution or resolutions of the Board of Directors providing for the initial issue of shares of a particular series or expressly required by law, holders of shares of Preferred Stock of any series shall not be entitled to vote such shares with respect to any matter which is put to a vote of the shareholders. The number of shares of Preferred Stock which the Corporation shall have authority to issue may be increased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and the holders of the Preferred Stock, if entitled to vote on any such increase or decrease, shall not be entitled to vote separately as a class or series of a class thereon.

          (3) All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate, and all series of Preferred Stock shall rank equally and be identical in all respects except as specified in the respective resolutions of the Board of Directors providing for the initial issue thereof. Subject to the prior and superior rights of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the initial issue of a particular series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by

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


                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION


          the Board of Directors may be declared and paid on the Common Stock from time to time out of any fund legally available therefor, and the Preferred Stock shall not be entitled to participate in any such dividend.

     ARTICLE 5. Designation of Secretary of State: Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon the Secretary is:

                  Alliance Financial Corporation
                  65 Main Street
                  Cortland, New York 13045
                  Attn:  Chief Executive Officer

     ARTICLE 6. Preemptive Rights. No holder of shares of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

     ARTICLE 7. Directors: Election and Classification. The Board of Directors, consisting of not less than 9 members and not more than 25 members, shall be divided into three (3) classes. The number of directors of the first class shall equal one-third (1/3) of the total number of directors, with fractional remainders to count as one (1); the number of directors of the second class shall equal one-third (1/3) of said total number of directors (or the nearest whole number thereto); and the number of directors of the third class shall equal the total number of directors minus the aggregate number of directors of the first and second classes. At the election of the first Board of Directors, the class of each of the members then elected shall be designated. The term of office of each member then designated as a director of the first class shall expire at the annual meeting of the shareholders next ensuing, that of each member then designated as a director of the second class at the annual meeting of shareholders one (1) year thereafter, and that of each member then designated as a director of the third class at the annual meeting of shareholders two (2) years thereafter. At each annual meeting of shareholders held after the election and classification of the first Board of

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                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION



Directors, directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire. Any or all of the directors of any class may be removed without cause only upon the affirmative vote of holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors.

     ARTICLE 8. Opposition of Tender (or Other) Offer.

          (a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant issue. By way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

               (1) whether the offer price is acceptable based on the historical, present, or projected operating results or financial condition of the Corporation;

               (2) whether a more favorable price could be obtained for the Corporation's securities in the future;

               (3) the social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, and their respective employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located;

               (4) the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

               (5) the value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

               (6) the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely

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                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION



          financial obligations of the offeror, and the possible effect of such elements of the communities in which the Corporation and any of its subsidiaries operate or are located; and

               (7) any antitrust or other legal and regulatory issues that are raised by the offer.

          (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock of the Corporation or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

     ARTICLE 9. Shareholder Approval of Certain Business Combinations.

          (a) Except as otherwise expressly provided in paragraph (b) of this Article, a Business Combination (as defined below) shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock of the Corporation.

          (b) The provisions of paragraph (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in paragraphs (b)(1) and (b)(2) are met.

               (1) The Business Combination shall have been approved by sixty-six and two-thirds percent (66-2/3%) or more of the Continuing Directors (as defined below) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined below) to become an Interested Shareholder.

               (2) a. The aggregate amount of cash, and the Fair Market Value (as defined below) of consideration other than cash, as of the date of the consummation of the Business Combination, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of (i) the highest per share

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION

          price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date"), or
          (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date").

               b. The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously was paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

               c. After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination
          (i) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage of beneficial ownership of any Common Stock.

               d. After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION

               e. Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

          (c) For the purposes of this Article:

               (1) The term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

               (2) The term "Associate" of a person shall mean:

                    a. any corporation or organization (other than the
               Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

                    b. any trust or other estate in which such person has a
               substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

                    c. any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

               (3) A person shall be a "beneficial owner" of any Common Stock that:

                    a. such person or any of its Affiliates or Associates
               beneficially owns, directly or indirectly;

                    b. such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION


                    c. are beneficially owned, directly or indirectly, by any
               other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

               (4) The term "Business Combination" shall mean:

                    a. any merger or consolidation of the Corporation or any
               Subsidiary with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder;

                    b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more;

                    c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

                    d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                    e. any agreement, contract or other arrangement providing
               for any one or more of the actions specified in the foregoing clauses (a) to (d).

               (5) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation (the "Board"), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION

          a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

               (6) The term "Fair Market Value" shall mean:

                    a. in the case of cash, the amount of such cash;

                    b. in the case of stock, the highest closing sale price
               during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on such Exchange, on the principal national securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

                    c. in the case of property other than cash or stock, the
               fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

               (7) The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary of such plan when acting in such capacity) who:

                    a. is the beneficial owner of Common Stock representing
               three percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock;

                    b. is an Affiliate or Associate of the Corporation and at
               any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing three percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION




                    c. is an assignee of or has otherwise succeeded to any
               shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

               (8) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

               (9) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (c)(7), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

               (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in the context of paragraphs 9(b)(2)(a) and 9(b)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

                    (d) The Board shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry:

                         (1) whether a person is an Interested Shareholder;

                         (2) the number of shares of Common Stock or other
                    securities beneficially owned by any person;

                         (3) whether a person is an Affiliate or Associate of
                    another person; and

                         (4) whether the assets that are the subject of any
                    Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

                    (e) Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                    (f) The fact that any Business Combination complies with the provisions of paragraph 9(b) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     ARTICLE 10. Board Approval of Certain Transactions. In addition to any shareholder approvals required pursuant to Article 9 hereof, any of the following shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors of the Corporation, regardless of whether such transaction(s) would constitute a Business Combination as defined in Article 9:

          (a) any merger, consolidation or share exchange of the Corporation or any Subsidiary (as defined in Article 9);

          (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets, or a majority of any class of equity securities, of the Corporation or any Subsidiary;

          (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

          (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries; or

          (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

     ARTICLE 11. Director Liability. To the fullest extent that the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended,

                                                                      APPENDIX D
                                                   PROPOSED AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION

permits elimination or a limitation of the liabilities of directors, no director of the Corporation shall be liable to the Corporation, or its shareholders, for any breach of duty in such capacity. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

     ARTICLE 12. Amendments to Articles. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 6, 7, 8, 9, 10, 11 and 12; provided, however, that this Article shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption approved by sixty-six and two thirds percent (66-2/3%) of the Board of Directors, if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of paragraph (c)(5) of Article 9.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


                                     BYLAWS

                                       OF

                         ALLIANCE FINANCIAL CORPORATION

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS

                                      INDEX

                                       TO

                                     BYLAWS

                                       OF

                         ALLIANCE FINANCIAL CORPORATION

ARTICLE I - MEETINGS OF SHAREHOLDERS

         Section 101.      Place of Meetings
         Section 102.      Annual Meetings
         Section 103.      Special Meetings
         Section 104.      Conduct of Shareholders' Meetings
         Section 105.      Inspectors of Election
         Section 106.      Business at Annual Meeting
         Section 107.      Postponement of Meeting

ARTICLE II - DIRECTORS AND BOARD MEETINGS

         Section 201.      Management by Board of Directors
         Section 202.      Nomination for Directors
         Section 203.      Directors Must be Shareholders
         Section 204.      Number of Directors
         Section 205.      Vacancies
         Section 206.      Compensation of Directors
         Section 207.      Organization Meeting
         Section 208.      Regular Meetings
         Section 209.      Special Meetings
         Section 210.      Participation without Physical Presence
         Section 211.      Consent Without a Meeting
         Section 212.      Committees
         Section 213.      Eligibility and Mandatory Retirement

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


ARTICLE III - OFFICERS

         Section 301.      Officers
         Section 302.      Co-CEOs and Chief Executive Officer Status
         Section 303.      Chair of the Board
         Section 304.      President
         Section 305.      Vice Presidents
         Section 306.      Secretary
         Section 307.      Treasurer
         Section 308.      Assistant Officers
         Section 309.      Compensation
         Section 310.      General Powers


ARTICLE IV - INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 401.      Mandatory Indemnification
         Section 402.      Optional Indemnification

ARTICLE V - SHARES OF CAPITAL STOCK

         Section 501.      Authority to Sign Share Certificates
         Section 502.      Lost or Destroyed Certificates

ARTICLE VI - GENERAL

         Section 601.      Fiscal Year
         Section 602.      Corporate Headquarters
         Section 603.      Record Date
         Section 604.      Emergency Bylaws
         Section 605.      Severability

ARTICLE VII - AMENDMENT OR REPEAL

         Section 701.      Amendment or Repeal of Bylaws
         Section 702.      Recording Amendments and Repeals

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS

                                     BYLAWS

                                       OF

                         ALLIANCE FINANCIAL CORPORATION

     These Bylaws are supplemental to the New York Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I. MEETINGS OF SHAREHOLDERS

     Section 101. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

     Section 102. Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, regardless of whether the notice of the meeting contains any reference to the business, except as otherwise provided by these Bylaws or applicable law.

     Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, a Chief Executive Officer or either of the Co-CEO's, a President if there is no CEO or Co-CEO, or by the shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the meeting. At a special meeting no business other than that specified in the notice of meeting shall be transacted.

     Section 104. Conduct of Shareholders' Meetings. The Co-CEO's (or if there is only one CEO, the CEO) shall preside at all shareholders' meetings. In the absence of Co-CEO's or one CEO, the President shall preside or, in his/her absence, any officer designated by the Board of Directors. The officer presiding over the shareholders' meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders' meeting otherwise requires, shareholders need not vote by ballot on any question.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


     Section 105. Inspectors of Election. Two or more inspectors of election shall be appointed by the Board prior to each meeting of shareholders to oversee the counting of the shareholder vote. In the event any person appointed by the Board fails to appear or act in such capacity, the officer presiding over the meeting may select a replacement.

     Section 106. Business at Annual Meeting. At an annual meeting of shareholders, only such business or proposals ("Business") shall be conducted as shall have been properly brought before the annual meeting. To be properly brought before an annual meeting, the Business must be: (a) specified in the notice of annual meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before an annual meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before the annual meeting in accordance with this Section.

     For Business to be properly brought before an annual meeting by a shareholder of the Corporation, the shareholder must give timely written notice of the Business to be brought before the annual meeting to the Secretary of the Corporation. To be timely, a shareholder's written notice must be delivered or mailed to and actually received at the Company's principal headquarters at least 45 days prior to the date of the annual meeting, provided, however, that if less than 60 days notice of the annual meeting is given, then the shareholder's written notice of the Business to be brought before the annual meeting must be so received not later than the close of business on the 15th day following the date on which such notice of the date of annual meeting was mailed. A shareholder's written notice to the Secretary of the Corporation of the Business to be brought before the annual meeting shall set forth as to each matter: (a) a brief description of the Business desired to be brought before the annual meeting; (b) the name and address of the shareholder proposing the business to be brought before the annual meeting; (c) the class and number of shares of the Corporation held by the shareholder proposing to bring business before an annual meeting; (d) any material interest of the shareholder making the written submission in the business to be brought before the annual meeting; and (e) the same information required by clauses (b), (c) and (d) above with respect to any other shareholder that, to the knowledge of the shareholder proposing such Business, supports such proposal.

     Notwithstanding anything in the Corporation's Bylaws to the contrary, no Business shall be conducted at an annual meeting except in accordance with the provisions and procedures set forth in this Section of the Corporation's Bylaws.

     The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that the Business was not properly brought before the meeting, and, in accordance with the provisions of this Section of the Corporation's Bylaws, any such Business not properly brought before the meeting shall not be transacted.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


     Section 107. Postponement of Meeting. Any annual meeting of shareholders or any special meeting of shareholders called by the Board of Directors may be postponed at any time or from time to time after written notice of the meeting has been delivered to shareholders by action of the Board of Directors or a duly authorized committee thereof. Any such postponement or postponements shall be disclosed in any public filing with the Securities and Exchange Commission or by means of a press release to Dow Jones & Company or any similar service promptly following such postponement, and promptly thereafter written notice of such postponement stating the place, day and hour to which the meeting was postponed shall be delivered to each shareholder of record entitled to notice of and to vote at such meeting.

ARTICLE II. DIRECTORS AND BOARD MEETINGS

     Section 201. Management by Board of Directors. The business and affairs of the corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

     Section 202. Nomination for Directors. Nominations for directors to be elected at an annual meeting of shareholders, except those made by the Board of Directors of the Corporation, must be submitted to the Secretary of the Corporation in writing not less than 90 days nor more than 120 days immediately preceding the date of the meeting. Such notification by a shareholder shall contain the following information: (a) the name, age and business address and residence address of each proposed nominee; (b) the principal occupation and employment of each proposed nominee; (c) the total number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder and (f) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or otherwise required, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended. Nominations not made in accordance with this Section may be disregarded by the presiding officer of the meeting in his/her discretion.

     Section 203. Directors Must be Shareholders. Every director must be a shareholder of the Corporation and shall own in his/her own right the number of shares required by law in order to qualify as such director and shall be at least equal to $1,000.00 in par value or market value. Any director shall forthwith cease to be a director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such director vacated.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


     Section 204. Number of Directors; Classified Board. The Board of Directors shall consist of not less than nine (9) nor more than twenty-five (25) directors, the exact number to be fixed and determined from time to time by a two-thirds vote of the full Board of Directors or by resolution approved by an affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose. The Board shall be classified into 3 classes as nearly equal in number as possible in accordance with the provision in the Certificate of Incorporation and applicable law.

     Section 205. Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by at least a two-thirds vote of the remaining members of the Board. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than three members per year. Any director elected to fill a vacancy in the Board of Directors shall become a member of the same Class of directors in which the vacancy existed; but if the vacancy is due to an increase in the number of directors, the new director shall be designated as belonging in Class 1, Class 2, or Class 3 so as to maintain the three classes of directors as nearly equal in number as possible.

     Section 206. Compensation of Directors. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, reasonable compensation for acting as a director and reasonable compensation to be paid each director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

     Section 207. Organization Meeting. The President or Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and in any event within thirty days. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

     Section 208. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting (which need not specify the business to be transacted and which may be either verbal or in writing) shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of the meeting.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


     A majority of the full Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

     Except as otherwise provided herein or in the Certificate of Incorporation, a majority of those directors present and voting at any meeting of the Board of Directors at which a quorum is present shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

     Section 209. Special Meetings. Special meetings of the Board of Directors may be called by a Chief Executive Officer, either of the Co-CEO's, the Chair of the Board, the President if there is no CEO or Co-CEO, or at the request of three or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of such meeting excepting the Organization Meeting following the election of directors.

     Section 210. Participation Without Physical Presence. One or more directors may participate in a meeting of the Board of Directors, or of a Committee of the Board by a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

     Section 211. Consent Without a Meeting. Any action required or permitted to be taken by the Board of Directors or any Committee of the Board may be taken without a meeting if all members of the Board or the Committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consent shall be filed with the minutes of the proceedings of the Board or the Committee.

Section 212. Committees.

     (a) General. The Board of Directors may establish executive and other committees, provided that the establishment, composition, functions and structure of such committees shall be in accordance with the terms of these Bylaws and applicable law, and shall be subject to approval by a two-thirds vote of the full Board. Committees established under this section may be authorized to act on any matter not specifically prohibited by New York Business Corporation Law ss. 712. Committees shall consist of three or more directors (along with any

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                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


alternate members selected by the Board), and may be altered or disbanded by subsequent Board resolution approved by at least a two-thirds vote of the full Board. The members of any committees shall be composed so as to include on each committee as nearly equal as possible numbers of directors who previously served with Cortland First Financial Corporation and Oneida Valley Bancshares, Inc., and any chairs of such committees will be designated so that as nearly equal as possible numbers of directors who previously served with Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. will serve in such positions.

     (b) Executive Committee. The Executive Committee shall conduct business with respect to any matter not specifically prohibited by New York Business Corporation Law ss. 712 between regularly scheduled meetings of the full Board. The Executive Committee shall consist of: (i) the CEO or co-CEOs; (ii) two directors who previously served Cortland First Financial Corporation and two directors who previously served Oneida Valley Bancshares, Inc., each of whom shall serve an Executive Committee term of one year; and (iii) two directors who previously served Cortland First Financial Corporation and two directors who previously served Oneida Valley Bancshares, Inc., each of whom shall serve an Executive Committee term of three months. Removal of an Executive Committee member during his or her term, as well as election or re-election of Executive Committee members upon expiration of an existing member's term or removal of a member from the Executive Committee, shall be by two-thirds vote of the full Board.

     Section 213. Eligibility and Mandatory Retirement. Commencing with the annual meeting of the shareholders in 1999, no person shall be eligible to be newly elected or appointed as a director if he/she shall have attained the age of seventy-one (71) years on or prior to the date of his/her election. Any director of this Corporation, who attains the age of seventy-one (71) years shall cease to be a director (without any action on his/her part) at the close of business on the day prior to the date of the next shareholders' meeting at which directors are to be elected regardless of whether or not his/her term as a director would otherwise expire at such shareholders' meeting. Notwithstanding the foregoing, Robert H. Fearon, Jr. who is currently 71 shall be grandfathered consistent with current policy and shall retire as of the annual shareholders meeting in 2000. The Board of Directors may designate one or more persons who have retired from the Board as emeritus members of the Board. Such emeritus members may attend meetings of the Board upon invitation by the Board, but shall not receive compensation nor be entitled to vote as directors.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS

ARTICLE III. OFFICERS

     Section 301. Officers. The officers of the corporation shall include one or more chief executive officers, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. Except for the provisions in Section 302 and the positions of the president, secretary and treasurer, the Board may refrain from filling any of the offices at any time. Except as otherwise required by Section 302, (i) the officers shall be elected by the Board of Directors at the annual organization meeting, in the manner and for such terms as the Board of Directors from time to time shall determine; (ii) any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer; and (iii) each officer shall hold his/her office for the current year for which he/she was elected or appointed by the Board unless he/she shall resign, become disqualified, or be removed at the pleasure of the Board of Directors.

     Section 302. Co-CEOs and Chief Executive Officer Status. In accordance with and consistent with the merger of Cortland First Financial Corporation and Oneida Valley Bancshares, Inc. to form the Corporation, Messrs. Alvord and Mott shall serve as Co-CEO's, and in such position shall share the functions and powers of the president as described in Section 304 and elsewhere in these Bylaws, for at least the duration of their employment agreements. Notwithstanding anything to the contrary in these Bylaws, any removal or change in the status, authority, or general responsibilities of Messrs. Alvord or Mott shall require at least a two-thirds vote of the full Board of Directors.

     Section 303. Chair of the Board. The Board of Directors may elect a Chair of the Board at the organization meeting of the Board following each annual meeting of shareholders at which directors are elected, provided that such action shall require at least a two-thirds vote of the full Board of Directors. The Chair of the Board shall be a member of the Board of Directors and shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors. Notwithstanding the foregoing: (i) for so long as Messrs. Alvord and Mott serve as Co-CEOs, they shall also serve as Co-Chairs of the Board of Directors sharing the duties and responsibilities of such office; and (ii) at any time that Mr. Alvord or Mr. Mott serves as sole CEO of the Corporation, he shall also serve as Chair of the Board.

     Section 304. President. The president, subject to the appointment of Co-CEO's under Section 302, shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. In the absence or disability of the Chairperson of the Board or his/her refusal to act, the President shall preside at meetings of the Board. In general, the President shall perform all the duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

     Section 305. Vice Presidents. The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. In the event of the absence or disability of the President and CEO(s) or his/her/their refusal to act, the Vice Presidents, in the order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

     Section 306. Secretary. The Secretary shall act under the supervision of the President or such other officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors to the extent required by these Bylaws or applicable law. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall keep, or cause to be kept, accurate and complete records of the ownership of shares of the Corporation. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or such other supervising officer as the President may designate.

     Section 307. Treasurer. The Treasurer shall act under the supervision of the President or such other officer as the President may designate. The Treasurer shall have custody of the Corporation's funds and perform such other duties as may be prescribed by the Board of Directors, President or such other supervising officer as the President may designate.

     Section 308. Assistant Officers. Unless otherwise provided by the Board of Directors, each assistant officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the officer to whom he/she is an assistant. In the event of the absence or disability of an officer or his/her refusal to act, his/her assistant officers shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such officer.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


     Section 309. Compensation. The salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

     Section 310. General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE IV. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 401. Mandatory Indemnification. The Corporation shall, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, officer or employee of the Corporation or of any of its subsidiaries, and as otherwise required by Section 4.13 of the Reorganization Agreement dated July 10, 1998 among Cortland First Financial Corporation, Oneida Valley Bancshares, Inc., First National Bank of Cortland and Oneida Valley National Bank.

     Section 402. Optional Indemnification. In all situations in which indemnification is not mandatory under Section 401 hereof, the Corporation may, to the full extent permitted by the New York Business Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.

ARTICLE V. SHARES OF CAPITAL STOCK

     Section 501. Authority to Sign Share Certificates. Every share certificate of the Corporation shall be signed by the President (or by a Chief Executive Officer acting in such capacity pursuant to Section 302) and by the Secretary.

     Section 502. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have:

          (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser;

          (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and,

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS


          (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VI. GENERAL

     Section 601. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January in each year and end on the thirty-first day of December on each year.

     Section 602. Corporate Headquarters. A decision of the Board of Directors not to maintain headquarters offices in both Oneida and Cortland shall require at least a two-thirds vote of the full Board.

     Section 603. Record Date. The Board of Directors may fix any time whatsoever (but not more than fifty days) prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

     Section 604. Emergency Bylaws. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provision shall be in effect, notwithstanding any other provisions of the Bylaws:

          (a) A meeting of the Board of Directors or of any committee thereof may be called by an officer or director upon one hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

          (b) The director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

          (c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall be effective only for the duration of such emergency.

     Section 605. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

                                                             APPENDIX E
                                                             PROPOSED AMENDED
                                                             AND RESTATED BYLAWS
ARTICLE VII. AMENDMENT OR REPEAL

     Section 701. Amendment or Repeal of Bylaws. The Board of Directors or the shareholders may from time to time amend the bylaws of the Corporation. Such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose.

     Section 702. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

NEW YORK BUSINESS CORPORATION LAW.

     Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

     The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws; (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The foregoing statement is qualified in its entirety by reference to Sections 715, 717, 721 through 725 of the NYBCL.

CORTLAND FIRST CERTIFICATE OF INCORPORATION AND BYLAWS.

     The Certificate of Incorporation and Bylaws of Cortland First provide that Cortland First shall, to the fullest extent permitted by the NYBCL, indemnify any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the registrant or of any of its subsidiaries. The Bylaws also provide that in all situations in which indemnification is not mandatory as described in the preceding sentence, the Cortland First may, to the fullest extent permitted by the NYBCL, indemnify any person whom it is empowered to indemnify pursuant to the NYBCL.

     If the Merger is consummated, the Bylaws of Alliance Financial Corporation will contain provisions comparable to those described above.

MERGER AGREEMENT.

     Section 4.13 of the Merger Agreement provides as follows:

          "(a) From and after the Effective Date, [Alliance Financial Corporation] shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Date, an officer or director of either [Oneida Valley or Cortland First] or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of [Alliance Financial Corporation], which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of either [Oneida Valley or Cortland First] or any of their respective subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Date (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Date (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date and under [Oneida Valley's or Cortland First's] governing corporate documents, and [Alliance Financial Corporation] shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Date upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.13(a), upon learning of any Claim, shall notify [Alliance Financial Corporation] (but the failure so to notify [Alliance Financial Corporation] shall not relieve it from any liability which it may have under this
     Section 4.13(a), except to the extent such failure materially prejudices [Alliance Financial Corporation]) and shall deliver to [Alliance Financial Corporation] the undertaking, if any, required by applicable law. [Alliance Financial Corporation] shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in [Oneida Valley's or Cortland First's] governing corporation documents, as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Effective Date, with respect to claims or liabilities arising from facts or events existing or occurring before the Effective Date (including without limitation, the transactions contemplated hereby), shall survive the Merger. In the event of any such Claim (whether arising before or after the Effective Date), (1) [Alliance Financial Corporation] shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption [Alliance Financial Corporation] shall not be liable to any Indemnified Party for any legal expenses of other counsel or anyother expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if [Alliance Financial Corporation] elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between [Alliance Financial Corporation] and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and [Alliance Financial Corporation] shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) [Alliance Financial Corporation] shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) [Alliance Financial Corporation] shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) [Alliance Financial Corporation] shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) From and after the Effective Date, the directors, officers and employees of [Oneida Valley and Cortland First] or any of their respective subsidiaries who become directors or officers of [Alliance Financial Corporation] or any of its subsidiaries, except for the indemnification rights provided pursuant to any indemnification agreements between [Cortland First and Oneida Valley] and their respective directors and as set forth in paragraph (a) of this Section 4.13, shall have indemnification rights having prospective application only. The prospective indemnification rights shall consist of such rights to which directors and officers of [Alliance Financial Corporation] and its subsidiaries are entitled under the provisions of the governing corporation documents of [Alliance Financial Corporation] and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Effective Date.

          (c) For a period of six years from and after the Effective Date, [Alliance Financial Corporation] shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by [Oneida Valley] (provided that [Alliance Financial Corporation] may substitute therefor policies from financially capable insurers of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to Claims arising from facts or events which occurred before the Effective Date. Following consummation of the Merger, the directors and officers of [Alliance Financial Corporation] shall be covered by the directors' and officers' liability insurance maintained by [Alliance Financial Corporation].

          (d) The obligations of [Alliance Financial Corporation] provided under paragraphs (a), (b) and (c) of this Section 4.13 are intended to be enforceable against [Alliance Financial Corporation] directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of [Alliance Financial Corporation].

          (e) In the event [Alliance Financial Corporation] or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of [Alliance Financial Corporation] shall assume the obligations set forth in this Section 4.13.

          (f) As a condition to receiving indemnification under this Section 4.13, the party claiming indemnification shall assign, by separate writing, to [Alliance Financial Corporation] all right, title and interest to and in proceeds of any insurance maintained or provided by [Oneida Valley or Cortland First] or any of their respective affiliates for the benefits of the claiming party, to the extent of indemnification actually received from [Alliance Financial Corporation] hereunder and shall send such notices as [Alliance Financial Corporation] may reasonably request under any applicable directors' and officers' liability or blanket bond insurance coverage to preserve claims of which the claiming party is aware.

          (g) No person shall be entitled to indemnification under this Section
     4.13 if such person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from [Cortland First, First National Bank of Cortland, Oneida Valley or Oneida Valley National Bank]) brought by such person or by an entity of which such person is a general partner, executive officer, director, trustee, beneficiary or controlling person unless such person has waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

          2.1 Agreement and Plan of Reorganization dated July 10, 1998 among Cortland First Financial Corporation, Oneida Valley Bancshares, Inc., First National Bank of Cortland and Oneida Valley National Bank, previously filed with the Commission on July 22, 1998 as
               Exhibit 2.1 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          3.1 Certificate of Incorporation, as amended, of Cortland First Financial Corporation (included as Appendix D to the Proxy Statement/Prospectus).

          3.2 Bylaws of Cortland First Financial Corporation (included as Appendix E to the Proxy Statement/Prospectus).

          5.1 Opinion of Bond, Schoeneck & King, LLP as to Validity of Shares to be Issued.*

          8.1  Opinion of Bond, Schoeneck & King, LLP as to Tax Matters.*

          10.1 Stock Option Agreement, dated as of July 10, 1998, between Cortland First (as the issuer) and Oneida Valley (as the grantee), previously filed with the Commission on July 22, 1998 as Exhibit 10.1 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.2 Stock Option Agreement, dated as of July 10, 1998, between Oneida Valley (as the issuer) and Cortland First (as the grantee), previously filed with the Commission on July 22, 1998 as Exhibit
               10.2 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.3 Form of Voting Agreement between Cortland First Directors and Oneida Valley, previously filed with the Commission on July 22, 1998 as Exhibit 10.3 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.4 Form of Voting Agreement between Oneida Valley Directors and Cortland First, previously filed with the Commission on July 22, 1998 as Exhibit 10.4 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.5 Proposed Employment Agreement between Alliance Financial Corporation and David R. Alvord.*

          10.6 Proposed Employment Agreement between Alliance Financial Corporation and John C. Mott.*

          10.7 Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan.*

          23.1 Consent of PricewaterhouseCoopers LLP.

          23.2 Consent of PricewaterhouseCoopers LLP.

          23.3 Consent of Bond, Schoeneck & King, LLP. (contained in Exhibit 5.1).*

          23.4 Consent of Bond, Schoeneck & King, LLP re Tax Opinion (contained in Exhibit 8.1).*

          23.5 Consent of Capital Formation Group of Rochester, L.P.

          23.6 Consent of Empire Valuation Consultants, Inc.

          24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).

          99.1 Form of Proxy for the Special Meeting of Shareholders of Cortland First Financial Corporation*

          99.2 Form of Proxy for the Special Meeting of Shareholders of Oneida Valley Bancshares, Inc.*

          99.3 Opinion of Capital Formation Group of Rochester, L.P. dated _______, 1998 (included as Appendix A to Proxy
               Statement/Prospectus).

          99.4 Opinion of Empire Valuation Consultants, Inc. dated _______, 1998 (included as Appendix B to Proxy Statement/Prospectus).

-----------

  *  To be filed by Amendment.

(b)  Financial Statement Schedules.

     None required.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to andmeeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
               Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or
                    (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that waZs not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cortland, State of New York, on August 31, 1998.



                                           CORTLAND FIRST FINANCIAL CORPORATION

                                           By: /s/ David R. Alvord
                                              ----------------------------------
                                              David R. Alvord
                                          President and Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Alvord and John C. Mott, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done i and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                    TITLE                                 DATE
        ---------                                    -----                                 ----
  /s/ DAVID R. ALVORD                    Director, President and CEO                   August 31, 1998
-----------------------------             (Principal Executive Officer)
      David R. Alvord

   /s/ BOB DERKSEN                                    TREASURER                        August 31, 1998
---------------------------------       (Principal Financial Officer/ Principal
        Bob Derksen                              Accounting Officer)


    /s/ DONALD S. AMES                              Director                           August 31, 1998
---------------------------------
       Donald S. Ames

                                                                                       August 31, 1998
  /s/ MARY ALICE BELLARDINI                         Director
---------------------------------
     Mary Alice Bellardini




        SIGNATURE                                    TITLE                                 DATE
        ---------                                    -----                                 ----
  /s/ JOHN H. BUCK                                  Director                           August 31, 1998
---------------------------------
      John H. Buck

  /s/ ROBERT M. LOVELL                              Director                           August 31, 1998
---------------------------------
      Robert M. Lovell

  /s/ GARRISON A. MARSTED                           Director                           August 31, 1998
---------------------------------
      Garrison A. Marsted

   /s/ HARRY D. NEWCOMB                             Director                           August 31, 1998
---------------------------------
       Harry D. Newcomb

  /s/ CHARLES E. SHAFER                             Director                           August 31, 1998
--------------------------------
       Charles E. Shafer

   /s/ RICHARD J. SHAY                              Director                           August 31, 1998
--------------------------------
       Richard J. Shay

  /s/ CHARLES H. SPAULDING                          Director                           August 31, 1998
--------------------------------
     Charles H. Spaulding

  /s/ DAVID J. TAYLOR                               Director                           August 31, 1998
--------------------------------
      David J. Taylor

  /s/ STUART E. YOUNG                               Director                           August 31, 1998
--------------------------------
      Stuart E. Young


                                      II-9



                                 EXHIBIT INDEX

Exhibits                          Description
--------                          -----------

          2.1 Agreement and Plan of Reorganization dated July 10, 1998 among Cortland First Financial Corporation, Oneida Valley Bancshares, Inc., First National Bank of Cortland and Oneida Valley National Bank, previously filed with the Commission on July 22, 1998 as
               Exhibit 2.1 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          3.1 Certificate of Incorporation, as amended, of Cortland First Financial Corporation (included as Appendix D to the Proxy Statement/Prospectus).

          3.2 Bylaws of Cortland First Financial Corporation (included as Appendix E to the Proxy Statement/Prospectus).

          5.1 Opinion of Bond, Schoeneck & King, LLP as to Validity of Shares to be Issued.*

          8.1  Opinion of Bond, Schoeneck & King, LLP as to Tax Matters.*

          10.1 Stock Option Agreement, dated as of July 10, 1998, between Cortland First (as the issuer) and Oneida Valley (as the grantee), previously filed with the Commission on July 22, 1998 as Exhibit 10.1 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.2 Stock Option Agreement, dated as of July 10, 1998, between Oneida Valley (as the issuer) and Cortland First (as the grantee), previously filed with the Commission on July 22, 1998 as Exhibit
               10.2 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.3 Form of Voting Agreement between Cortland First Directors and Oneida Valley, previously filed with the Commission on July 22, 1998 as Exhibit 10.3 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.4 Form of Voting Agreement between Oneida Valley Directors and Cortland First, previously filed with the Commission on July 22, 1998 as Exhibit 10.4 to Cortland First Financial Corporation's Report on Form 8-K, and incorporated herein by reference.

          10.5 Proposed Employment Agreement between Alliance Financial Corporation and David R. Alvord.*

          10.6 Proposed Employment Agreement between Alliance Financial Corporation and John C. Mott.*

          10.7 Alliance Financial Corporation 1998 Long Term Incentive Compensation Plan.*

          23.1 Consent of PricewaterhouseCoopers LLP.

          23.2 Consent of PricewaterhouseCoopers LLP.

          23.3 Consent of Bond, Schoeneck & King, LLP. (contained in Exhibit 5.1).*

          23.4 Consent of Bond, Schoeneck & King, LLP re Tax Opinion (contained in Exhibit 8.1).*

          23.5 Consent of Capital Formation Group of Rochester, L.P.

          23.6 Consent of Empire Valuation Consultants, Inc.

          24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).

          99.1 Form of Proxy for the Special Meeting of Shareholders of Cortland First Financial Corporation*

          99.2 Form of Proxy for the Special Meeting of Shareholders of Oneida Valley Bancshares, Inc.*

          99.3 Opinion of Capital Formation Group of Rochester, L.P. dated _______, 1998 (included as Appendix A to Proxy
               Statement/Prospectus).

          99.4 Opinion of Empire Valuation Consultants, Inc. dated _______, 1998 (included as Appendix B to Proxy Statement/Prospectus).

-----------

  *  To be filed by Amendment.